As filed with the Securities and Exchange Commission on September 5, 2014

Registration No. 333-195212

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Goodman Networks Incorporated

(Exact name of registrant as specified in its charter)

Texas (prior to reincorporation) Delaware (after reincorporation)	4812	74-2949460
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6400 International Parkway, Suite 1000

Plano, Texas 75093

(972) 406-9692

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jimmy D. Hulett, Jr.

General Counsel and Secretary

Goodman Networks Incorporated

6400 International Parkway, Suite 1000

Plano, Texas 75093

(972) 406-9692

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Greg R. Samuel W. Bruce Newsome Haynes and Boone, LLP 2323 Victory Avenue, Suite 700 Dallas, Texas 75219 (214) 651-5000 Fax: (214) 200-0577	Marc D. Jaffe Wesley C. Holmes Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200 Fax: (212) 751-4864

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated September 5, 2014

PROSPECTUS

                 Shares

Common Stock

This is our initial public offering of common stock. We are selling              shares of our common stock.

We expect the public offering price to be between $             and $             per share. Currently, no public market exists for the shares of our common stock. We intend to apply to list our common stock on the NASDAQ Global Market under the symbol “GNET”.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 21.

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act of 1933, as amended, and, as such, are allowed to provide in this prospectus more limited disclosures than an issuer that would not so qualify. In addition, for so long as we remain an emerging growth company, we will qualify for certain limited exceptions from investor protection laws such as the Sarbanes-Oxley Act of 2002 and the Investor Protection and Securities Reform Act of 2010. Please read “Risk Factors—Risks Related to Our Common Stock—We are an “emerging growth company” and may elect to comply with reduced public company reporting requirements, which could make our common stock less attractive to investors” and “Summary—JOBS Act.”

	Per Share	Total
Public offering price	$	$
Underwriting discount (1)	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholders	$	$

(1)	We refer you to “Underwriting” beginning on page 153 of this prospectus for additional information regarding total underwriting compensation.

The underwriters may also exercise their option to purchase up to an additional              shares from the selling stockholders identified in this prospectus at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus. We will not receive any proceeds from the sale of shares by the selling stockholders.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares of common stock will be made on or about                     , 2014.

BofA Merrill Lynch	Jefferies

FBR	Stifel

BB&T Capital Markets	D.A. Davidson & Co.	PNC Capital Markets LLC

The date of this prospectus is                     , 2014.

About Us

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MPLS/IP
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REPEATER
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STP
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SIAD
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IP ROUTER
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Network Knowledge...Delivered.

The wireless industry has experienced an unprecedented rate of change and growth over the last decade, and today's data-intensive wireless devices and applications are continuing the need to innovate, optimize and grow the capacity and coverage of these networks.

Goodman Networks has been a trusted partner to wireless network operators for over a decade, helping them engineer, build and maintain these state-of-the-art wireless networks. Our history, reputation, scale and multi-year contracts with some of the largest communications companies in the U.S. help insure our continued role in supporting this dynamic industry.

National Footprint

A history of providing new network technologies:

- 2014: Contracted with two national wireless carriers, including AT&T, for strategic small cell and DAS deployments
- 2014: Awarded our first small cell and DAS deployment projects from a third national wireless carrier
- 2014: Contracted for nationwide DAS deployments with a national tower company, our second such contract
- 2013: Contracted for nationwide DAS deployments with a national tower company, our first such contract
- 2011: Supported the AT&T launch of LTE in their first 5 markets
- 2010: Was one of the first companies to support LTE field trials
- 2006: Supported AT&T's (formerly SBC) UMTS launch in their headquarters market, San Antonio
- 2002 to 2005: Was one of the largest E911 (Enhanced 911) deployment companies; performed over 10,000 E911 jobs during the period

Goodman Networks 2013 performance highlights:

- 32,700 projects engineered with over a 99% on-time performance and 98.7% quality rating
- Over 13,000 cell sites upgraded with 3G/4G technology
- 4,200 sites decommissioned
- 5,800 Fiber/Ethernet (backhaul) connections made
- 4,200 systems integrated with a 98.7 % fulfillment rating
- 700 in-building DAS projects executed, including active participation in the last 4 DAS Super Bowl installations
- 467 New Site Builds initiated
- Over 1.5M work orders processed by Multiband in 2013 with customer satisfaction scores of over 95%, as measured by a third party (with over one-third of those orders processed post our August 30, 2013 acquisition of Multiband)

Goodman Networks 2013 Project Location
Goodman Networks Office/Warehouse

We and the underwriters have not authorized anyone to provide any information other than that contained in this prospectus or any free writing prospectus prepared by us or on our behalf or to which we have referred you. We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this document may only be accurate on the date of this document.

TRADEMARKS

This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

STATEMENT REGARDING INDUSTRY AND MARKET DATA

Any market or industry data contained in this prospectus is based on a variety of sources, including internal data and estimates, independent industry publications, government publications, reports by market research firms or other published independent sources. Industry publications and other published sources generally state that the information contained therein has been obtained from third-party sources believed to be reliable. Our internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions, and such information has not been verified by any independent sources. Accordingly, investors should not place undue reliance on such data and information.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus and may not contain all of the information that may be important to you. You should carefully read this entire prospectus, including the information set forth under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” before making an investment decision. The terms “we,” “us” and “our” as used in this prospectus refer to Goodman Networks Incorporated and its directly and indirectly owned subsidiaries on a consolidated basis; references to “Goodman Networks” or our “Company” refer solely to Goodman Networks Incorporated; and references to “Multiband” refer to our subsidiary, Multiband Corporation.

Overview

We are a leading national provider of end-to-end network infrastructure and professional services to the wireless telecommunications industry. Our wireless telecommunications services span the full network lifecycle, including the design, engineering, construction, deployment, integration, maintenance and decommissioning of wireless networks. We perform these services across multiple network infrastructures, including traditional cell towers as well as next generation small cell and distributed antenna systems, or DAS. We also serve the satellite television industry by providing onsite installation, upgrading and maintenance of satellite television systems to both the residential and commercial markets. These highly specialized and technical services are critical to the capability of our customers to deliver voice, data and video services to their end users.

We operate from a broad footprint, having provided services during 2013 in all 50 states. As of August 15, 2014, we employed over 4,900 people, including approximately 2,500 technicians and 480 engineers, and operated 61 regional offices and warehouses. During the year ended December 31, 2013, we completed over 65,000 telecommunications projects and fulfilled over 1.5 million satellite television installation, upgrade or maintenance work orders. We have established strong, long-standing relationships with Tier-1 wireless carriers and original telecommunications equipment manufacturers, or OEMs, including AT&T Mobility, LLC, or AT&T, Alcatel-Lucent USA Inc., or Alcatel-Lucent, and Sprint/United Management Company, or Sprint, as well as DIRECTV. Over the last few years, we have diversified our customer base within the telecommunications industry by leveraging our long-term success and reputation for quality to win new customers such as Nokia Solutions and Networks B.V., or NSN, T-Mobile International AG, or T-Mobile, and Verizon Wireless Inc., or Verizon. We generated nearly all of our revenues over the past several years under master service agreements, or MSAs, that establish a framework, including pricing and other terms, for providing ongoing services. We believe our long-standing relationships with our largest customers, which are governed by MSAs that historically have been renewed or extended, provide us with high visibility to our future revenue. During 2013, we also provided small cell or DAS services to over 100 enterprises including higher education institutions, stadiums for professional and collegiate sports events, hotels and resorts, major retailers, hospitals, corporations and government agencies.

The wireless telecommunications industry is characterized by favorable trends that are driving our growth. This industry is going through an unprecedented and sustained phase of expansion and increased complexity as the number of wireless devices and demand for greater speed and availability of mobile data continues to grow rapidly. Users continue to upgrade to more advanced mobile devices, such as smartphones and tablets, and access more bandwidth-intensive applications. According to Cisco Visual Networking Index: Global Mobile Data Traffic Forecast Update, 2013-2018, dated February 5, 2014, or the Cisco VNI Mobile Update, mobile data traffic will increase in North America by 660% between 2013 and 2018, or an average of over 50% percent annually. By 2018, North American mobile data traffic will reach approximately 3.0 exabytes per month, and the number of Long Term Evolution, or 4G-LTE, annual connections will grow 2.6 times compared to 2013. These developments are creating significant challenges for wireless carriers to manage increasing network congestion and continually deliver a high quality customer experience. In response, carriers, governments and other enterprises are making significant investments in their wireless infrastructures, such as increasing the 4G-LTE capacity of their wireless networks, as well as integrating small cell technology and DAS (supporting both Wi-Fi and cellular solutions) within wireless networks. To address the challenges presented by expanding increasingly complex network infrastructures, wireless carriers and OEMs have increased their dependency on an outsourcing model in an effort to control costs, deploy capital more efficiently and ensure schedule attainment. We believe our leading reputation and capacity to provide services on a national scale positions us to increase our market share and capitalize on future growth opportunities in the wireless telecommunications industry.

Since our founding in 2000, we have evolved with the needs of the telecommunications industry and transformed our business into an end-to-end wireless infrastructure and professional services provider by adding new service capabilities, addressing new and growing wireless technologies and servicing a broader range of customers. In addition to offering core infrastructure and construction services, we have grown our offerings to include sophisticated network analysis, design, engineering, integration and optimization services. Small cell and DAS technologies have been developed to meet the rapidly growing bandwidth demands in the wireless industry. In keeping with this evolution, we have significantly invested in, and supplemented our small cell and DAS network service capabilities, both through organic growth and acquisitions. In 2013, we acquired Multiband, which provided us with a technician-based workforce that we intend to train to augment and reduce our cost of delivering small cell and DAS services. We have also broadened our capabilities to serve not only wireless carriers, but also OEMs and enterprise and public safety customers.

For the year ended December 31, 2013, we generated revenues of $931.7 million and net loss of $43.2 million. For the six months ended June 30, 2014, we generated revenues of $527.2 million and net loss of $15.2 million. Our 18-month estimated backlog as of June 30, 2013 was $1.3 billion, and our 18-month estimated backlog as of June 30, 2014 was $1.9 billion. The 18-month estimated backlog as of June 30, 2014 includes $0.4 billion of estimated backlog from DIRECTV.

Our Businesses

We primarily operate through three business segments, Professional Services, Infrastructure Services and Field Services. Through our Professional Services and Infrastructure Services segments, we help wireless carriers and OEMs design, engineer, construct, deploy, integrate, maintain and decommission critical elements of wireless telecommunications networks. Through our Field Services segment, we install, upgrade and maintain satellite television systems for both residential and commercial customers.

The following diagram illustrates our customers’ recurring need for the services we provide in our Professional Services and Infrastructure Services segments:

Professional Services. Our Professional Services segment provides customers with highly technical services primarily related to designing, engineering, integration and performance optimization of transport, or “backhaul,” and core, or “central office,” equipment of enterprise and wireless carrier networks. When a network operator integrates a new element into its live network or performs a network-wide upgrade, a team of in-house engineers from our Professional Services segment can administer the complete network design, equipment compatibility assessments and configuration guidelines, the migration of data traffic onto the new or modified network and the network activation.

In addition, we provide services related to the design, engineering, installation, integration and maintenance of small cell and DAS networks. Our acquisition of the assets of the Custom Solutions Group of Cellular Specialties, Inc., or CSG, in February 2013 was incorporated into our Professional Services segment, which has enhanced our ability to provide end-to-end in-building services from design and engineering to maintenance. Our enterprise small cell and DAS customers often require most or all of the services listed above and may also purchase consulting, post-deployment monitoring, performance optimization and maintenance services.

Infrastructure Services. Our Infrastructure Services segment provides program management services of field projects necessary to deploy, upgrade, maintain or decommission wireless outdoor networks. We support wireless carriers in their implementation of critical technologies such as 4G-LTE, the addition of new macro and small cell sites, increase of capacity at their existing cell sites through additional spectrum allocations, as well as other performance optimization and maintenance activities at cell sites. When a network provider requests our services to build or modify a cell site, our Infrastructure Services segment is able to: (i) handle the required pre-construction leasing, zoning, permitting and entitlement activities for the acquisition of the cell site, (ii) prepare site designs, structural analysis and certified drawings and (iii) manage the construction or modification of the site including tower-top and ground equipment installation. These services are managed by our wireless project and construction managers and are performed by a combination of scoping engineers, real estate specialists, ground crews, line and antenna crews and equipment technicians, either employed by us or retained by us as subcontractors.

Our Infrastructure Services segment also provides fiber and wireless backhaul services to carriers. Our fiber backhaul services, or Fiber to the Cell services, connect existing points in the fiber networks of wireline carriers to thousands of cell sites needing the bandwidth and ethernet capabilities for upgrading capacity. Our microwave backhaul services provide a turnkey solution offering site audit, site acquisition, microwave line of sight surveys, path design, installation, testing and activation services. This fiber and wireless backhaul work often involves planning, route engineering, right-of-way (for fiber work) and permitting, logistics, project management, construction inspection and optical fiber splicing services. Backhaul work is performed to extend an existing optical fiber network owned by a wireline carrier, typically between several hundred yards to a few miles, to the cell site.

Field Services. Our Field Services segment provides installation and maintenance services to DIRECTV, commercial customers and a provider of internet wireless service primarily to rural markets. Our wholly owned subsidiary Multiband, which we acquired in August 2013, fulfilled over 1.5 million satellite television installation, upgrade or maintenance work orders during 2013 for DIRECTV, which represented 27.6% of DIRECTV’s outsourced work orders for residents of single-family homes during 2013. We were the second largest DIRECTV in-home installation provider in the United States for the year ended December 31, 2013.

Our Industries

We participate in the large and growing market for connectivity and essential wireless telecommunications infrastructure services. We also participate in the significant satellite pay television installation and maintenance market for both residential and commercial customers as well as providing satellite access links for an internet service provider. Although we do not anticipate significant growth in the Field Services segment, we do believe our Professional Services and Infrastructure Services segments are poised for substantial growth consistent with the growth in the wireless telecommunications industry generally. We believe the following trends are driving growth in this market:

Increasing Demand for Wireless Services

We are addressing a vast and growing market opportunity resulting from an unprecedented and sustained escalation in both the number of wireless devices and the demand for those mobile devices to deliver and transmit larger quantities of mobile data traffic at ever increasing speeds. Mobile device manufacturers are rapidly introducing advanced mobile devices that have faster processors, increased memory and larger high-resolution screens that are capable of supporting advanced media and require faster data connections for an enhanced experience. According to the Cisco VNI Mobile Update, wireless data growth in North America is forecasted to increase on average 50% annually from 2013 through 2018, as smartphones, tablets, laptops, 3G and 4G-LTE modems and other telecommunications devices are becoming increasingly utilized by consumers. Moreover, a growing number of consumers are using their mobile devices as their primary means to access the internet, according to the Pew Internet & American Life Project’s Cell Internet Use 2013 Report, dated September 16, 2013. This growth in wireless data demand will require service carriers to invest in existing infrastructure and build-out new infrastructure to prevent slow or unavailable data connections that negatively impact the experience of their customers and result in costly churn.

The following chart illustrates the expected growth of mobile data traffic in North America through 2018:

North American Mobile Data Traffic
(Petabytes/Month)

Source: Cisco Visual Networking Index: Global Mobile Data Traffic Forecast Update, 2013-2018, February 2014.

Spending on U.S. wireless data services has grown at double digit rates since 2005 and is forecasted to increase on average at approximately 18% annually, from $95 billion in 2012 to $184 billion in 2016, according to the 2013 Market Review and Forecast© 2013 by the Telecommunications Industry Association, or the TIA Report. Domestic spending on data rose by 33% in 2012, and through 2016 it is expected to increase by approximately 94%. By 2016, data is expected to comprise more than 72% of total domestic wireless services spending. The following chart illustrates historical and projected growth in the domestic wireless data services market:

U.S. Wireless Data Services Market

($ in billions)

Source: Telecommunications Industry Association, citing Consumer Electronics Association and Wilkofsky Gruen Associates, 2013.

Need for Ongoing Capacity Management for 4G-LTE

Over the last few years, AT&T, Sprint, T-Mobile and Verizon have made significant investments to provide 4G-LTE coverage to their customers and have begun initiatives to increase capacity and performance of their existing networks. The capacity of those networks, however, will continue to need to be enhanced to meet the needs of new users of 4G-LTE devices and the growing appetite for data by those users. As wireless carriers rapidly complete their first phase of 4G-LTE deployment to establish their geographic coverage, we believe they will utilize the following methods to continue to increase the capacity of their networks: (i) allocating additional spectrum that is already licensed by the wireless carrier to its 4G-LTE network, (ii) acquiring additional lower band spectrum that could come to auction by the Federal Communications Commission, or the FCC, in 2015, which in turn would require new, wide-band antennas to be deployed at many cell sites, (iii) increasing the density of the macro network layer by lowering the antenna systems on existing sites, which in turn creates a requirement to add additional cell sites, (iv) adding additional sectors by affixing additional antennas and radios to existing cell sites, (v) increasing backhaul capacity, (vi) harvesting older technology at cell sites to provide physical space, power, spectrum and capacity to be allocated to the 4G-LTE infrastructure and (vii) supplementing the macro network with small cell and DAS technology, creating a heterogeneous network.

While each of the above methods represents a significant revenue opportunity for companies that provide services to wireless carriers, the addition of cell sites to an existing network alone is a substantial market opportunity. According to the TIA Report, wireless data growth will result in a 16% cumulative increase in the number of new domestic cell sites between 2013 and 2016. Based on our cost estimate of $212,000 per macro cell site, these new cell sites would generate revenue for wireless infrastructure services companies of approximately $10.4 billion.

Given the multiple approaches that carriers are utilizing to address the growing demand placed on their networks, these networks are becoming increasingly complex and require active monitoring and management. As a result, wireless carriers will be required to perform ongoing performance optimization of their networks to ensure competitive service levels to their customers. These needs provide an opportunity for professional service partners of carriers to provide ongoing solutions related to network balancing, performance optimization and capacity alignment.

Increasing Implementation of Small Cell and DAS Technology

Escalating wireless data consumption has caused carriers to begin offloading mobile traffic from macro networks to preserve available spectrum and to increase wireless data capacity through small cell and DAS technology solutions. Small cells are low-powered radio access units that have a relatively short range of approximately 10 to 300 meters as compared to a typical wireless macro cell having a range of 2 to10 kilometers. Compared to the traditional macro cell, small cell technology features a higher quantity of smaller transmitters in a given area. This dispersion of transmitting devices boosts the capacity and the efficiency of wireless networks, resulting in fewer “dead zones” and reduces competition for cellular tower resources. In addition, small cells have the inherent ability to serve multiple technologies including Wi-Fi and wireless carrier standards such as GSM, UMTS, CDMA and 4G-LTE.

Similarly, installing a DAS system in a building allows users to access the wireless network through antennas located inside the building rather than through an outdoor macro cell site, thereby providing the user better indoor wireless coverage and capacity. Offloading these customers from the outdoor network to a DAS benefits the wireless carrier and the user by providing the user with improved wireless coverage and capacity at a lower cost to the wireless carrier. DAS technology is particularly well suited for larger facilities, such as sports stadiums, large office buildings and shopping malls. DAS technology can also consolidate multiple cellular standards, emergency bands and Wi-Fi.

Wireless carriers are in the early stages of implementing indoor and outdoor small cell and DAS technology to extend their service precisely and inexpensively in dense urban areas. According to SNS Research’s Wireless Infrastructure Bible: 2014-2020, industry studies estimate that more than 850,000 small cells, exclusive of self-installed femtocells, will be deployed in North America by the end of 2019. Increased network complexities and capacity needs will require network providers to evolve their networks into a heterogeneous architecture involving a combination of macro cells and small cells. These diversified architectures will require a full array of network services, which we expect will drive increasing reliance on infrastructure service providers. The deployment and performance optimization of small cell and DAS technologies will create a new set of challenges for wireless carriers and their providers of outsourced infrastructure services including complex logistics and differentiated backhaul and site acquisition strategies. The following chart illustrates the expected increase in small cell shipments in North America through 2020:

North American Small Cell Shipments
(# in thousands)

Source: SNS Research, Wireless Infrastructure Bible: 2014-2020.

The large volume of deployments and unique technological challenges will drive the need for increased standardization, consistency and efficient processes. We believe that these trends will drive the need for fewer, larger and more financially stable outsourced wireless infrastructure service providers that will be capable of providing a full range of services across a large geographic footprint in a cost effective manner.

Increasing Trend for Wireless Carriers to Outsource Capital and Operating Expenditures

Wireless carriers are under mounting competitive pressure to deliver a high level of performance and additional next generation services to their customers. As a result, wireless carriers have outsourced many of the services required to design, build and maintain their complex network offerings, which provides them better flexibility, efficiency and lower costs than self-performing these services. According to Wilkofsky Gruen Associates, over two-thirds of this spending on services in support of wireless infrastructure is outsourced. The following chart illustrates such spending on wireless equipment since 2005:

Sources: Blumberg Advisory Group, Telecommunications Industry Association, Wilkofsky Gruen Associates; figures for 2013-2016 are estimates.

We believe wireless carriers are increasing the amount of the capital and operating expenditures that they outsource.

According to the Booz & Co. research report, Second-Generation Telecom Outsourcing Regaining Control and Innovation Power, published July 17, 2013, the top four factors driving outsourcing in telecommunications are: (i) economic efficiency, (ii) capabilities focus, (iii) partnership integration and (iv) technology convergence. According to the Infonetics Research 2013 Report, Service Provider Outsourcing to Vendors, published March 18, 2013, or the Infonetics Report, reduction in operating expenditures, including tasks such as designing, building and maintaining, continues to be the primary driver for carriers outsourcing and is forecasted to grow at an annual rate of 8% through 2016. We believe that U.S. wireless carriers have a limited number of vendors, especially those without any equipment brand bias, that can provide comprehensive services and scale required to manage the size and complexity of their needs.

Growing Demand for Wireless Services in Adjacent Markets

The positive trends in the wireless telecommunications industry are also relevant to numerous other markets, including the public safety and enterprise markets. We believe that there is a large opportunity in the government telecommunications infrastructure market. In February 2012, a federal law was amended that provides for the creation of a nationwide interoperable broadband network for police, firefighters, emergency medical service professionals and other federal, state and local public safety personnel. This legislation established the FirstNet, charged with the deployment and operation of this network, and allocated FirstNet $7 billion in funding towards deployment of this network, as well as $135 million for a new state and local implementation grant program.

Historically, many enterprises had limited their use of wireless networks due to reliability, security and complexity issues but are now seeking to strategically integrate wireless networks for business-critical converged voice, video and data applications. We believe that we are in the beginning of a long-term transition to increase usage of wireless networks within enterprises and that a significant opportunity exists for wireless specialists to serve the increasingly complex requirements of those enterprises.

Stable Industry Dynamics in the Satellite Television Market

The U.S. market for satellite television subscribers is significant. DIRECTV is the largest satellite television provider with 20.2 million subscribers according to public filings. During the year ended December 31, 2013, we performed approximately 27.6% of all of DIRECTV’s outsourced installation, upgrade and maintenance activities. We believe that the demand for our outsourced installation and maintenance services related to the satellite television market will remain steady as leading national providers continue to upgrade technology and add customers by investing in competitive marketing efforts.

Business Strengths

We believe the following business strengths position us to capitalize on the anticipated growth in demand for our services:

End-to-end Service Offering Providing Compelling Value Proposition

As the telecommunications sector continues to evolve and become more complex due to increasing demand for wireless data, wireless carriers and OEMs will continue a long-term trend of increasingly seeking outsourced providers that can service the full wireless network lifecycle on a national level. We believe our end-to-end service offering provides a compelling and differentiated value proposition to the marketplace. Many infrastructure service providers do not offer the professional network services of business consulting, design, integration and performance optimization. As a result, telecommunication companies typically need to hire professional services companies to provide complementary and higher-end services, creating incremental project coordination costs and financial risks. Our ability to seamlessly provide these solutions to our customers reduces the risks and limits inefficiencies caused by using multiple vendors. We believe this single vendor approach improves overall quality, schedule attainment and reduces costs for wireless carriers and OEMs.

Reputation for Consistent, High Customer Satisfaction and Technical Expertise

We maintain an exemplary track record with our customers and regularly outperform customer satisfaction and on-time delivery targets. In 2013, we performed critical wireless work in 9 of 31 distinct AT&T markets, or Turf Markets, faster than all other Turf Market vendors. In 2013, our safety rating (reported incidents) assigned by the Occupational Safety and Health Administration, or OSHA, for work provided to the telecommunications industry was less than half of the composite rating for our industry. Also, in 2013, Multiband had customer satisfaction ratings, as measured by a third party, of over 95% when fulfilling DIRECTV work orders. We believe our reputation for technical expertise, reliable service and high customer satisfaction provides us with an advantage when competing for new contracts and maintaining and expanding our current customer relationships.

Long-term Relationships with Key Customers

We have long-standing relationships with three of the largest national telecommunication companies, AT&T Inc., Alcatel-Lucent and Sprint. We believe we serve as a strategic partner to our customers, having, for example, assisted AT&T with the deployment of 4G-LTE network services in the first five cities in which AT&T launched 4G-LTE service. Substantially all of our revenue is derived from work performed under multi-year

MSAs with these customers. AT&T assigns work to us under our MSA on a market-by-market basis as the sole, primary or secondary vendor in 9 of AT&T’s 31 Turf Markets. Our reputation and experience enhance the loyalty of our customers and position us to become an increasingly important service provider in the outsourced wireless telecommunications industry, and our visibility into future revenues provided by these long-term relationships assists us in profitably managing our business. These executive-level long-term relationships with our customers have provided us with valuable insight into their medium and long-term direction, allowing us to make the right strategic investments in our business. Although we have experienced a decline in the amount of legacy work that we have performed for Alcatel-Lucent and we expect this decline to continue under the three-year MSA that we recently entered with Alcatel-Lucent, or the 2014 Alcatel-Lucent Contract, we are also seeking to obtain work from Alcatel-Lucent on newer technologies. We are also seeking to develop similar long-term relationships with T-Mobile and Verizon built upon the rapidly expanding scope of work performed for these customers.

We have maintained a long-term strategic relationship with DIRECTV for over 17 years. We are one of three in-home installation and maintenance service providers that DIRECTV utilizes in the United States, and during the year ended December 31, 2013, we performed approximately 27.6% of all of DIRECTV’s outsourced installation, upgrade and maintenance activities.

National Footprint with Scalability of Operations

We have developed a nationwide platform for the provision of our services with 61 regional offices and warehouses in 23 states across the United States as of August 15, 2014. We employed over 4,900 people, including over 700 employees in our Professional Services segment, over 980 employees in our Infrastructure Services segment and over 2,900 employees in our Field Services segment, as of August 15, 2014. We also have the proven ability to increase our operations to meet the needs of our customers. The technician-based workforce that we acquired in the Multiband transaction is not only available to meet the needs of our Field Service segment, but selected technicians are also being cross-trained to deploy and maintain small cell and DAS services in support of our Professional Services segment. We also utilize an extensive network of subcontractors, which combined with our existing employee workforce enables us to execute large, complex and multi-location telecommunications projects across the United States by allocating personnel and resources quickly and efficiently, thereby maximizing efficiency. Through our MSA with AT&T, our largest customer, we serviced 5 of the 10 most populous cities in the United States as of August 15, 2014. The Turf Markets that AT&T has assigned to us as of August 15, 2014 cover an estimated 26.7% of the total U.S. population based upon 2010 census data.

Experienced Management Team with Exceptional Track Record

Our proven and experienced management team has an exceptional track record and plays a significant role in establishing and maintaining long-term relationships with our customers, supporting the growth of our business and managing the financial aspects of our operations. Under their leadership, we have grown substantially to become one of the largest providers of wireless infrastructure and professional services in the United States as well as a leader in the satellite television installation market. Our management team possesses significant industry experience and has a deep understanding of our customers and their performance requirements. Under their leadership our revenue has increased to $931.7 million for the year ended December 31, 2013. Over the four years ended December 31, 2013, we have experienced a compounded annual revenue growth rate of 30.6%, which includes revenue growth both organically and through acquisitions. Many of our new business relationships have been developed from our long-standing relationships within the industry. As evidenced by the 2013 acquisitions of Multiband, CSG and Design Build Technologies, LLC, or DBT, in August 2013, our management team has demonstrated a strong ability to grow the business through strategic acquisitions in an effort to better position the Company to be able to compete for new business opportunities in the future.

Our Growth Strategies

We intend to leverage our market leading capabilities to take advantage of a number of favorable long-term industry trends by utilizing the following strategies:

Capitalize on Rapid Growth in the Wireless Carrier Sector and Continue to Grow Our Core Business

Rapidly increasing data usage on wireless networks is driving wireless carriers to increase capacity and upgrade cell sites nationwide while at the same time working to improve wireless quality, reliability and performance. The wireless industry will have completed much of its first phase of 4G-LTE coverage buildout by the end of 2014. In order to continue to meet the projected demand for wireless data, carriers will need to add additional capacity to these 4G-LTE sites on an on-going basis, which will be heavily dependent on wireless carriers allocating capital expenditures to services that optimize and add capacity to those sites. In addition, we anticipate that significant capacity enhancements will be realized via small cell site proliferation and DAS deployments. We expect to benefit from these developments in both the near- and long-term.

We have had over a decade of experience in successfully working with Tier-1 wireless carriers and OEMs as they designed, built, upgraded, optimized, maintained and decommissioned their networks. We believe that our focus on the wireless telecommunications market, end-to-end service capabilities, national scale, reputation for quality and ability to acquire and integrate new and strategic businesses positions us well to capitalize on these opportunities and trends in the wireless sector and to continue to grow our business.

Continue to Expand Our Market Leading Services Capabilities

We believe our comprehensive range of network services and reputation for outstanding performance differentiates us in the marketplace. We plan to continue to develop our end-to-end service portfolio and technical capabilities to ensure we remain highly valued by our customers.

Throughout our history, we have added services capabilities to meet our customers’ changing needs. Our acquisition of CSG in 2013 expanded our professional services capabilities to offer in-building wireless network design. This offering has already been leveraged to help expand our relationship with existing customers, such as AT&T. Additionally, in response to broad market trends, we are focused on building competencies and driving opportunities in the small cell and DAS markets with new and existing customers. We believe the addition of Multiband’s technician-based workforce will allow us to better serve our customers, increase our ability to take on larger scale small cell and DAS deployments and provide local onsite maintenance services post initial deployments. As of August 15, 2014, Multiband employed 2,511 technicians, and selected technicians are being cross-trained to provide advanced wireless installation and maintenance solutions for our customers.

As the enterprise small cell and DAS markets continue to grow, we believe that there is a tremendous opportunity to provide managed services to these customers. We believe that as venue owners increasingly choose to own the networks in their buildings they will need to rely on a provider with extensive wireless telecommunications experience to help them install, integrate and manage those networks. We are experienced in providing venue owners with network monitoring, network performance optimization, preventative maintenance and field technician repair and replacement services. Furthermore, as network technologies continue to evolve and become more complex, we are focused on continuing to supplement our high value-added services capabilities that help our enterprise customers maintain, upgrade and manage those networks. In addition, our strategy to enhance our managed services capability with incremental network services, including cloud and network virtualization, content delivery and network performance optimization, can drive additional business and enhance margins.

Continue to Grow our Small Cell and DAS Business

We anticipate the demand for small cell and DAS technologies will continue to increase as a result of need for wireless carriers to reduce stress on existing macro cell networks, expand network coverage and add capacity to their networks. Additionally, these technologies are a logical solution to serve an increasing number of enterprises that desire to expand and own their local wireless networks. For many enterprises, small cell and DAS are effective solutions to increase data throughput in their networks. DAS technology is particularly well suited for larger facilities, such as sports stadiums, large office buildings and shopping malls.

Our acquisitions of CSG and Multiband provide us a powerful combination of design, technician workforce and dispatch, scheduling and maintenance capabilities to be leveraged for small cell and DAS services. We believe our service offerings addressing these technologies distinguish us in the marketplace. We are currently a small cell strategic deployment development partner for AT&T, an exclusive partner for enterprise femtocell for Sprint and one of two partners selected for a strategic small cell trial for Verizon. We have also signed an MSA to support future small cell deployments for T-Mobile.

Selectively Pursue New Profitable Long-Term Relationships

We have developed strong relationships with our three largest customers, AT&T Inc., DIRECTV and Alcatel-Lucent, and we intend to pursue similar long-term relationships with new customers. Our ability to secure these contractual relationships is demonstrated through the recent establishment of relationships with CenturyLink, NSN, Sprint, T-Mobile, Verizon and Windstream Supply, LLC, or Windstream. Historically, we have often declined opportunities for short-term service projects in order to focus on long-term opportunities that generate more predictable revenue without sacrificing acceptable profit margins. We believe that there are significant opportunities to continue expanding our scope of work with our new and legacy customers.

Extend Capabilities to Adjacent Wireless Markets Including Enterprise and Government Networks

We plan to apply the wireless expertise we have developed serving wireless carriers and OEMs to further expand into the enterprise and public safety markets. According to a February 2014 ABI Research In-Building Wireless Market Data research report, the North American market for in-building wireless deployment revenue is estimated at $2.7 billion for 2014 and is expected to grow to $4.3 billion for 2019, representing a compound annual growth rate of 9.5%. As cloud-based services continue to penetrate the enterprise IT market and enterprise employees increase the use of mobile devices to conduct business critical activities, enterprises are requiring enhanced speed and coverage from their wireless networks. For many enterprises, small cell and DAS are effective solutions to increase data throughput in their networks. We believe we are well positioned to be a market leader in this field as significant overlap exists among the services we provide to network carriers and those needed by enterprise networks. Our February 2013 acquisition of CSG provides us a significant entry into the enterprise market including higher education institutions, stadiums for professional and collegiate events, hotels and resorts, major retailers, hospitals and government agencies. In 2013, we provided services to over 100 enterprise customers for whom we deployed small cell or DAS infrastructure.

We also believe there is a considerable opportunity to address the public safety market. Our initial entry would focus on providing services to federal and state agencies. The initial $7 billion allocated by FirstNet to deploy a nationwide interoperable broadband network for public safety officials over the next several years represents a medium-to-long term opportunity for growth in the public safety sector. Government officials have already performed a significant amount of planning and preparation for this project, and we offer the capabilities, scale, reputation and knowledge to provide substantial support in the design, deployment and maintenance of the network. Our leadership team, as well as our government relationships team, is focused on leveraging existing relationships to help ensure participation in this initiative, including relationships developed through our implementation of the new public safety systems at the new World Trade Center.

Continue to Improve our Operational Efficiencies and Expand our Margins

We are planning to implement and continue several initiatives that we believe will create operational efficiencies in our business and will ultimately expand our margins. Key initiatives include implementation of business process automation, continuous improvement processes and greater technology utilization to gather real-time business intelligence to provide faster visibility on operational and financial performance and improve project scoping accuracy. During the second quarter of 2014, we initiated plans to restructure our business and further improve efficiencies in our operations, or the 2014 Restructuring Plan. As part of the 2014 Restructuring Plan, we have taken steps to (i) further integrate our Multiband and CSG operations, including elimination of redundant positions and information technology infrastructure to realize acquisition synergies, (ii) exit certain locations with the goal of bringing our overhead costs in line with our revenue and (iii) eliminate certain headcount to bring our costs in line with our forecasted demand. We also are continuing to focus on enhancing our self-perform capabilities with the long-term goals of decreasing our dependence upon subcontractor-performed services and improving our margins. In addition, we believe our strategic growth plans, focused on professional, consulting and network performance solutions, will continue to allow us to improve our revenue mix and drive margin expansion.

Pursue Complementary Strategic Acquisitions

We plan to selectively pursue strategic acquisitions in the wireless industry that will enhance our service offerings, diversify our business and enable margin expansion. One area of interest would be the potential acquisition of subcontractors that perform tower services. The market for tower service companies is highly fragmented, and a number of high quality subcontractors exist that could provide us better control of these resources and improve our margins. Other strategic acquisitions may provide us with the opportunity to build market share and provide geographic density in a cost-effective and efficient manner.

JOBS Act

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we have chosen to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

An emerging growth company may also take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act, which such fifth anniversary will occur in 2019. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.0 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period. Our pro forma combined revenues of Goodman Networks and Multiband for the year ended December 31, 2013 exceeded $1.0 billion, and our revenues for the first six months of 2014 were $527.2 million. If our annual gross revenues for the year ended December 31, 2014 also were to exceed $1.0 billion, we would cease to qualify as an emerging growth company after 2014.

We have elected to take advantage of certain of the reduced disclosure obligations regarding executive compensation in this prospectus and, as long as we continue to qualify as an emerging growth company, we may elect to take advantage of other reduced burdens in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Company Information

We were founded in 2000 as Goodman Networks Incorporated, a Texas corporation and we plan to reincorporate in Delaware prior to or upon the closing of this offering. We maintain our principal executive offices at 6400 International Parkway, Suite 1000, Plano, Texas 75093. Our telephone number is (972) 406-9692, and our website address is www.goodmannetworks.com. The references to our website in this prospectus are inactive textual references only. The information on our website is neither incorporated by reference into this prospectus nor intended to be used in connection with this offering.

THE OFFERING

The following summary of the offering contains basic information about the offering and the common stock and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the common stock, please refer to the section of this prospectus entitled “Description of Capital Stock.”

Common stock offered by Goodman Networks Incorporated	shares

Option to purchase additional shares from the selling stockholders	shares (if the underwriters exercise their option to purchase additional shares in full)

Total common stock offered	shares ( shares if the underwriters exercise their option to purchase additional shares in full)

Common stock to be outstanding after this offering `	shares ( shares if the underwriters exercise their option to purchase additional shares in full)

Use of proceeds	We estimate that we will receive net proceeds of approximately $ million from the sale of the common stock offered by us, based upon the assumed initial public offering price of $ per share (the midpoint of the price range set forth on the cover page of this prospectus), after deducting underwriting discounts and estimated offering expenses (or approximately $ million if the underwriters’ option to purchase additional shares is exercised in full).

We will use approximately $ million of the net proceeds from this offering to exercise our right under the “optional redemption” provision in the indenture, or the Indenture, governing our 12.125% Senior Secured Notes due 2018, or the notes, and redeem up to $ million in aggregate principal amount of the notes.

The remaining net proceeds of approximately $     million (or approximately $     million if the underwriters’ option to purchase additional shares is exercised in full) will be used for general corporate purposes.

We will not receive any proceeds from the sale of shares by the selling stockholders.

Dividend policy	We do not anticipate paying any cash dividends on our common stock. In addition, our existing indebtedness restricts, and we anticipate our future indebtedness may restrict, our ability to pay dividends. See “Dividend Policy” on page 47.

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 21 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Proposed NASDAQ symbol	We will apply to list our common stock on the NASDAQ Global Market under the symbol “GNET.”

Except as otherwise indicated, all share information in this prospectus is based on                  shares of our common stock outstanding as of June 30, 2014, and excludes:

•	shares of common stock issuable pursuant to the exercise of options outstanding under the Goodman Networks, Incorporated 2008 Long-Term Incentive Plan, or the 2008 Plan, at a weighted average exercise price of $ per share;

•	shares of common stock issuable pursuant to the exercise of options outstanding under the Goodman Networks, Incorporated 2000 Equity Incentive Plan, or the 2000 Plan, which expired in 2010, at a weighted average exercise price of $ per share;

•	shares of common stock reserved and available for future grant or issuance under the 2008 Plan, which shares will cease to become available for future issuance upon the completion of this offering;

•	shares of common stock to be available for future issuance under the Goodman Networks Incorporated 2014 Long-Term Incentive Plan, or the 2014 Plan, will be available for grant upon the completion of this offering, as well as any automatic increases in the number of shares of common stock reserved for future issuance under this benefit plan; and

•	shares issuable upon the conversion or exercise of awards to be granted to directors, members of management and other employees upon consummation of this offering.

Unless otherwise stated or the context requires otherwise, information in this prospectus (except for the historical financial statements) gives effect to a     -for-1 forward stock split of the outstanding shares of our common stock and assumes:

•	an initial offering price of $ per share (which is the midpoint of the range on the cover page of this prospectus);

•	our reincorporation in Delaware immediately prior to or upon the completion of this offering;

•	that our certificate of incorporation, which we will file in connection with the completion of this offering, is in effect; and

•	that the underwriters do not exercise their option to purchase up to additional shares of common stock from us.

We intend to effectuate a     -for-1 forward stock split of our outstanding common stock immediately prior to the effectiveness of the registration statement of which this prospectus forms a part. As of the date of this prospectus, we have not yet effectuated this forward stock split.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following tables set forth the summary historical consolidated financial and operating data of Goodman Networks as of and for the fiscal years ended December 31, 2011, 2012 and 2013, which has been derived from, and should be read together with, our audited historical consolidated financial statements and related notes included elsewhere in this prospectus, and as of and for the six months ended June 30, 2013 and 2014, which has been derived from, and should be read together with, our unaudited historical consolidated financial statements and related notes included elsewhere in this prospectus.

On February 28, 2013, we completed the CSG acquisition. Accordingly, the operations and assets acquired in the CSG acquisition are included in our historical results of operations beginning March 1, 2013 and reflected in our historical balance sheet beginning as of June 30, 2013. We completed the merger with Multiband on August 30, 2013. The operations and assets of Multiband are included in our historical results of operations beginning August 31, 2013 and reflected in our historical balance sheet beginning as of September 30, 2013.

The following table also sets forth the summary pro forma combined statement of operations presenting the pro forma combined results of operations of Goodman Networks and Multiband for the year ended December 31, 2013, assuming the merger with Multiband occurred on January 1, 2013.

You should read the following summary historical financial and operating data and pro forma combined financial data in conjunction with the information under “Unaudited Pro Forma Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and other financial information included elsewhere in this prospectus. Our historical results included below and elsewhere in this prospectus are not necessarily indicative of our future performance.

	Goodman Networks										Pro Forma Combined
	Year Ended December 31,						Six Months Ended June 30,				Year Ended December 31,
	2011		2012		2013		2013		2014		2013
	(Dollars in thousands, except per share data)
Statement of Operations Data:
Revenues		$729,002		$609,227		$931,745		$338,032		$527,155	$1,135,276
Cost of revenues		610,784		499,288		806,109		287,912		457,534	963,903

Gross profit		118,218		109,939		125,636		50,120		69,621	171,373
Selling, general and administrative expenses		67,450		87,216		121,106		50,404		60,462	161,505
Restructuring expense		—		—		—		—		2,726	—
Other operating (income) expense		4,000		—		—		—		(1,569)	—

Operating income (loss)		46,768		22,723		4,530		(284)		8,002	9,868
Interest expense		20,548		31,998		40,287		17,144		23,154	46,626
Other income		—		—		(25)		—		(46)	(75)

Income (loss) before income tax expense		26,220		(9,275)		(35,732)		(17,428)		(15,106)	(36,683)
Income tax expense (benefit)		10,309		(4,176)		7,506		(6,389)		65	8,712

Net income (loss) from continuing operations		$15,911		$(5,099)		$(43,238)		$(11,039)		$(15,171)	$(45,395)

Earnings (loss) from continuing operations per share attributable to common stock
Basic	$		$		$		$		$
Diluted	$		$		$		$		$
Pro forma earnings (loss) from continuing operations per share attributable to common stock (1)
Basic					$		$		$
Diluted					$		$		$

	Goodman Networks					Pro Forma Combined
	Year Ended December 31,			Six Months Ended June 30,		Year Ended December 31,
	2011	2012	2013	2013	2014	2013
	(Dollars in thousands, except per share data)
Other Financial Data:
EBITDA from continuing operations (2)	$51,287	$26,344	$14,313	$3,184	$13,772	$24,131
Adjusted EBITDA from continuing operations (2)	53,494	42,431	25,758	10,091	16,808	38,834
Capital expenditures (3)	3,227	3,470	4,964	1,365	6,890	6,207

Pro Forma as Adjusted June 30, 2014 (4)
June 30, 2014
(Unaudited)
(Dollars in thousands)
Balance Sheet Data (at period end):
Cash and cash equivalents	$70,737 $
Total assets	495,182
Long-term debt (net of current portion)	330,470
Total stockholders’ deficit	(148,407)

(1)	Pro forma amounts reflect the following, as if each occurred on January 1, 2013: (a) our sale of shares of common stock in this offering, at an assumed initial public offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, (b) the decreased interest expense we would have incurred had the net proceeds from this offering been used to redeem a portion of the notes as described under “Use of Proceeds,” (c) the % prepayment premium in an aggregate amount of $ million in connection with the redemption of $ million of the notes and (d) the write off of approximately $ million of unamortized deferred financing costs associated with the redemption of $ million of the notes, in each case with a portion of the net proceeds of this offering.

(2)	EBITDA from continuing operations represents net income from continuing operations before income tax expense, interest, depreciation and amortization. We present EBITDA from continuing operations because we consider it to be an important supplemental measure of our operating performance and we believe that such information will be used by securities analysts, investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA from continuing operations when reporting their results. We consider EBITDA from continuing operations to be an operating performance measure, and not a liquidity measure, that provides a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies.

We present Adjusted EBITDA from continuing operations, which adjusts EBITDA from continuing operations for items that management does not consider to be reflective of Goodman Networks’ core operating performance, because it may be used by certain investors as a measure of operating performance. Management considers core operating performance to be that which can be affected by managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Adjusted EBITDA from continuing operations adjusts EBITDA from continuing operations to eliminate the impact of certain items, including: (i) share-based compensation (non-cash portion); (ii) certain professional and consultant fees identified in the Indenture; (iii) severance expense (paid to certain senior level employees); (iv) amortization of debt issuance costs; (v) restructuring fees and expenses; (vi) restatement fees and expenses; (vii) a tax gross-up payment made to the Company’s Chief Executive Officer to cover his tax obligation for an award of common stock and (viii) transaction fees and expenses related to acquisitions.

Because EBITDA from continuing operations and Adjusted EBITDA from continuing operations are not recognized measurements under GAAP, both have limitations as analytical tools. Because of these limitations, when analyzing our operating performance, investors should use EBITDA from continuing operations and Adjusted EBITDA from continuing operations in addition to, and not as an alternative for, net income, operating income or any other performance measure presented in accordance with GAAP. Similarly, investors should not use EBITDA from continuing operations and Adjusted EBITDA from continuing operations as an alternative to cash flow from operating activities or as a measure of our liquidity.

The following table reconciles net income to EBITDA from continuing operations and EBITDA from continuing operations to Adjusted EBITDA from continuing operations.

	Goodman Networks					Pro Forma Combined
	Year Ended December 31,			Six Months Ended June 30,		Year Ended December 31,
	2011	2012	2013	2013	2014	2013
	(Dollars in thousands)
EBITDA from continuing operations and Adjusted EBITDA from continuing operations:
Net income (loss) from continuing operations	$15,911	$(5,099)	$(43,238)	$(11,039)	$(15,171)	$(45,395)
Income tax expense (benefit)	10,309	(4,176)	7,506	(6,389)	65	8,712
Interest expense	20,548	31,998	40,287	17,144	23,154	46,626
Depreciation and amortization	4,519	3,621	9,758	3,468	5,724	14,188

EBITDA from continuing operations	51,287	26,344	14,313	3,184	13,772	24,131
Share-based compensation (a)	1,023	5,629	4,507	2,343	2,045	5,276
Specified professional fees (b)	651	—	—	—	—	—
Severance expense (c)	1,228	—	—	—	—	—
Amortization of debt issuance costs (d)	(695)	(1,195)	(1,990)	(594)	(1,735)	(1,990)
Restructuring expense (e)	—	—	—	—	2,726	—
Restatement fees and expenses (f)	—	8,075	3,382	3,380	—	3,382
Tax gross up on CEO stock grant (g)	—	3,226	—	—	—	—
Acquisition related transaction expenses (h)	—	352	5,546	1,778	—	8,035

Adjusted EBITDA from continuing operations	$53,494	$42,431	$25,758	10,091	16,808	$38,834

(a)	Represents non-cash expense related to equity-based compensation.
(b)	Includes: (i) third-party consultant fees for a review of various business process and cost improvement initiatives; (ii) third-party consultant fees as a result of an investment in our company by affiliates of The Stephens Group, LLC; (iii) fees paid to an executive recruiting firm and (iv) operations review expenses.
(c)	Represents severance costs paid to certain senior level employees upon termination of their employment with us.
(d)	Amortization of debt issuance costs is included in interest expense but excluded in the calculation of Consolidated EBITDA per the Indenture governing the notes.
(e)	Represents expenses incurred in connection with the 2014 Restructuring Plan during the second quarter of 2014.
(f)	Represents accounting advisory and audit fees incurred in connection with completing the restatement of the Company’s financial statements for the years ended December 31, 2009, 2010 and 2011, and preparing the Company’s financial statements for the year ended December 31, 2012, on the completed contract method and modifying the Company’s business processes to account for construction projects under the completed contract method going forward.
(g)	Represents a tax gross-up payment made to cover the tax obligation for share grant made to the Company’s Chief Executive Officer in connection with his transition into that role.
(h)	Represents fees and expenses incurred relating to our recent acquisitions.

(3)	Includes purchase of property and equipment financed through capital leases and other financing arrangements.

(4)	Presented on a pro forma as adjusted basis to give effect to the following, as if each occurred on December 31, 2013: (i) our sale of shares of common stock in this offering, at an assumed initial public offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and (ii) the application of the estimated net proceeds to be received to redeem $ million in aggregate principal amount of the notes as described in “Use of Proceeds” and to fund the payment of premium and accrued and unpaid interest thereon.

RISK FACTORS

Risks Related to Our Business

We derive substantially all of our revenues from subsidiaries of AT&T Inc., DIRECTV and Alcatel-Lucent. The loss of any of these customers or a reduction in their demand for our services would impair our business, financial condition and results of operations.

We derive substantially all of our revenues from subsidiaries of AT&T Inc., DIRECTV and Alcatel-Lucent. We derived our revenue from the following sources over the past three fiscal years and the six months ended June 30, 2013 and 2014 (dollars in thousands):

	Years Ended December 31,								Six Months Ended June 30,
							2013, on a pro forma basis for the merger with Multiband (1)				2013, on a pro forma basis for the merger with Multiband (1)
	2011		2012		2013				2013				2014
	Revenue	Percent of Total	Revenue	Percent of Total	Revenue	Percent of Total	Revenue	Percent of Total	Revenue	Percent of Total	Revenue	Percent of Total	Revenue	Percent of Total
Revenue From:
Subsidiaries of AT&T Inc.	$650,372	89.2%	$532,082	87.3%	$662,758	71.1%	$662,758	58.4%	$274,912	81.3%	$274,912	57.0%	$328,603	62.3%
DIRECTV	—	—	—	—	92,425	9.9%	270,329	23.8%	—	—	124,930	25.9%	114,815	21.8%
Alcatel-Lucent	72,332	9.9%	55,022	9.0%	57,940	6.2%	57,940	5.1%	25,531	7.6%	25,531	5.3%	21,483	4.1%

	$722,704	99.1%	$587,104	96.3%	$813,123	87.3%	$991,027	87.3%	$300,443	88.9%	$425,373	88.3%	$464,901	88.2%

(1)	Giving effect to the merger with Multiband as if it occurred on January 1, 2013.

Because we derive substantially all of our revenues from these customers, and certain of our services for AT&T are provided on a territory basis, with no required commitment for AT&T to spend a specified amount in such territory with us, we could experience a material adverse effect to our business, financial condition or results of operations if the amount of business we obtain from these customers is reduced. On May 18, 2014, AT&T Inc. and DIRECTV announced that they had entered into a merger agreement pursuant to which DIRECTV would merge with a subsidiary of AT&T Inc. The closing of the merger is subject to several conditions, including review and approval by the FCC and the Department of Justice. If the merger occurs, our revenues would become more concentrated and dependent on our relationship with AT&T Inc. To the extent that our performance does not meet customer expectations, or our reputation or relationships with our key customers are impaired, we may lose future business with such customers, which would materially adversely affect our ability to generate revenue. Any of these factors could negatively impact our business, financial condition or results of operations.

Amounts included in our estimated backlog may not result in actual revenue or translate into profits, and our estimated backlog is subject to cancellation and unexpected adjustments and therefore is an uncertain indicator of future operating results.

As of June 30, 2014, our estimated backlog through December 31, 2015 was primarily comprised of services anticipated to be performed under MSAs, pursuant to which our customers often have little or no obligation to undertake any work with us and that are cancellable on limited notice. These estimated backlog amounts are based on our estimates and therefore may not result in actual recognition of revenue in the originally anticipated period, or at all, or may not translate into profits. In addition, certain contracts included in our estimated backlog may not be profitable. We may experience variances in the realization of our estimated backlog because of project delays or cancellations resulting from weather conditions, other project deferrals or delays, scope adjustments, external market factors and economic factors beyond our control. If our estimated backlog fails to materialize as anticipated, our business, financial condition or results of operations would be materially and adversely affected. Accordingly, our estimated backlog as of any particular date is an uncertain indicator of future revenue or earnings.

Our results of operations have been variable, which makes it difficult to evaluate our business and to forecast future results.

Our results of operations have been variable, which makes it difficult to evaluate our business and to forecast our future results based upon our historical data. For the years ended December 31, 2011, 2012 and 2013, and the six months ended June 30, 2014, we had net income (loss) of $19.3 million, $(2.5) million, $(43.2) million and $(15.2) million, respectively. As evidenced by these financial results, we may be unable to achieve or maintain profitability on a consistent basis. Because of the uncertainties related to our operations, we may be hindered in our ability to adapt to increases or decreases in sales, revenues or expenses. If we make poor operational decisions in implementing our business plan, we may not generate revenues or may incur losses, which may materially adversely affect our business, financial condition or results of operations.

Most of our contracts do not obligate our customers to undertake a significant amount, if any, of infrastructure projects or other work with us and may be cancelled on limited notice, so our revenue is not guaranteed.

Substantially all of our revenue is derived from multi-year MSAs. Under our multi-year MSAs, we contract to provide customers with individual project services through work orders within defined geographic areas or scopes of work on a fixed fee. Under these agreements, our customers often have little or no obligation to undertake any infrastructure projects or other work with us. In addition, most of our contracts are cancellable on limited notice, even if we are not in default under the contract. We may hire employees permanently to meet anticipated demand for the anticipated projects that may be delayed or cancelled. DIRECTV also may change the terms, such as term, termination, pricing and services areas, of its agreements with Multiband, and has done so in the past, to terms that are more favorable to DIRECTV. Further, our five year MSA with Alcatel-Lucent, or the Alcatel-Lucent Contract, contains a cross-default provision pursuant to which a default under one of our credit facilities would also constitute a default under the Alcatel-Lucent Contract. In addition, many of our contracts, including our service agreements, are periodically open to public bid. We may not be the successful bidder on our existing contracts that are re-bid. We could face a drop in revenues and our business, financial condition or results of operations could be materially adversely affected if:

•	we see a significant decline in the projects customers assign to us under our service agreements;

•	our customers cancel or defer a significant number of projects;

•	we fail to win our existing contracts upon re-bid; or

•	we complete the required work under a significant number of our non-recurring projects and cannot replace them with similar projects.

Our revenues could be negatively affected by reduced support from DIRECTV.

DIRECTV conducts promotional and marketing activities on national, regional and local levels. Due to the Field Services segment’s substantial dependence on DIRECTV, the Field Services segment’s revenues depend, in significant part, on: (i) the overall reputation and success of DIRECTV; (ii) the incentive and discount programs provided by DIRECTV and its promotional and marketing efforts for its products and services; (iii) the goodwill associated with DIRECTV trademarks; (iv) the introduction of new and innovative products by DIRECTV; (v) the manufacture and delivery of competitively-priced, high quality equipment and parts by DIRECTV in quantities sufficient to meet customers’ requirements on a timely basis; (vi) the quality, consistency and management of the overall DIRECTV system; and (vii) the ability of DIRECTV to manage its risks and costs. If DIRECTV does not provide, maintain or improve any of the foregoing, if DIRECTV changes the terms of its incentive and discount programs, or if DIRECTV were sold or reduced or ceased operations, there could be a material adverse effect on our financial condition and results of operations.

If we do not obtain additional capital to fund our operations and obligations, our growth may be limited.

We may require additional capital to fund our operations and obligations. Our business is working capital intensive. As our business has grown, we have managed periods of tight liquidity by accessing capital from our stockholders and their affiliates, some of whom are no longer affiliated with us. Our capital requirements will depend on several factors, including:

•	our ability to enter into new agreements with customers or to extend the terms of our existing agreements with customers, and the terms of such agreements;

•	the success rate of our sales efforts;

•	costs of recruiting and retaining qualified personnel;

•	expenditures and investments to implement our business strategy; and

•	the identification and successful completion of acquisitions.

We may seek additional funds through equity or debt offerings and/or borrowings under lines of credit or other sources, including a possible increase in the borrowing base in the the Company’s amended and restated senior secured revolving credit facility, or the Credit Facility. If we cannot raise additional capital, we may have to implement one or more of the following remedies:

•	curtail internal growth initiatives; and

•	forgo the pursuit of acquisitions.

We do not know whether additional financing will be available on commercially acceptable terms, if at all, when needed. If adequate funds are not available or are not available on commercially acceptable terms, our ability to fund our operations, support the growth of our business or otherwise respond to competitive pressures could be significantly delayed or limited, which could materially adversely affect our business, financial condition or results of operations.

Our substantial level of indebtedness could adversely affect our cash flow, our business, financial condition or results of operations and our ability to remain in compliance with financial covenants and fulfill our debt obligations.

We have a significant amount of indebtedness. As of June 30, 2014, we had approximately $336.1 million of indebtedness outstanding (including unamortized discounted premium thereon). After giving effect to this offering, and the application of the net proceeds from this offering as of December 31, 2013, we would have had approximately $             million of indebtedness outstanding (including unamortized discounted premium thereon).

Our substantial indebtedness could have important consequences. For example, it could:

•	make it more difficult for us to satisfy our payment obligations;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and changes in the industries we serve and in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt;

•	limit our ability to borrow additional funds for working capital, capital expenditures and other general corporate purposes; and

•	limit our ability to refinance our indebtedness, including the notes.

The Credit Facility and the Indenture impose significant operating and financial restrictions on us that may prevent us from engaging in transactions that might benefit us, including responding to changing business and economic conditions or securing additional financing, if needed.

The terms of the Credit Facility and the Indenture governing the notes contain customary events of default and covenants that prohibit us and our subsidiaries from taking certain actions without satisfying certain conditions, financial tests (including a minimum fixed charge coverage ratio) or obtaining the consent of the lenders. These restrictions, among other things, limit our ability to:

•	divest our assets;

•	incur additional indebtedness;

•	create liens against our assets;

•	enter into certain mergers, joint ventures, and consolidations or transfer all or substantially all of our assets;

•	make certain investments and acquisitions;

•	prepay indebtedness;

•	make certain payments and distributions;

•	pay dividends;

•	engage in certain transactions with affiliates; and

•	act outside the ordinary course of business.

In particular, our Credit Facility permits us to borrow up to $50.0 million, subject to borrowing base determinations and certain other restrictions. The Credit Facility contains financial covenants that require that we not permit our annual capital expenditures to exceed $20.0 million (plus any permitted carry over). We are also required to comply with additional financial covenants upon the occurrence of a Triggering Event, as defined in the Credit Facility. A Triggering Event is deemed to have occurred when our undrawn availability under the Credit Facility fails to equal at least $10.0 million measured as of the last day of each month for two consecutive month-ends. A Triggering Event will cease to be continuing when our undrawn availability for three consecutive months equals at least $20.0 million measured as of the last day of each such month. Upon the occurrence and during the continuance of a Triggering Event, we are required to meet the following financial covenants:

•	maintain, as of the end of each fiscal quarter, for the trailing four quarters then ended, a ratio of EBITDA (as defined in the Credit Facility) less non-financed capital expenditures (but only to the extent made after the occurrence of a Triggering Event) to Fixed Charges (as defined in the Credit Facility) of at least 1.25 to 1.00; and

•	not permit our ratio of total indebtedness to trailing twelve month EBITDA, as of the last day of a fiscal quarter, to exceed 6.00 to 1.00 from January 1, 2014 through June 30, 2014, 5.50 to 1.00 from July 1, 2014 through December 31, 2014, or 5.00 to 1.00 beginning January 1, 2015.

Should we be unable to comply with the terms and covenants of the Credit Facility, we would be required to obtain further modifications of the Credit Facility or secure another source of financing to continue to operate our business. A default could also result in the acceleration of our obligations under the Credit Facility. If that should occur, we may be unable to repay all of our obligations under the Credit Facility, which could force us to sell significant assets or allow our assets to be foreclosed upon. In addition, these covenants may prevent us from engaging in transactions that benefit us, including responding to changing business and economic conditions or securing additional financing, if needed. Our business is capital intensive and, to the extent we need additional financing, we may not be able to obtain such financing at all or on favorable terms, which may adversely affect our business, financial condition or results of operations. Had we been required to meet these ratio tests as of June 30, 2014, we would not have met either the Fixed Charge Coverage Ratio or the Leverage Ratio.

Further, the terms of the Indenture governing the notes require us to meet certain ratio tests, on a pro forma basis giving effect to such transactions, before engaging in certain transactions, including incurring additional debt outside of the Credit Facility and making restricted payments, subject, in each case, to certain exceptions. We must meet a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 in order to make restricted payments or incur additional debt, and we must meet a Total Leverage Ratio test of not greater than 2.50 to 1.00 in order to secure any additional debt (each defined in the Indenture). Excluding the merger with Multiband, with respect to which holders of the notes waived compliance with both ratios, we have not entered into any transaction that requires us to meet these tests as of June 30, 2014. Had we been required to meet these ratio tests as of June 30, 2014, we would not have met either the Fixed Charge Coverage Ratio or the Total Leverage Ratio. We do not anticipate that we will meet the Fixed Charge Coverage Ratio unless our EBITDA is increased and our fixed charges associated with the debt to be retired with the proceeds of this offering is no longer included in the trailing twelve months’ Fixed Charge Coverage Ratio calculation. As a result, we would not be able to make certain restricted payments or incur indebtedness unless (i) we obtain an amendment or waiver to the Indenture and related documents in order to make such restricted payment or incur such indebtedness or (ii) such additional indebtedness or restricted payment were specifically permitted by the Indenture, such as borrowings under the Credit Facility.

As a result of these covenants and restrictions, we are limited in how we conduct our business and we may be unable to raise additional debt financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure you that we will be able to obtain or maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lender and/or amend these covenants.

Our ability to borrow under the Credit Facility is subject to fluctuations of our borrowing base calculation due to the amount of our receivables with customers other than AT&T.

The borrowings available under the Credit Facility are subject to fluctuations in the calculation of a borrowing base, which is based on the value of our eligible accounts receivable and up to $10.0 million of eligible inventory. On May 8, 2014, we entered into an AT&T-sponsored vendor finance program to reduce our effective collection cycle time on AT&T invoices, but to facilitate the program, we amended the Credit Facility to remove the AT&T receivables as collateral thereunder. Our receivables with AT&T therefore no longer contribute to our borrowing base under the Credit Facility. While the maximum commitment on the Credit Facility remains at $50.0 million, we expect the net availability thereunder to decline compared to historical levels as a result of the elimination of the AT&T receivables from the borrowing base calculation. Assuming this program was in place as of December 31, 2013, the elimination of AT&T receivables from our borrowing base calculation would have caused our borrowing base under the Credit Facility to reduce from $50.0 million to $35.9 million and our availability for additional borrowings under the Credit Facility after giving effect to outstanding borrowings and letters of credit to reduce from $45.5 million to $31.4 million. At June 30, 2014, our borrowing base under the Credit Facility was $29.8 million and our availability for additional borrowings after giving effect to outstanding borrowings and letters of credit was $25.3 million. As a result, the availability under the Credit Facility fluctuates with the level of receivables with customers other than AT&T and reduces as we collect receivables or if they are not paid within a certain period of time. If the value of our eligible inventory were to significantly decrease, it could also reduce our borrowing capacity. If our borrowing base is reduced below the level of outstanding borrowings on the Credit Facility, then a portion of the outstanding indebtedness under the Credit Facility could become due and payable. If that should occur, we may be forced to use the proceeds from the collection of receivables to repay the facility or we may be unable to repay all of our obligations under the Credit Facility, which could force us to sell significant assets or allow our assets to be foreclosed upon. Should our liquidity needs exceed our cash on hand and borrowings available under the Credit Facility, we would be required to obtain modifications of the Credit Facility or secure another source of financing to continue to operate our business, which may not be available at a favorable price, or at all.

Failure to manage our planned growth could place a significant strain on our resources.

Our ability to successfully implement our business plan requires an effective plan for managing our future growth. We plan to increase the scope of our operations. Current and future expansion efforts will be expensive and may significantly strain our managerial and other resources and ability to manage working capital. We cannot be certain that our infrastructure will be adequate to support our operations as they expand. To manage future growth effectively, we must manage expanded operations, integrate new personnel and maintain and enhance our financial and accounting systems and controls. If we do not manage growth properly, it could harm our business, financial condition or results of operations and make it difficult for us to satisfy our obligations under the notes.

We may be unsuccessful in achieving our organic growth strategies, which could limit our revenue growth. Our ability to generate organic growth will be affected by, among other factors, our ability to:

•	expand the range of services we offer to customers to address their evolving network needs;

•	attract new customers;

•	increase the number of projects performed for existing customers;

•	achieve the estimated revenue we announced from new customer contracts;

•	hire and retain qualified employees;

•	expand geographically, including internationally; and

•	address the challenges presented by difficult economic or market conditions that may affect us or our customers.

Many of the factors affecting our ability to generate organic growth may be beyond our control, and we cannot be certain that our strategies for achieving internal growth will occur or be successful.

Our business strategy includes the entrance into several markets in which we have little or no experience, which may not be successful and could be costly.

As part of our growth strategy, in addition to our entrance into the satellite television and broadband installation markets in connection with the acquisition of Multiband, we have entered into other markets, including the enterprise and government telecommunications infrastructure markets. We have little or no experience in these markets. As we enter new markets, we will face new technological and operational risks and challenges with which we are unfamiliar and may incur significant costs. Entering new markets requires substantial management efforts and skills to mitigate these risks and challenges. Our lack of experience with certain of these new markets may result in unsuccessful new market entries. If we do not manage our entry into new markets properly, these costs and risks could harm our business, financial condition or results of operations.

If we are unable to integrate the operations of Multiband, or any future acquisitions successfully, our operating results and prospects could be harmed.

We may not be able to successfully integrate the operations of Multiband and if we complete other acquisitions in the future, such acquired companies with our other operations without substantial costs, delays or other operational or financial problems. Integrating acquired companies involves a number of special risks that could materially and adversely affect our business, financial condition, results of operations and prospects, including:

•	failure of acquired companies to achieve the results we expect;

•	diversion of management’s attention from operational matters;

•	difficulties integrating the operations and personnel of acquired companies;

•	uncertainty of entry into markets in which we have limited or no experience and in which competitors have stronger market positions;

•	inability to retain key personnel of acquired companies;

•	risks associated with unanticipated events or liabilities;

•	the potential disruption of our business; and

•	the difficulty of maintaining uniform standards, controls, procedures and policies, including an effective system of internal control over financial reporting.

If one of our acquired companies suffers customer dissatisfaction or performance problems, the reputation of that or our entire company could be materially and adversely affected. In addition, future acquisitions could result in issuances of equity securities that would reduce the ownership interest of our stockholders, the incurrence of debt, contingent liabilities, deferred stock-based compensation or expenses related to the valuation of goodwill or other intangible assets and the incurrence of large, immediate write-offs.

Our failure to continue to be certified as a minority business enterprise could reduce some of the opportunities available to us, which could reduce our revenue growth.

We are currently certified as a minority business enterprise by the National Minority Supplier Development Council. A substantial majority of our common stock is beneficially owned and controlled by persons deemed to be minorities. Certain of our current and potential customers consider the percentage of minority ownership and control of a company when awarding new business. Upon the consummation of this offering, we will cease to qualify as a minority business enterprise. However, we are seeking an exception to the qualification requirements from the National Minority Supplier Development Council. If for any reason we cease to be certified as a minority business enterprise by the National Minority Supplier Development Council or similar organization, then we may lose an advantage and not be selected for future business from current or potential customers who may benefit from purchasing our services as a result of our status as a certified minority business enterprise. The failure to obtain a potential project or customer as a result of our not being a minority business enterprise in the future may have a material adverse effect on our business, financial condition or results of operations.

Our business is seasonal and is affected by the capital planning and spending patterns of our customers, and we have adopted the completed contract method of accounting for construction and installation contracts, all of which expose us to variable quarterly results.

Our results of operations experience significant fluctuations because we have adopted the completed contract method of accounting for revenues and expenses from our construction and installation contracts.

Substantially all of our revenues are generated from construction and installation contracts. Because of the nature of our business, the vast majority of contracts are completed during the fourth quarter of each year. Under the completed contract method, we do not recognize revenue or expenses on contracts until we have substantially completed the contract. Accordingly, the vast majority of our revenues and costs are recognized during the fourth quarter of each year. For example, our fourth quarter revenues represented 38.5% of our total revenues for the year ended December 31, 2013. The recognition of revenue and expenses on contracts that span quarters may also cause our reported results of operations to experience significant fluctuations.

Additionally, we have historically experienced seasonal variations in our business, primarily due to the capital planning cycles of certain of our customers. Generally, AT&T’s annual capital plans are not finalized to the project level until sometime during the first three months of the year, resulting in reduced capital spending in the first quarter relative to the rest of the year. As a result, we have historically experienced, and may continue to experience, significant differences in operations results from quarter to quarter.

Our Field Services segment’s results of operations may also fluctuate significantly from quarter to quarter. Variations in our Field Services segment’s revenues and operating results occur quarterly as a result of a number of factors, including the number of customer engagements, employee utilization rates, the size and scope of assignments and general economic conditions. Because a significant portion of our Field Services segment’s expenses are relatively fixed, a variation in the number of customer engagements or the timing of the initiation or completion of those engagements can cause significant fluctuations in operating results from quarter to quarter.

As a result of these seasonal variations and our methodology for the recognition of revenue and expenses on projects, comparisons of operating measures between quarters may not be as meaningful as comparisons between longer reporting periods.

We may not accurately estimate the costs associated with our services provided under fixed price contracts, which could impair our business, financial condition or results of operations.

Substantially all of our revenues are derived from MSAs that are fixed-unit price contracts. Under these contracts, we set the price of our services on a per unit or aggregate basis and assume the risk that the costs associated with our performance may be greater than we anticipated. In addition to MSAs, we enter into contracts that require installation or construction of specified units within an infrastructure system. Under those agreements, we have also contractually agreed to a price per unit. If the actual costs to complete each unit exceed original estimates, our profitability will be adversely affected. These contracts also contain “most favored nation” clauses, which provide that if we perform services similar to those performed under these contracts to another customer on more favorable terms, then we must offer those same terms to our current customers and we might be required to reimburse our customers for amounts they have paid in the past. Future contracts might also contain similar “most favored nation” clauses. We are also required to immediately recognize the full amount of any expected losses on these projects if estimated costs to complete the remaining units for the projects exceed the revenue to be earned on such units. Our profitability is therefore dependent upon our ability to accurately estimate the costs associated with our services. These costs may be affected by a variety of factors, such as lower than anticipated productivity, conditions at the work sites differing materially from what was anticipated at the time we bid on the contract and higher costs of materials and labor resulting from inflation and other factors. These variations, along with other risks inherent in performing fixed-unit price contracts, may cause actual revenues and gross profits for a project to differ from those originally estimated, and as a result, certain agreements or projects could have lower margins than anticipated, or losses if actual costs for our contracts exceed our estimates, which could materially adversely affect our business, financial condition or results of operations.

Project performance issues, including those caused by third parties, or certain contractual obligations may result in additional costs to us, reductions in revenues or the payment of liquidated damages.

Many projects involve challenging engineering, procurement, construction or installation phases that may occur over extended time periods, sometimes over several years. We may encounter difficulties as a result of delays in designs, engineering information or materials provided by the customer or a third party, delays or difficulties in equipment and material delivery, schedule changes, delays from our customer’s failure to timely obtain permits or rights-of-way or meet other regulatory requirements, weather-related delays and other factors, some of which are beyond our control, that impact our ability to complete the project in accordance with the original delivery schedule. In addition, we contract with third-party subcontractors to assist us with the completion of contracts. Any delay or failure by suppliers or by subcontractors in the completion of their portion of the project may result in delays in the overall progress of the project or may cause us to incur additional costs, or both. Delays and additional costs may be substantial and, in some cases, we may be required to compensate the customer for such delays. Delays may also disrupt the final completion of our contracts as well as the corresponding recognition of revenues and expenses therefrom. In certain circumstances, we guarantee project completion by a scheduled acceptance date or achievement of certain acceptance and performance testing levels. Failure to meet any of our schedules or performance requirements could also result in additional costs or penalties, including liquidated damages, and such amounts could exceed expected project profit. In extreme cases, the above-mentioned factors could cause project cancellations, and we may be unable to replace such projects with similar projects or at all. Such delays or cancellations may impact our reputation or relationships with customers, adversely affecting our ability to secure new contracts.

Our subcontractors may fail to satisfy their obligations to us or other parties, or we may be unable to maintain these relationships, either of which may have a material adverse effect on our business, financial condition and results of operations.

We depend on subcontractors to complete work on certain of our projects. There is a risk that we may have disputes with subcontractors arising from, among other things, the quality and timeliness of work performed by the subcontractor, customer concerns about the subcontractor or our failure to extend existing task orders or issue new task orders under a subcontract. In addition, if any of our subcontractors fail to deliver on a timely basis the agreed-upon supplies and/or perform the agreed-upon services, then our ability to fulfill our obligations as a prime contractor may be jeopardized. In addition, the absence of qualified subcontractors with whom we have a satisfactory relationship could adversely affect the quality of our service and our ability to perform under some of our contracts. Any of these factors may have a material adverse effect on our business, financial condition or results of operations.

If the high demand for the limited supply of subcontractors in our industry persists or grows it may lead to higher subcontracting fees and the increased use of prepayment arrangements, which may harm our cash flow and profitability.

The current increase in the demand for deploying, upgrading and maintaining wireless networks and the limited supply of skilled subcontractors has made the competition to recruit qualified subcontractors intense and has led to higher fees for subcontracting services. Beginning in the first quarter of 2013, the increased demand for subcontractors also led to a change in the payment arrangements with certain of our subcontractors, which effectively resulted in an acceleration of our payment terms with these subcontractors, and due to our fixed-unit cost contracts, we were generally unable to pass these costs on to our customers. If the high demand for subcontractors persists, our subcontracting fees may continue to grow at a rate faster than we can offset with increased prices for our services, which may harm our profitability. Additionally, more subcontractors may begin requiring us to prepay for services or increase the fees they charge us for services, which could harm our financial condition and results of operations.

Material delays or defaults in customer payments could leave us unable to cover expenditures related to such customer’s projects, including the payment of our subcontractors.

Because of the nature of most of our contracts, we commit resources to projects prior to receiving payments from our customers in amounts sufficient to cover expenditures as they are incurred. In certain cases, these expenditures include paying our subcontractors who perform significant portions of our services. Delays in customer payments may require us to make a working capital investment or obtain advances from our Credit Facility. If a customer defaults in making its payments on a project or projects to which we have devoted significant resources, it could have a material adverse effect on our business, financial condition or results of operations and negatively impact the financial covenants with our lenders.

Certain of our employees and subcontractors work on projects that are inherently dangerous, and a failure to maintain a safe worksite could result in significant losses.

Certain of our project sites can place our employees and others in difficult or dangerous environments, including difficult and hard to reach terrain or locations high above the ground or near large or complex equipment, moving vehicles, high voltage or dangerous processes. Safety is a primary focus of our business and is critical to our reputation. Many of our clients require that we meet certain safety criteria to be eligible to bid on contracts. We maintain programs with the primary purpose of implementing effective health, safety and environmental procedures throughout our company. If we fail to implement appropriate safety procedures or if our procedures fail, our employees, subcontractors and others may suffer injuries. The failure to comply with such procedures, client contracts or applicable regulations could subject us to losses and liability and adversely impact our ability to obtain projects in the future.

Our failure to comply with the regulations of OSHA and other state and local agencies that oversee transportation and safety compliance could materially adversely affect our business, financial condition or results of operations.

OSHA establishes certain employer responsibilities, including maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by OSHA and various recordkeeping, disclosure and procedural requirements. Various standards, including standards for notices of hazards and safety in excavation and demolition work may apply to our operations. We have incurred, and will continue to incur, capital and operating expenditures and other costs in the ordinary course of business in complying with OSHA and other state and local laws and regulations, and could incur penalties and fines in the future, including in extreme cases, criminal sanctions.

While we have invested, and will continue to invest, substantial resources in occupational health and safety programs, our industry involves a high degree of operational risk and is subject to significant liability exposure. We have suffered employee injuries in the past and may suffer additional injuries in the future. Serious accidents of this nature may subject us to substantial penalties, civil litigation or criminal prosecution, and Multiband, which we recently acquired, has an OSHA incident rating higher than industry average. Personal injury claims for damages, including for bodily injury or loss of life, could result in substantial costs and liabilities, which could materially and adversely affect our business, financial condition or results of operations. In addition, if our safety record were to substantially deteriorate, or if we suffered substantial penalties or criminal prosecution for violation of health and safety regulations, customers could cancel existing contracts and not award future business to us, which could materially adversely affect our business, financial condition or results of operations.

We are self-insured against many potential liabilities.

Although we maintain insurance policies with respect to automobile liability, general liability, workers’ compensation and employee group health claims, those policies are subject to high deductibles, and we are self-insured up to the amount of the deductible. Because most claims against us do not exceed the deductibles under our insurance policies, we are effectively self-insured for substantially all claims. In addition, we are self-insured on our medical coverage up to a specified annual maximum of costs. If our insurance claims increase or if costs exceed our estimates of insurance liabilities, we could experience a decline in profitability and liquidity, which would materially adversely affect our business, financial condition or results of operations.

Warranty claims resulting from our services could have a material adverse effect on our business, financial condition or results of operations.

We generally warrant the work we perform within our Professional Services and Infrastructure Services segments for one- to two-year periods following substantial completion of a project, subject to further extensions of the warranty period following repairs or replacements. While costs that we have incurred historically under our warranty obligations have not been material, the costs associated with such warranties, including any warranty related legal proceedings, could have a material adverse effect on our business, financial condition or results of operations.

Our operations may impact the environment or cause exposure to hazardous substances, our properties may have environmental contamination, and our failure to comply with environmental laws, each of which could result in material liabilities.

Our operations are subject to various environmental laws and regulations, including those dealing with the handling and disposal of waste products. Certain of our current and historical construction operations have used hazardous materials and, to the extent that such materials are not properly stored, contained or recycled, they could become hazardous waste. A portion of the work we perform is also in underground environments. If the field location maps supplied to us are not accurate, or if objects are present in the soil that are not indicated on the field location maps, our underground work could strike objects in the soil containing pollutants and result in a rupture and discharge of pollutants and other damages. In such cases, we could be liable for fines or damages. Additionally, some of our contracts require that we assume the environmental risk of site conditions and require that we indemnify our customers for any damages, including environmental damages incurred in connection with our projects.

We may also be subject to claims under various environmental laws and regulations, federal and state statutes and/or common law doctrines for toxic torts and other damage caused by us, as well as for natural resource damages and the investigation and clean up of soil, surface water, groundwater and other media under laws such as the Comprehensive Environmental Response, Compensation, and Liability Act. Such claims may arise, for example, out of current or former conditions at project sites, current or former properties owned or leased by us, and contaminated sites that have always been owned or operated by third parties. Liability may be imposed without regard to fault and may be strict, joint and several, such that we may be held responsible for more than our share of any contamination or other damages, or even for the entire share, and may be unable to obtain reimbursement from the parties causing the contamination.

New environmental laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination or leaks, or the imposition of new clean-up requirements could also require us to incur significant costs or become the basis for new or increased liabilities that could have a material negative impact on our business, financial condition or results of operations.

Increases in the costs of fuel could reduce our operating margins.

The price of fuel needed to run our vehicles and equipment is unpredictable and fluctuates based on events outside of our control, including geopolitical developments, supply and demand for oil and gas, actions by the Organization of the Petroleum Exporting Countries and other oil and gas producers, war and unrest in oil producing countries, regional production patterns and environmental concerns. Most of our contracts do not allow us to adjust our pricing. Any increase in fuel costs could have a material adverse effect our business, financial position or results of operations. Accordingly, any increase in fuel costs could materially adversely affect our business, financial condition or results of operations.

If we are unable to implement and maintain effective internal control over financial reporting in the future, our ability to produce accurate financial statements could be impaired, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may decline.

As a public company, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. In addition, beginning with our 2014 annual report on Form 10-K to be filed in 2015, we will be required to furnish a report by management on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We are in the process of designing, implementing and testing the internal control over financial reporting required to comply with this obligation, which process is time consuming, costly and complicated. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting beginning with our annual report on Form 10-K following the date on which we are no longer an “emerging growth company,” which may be up to five full years following the date of this offering. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

In connection with the audit of our financial statements for the year ended December 31, 2011 both we and our auditors identified accounting errors and internal control deficiencies that collectively called into question our ability to properly apply the percentage of completion method of accounting to our long-term construction contracts, which is the method that we had historically applied to recognize revenue on our long-term construction contracts. After consultations with KPMG LLP and with the SEC Staff, we concluded that the completed contract method of accounting would be a more appropriate and reliable method under which to recognize revenue from our construction contracts. Accordingly, we restated our financial statements for each of the three years ended December 31, 2011 so that our revenues from construction contracts were recognized using the completed contract method, which we have also applied in the preparation of our financial statements for the years ended December 31, 2012 and 2013. We incurred costs of approximately $8.1 million and $3.4 million for the years ended December 31, 2012 and 2013, respectively, to restate our financial statements and implement processes and procedures to capture results on the completed contract method of accounting.

We evaluated deficiencies identified in connection with the preparation and audit of our consolidated financial statements for the fiscal year ended December 31, 2013 in accordance with the framework developed by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control—Integrated Framework. The following control deficiency represents a material weakness in our internal control over financial reporting as of December 31, 2013:

•	Purchasing and Inventory Management: We did not maintain sufficient controls over our purchasing and inventory management process. Specifically (a) the controls surrounding the tracking of inventory movements between warehouses and job sites was not sufficient to ensure that inventory was appropriately recorded and that inventory not used at job sites was returned to warehouses on a timely basis; and (b) controls and processes to properly match returned inventory to the appropriate project to ensure accurate project costs and profitability either were not present or did not operate effectively.

During the quarter ended June 30, 2013, we also identified a control deficiency that represented a material weakness in our internal control over financial reporting as of March 31, 2013 related to controls surrounding the Company’s adoption of processes used to capture results based upon the completed contract method of accounting.

Our actions to improve internal financial accounting controls may not be sufficient to mitigate these material weaknesses. There may be additional material weaknesses in our control environment now or in the future, requiring corrective action to improve our financial and accounting controls. In addition, implementing any appropriate changes to our internal controls may entail substantial costs in order to modify our existing accounting and information technology systems, may take a significant period of time to complete and may distract our officers, directors and employees from the operation of our business. Any failure to maintain adequate internal control over financial reporting, or consequent inability to produce accurate financial statements, could increase our operating costs and could materially impair our ability to operate our business.

The requirements of being a public company may strain our resources and divert management’s attention.

We only recently began reporting with the SEC. As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of NASDAQ and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act, compliance with these rules and regulations will nonetheless increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business, brand and reputation and results of operations.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

The need to establish and maintain the corporate infrastructure demanded of a public reporting company may divert management’s attention from implementing our business and growth strategies, which could prevent us from improving our business, results of operations and financial condition. Based on management’s estimates, we anticipate that we will incur approximately $2.5 million per year of cost as a result of being a public reporting company, including legal, audit, printing and other costs, although unforeseen circumstances could increase actual costs. These costs are not fully reflected in our audited financial statements.

We depend on a limited number of key personnel who would be difficult to replace.

We depend, in part, on the performance of Ron Hill, our Chief Executive Officer and President, John Goodman, our Executive Chairman, and Cari Shyiak, our Chief Operating Officer, to operate and grow our business. We previously depended, in part, on Randal S. Dumas, our former Chief Financial Officer, Scott E. Pickett, our former Chief Marketing Officer and Executive Vice President of Strategic Planning and Mergers and Acquisitions, and James L. Mandel, who served as Multiband’s Chief Executive Officer. The loss of any of Messrs. Hill, Goodman or Shyiak could negatively impact our ability to execute our business strategies. Although we have entered into employment agreements with Messrs. Hill, Goodman and Shyiak, we may be unable to retain them or replace any of them if we lose their services for any reason. We recently amended our bylaws to provide that our Chief Executive Officer will be responsible for the general supervision and management of the Company and our Executive Chairman will be responsible for, among other things, providing advice and counsel to our Chief Executive Officer in areas such as corporate and strategic planning and policy, mergers and acquisitions, corporate objectives, annual financial budgets, capital expenditures, evaluating and hiring employees, and communicating with investment bankers, lenders or other financial sponsors. Mr. Goodman remains a critical and integral part of our day-to-day business. While his duties have changed, Mr. Goodman has simply redeployed his executive experience gained through continuous service to our business as our co-founder to manage both short- and long-term future business strategy. In connection with the amendment to our bylaws, we and Mr. Goodman amended and restated Mr. Goodman’s employment agreement to, among other things, extend the term of his employment to a period of three years. Mr. Goodman has advised us that he has no plans to leave the Company. We cannot assure you, despite Mr. Goodman’s expressed interest in continuing in his position with the Company, that we will not suffer adverse impacts to the Company as a result of this transition, nor can we assure you that we will not suffer adverse impacts as a result of the losses of Messrs. Dumas, Mandel or Pickett.

If we are unable to attract and retain qualified and skilled employees, we may be unable to operate efficiently, which could materially adversely affect our business, financial condition or results of operations.

Our business is labor intensive, and some of our operations experience a high rate of employee turnover. Given the nature of the highly specialized work we perform, many of our employees are trained in and possess specialized technical skills. At times of low unemployment rates of skilled laborers in the areas we serve, it can be difficult for us to find qualified and affordable personnel. We may be unable to hire and retain a sufficient skilled labor force necessary to support our operating requirements and growth strategy. Our labor expenses may increase as a result of a shortage in the supply of skilled personnel. We may also be forced to incur significant training expenses if we are unable to hire employees with the requisite skills. Labor shortages or increased labor or training costs could materially adversely affect our business, financial condition or results of operations.

In the ordinary course of business, we extend unsecured credit to our customers for purchases of our services or may provide other financing or investment arrangements, which subjects us to potential credit or investment risk that could, if realized, adversely affect our business, financial condition or results of operations.

In the ordinary course of business, we extend unsecured credit to our customers. As of June 30, 2014, this credit amounted to $85.4 million. We may also agree to allow our customers to defer payment on projects until certain milestones have been met or until the projects are substantially completed, and customers typically withhold some portion of amounts due to us as retainage. In addition, we may provide other forms of financing in the future to our customers or make investments in our customers’ projects, typically in situations where we also provide services in connection with the projects. Our payment arrangements with our customers subject us to potential credit risk related to changes in business and economic factors affecting our customers, including material changes in our customers’ revenues or cash flows. These changes may also reduce the value of any financing or equity investment arrangements we have with our customers. If we are unable to collect amounts owed to us, our cash flows would be reduced and we could experience losses if the uncollectible amounts exceeded current allowances. We would also recognize losses with respect to any investments that are impaired as a result of our customers’ financial difficulties. Losses experienced could materially and adversely affect our business, financial condition or results of operations. The risks of collectability and impairment losses may increase for projects where we provide services as well as make a financing or equity investment.

We may be unable to obtain sufficient bonding capacity to support certain service offerings, and the need for performance and surety bonds may reduce our availability under the Credit Facility.

Certain of our contracts require performance and payment bonds. If our business continues to grow, our bonding requirements may increase under these and other contracts we obtain. If we are unable to renew or obtain a sufficient level of bonding capacity in the future, we may be precluded from being able to bid for certain contracts or successfully contract with certain customers. In addition, even if we are able to successfully renew or obtain performance or payment bonds, we may be required to post letters of credit in connection with the bonds, which would reduce availability under the Credit Facility.

Our inability to adequately protect the confidential aspects of our technology and the products and services we sell could materially weaken our operations.

We rely on a combination of trade secret, copyright and trademark laws, license agreements, and contractual arrangements with certain key employees to protect our proprietary rights and the proprietary rights of third parties from whom we license intellectual property. The legal protections afforded to us or the steps that we take may be inadequate to prevent misappropriation of our intellectual property. If it was determined that we have infringed or are infringing on the intellectual property rights of others, we could be required to pay substantial damages or stop selling products and services that contain the infringing intellectual property, which could have a material adverse effect on our business, financial condition and results of operations. In such a case, we may be unable to develop non-infringing technology or obtain a license on commercially reasonable terms, or at all. Our success depends in part on our ability to protect the proprietary and confidential aspects of our technology and the products and services that we sell or utilize.

Claims, lawsuits and proceedings and contract disputes, including those related to our construction business, could materially adversely affect our business, financial condition or results of operations.

We are subject to various claims, lawsuits and proceedings and contract disputes that arise in the ordinary course of business. In particular, our construction activities expose us to increased risk because design, construction or systems failures can result in substantial bodily injury or damage to third parties. These actions may seek, among other things, compensation for alleged personal injury, workers’ compensation, employment discrimination, breach of contract, property damage, punitive damages, civil penalties or other losses, consequential damages, or injunctive or declaratory relief. In addition, pursuant to our service agreements, we generally indemnify our customers for claims related to the services we provide. Claimants may seek large damage awards and defending claims can involve significant costs. When appropriate, we establish reserves against these items that we believe to be adequate in light of current information, legal advice and professional indemnity insurance coverage, and we adjust such reserves from time to time according to case developments. If our reserves are inadequate, or if in the future our insurance coverage proves to be inadequate or unavailable, or if there is an increase in liabilities for which we self-insure, we could experience a reduction in our profitability and liquidity. Furthermore, if there is a customer dispute regarding performance of project services, the customer may decide to delay or withhold payment to us. An adverse determination on any such liability claim, lawsuit or proceeding, or delayed or withheld payments from customers in contract disputes, could have a material adverse effect on our business, financial condition or results of operations. In addition, liability claims, lawsuits and proceedings or contract disputes may harm our reputation or divert management resources away from operating our business.

If we are unable to manage our growth profitably, our business, financial results and cash flow could suffer.

Our future financial results will depend in part on our ability to profitably manage our growth on a combined basis with Multiband. Management will need to maintain existing customers and attract new customers, recruit, retain and effectively manage employees, as well as expand operations and integrate customer support and financial control systems. If integration-related expenses and capital expenditure requirements are greater than anticipated, or if we are unable to manage our growth profitably, our financial results and our cash flow may decline.

The historical and unaudited pro forma financial information included elsewhere in this prospectus may not be representative of our actual results as a combined company, and accordingly, you have limited financial information on which to evaluate the combined company and your investment decision.

We, CSG and Multiband have limited prior history as a combined entity and our operations have not previously been managed on a combined basis. As a result, the pro forma financial information, which was prepared in accordance with Article 11 of Regulation S-X, is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the merger with Multiband been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the combined company. The pro forma financial information does not reflect future nonrecurring charges resulting from the merger with Multiband or future events that may occur, including restructuring activities or other costs related to the integration of Multiband, and does not consider potential impacts of current market conditions on revenues, expense efficiencies or asset dispositions. The pro forma financial information presented in this prospectus is based in part on certain assumptions regarding the merger with Multiband that we believe are reasonable under the circumstances. However our assumptions may not prove to be accurate over time. Investors should not place any undue reliance on the pro forma financial information.

The Field Services segment is highly dependent on our strategic alliance with DIRECTV and a major alteration or termination of that alliance could adversely affect our business.

The Field Services segment is highly dependent on our relationship with DIRECTV. Our current MSA with DIRECTV was extended in December 2013 and expires on December 31, 2017. The term of this agreement automatically renews for additional one-year periods unless either DIRECTV or we give written notice of termination at least 90 days in advance of expiration of the then current term.

The agreement can be terminated on 180 days’ notice by either party. Although DIRECTV may not terminate the agreement if it were to complete its proposed merger with AT&T Inc., the agreement does not require DIRECTV to undertake any work with us. DIRECTV may also change the terms of its agreement with us, and has done so to Multiband in the past, to terms that are more favorable to DIRECTV. Any adverse alteration or termination of our agreement with DIRECTV would have a material adverse effect on our business. In addition, a significant decrease in the number of jobs we complete for DIRECTV could have a material adverse effect on our business, financial condition and results of operations.

Multiband may have liabilities that are not known, probable or estimable at this time.

As a result of the merger with Multiband, Multiband became our subsidiary and we effectively assumed all of its liabilities, whether or not asserted. There could be unasserted claims or assessments that we failed or were unable to discover or identify in the course of performing due diligence investigations of Multiband. In addition, there may be liabilities that are neither probable nor estimable at this time that may become probable and estimable in the future. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business. We may learn additional information about Multiband that adversely affects us, such as unknown, unasserted or contingent liabilities and issues relating to compliance with applicable laws.

The merger with Multiband and our recent acquisition of CSG makes evaluating our operating results difficult given the significance of these transactions, and the historical and unaudited pro forma financial information may not give you an accurate indication of how we will perform in the future.

The merger with Multiband and the acquisition of CSG may make it more difficult for us to evaluate and predict our future operating performance. Neither our historical results of operations, nor the separate pre-acquisition financial information of Multiband, fully reflect the acquisitions of CSG and Multiband; accordingly, such historical financial information does not necessarily reflect what our financial position, operating results and cash flows will be in the future on a consolidated basis following the acquisitions of CSG and Multiband. While we have included in this prospectus unaudited pro forma financial information giving effect to the merger with Multiband and the offering of the common stock and the use of proceeds thereof, such pro forma information does not purport to represent, and should not be relied upon as reflecting, what our financial position, results of operations or cash flows actually would have been if the transactions referred to therein had been consummated on the dates or for the periods indicated, or what such results will be for any future date or any future period.

Our future results of operations could be adversely affected if the goodwill recorded in connection with the merger with Multiband or any recent acquisitions subsequently requires impairment.

Upon completing the merger with Multiband, we recorded an asset called “goodwill” equal to the excess amount we paid for Multiband over the fair values of the assets and liabilities acquired and identified intangible assets to be allocated to Multiband. We also recorded goodwill in connection with the acquisitions of the assets of CSG and DBT. The amount of goodwill on our consolidated balance sheet increased substantially as a result of the merger with Multiband. Accounting Standards Codification Topic 350 from the Financial Accounting Standards Board provides specific guidance for testing goodwill and other non-amortized intangible assets for impairment. The testing of goodwill and other intangible assets for impairment requires us to make significant estimates about our future performance and cash flows, as well as other assumptions. These estimates can be affected by numerous factors, including changes in the definition of a business segment in which we operate; changes in economic, industry or market conditions; changes in business operations; changes in competition; or potential changes in the share price of our common stock and market capitalization. Changes in these factors, or changes in actual performance compared with estimates of our future performance, could affect the fair value of goodwill or other intangible assets, which may result in an impairment charge. We cannot accurately predict the amount or timing of any impairment of assets. Should the value of our goodwill or other intangible assets become impaired, it could have a material adverse effect on our consolidated results of operations and could result in our incurring net losses in future periods.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be significantly limited.

As of June 30, 2014, we had federal net operating loss carryforwards, or NOLs, of $85.6 million and state NOLs of $169.8 million. If not used, the federal NOLs will begin to expire in 2027 and the state NOLs will begin to expire in 2014. In addition, as of June 30, 2014, Multiband had generated NOLs of approximately $18.2 million to reduce future federal taxable income and $45.7 million to reduce future state taxable income. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOLs and other pre-change tax attributes, such as research tax credits, to offset its post-change income and taxes may be limited. In general, an “ownership change” generally occurs if there is a cumulative change in our ownership by 5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. We have performed a Section 382 study under the Code and determined that Multiband has had a total of five ownership changes since 1999. As a result of these ownership changes, Multiband’s ability to utilize its NOLs is limited. Federal NOLs are limited to a total of $18.2 million, consisting of annual amounts of $1.1 million in 2014 and for each of the years thereafter. State NOLs are limited to a total of approximately $44.1 million.

As of December 31, 2013, we did not meet the requirements in accordance with GAAP to support that it is more likely than not that some portion or all of the deferred tax assets will be realized; therefore, a valuation allowance of $17.6 million was recorded as of December 31, 2013. The valuation allowance recorded against these NOLs does not limit or preclude us from fully utilizing these NOLs should we generate taxable income in future periods.

Risks Related to Our and Our Customers’ Industries

We are vulnerable to economic downturns and the cyclical nature of the telecommunications industry and particularly the wireless telecommunications industry, which could reduce capital expenditures by our customers and result in a decrease in demand for our services.

The demand for our services has been, and will likely continue to be, cyclical in nature and vulnerable to general downturns in the U.S. economy. In addition, because a substantial portion of our revenue is derived from customers within the telecommunications industry, we are vulnerable to the cyclical nature of the telecommunications industry and the capital expenditures of these customers. The wireless telecommunications market, in which many of our existing and potential customers compete, is particularly cyclical in nature and vulnerable to downturns in the overall telecommunications industry. During an economic downturn, our customers may not have the ability or desire to continue to fund capital expenditures for infrastructure, may determine to outsource less work or may have difficulty in obtaining financing. Any of these factors could result in the delay, reduction or cancellation of projects, which could result in decreased demand for our services and could materially adversely affect our business, financial condition or results of operations.

Our profitability and liquidity could decline if our customers reduce spending, are unable to pay for our services or fail to implement new technology.

Stagnant or declining economic conditions have adversely impacted the demand for our services and resulted in the delay, reduction or cancellation of projects and may continue to adversely affect us in the future. In addition, a reduction in cash flows or the lack of availability of debt or equity financing for our customers may result in a reduction in our customers’ spending for our services and may also impact the ability of our customers to pay amounts owed to us. Network services providers, including certain of our customers, may not continue to upgrade their wireless networks as technology advances or maintain and expand their network capacities and coverage. The occurrence of any of these events could have a material adverse effect on our business, financial condition or results of operations and our ability to grow.

Our industries are highly competitive, which may reduce our market share and harm our business, financial condition or results of operations.

Our industries are highly fragmented, and we compete with other companies in most of the markets in which we operate, ranging from small independent firms servicing local markets to larger firms servicing regional and national markets. There are relatively few barriers to entry into certain of the markets in which we operate, and, as a result, any organization that has adequate financial resources and access to technical expertise and skilled personnel may become one of our competitors.

Most of our customers’ work is awarded through a bid process. Consequently, price is often a significant factor in determining which service provider is selected, especially on smaller, less complex projects. Smaller competitors are sometimes able to win bids for these projects based on price alone due to their lower costs and financial return requirements. If we are unsuccessful in bidding on these projects, or if our ability to win such projects requires that we accept lesser margins, our business, financial condition or results of operations could be materially and adversely affected.

We also face competition from existing or prospective customers that employ in-house personnel to perform some of the same types of services we provide. For example, OEMs are increasingly bundling their equipment and software with ongoing services to provide complete managed services to their service provider customers. Our success depends upon the continued trend by our customers to outsource their network design, construction and project management needs. If this trend does not continue or is reversed and communication service providers and network equipment vendors elect to perform more of these tasks themselves, our business, financial condition or results of operations may be adversely affected due to the decline in the demand for our services.

Our business growth depends in part upon demand for wireless data services on wireless networks and related infrastructure build outs and demand for broadband and expanded satellite television services and the overall appeal of DIRECTV’s products and services.

We expect that an important component of our revenue growth will be sales to telecommunications service providers as they build out their network infrastructure and accommodate increased demand for wireless data services. The demand for wireless data services may decrease or may grow more slowly than expected. Any such decrease in the demand or slowing rate of growth could have a material adverse effect on our business. In addition, if the evolution to next generation technology, including small cell and DAS, does not materialize for any reason, such as lack of cost-effectiveness, then this may have an adverse impact on our business growth and revenues. Delays in the introduction of new wireless networks, the failure of these services to gain widespread acceptance or the ineffective marketing of these services may reduce the demand for our services, which could have a material adverse effect on our business, financial condition or results of operations.

We also anticipate that future revenue in the Field Services business will be dependent upon public acceptance of broadband and expanded satellite television services and the overall appeal of DIRECTV’s products and services to consumers. Acceptance of these services is partially dependent on the infrastructure of the internet and satellite television, which is beyond our control. In addition, newer technologies, such as video-on-demand and delivery of programming content over the internet, are being developed, which could have a material adverse effect on our competitiveness in the marketplace if it is unable to adopt or deploy such technologies. A decline in the popularity of existing products and services or the failure of new products and services to achieve and sustain market acceptance could result in reduced overall revenues, which could have a material adverse effect on our business, financial condition and results of operations. Consumer preferences with respect to entertainment are continuously changing, are difficult to predict and can vary over time. DIRECTV’s current products and services may not continue to be popular for any significant period of time, and any new products and services may not achieve commercial acceptance. Changes in consumer preferences may reduce the demand for our services, which could have a material adverse effect on our business, financial condition or results of operations.

Our customers are highly regulated, and the addition of new laws or regulations or changes to existing laws, regulations or technology may adversely impact demand for our services and the profitability of those services.

We derive, and anticipate that we will continue to derive, the vast majority of our revenue from customers in the telecommunications and subscription television industries. Our telecommunications and subscription television customers are subject to legislation enacted by Congress, and regulated by various federal, state and local agencies, including the FCC, and state public utility commissions, and are subject to rapid changes in governmental regulation and technology. These bodies might modify or interpret the application of their laws or regulations in a manner that is different than the way such regulations are currently applied or interpreted and may impose additional laws or regulations. If existing, modified or new laws or regulations have an adverse effect on our customers and adversely impact the profitability of the services they provide, demand for our services may be reduced. Changes in technology may also reduce the demand for the services we provide. The research and development of new and innovative technologically advanced products, including upgrades to current products and new generations of technologies, is a complex and uncertain process requiring high levels of innovation and investment, as well as accurate anticipation of technology and market trends. Our failure to rapidly adopt and master new technologies as they are developed in our industries could have a material adverse effect on our business, financial condition or results of operations.

Mergers, consolidations or other strategic transactions in the wireless communications industry could weaken our competitive position, reduce the number of our customers and adversely affect our business.

The wireless communications industry may continue to experience consolidation and an increased formation of alliances among carriers and between carriers and other entities. Should one of our customers or a competitor, merge, consolidate, partner or enter into a strategic alliance with another carrier, OEM or competitor, this could have a material adverse impact on our business. Such a merger, consolidation, partnership or alliance may cause us to lose a wireless carrier or OEM customer or require us to reduce prices as a result of enhanced customer leverage or changes in the competitive landscape, which would have a negative effect on our business, revenues and profitability. We may not be able to expand our base of customers to offset revenue declines if we lose a material customer. These events could reduce our revenue and adversely affect our operating results.

Risks Related to Our Common Stock

The market price of our common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price, if at all.

The initial public offering price for our common stock will be determined through negotiations between the underwriters and us and may vary from the market price of our common stock following our initial public offering. If you purchase shares of our common stock in this offering, you may not be able to resell those shares at or above the initial public offering price, if at all. We cannot assure you that the initial public offering price of our common stock, or the market price following this offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to this offering. The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	actual or anticipated fluctuations in our revenues and results of operations;

•	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•	increase or loss of customers;

•	fluctuations in product sales mix;

•	changes in our pricing strategy or those of our competitors;

•	developments in new legislation and pending lawsuits or regulatory actions, including interim or final rulings by judicial or regulatory bodies;

•	lawsuits threatened or filed against us;

•	actual or anticipated changes in our growth rate relative to those of our competitors;

•	announcements of technological innovations or new services offered by us or our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital-raising activities or commitments;

•	additions or departures of key personnel;

•	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or investor expectations;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	additional shares of our common stock being sold into the market by us or our existing stockholders or the anticipation of such sales, including if existing stockholders sell shares into the market when applicable “lock-up” periods end;

•	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

•	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events; and

•	general economic and market conditions.

Furthermore, in the past several years the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies.

These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our common stock. If the market price of our common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could adversely affect our business, results of operations and financial condition.

Future sales of our common stock in the public market could cause the price of our common stock to decline.

Sales of a substantial number of shares of our common stock in the public market after our initial public offering, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. After this offering, we will have outstanding              shares of common stock, based on the number of shares of our common stock outstanding as of June 30, 2014. This number includes              shares that we and the selling stockholders are selling in this offering, and assumes no additional exercise of outstanding options.

All of the shares of common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended or the Securities Act, except for any shares held by our affiliates as defined in Rule 144 under the Securities Act. The remaining              shares of our common stock outstanding after this offering, based on shares outstanding as of June 30, 2014, will be restricted as a result of securities laws, lock-up agreements or other contractual restrictions that restrict transfers for at least 180 days after the date of this prospectus, subject to certain extensions.

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies LLC may permit our executive officers, our directors and the selling stockholders to sell shares prior to the expiration of the restrictive provisions contained in the “lock-up” agreements with the underwriters. In addition, we may, with the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies LLC, permit our employees and current stockholders who are subject to market standoff agreements or arrangements with us and who are not subject to a lock-up agreement with the underwriters to sell shares prior to the expiration of the restrictive provisions contained in those market standoff agreements or arrangements.

No public market for our common stock currently exists, and an active public trading market may not develop or be sustained following this offering.

Prior to this offering, there has been no public market for our common stock. Although we expect to apply to list our common stock on NASDAQ, an active trading market may not develop following the completion of this offering or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

We have broad discretion in the use of a portion of the net proceeds from our initial public offering and may not use them effectively.

After exercising our right under the “optional redemption” provision in the Indenture governing the notes, we intend to use the remaining net proceeds to us from this offering primarily for general corporate purposes, including working capital and capital expenditures. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present commitments or agreements to enter into any acquisitions or investments. However, we will have broad discretion over the uses of the net proceeds, including for any of the purposes described in “Use of Proceeds,” and we may spend or invest them in ways that our stockholders disagree or that could adversely affect our business, results of operations and financial condition.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our common stock will, to some extent, depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our shares or change their opinion of our shares, our share price would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

We do not intend to pay dividends for the foreseeable future, which could reduce the attractiveness of our stock to some investors.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases. In addition, our Indenture and our Credit Facility contain restrictions on our ability to pay dividends.

Provisions in our certificate of incorporation and bylaws and Delaware law may discourage, delay or prevent a change of control of our company and, therefore, may depress the trading price of our stock.

Immediately prior to or upon the closing of this offering, we plan to reincorporate in Delaware. Our certificate of incorporation and bylaws contain, or will contain upon completion of this offering, certain provisions that may discourage, delay or prevent a change of control of our Company that our stockholders may consider favorable. These provisions:

•	authorize the issuance of “blank check” preferred stock that our board of directors could issue to increase the number of outstanding shares to discourage a takeover attempt;

•	provide for a classified board, dividing our board of directors into three classes of directors, with one class elected each year for a three-year term;

•	provide that stockholders may only remove directors for cause;

•	prohibit stockholder action by written consent;

•	provide that the board of directors is expressly authorized to make, alter or repeal our bylaws;

•	prohibit our stockholders from calling a special meeting of stockholders; and

•	establish advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

Provisions of Delaware law may also discourage, delay or prevent us from engaging in any of a broad range of business combinations, which may cause the market price of our common stock to decline. Under Section 203 of the Delaware General Corporation Law, a stockholder who beneficially owns more than 15% of our voting stock, or an “interested stockholder,” cannot acquire our company for a period of three years following the date on which the stockholder becomes an interested stockholder, unless various conditions are met, such as approval of the transaction by our board of directors before this person became an interested stockholder or approval of the holders of at least two-thirds of our outstanding voting shares not beneficially owned by the interested stockholder. See “Description of Capital Stock–Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws—Delaware Anti-Takeover Statute.”

Our certificate of incorporation will also provide that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our certificate of incorporation will provide that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our certificate of incorporation or our bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

Because the initial public offering price of our common stock will be substantially higher than the pro forma net tangible book value per share of our outstanding common stock following this offering, new investors will experience immediate and substantial dilution.

The initial public offering price will be substantially higher than the pro forma net tangible book value per share of our common stock immediately following this offering based on the total value of our tangible assets less our total liabilities. Therefore, if you purchase shares of our common stock in this offering, you will experience immediate dilution of $             per share, the difference between the price per share you pay for our common stock and its pro forma net tangible book value per share as of December 31, 2013, after giving effect to the issuance of shares of our common stock in this offering. See “Dilution” on page 49. Furthermore, investors purchasing shares of our common stock in this offering will only own approximately             % of our outstanding shares of common stock (and have             % of the voting power of the outstanding shares of our common stock), after the offering even though their aggregate investment will represent             % of the total consideration received by us in connection with all initial sales of shares of our capital stock outstanding as of June 30, 2014, after giving effect to the issuance of shares of our common stock in this offering and shares of our common stock to be sold by certain selling stockholders.

We are an “emerging growth company” and may elect to comply with reduced public company reporting requirements, which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public reporting companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports. We could be an emerging growth company up until the December 31st following the fifth anniversary after our first equity offering, although circumstances could cause us to lose that status earlier if our annual revenues exceed $1.0 billion, if we issue more than $1.0 billion in non-convertible debt in any three-year period or if the market value of our common stock held by non-affiliates exceeds $700.0 million as of any June 30th, in which case we would no longer be an emerging growth company as of the following December 31st. We cannot predict if investors will find our securities less attractive because we may rely on these exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the price of our securities may be more volatile.

Our pro forma combined revenues of Goodman Networks and Multiband for the year ended December 31, 2013 exceeded $1.0 billion, and our revenues for the first six months of 2014 were $527.2 million. If our annual gross revenues for the year ended December 31, 2014 also were to exceed $1.0 billion, we would cease to qualify as an emerging growth company after 2014. Losing our emerging growth company status would cause us to cease to qualify for reduced burdens in our filings and could cause us to bear increased reporting expenses.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus are not statements of historical fact and are forward-looking statements. These forward-looking statements are included throughout this prospectus, including in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “would,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. We have based these forward-looking statements on our current assumptions, expectations and projections about future events.

Forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those anticipated in such statements. Most of these factors are outside our control and difficult to predict. Factors that may cause such differences include, but are not limited to:

•	our reliance on three customers (the two largest of which have announced a plan to merge) for substantially all of our revenues;

•	our reliance on contracts that do not obligate our customers to undertake work with us and that are cancellable on limited notice;

•	our ability to refinance existing indebtedness;

•	our ability to raise additional capital to fund our operations and meet our obligations;

•	our ability to achieve and maintain profitability on a consistent basis;

•	our ability to translate amounts included in our estimated backlog into revenue or profits;

•	our ability to maintain our certification as a minority business enterprise;

•	our reliance on subcontractors to perform portions of our services;

•	our ability to maintain proper and effective internal controls;

•	our reliance on a limited number of key personnel who would be difficult to replace;

•	our ability to effectively integrate acquisitions;

•	our ability to manage potential credit risk arising from unsecured credit extended to our customers;

•	our ability to weather economic downturns and the cyclical nature of the telecommunications and subscription television service industries;

•	our ability to compete in our industries;

•	our ability to adapt to rapid regulatory and technological changes in the telecommunications and subscription television service industries; and

•	our ability to manage our substantial level of indebtedness and our ability to generate sufficient cash to service our indebtedness.

For a more detailed discussion of these and other factors that may affect our business and that could cause the actual results to differ materially from those anticipated in these forward-looking statements, see “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” herein. We caution that the foregoing list of factors is not exclusive, and new factors may emerge, or changes to the foregoing factors may occur, that could impact our business. All subsequent written and oral forward-looking statements concerning our business attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed in this prospectus except to the extent required by applicable securities laws.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $             million from the sale of the common stock offered by us, based upon the assumed initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus), after deducting underwriting discounts and estimated offering expenses. A $1.00 increase (decrease) in the assumed initial public offering price of $             per share would increase (decrease) the net proceeds to us from this offering by $             million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions.

We will use approximately $             million of the net proceeds from this offering to exercise our right under the “optional redemption” provision in the Indenture governing the notes and redeem up to $             million in aggregate principal amount of the notes at 112.125%, plus accrued and unpaid interest to the date of redemption.

The remaining net proceeds of approximately $             million will be used for general corporate purposes.

We will not receive any proceeds from the sale of shares by the selling stockholders.

DIVIDEND POLICY

We have not paid any dividends on our common stock during the two years ended December 31, 2012 and 2013, or the six months ended June 30, 2014. We do not intend to pay any cash dividends on our common stock in the foreseeable future. We currently anticipate that we will retain all of our available cash, if any, for use as working capital, acquisitions and for other general corporate purposes, including to service our debt and to fund the operation of our business. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on many factors, including general economic and business conditions, our strategic plans, our financial results and condition, legal requirements and other factors our board of directors deems relevant. The Indenture governing the notes and our Credit Facility also impose restrictions on our ability to pay dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Material Covenants under our Indenture and Credit Facility—Applicability of Covenants.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization at June 30, 2014 on:

•	an actual basis; and

•	on an as adjusted basis to give effect to: (i) our sale of shares of common stock in this offering, at an assumed initial public offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and (ii) the application of the estimated net proceeds to be received to redeem $ million in aggregate principal amount of the notes as described in “Use of Proceeds” and to fund the payment of premium and accrued and unpaid interest thereon.

This table should be read in conjunction with “Use of Proceeds,” “Selected Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

	As of June 30, 2014
	Actual	As Adjusted (1)
(in thousands except for shares and par value per share)
Cash and cash equivalents	$70,737	$

Total debt
Credit Facility	$—	$
12.125% Senior Secured Notes due 2018	326,894

Total debt	326,894

Total stockholders’ equity (deficit)
Preferred stock, $0.01 par value: 3,000,000 shares authorized, no shares issued and outstanding, actual, pro forma and pro forma as adjusted	—
Common stock, $0.01 par value: 10,000,000 shares authorized, shares issued and outstanding, actual; shares authorized, shares issued and outstanding, as adjusted	10
Additional paid-in capital	15,402
Treasury stock	(11,756)
Accumulated (deficit)	(152,063)

Total stockholders’ equity (deficit)	(148,407)

Total capitalization	$178,487	$

(1)	A $1.00 increase (decrease) in the assumed initial public offering price of $ per share would increase (decrease) the amount of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $ million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of one million shares in the number of shares of common stock offered by us would increase (decrease) cash and cash equivalents, and additional paid-in capital, total stockholders’ equity and total capitalization by approximately $ million, assuming the assumed initial public offering price remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.
(2)	As adjusted total stockholders’ equity (deficit) and as adjusted total capitalization give effect to (a) the % prepayment premium in an aggregate amount of $ million in connection with the redemption of $ million of the notes and (b) the write-off of approximately $ million of unamortized deferred financing costs associated with the redemption of $ million of the notes, in each case with a portion of the net proceeds of this offering.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. The historical net tangible book value of our common stock as of June 30, 2014 was $             million, or $             per share. Historical net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of shares of outstanding common stock.

After giving effect to the receipt of the net proceeds from our sale of              shares of common stock in this offering at an assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2014 would have been $             million, or $             per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $ per share to existing stockholders and an immediate dilution of $             per share to new investors purchasing common stock in this offering.

The following table illustrates this dilution on a per share basis to new investors:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of June 30, 2014	$
Increase per share attributable to investors in this offering

Pro forma net tangible book value per share, as adjusted to give effect to this offering

Dilution in pro forma net tangible book value per share to new investors in this offering		$

A $1.00 increase (decrease) in the assumed initial public offering price of $             per share, which is the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) the pro forma net tangible book value, as adjusted to give effect to this offering, by $             per share and the dilution to new investors by $             per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated expenses payable by us. Similarly, each increase (decrease) of one million shares in the number of shares of common stock offered by us would increase (decrease) the pro forma net tangible book value, as adjusted to give effect to this offering, by $             per share and the dilution to new investors by $             per share, assuming the assumed initial public offering price remains the same and after deducting underwriting discounts and commissions and estimated expenses payable by us. If the underwriters exercise their over-allotment option in full, the pro forma net tangible book value per share of our common stock, as adjusted to give effect to this offering, would be $             per share, and the dilution in pro forma net tangible book value per share to investors in this offering would be $             per share of common stock.

The table below summarizes as of June 30, 2014, on a pro forma as adjusted basis described above, the number of shares of our common stock, the total consideration and the average price per share (i) paid to us by existing stockholders and (ii) to be paid by new investors purchasing our common stock in this offering at an assumed initial public offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses.

				Total Consideration			Average Price Per Share
	Shares Purchased			Amount (in thousands)
	Number	Percent			Percent
Existing stockholders			%	$		%	$
New investors

Total		100.0%			100.0%

Sales by the selling stockholders in this offering will cause the number of shares held by existing stockholders to be reduced to              shares, or             % of the total number of shares of our common stock outstanding after this offering, and will increase the number of shares held by new investors to              shares, or             % of the total number of shares of our common stock outstanding after this offering. In addition, if the underwriters’ over-allotment option is exercised in full, the number of shares held by the existing stockholders after this offering would be reduced to             % of the total number of shares of our common stock outstanding after this offering, and the number of shares held by new investors would increase to              shares, or             % of the total number of shares of our common stock outstanding after this offering.

To the extent that any outstanding options are exercised, new options are issued under our stock-based compensation plans or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. If all outstanding options under our 2000 Plan and 2008 Plan as of June 30, 2014 were exercised, then our existing stockholders, including the holders of these options, would own             % and our new investors would own             % of the total number of shares of our common stock outstanding upon the completion of this offering. In such event, the total consideration paid by our existing stockholders, including the holders of these options, would be approximately $             million, or             %, the total consideration paid by our new investors would be $             million, or             %, the average price per share paid by our existing stockholders would be $             and the average price per share paid by our new investors would be $            .

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined statement of operations is based on the historical financial statements of Goodman Networks and Multiband, combined and adjusted to give effect to the merger with Multiband, or the Merger. A pro forma balance sheet has not been included because the Merger with Multiband closed on August 30, 2013 and is fully reflected in our consolidated balance sheet as of June 30, 2014.

The unaudited pro forma combined statement of operations for the fiscal year ended December 31, 2013 assumes that the Merger took place on January 1, 2013. Goodman Networks’ audited consolidated statement of operations for the fiscal year ended December 31, 2013 has been combined with Multiband’s unaudited consolidated statement of operations for the period from January 1, 2013 to August 30, 2013, the closing date of the Merger. Multiband’s results of operations for the period from August 31, 2013 to December 31, 2013 are included in our consolidated statement of operations for the year ended December 31, 2013. A pro forma statement of operations for the six months ended June 30, 2014 has not been included because the Merger is fully reflected in our consolidated statement of operations for the six months ended June 30, 2014.

The historical consolidated financial information has been adjusted in the unaudited pro forma combined statement of operations to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable, and (3) expected to have a continuing impact on the combined results. The unaudited pro forma combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma combined statement of operations. In addition, the unaudited pro forma combined financial information was based on, and should be read in conjunction with, the following historical consolidated financial statements and accompanying notes of Goodman Networks and Multiband for the applicable periods, which are included elsewhere in this prospectus:

•	Separate historical financial statements of Goodman Networks for the year ended December 31, 2013 and the related notes;

•	Separate historical financial statements of Multiband as of and for the six months ended June 30, 2013 and the related notes (the latest interim period that preceded the Merger).

The unaudited pro forma combined financial information is presented for informational purposes only. The unaudited pro forma information is not necessarily indicative of what the combined results of operations actually would have been had the Merger been completed as of the date indicated. In addition, the unaudited pro forma combined financial information does not purport to project the combined financial position or operating results for any future period. The unaudited pro forma combined statement of operations does not include the realization of potential cost savings from operating efficiencies or restructuring costs which may result from the Merger.

The unaudited pro forma combined financial information has been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States, or GAAP. Goodman Networks is the acquirer for accounting purposes.

Goodman Networks has not had sufficient time to completely evaluate the identifiable assets and liabilities of Multiband. Accordingly, the pro forma adjustments, including the allocations of the purchase price, are preliminary and have been made solely for the purpose of providing unaudited pro forma combined financial information. Differences between these preliminary estimates and the final acquisition accounting could be material.

GOODMAN NETWORKS INCORPORATED

Unaudited Pro Forma Combined Statement of Operations

For The Year Ended December 31, 2013

(Dollars in thousands)

	Goodman Networks Incorporated, as reported	Multiband Corporation (1)	Pro Forma Adjustments		Combined
Revenues	$931,745	$203,531	$—		$1,135,276

Cost of revenues	806,109	148,638	9,156	A	963,903

Gross profit	125,636	54,893	(9,156)		171,373
Selling, general and administrative expenses (2)	121,106	49,201	(8,802)	A,B	161,505

Operating income	4,530	5,692	(354)		9,868
Other expense					—
Interest expense	40,287	1,761	4,578	C	46,626
Interest income	—	(11)	—		(11)
Write-off of deferred financing costs	—	2,342	(2,342)	D	—
Other income	(25)	(39)	—		(64)

Income (loss) before income taxes	(35,732)	1,639	(2,590)		(36,683)
Income tax expense (benefit)	7,506	2,112	(906)	E	8,712

Net loss from continuing operations	$(43,238)	$(473)	$(1,684)		$(45,395)

(1)	Reflects the results of operations for Multiband Corporation for the period from January 1, 2013 to August 30, 2013, the closing date of the Merger.
(2)	Includes depreciation and amortization expenses.

1. Description of Transaction

On May 21, 2013, Goodman Networks, MergerSub, and Multiband entered into a definitive agreement for Multiband to merge with and into MergerSub, with Multiband surviving the Merger (the “Merger”). On August 30, 2013, Multiband became a wholly owned subsidiary of Goodman Networks. As part of the Merger, Goodman Networks acquired the outstanding shares of Multiband common stock at $3.25 per share in cash and repaid Multiband’s indebtedness of $22.6 million, which was the amount outstanding under Multiband’s credit agreement that Goodman Networks agreed to repay pursuant to the merger agreement with Multiband.

To fund the Merger, Goodman Networks offered $100 million aggregate principal amount of its Stage I Notes 12.125% Senior Secured Notes due 2018 (“Stage I Notes”) with a premium of $5 million. Substantially concurrently with the consummation of the Merger, Goodman Networks redeemed all of the Stage I Notes by issuing in exchange for the Stage I Notes its 12.125% Senior Secured Notes due 2018 (the “Stage II Notes” and together with the Stage I Notes, the “Notes”) equal to the aggregate principal amount of the Stage I Notes (the “Stage II Notes Exchange Redemption”). The Stage II Notes so issued constituted an additional issuance of Goodman Networks’ 12.125% Senior Secured Notes due 2018 (the “Existing Notes” and, together with the Stage II Notes, the “Goodman Notes”) pursuant to that certain indenture, dated as of June 23, 2011, as supplemented and amended (the “Existing Goodman Networks Indenture”) between Goodman Networks and Wells Fargo Bank, National Association, as trustee, under which Goodman Networks previously issued $225.0 million in aggregate principal amount of Existing Notes. Following the closing of the Merger, Multiband and its subsidiaries became restricted subsidiaries and guarantors under the Existing Goodman Networks Indenture and the Credit Facility.

2. Basis of Presentation

The unaudited pro forma combined financial information is based on the historical financial statements of Goodman Networks and Multiband and prepared and presented pursuant to the regulations of the Securities and Exchange Commission regarding pro forma financial information. The pro forma adjustments include the application of the acquisition method under Accounting Standards Codification (ASC) Topic 805, Business Combinations with respect to the Merger.

ASC Topic 805 requires, among other things, that identifiable assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date, which was August 30, 2013, the closing date of the Merger. Accordingly, the pro forma adjustments reflected in the accompanying combined pro forma financial statements may be materially different from the actual acquisition accounting adjustments required as of the acquisition date.

Under ASC Topic 820, Fair Value Measurements and Disclosures, “fair value” is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be unrelated buyers and sellers in the principal or the most advantageous market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

There were no transactions between Goodman Networks and Multiband during the periods presented in the unaudited pro forma combined financial statements that would need to be eliminated.

3. Accounting Policies

Upon completion of the Merger, Goodman Networks performed a detailed review of Multiband’s accounting policies. As a result of that review, Goodman Networks identified a difference between the accounting policies of the two companies related to the income statement classification of certain workers compensation, health benefit and other expenses. These expenses have been reclassified from selling, general and administrative expenses to cost of revenues in the accompanying unaudited pro forma combined statement of operations. This adjustment has been identified as adjustment (A) in the accompanying unaudited pro forma combined statement of operations and in the notes below. Goodman Networks is not aware of any additional accounting policy differences that would have a material impact on the combined financial statements and the unaudited pro forma combined statement of operations.

4. Adjustments to Unaudited Pro Forma Combined Financial Statements

(A)	Reflects the reclassification of certain workers compensation and health benefit expenses from selling, general and administrative expenses to cost of revenues to conform Multiband’s accounting policy for these expenses to the accounting policy adopted by Goodman Networks.

(B)	Reflects the following adjustment to depreciation and amortization (in thousands):

Year Ended December 31, 2013
Elimination of amortization and impairment of Multiband’s intangible assets	$(2,491)
Amortization of intangible assets acquired in connection with the Merger	2,845

$354

(C)	Reflects the following adjustments to interest expense (in thousands):

Year Ended December 31, 2013
Amortization of premium and issuance costs of debt issued with the Merger	$600
Elimination of amortization of Multiband’s historical debt discount and issuance costs	(945)
Estimated interest expense from debt issued in connection with the Merger (See below)	6,063
Elimination of Multiband’s interest expense from debt retired in connection with the Merger	(1,140)

$4,578

(D)	Reflects the elimination of the write-off of Multiband’s deferred financing costs related to debt repaid in connection with the Merger during the period from January 1, 2013 to August 30, 2013.

(E)	Reflects the income tax effects of pro forma adjustments based on Goodman Networks’ statutory rate of 35%.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth the selected historical consolidated financial and operating data of Goodman Networks as of and for the fiscal years ended December 31, 2011, 2012 and 2013, which has been derived from and should be read together with, our audited historical consolidated financial statements and related notes included elsewhere in this prospectus, and as of and for the year ended December 31, 2010, which has been derived from and should be read together with, our audited historical consolidated financial statements not included in this prospectus. The selected historical consolidated financial data set forth below as of and for each of the six months ended June 30, 2013 and 2014, has been derived from, and should be read together with, our unaudited consolidated financial statements and related notes included elsewhere in this prospectus.

On February 28, 2013, we completed the CSG acquisition. Accordingly, the operations and assets acquired in the CSG acquisition are included in our historical results of operations beginning March 1, 2013 and reflected in our historical balance sheet as of June 30, 2013. We completed the merger with Multiband on August 30, 2013. The operations and assets of Multiband are therefore included in our historical results of operations beginning August 31, 2013 and reflected in our historical balance sheet as of September 30, 2013.

You should read the following selected historical financial and operating data in conjunction with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and other financial information included elsewhere in this prospectus. Our historical results included below and elsewhere in this prospectus are not necessarily indicative of our future performance.

	Year Ended December 31,								Six Months Ended June 30, (Unaudited)
	2010		2011		2012		2013		2013		2014
	(Dollars in thousands, except per share data)
Statement of Operations Data (1):
Revenues		$320,388		$729,002		$609,227		$931,745		$338,032		$527,155
Cost of revenues		279,767		610,784		499,288		806,109		287,912		457,534

Gross profit		40,621		118,218		109,939		125,636		50,120		69,621
Selling, general and administrative expenses		53,656		67,450		87,216		121,106		50,404		60,462
Restructuring expense		—		—		—		—		—		2,726
Other operating (income) expense		(749)		4,000		—		—		—		(1,569)

Operating income (loss)		(12,286)		46,768		22,723		4,530		(284)		8,002
Interest expense		5,718		20,548		31,998		40,287		17,144		23,154
Other income		—		—		—		(25)		—		(46)

Income (loss) before income tax expense		(18,004)		26,220		(9,275)		(35,732)		(17,428)		(15,106)
Income tax expense (benefit)		(6,897)		10,309		(4,176)		7,506		(6,389)		65

Net income (loss) from continuing operations		(11,107)		15,911		(5,099)		(43,238)		$(11,039)		$(15,171)
Income (loss) from discontinued operations		(256)		3,407		2,568		—

Net income (loss)		$(11,363)		$19,318		$(2,531)		$(43,238)

Earnings (loss) per share attributable to common stock
Basic	$		$		$		$		$		$
Diluted	$		$		$		$		$		$

Balance Sheet Data (at period end):
Cash and cash equivalents												$70,737
Total assets												495,182
Long-term debt (net of current portion)												330,470
Total stockholders’ deficit												(148,407)

(1)	During the three months ended March 31, 2013, transitional services ceased on an expired contract with AT&T in the Pacific Northwest region. Accordingly, the results of operations for the Pacific Northwest region are presented as discontinued operations for all periods presented.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting our consolidated operating results, financial condition, liquidity and cash flows as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that are based on beliefs of our management, as well as assumptions made by, and information currently available to, our management. Actual results may differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the section entitled “Risk Factors.” See “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

We are a leading national provider of end-to-end network infrastructure and professional services to the wireless telecommunications industry. Our wireless telecommunications services span the full network lifecycle, including the design, engineering, construction, deployment, integration, maintenance and decommissioning of wireless networks. We perform these services across multiple network infrastructures, including traditional cell towers as well as next generation small cell and distributed antenna systems, or DAS. We also serve the satellite television industry by providing onsite installation, upgrading and maintenance of satellite television systems to both the residential and commercial markets customers. These highly specialized and technical services are critical to the capability of our customers to deliver voice, data and video services to their end users.

We operate from a broad footprint, having provided services during 2013 in all 50 states. As of August 15, 2014, we employed over 4,900 people, including approximately 2,500 technicians and 480 engineers, and operated 61 regional offices and warehouses. During the year ended December 31, 2013, we completed over 65,000 telecommunications projects and fulfilled over 1.5 million satellite television installation, upgrade or maintenance work orders. We have established strong, long-standing relationships with Tier-1 wireless carriers and original telecommunications equipment manufacturers, or OEMs, including AT&T Mobility, LLC, or AT&T, Alcatel-Lucent USA Inc., or Alcatel-Lucent, Sprint/United Management Company, or Sprint as well as DIRECTV. Over the last few years, we have diversified our customer base within the telecommunications industry by leveraging our long-term success and reputation for quality to win new customers such as Nokia Solutions and Networks B.V., or NSN, T-Mobile International AG, or T-Mobile, and Verizon Wireless Inc., or Verizon. We generated nearly all of our revenues over the past several years under master service agreements, or MSAs, that establish a framework, including pricing and other terms, for providing ongoing services. We believe our long-standing relationships with our largest customers, which are governed by MSAs that historically have been renewed or extended, provide us with high visibility to our future revenue. During 2013, we also provided small cell or DAS services to over 100 enterprises including higher education institutions, stadiums for professional and collegiate sports events, hotels and resorts, major retailers, hospitals, corporations and government agencies.

Significant Transactions

Merger with Multiband Corporation

On August 30, 2013, we completed a merger with Multiband Corporation, or Multiband, pursuant to which Multiband became a wholly owned subsidiary of Goodman Networks. The aggregate purchase price, excluding merger-related fees and expenses, was approximately $101.1 million. Upon the closing of the merger, Multiband and its subsidiaries became restricted subsidiaries and guarantors under the indenture, or the Indenture, governing the Company’s 12.125% senior secured notes due 2018, or the notes, and the Company’s amended and restated senior secured revolving credit facility, or the Credit Facility. To fund the merger with Multiband, the Company, through its wholly owned subsidiary, sold an additional $100 million of senior secured notes due 2018, or the tack-on notes, under terms substantially identical to those of the $225 million in aggregate principal amount of notes issued in June 2011, or the original notes. The Company paid the remainder of the merger consideration from cash on hand.

Disposition of the MDU Assets

On December 31, 2013, the Company sold certain assets to DIRECTV MDU, LLC, or DIRECTV MDU, and DIRECTV MDU assumed certain liabilities of the Company, related to the division of the Company’s business involved with the ownership and operation of subscription based video, high-speed internet and voice services and related call center functions to multiple dwelling unit customers, lodging and institution customers and commercial establishments, or, such assets, collectively, the MDU Assets. The operations of the MDU Assets were previously reported in the Company’s “Other Services” segment. In consideration for the MDU Assets, DIRECTV MDU paid the Company $12.5 million and additional non-cash consideration, and extended the existing Multiband/DIRECTV HSP Agreement, resulting in a four-year remaining term ending on December 31, 2017, as well as the assumption of certain liabilities.

Acquisition of Design Build Technologies

On August 8, 2013, we acquired the assets of Design Build Technologies, LLC, or DBT, one of our former subcontractors in the southeast region of the United States, for $1.3 million in cash together with earn-out payments of up to an aggregate of $0.9 million over a period of 18 months. We received certain assets, tower crews, and non-compete agreements from the owner of DBT, who became an employee of our Company upon the close of the transaction. During the second quarter of 2014, we disposed of substantially all of the assets we acquired from DBT.

Acquisition of the Custom Solutions Group of Cellular Specialties, Inc.

On February 28, 2013, we completed the acquisition of the Custom Solutions Group of Cellular Specialties, Inc., or CSG, which provides indoor and outdoor wireless distributed antenna system, or DAS, and carrier Wi-Fi solutions, services, consultations and maintenance. The purchase price consisted of $18.0 million in cash, earn-out payments of up to an aggregate of $17.0 million through December 31, 2015 and the assumption of certain liabilities related to the acquired business. We believe the acquisition will help better serve our customers’ evolving needs by addressing the increasingly used small cell and DAS offload solutions.

2014 Restructuring Plan

During the second quarter of 2014, we initiated plans to restructure and further improve efficiencies in our operations, or the 2014 Restructuring Plan. As part of the 2014 Restructuring Plan, we have taken steps to (i) further integrate our Multiband and CSG operations, including elimination of redundant positions and information technology infrastructure to realize acquisition synergies, (ii) exit certain locations to bring our overhead costs in line with our revenue, and (iii) eliminate certain headcount to bring our costs in line with our forecasted demand. The restructuring costs associated with the 2014 Restructuring Plan are recorded in the restructuring expense line item within our consolidated statements of operations. We expect to incur the majority of the estimated remaining restructuring expenses through the end of 2014. Any changes to the estimates of executing the 2014 Restructuring Plan will be reflected in our future results of operations.

Operating Segments

Prior to the merger with Multiband, we operated our business in two segments: Professional Services and Infrastructure Services.

Professional Services. Our Professional Services segment provides customers with highly technical services primarily related to designing, engineering, integration and performance optimization of transport, or “backhaul,” and core, or “central office,” equipment of enterprise and wireless carrier networks. When a network operator integrates a new element into its live network or performs a network-wide upgrade, a team of in-house engineers from our Professional Services segment can administer the complete network design, equipment compatibility assessments and configuration guidelines, the migration of data traffic onto the new or modified network and the network activation.

In addition, we provide services related to the design, engineering, installation, integration and maintenance of small cell and DAS networks. Our acquisition of CSG was incorporated into our Professional Services segment, which has enhanced our ability to provide end-to-end in-building services from design and engineering to maintenance. Our enterprise small cell and DAS customers often require most or all of the services listed above and may also purchase consulting, post-deployment monitoring, performance optimization and maintenance services.

Infrastructure Services. Our Infrastructure Services segment provides program management services of field projects necessary to deploy, upgrade, maintain or decommission wireless outdoor networks. We support wireless carriers in their implementation of critical technologies such as long-term evolution, or 4G-LTE, the addition of new macro and small cell sites, increase of capacity at their existing cell sites through additional spectrum allocations, as well as other optimization and maintenance activities at cell sites. When a network provider requests our services to build or modify a cell site, our Infrastructure Services segment is able to: (i) handle the required pre-construction leasing, zoning, permitting and entitlement activities for the acquisition of the cell site, (ii) prepare site designs, structural analysis and certified drawings and (iii) manage the construction or modification of the site including tower-top and ground equipment installation. These services are managed by our wireless project and construction managers and are performed by a combination of scoping engineers, real estate specialists, ground crews, line and antenna crews and equipment technicians, either employed by us or retained by us as subcontractors.

Our Infrastructure Services segment also provides fiber and wireless backhaul services to carriers. Our fiber backhaul services, or Fiber to the Cell services, connect existing points in the fiber networks of wireline carriers to thousands of cell sites needing the bandwidth and ethernet capabilities for upgrading capacity. Our microwave backhaul services provide a turnkey solution offering site audit, site acquisition, microwave line of sight surveys, path design, installation, testing and activation services. This fiber and wireless backhaul work often involves planning, route engineering, right-of-way (for fiber work) and permitting, logistics, project management, construction inspection and optical fiber splicing services. Backhaul work is performed to extend an existing optical fiber network owned by a wireline carrier, typically between several hundred yards to a few miles, to the cell site.

We expect continued growth in the Infrastructure Services segment, but we expect the rate of growth to moderate in 2014.

We began operating the following additional segments in connection with the closing of the merger with Multiband:

Field Services. Our Field Services segment provides installation and maintenance services to DIRECTV, commercial customers and a provider of internet wireless service primarily to rural markets. Our wholly owned subsidiary Multiband, which we acquired in August 2013, fulfilled over 1.5 million satellite television installation, upgrade or maintenance work orders during 2013 for DIRECTV, which represented 27.6% of DIRECTV’s outsourced work orders for residents of single-family homes during 2013. We were the second largest DIRECTV in-home installation provider in the United States for the year ended December 31, 2013.

Other Services. The Other Services segment included our Engineering, Energy & Construction, or EE&C, line of business and, until we disposed of the MDU Assets to DIRECTV MDU on December 31, 2013, included the Multi-Dwelling Unit, or MDU, line of business. See “Significant Transactions—Disposition of the MDU Assets” above for a description of the disposition of certain assets related to the MDU services.

Engineering, Energy & Construction Services. Our EE&C services include the provision of engineering and construction services for the wired and wireless telecommunications industry, including public safety networks, renewable energy services including wind and solar applications and other design and construction services which are usually done on a project basis.

Multi-Dwelling Unit Services. Our MDU services included the provision of voice, data and video services to residents of MDU facilities as an owner/operator of the rights under the related subscription agreements with those residents. From 2004 until 2013, Multiband operated under a Master System Operator agreement for DIRECTV, through which DIRECTV offered satellite television services to residents of MDUs. On December 31, 2013 we sold the MDU Assets, from which we provided the MDU services, to an affiliate of DIRECTV for $12.5 million and the assumption of certain liabilities. In addition, in the first quarter of 2014, we integrated the EE&C line of business with the Infrastructure Services and Professional Services segments, and as a result there is no longer an Other Services segment. We have not restated the corresponding items of segment information for the year ended December 31, 2013 because the employees that previously comprised the EE&C line of business are now serving customers within the Infrastructure Services segment and the remaining operations of the Other Services segment that were realigned to the Infrastructure Services, Professional Services or Field Services segments are not material to those segments individually.

Customers

For the year ended December 31, 2013, we provided services to customers across 50 states. Following our acquisition of Multiband, we began providing services to DIRECTV. The vast majority of our revenues were related to our MSAs with a subsidiary of AT&T Inc. and Alcatel-Lucent. For the years ended December 31, 2011, 2012 and 2013 and the six months ended June 30, 2014, subsidiaries of AT&T Inc., Alcatel-Lucent and DIRECTV combined to provide 99.1%, 96.3%, 87.3% and 88.2% of our revenues, respectively. On May 18, 2014, AT&T Inc. and DIRECTV announced that they had entered into a merger agreement pursuant to which DIRECTV would merge with a subsidiary of AT&T Inc. The closing of the merger is subject to several conditions, including review and approval by the Federal Communications Commission, or the FCC, and the Department of Justice. If the merger occurs, our revenues would become more concentrated and dependent on our relationship with AT&T Inc.

AT&T

We provide site acquisition, construction, technology upgrades, Fiber to the Cell and maintenance services for AT&T Mobility, LLC, or AT&T, at cell sites in 9 of 31 distinct AT&T markets, or Turf Markets, as the sole, primary or secondary vendor, pursuant to a multi-year MSA that we entered into with AT&T and have amended and replaced from time to time. We refer to our MSAs with AT&T related to its turf program collectively as the “Mobility Turf Contract.” We have generated an aggregate of approximately $2.73 billion of revenue from subsidiaries of AT&T Inc. collectively for the period from January 1, 2009 through June 30, 2014.

We recently restructured our Mobility Turf Contract to consist of a general MSA with subordinate MSAs governing the services we provide thereunder. Effective January 14, 2014, we entered into the general MSA and a subordinate MSA governing site acquisition services, and on September 1, 2014, we entered into a subordinate MSA governing program management, project management, architecture and engineering, construction management and equipment installation services, or the Subordinate Construction MSA. The services governed by these subordinate MSAs were formerly provided pursuant to our previous Mobility Turf Contract MSA. The general MSA provides for a term expiring on August 31, 2016, and the Subordinate Construction MSA provides for a term expiring on August 31, 2017. AT&T has the option to renew both contracts on a yearly basis thereafter. Aside from extending the term of our Mobility Turf Contract, we do not anticipate that its restructuring will have a material effect on our results of operations.

Effective December 31, 2011, AT&T reassigned certain of its Turf Markets, including the assignment to us of two additional Turf Markets, Missouri/Kansas and San Diego, and the assignment of the Pacific Northwest region, which was previously assigned to us, to another company. AT&T did not change our Turf Market assignments in connection with the restructuring of the Mobility Turf Contract. Although our contract for the Pacific Northwest region expired on December 31, 2011, we continued to provide transitional services to AT&T in the Pacific Northwest region throughout 2012, and thereby concluded that we did not meet the criteria to report the results of operations from the Pacific Northwest as discontinued operations as a result of significant continuing cash flows as of December 31, 2012. During the three months ended March 31, 2013, the transitional services ceased, and accordingly, we have presented the results of operations for the Pacific Northwest region as discontinued operations for all periods presented. The results of operations of the Pacific Northwest now reported as a discontinued operation were previously included within our Infrastructure Services segment.

We provide other services to AT&T in addition to those provided under the Mobility Turf Contract. Those services include the deployment of indoor small cell systems, DAS systems and microwave transmission facilities and central office services. We recently entered into a DAS Installation Services Agreement and Subordinate Material and Services Agreement with a subsidiary of AT&T Inc. to provide these services. We continually seek to expand our service offerings to AT&T.

DIRECTV

With the acquisition of Multiband, DIRECTV became our second largest customer. The relationship between Multiband and DIRECTV has lasted for over 17 years and is essential to the success of our Field Services segment’s operations. We are one of three in-home installation providers that DIRECTV utilizes in the United States, and during the year ended December 31, 2013, Multiband performed 27.6% of all DIRECTV’s outsourced installation, upgrade and maintenance activities. Our contract with DIRECTV has a term expiring on December 31, 2017, and contains an automatic one-year renewal. The contract may also be terminated by 180 days’ notice by either party. Until December 31, 2013, we also provided customer support and billing services to certain of DIRECTV’s customers through our Other Services segment pursuant to a separate arrangement.

Alcatel-Lucent

In November 2009, we entered into a five-year MSA with Alcatel-Lucent, or the Alcatel-Lucent Contract. Pursuant to the Alcatel-Lucent Contract, 461 of Alcatel-Lucent’s domestic engineering and integration specialists became employees of Goodman Networks. The Alcatel-Lucent Contract grants us the right to perform, subject to certain conditions, certain deployment engineering, integration engineering and radio frequency engineering services for Alcatel-Lucent in the United States. The outsourcing agreement expires on December 31, 2014, and renews on an annual basis thereafter for up to two additional one-year terms unless notice of non-renewal is first provided by either party. Under the terms of the Alcatel-Lucent Contract, Alcatel-Lucent is required to purchase a minimum level of services from us, which amount corresponds to the number of employees we are required to commit to Alcatel-Lucent’s projects under the Alcatel-Lucent Contract, and is subject to decline at a predetermined rate that accelerates in the event of attrition of certain of our employees that were formerly employed by Alcatel-Lucent. Although these contractual minimum levels of work decline over time, the amount of work we have performed for Alcatel-Lucent has consistently exceeded these contractual minimum levels. Alcatel-Lucent has provided us with notice of non-renewal of the Alcatel-Lucent Contract upon its expiration on December 31, 2014. Accordingly, services provided by us to Alcatel-Lucent after December 31, 2014 will be performed pursuant to the 2014 Alcatel-Lucent Contract.

On July 15, 2014, we entered into a three-year MSA with Alcatel-Lucent, effective as of June 30, 2014, or the 2014 Alcatel-Lucent Contract. The 2014 Alcatel-Lucent Contract will replace the five year MSA we entered into with Alcatel-Lucent in November 2009, or the Alcatel-Lucent Contract. Pursuant to the 2014 Alcatel-Lucent Contract, we will provide, upon request, certain services, including deployment engineering, integration engineering, radio frequency engineering and other support services to Alcatel-Lucent that were formerly provided under the Alcatel-Lucent Contract. Although we have experienced a decline in the amount of legacy work that we have performed for Alcatel-Lucent and we expect this decline to continue under the 2014 Alcatel-Lucent Contract, we are also seeking to obtain work from Alcatel-Lucent on newer technologies. The 2014 Alcatel-Lucent Contract has an initial term ending June 30, 2017, after which the parties may mutually agree to extend the term on a yearly basis.

Sprint

In May 2012 we entered into an MSA with Sprint to provide decommissioning services for Sprint’s iDEN (push-to-talk) network. We are removing equipment from Sprint’s network that is no longer in use and restoring sites to their original condition. For the years ended December 31, 2012 and 2013 and for the six months ended June 30, 2014, we recognized $11.9 million, $34.0 million and $29.4 million of revenue, respectively, related to the services we provide for Sprint.

Enterprise Customers

We provide services to enterprise customers through our Professional Services segment. These service offerings consist of the design, installation and maintenance of DAS systems to customers such as Fortune 500 companies, hotels, hospitals, college campuses, airports and sports stadiums.

Key Components of Operating Results

The following is a discussion of key line items included in our financial statements for the periods presented below under the heading “Results of Operations.” We utilize revenues, gross profit, net income and earnings before interest, income taxes, depreciation and amortization, or EBITDA, as significant performance indicators.

Estimated Backlog

We refer to the amount of revenue we expect to recognize over the next 18 months from future work on uncompleted contracts, including MSAs and work we expect to be assigned to us under MSAs, and based on historical levels of work under such MSAs and new contractual agreements on which work has not begun, as our “estimated backlog.” We determine the amount of estimated backlog for work under MSAs based on historical trends, anticipated seasonal impacts and estimates of customer demand based upon communications with our customers. Our 18-month estimated backlog as of June 30, 2013 was $1.3 billion, and our 18-month estimated backlog as of June 30, 2014 was $1.9 billion, including $0.4 billion of estimated backlog from DIRECTV as of June 30, 2014. We expect to recognize approximately $0.6 billion of our estimated backlog in the six months ended December 31, 2014. The vast majority of estimated backlog as of June 30, 2014 has originated from multi-year customer relationships, primarily with AT&T, DIRECTV and Alcatel-Lucent.

Because we use the completed contract method of accounting for revenues and expenses from our long-term construction contracts, our estimated backlog includes revenue related to projects that we have begun but not completed performance. Therefore, our estimated backlog contains amounts related to work that we have already performed but not completed.

While our estimated backlog includes amounts under MSA and other service agreements, our customers are generally not contractually committed to purchase a minimum amount of services under these agreements, most of which can be cancelled on short or no advance notice. Therefore, our estimates concerning customers’ requirements may not be accurate. The timing of revenues for construction and installation projects included in our estimated backlog can be subject to change as a result of customer delays, regulatory requirements and other project related factors that may delay completion. Changes in timing could cause estimated revenues to be realized in periods later than originally expected or unrealized. Consequently, our estimated backlog as of any date is not a reliable indicator of our future revenues and earnings. See “Risk Factors—Risks Related to Our

Business—Amounts included in our estimated backlog may not result in actual revenue or translate into profits, and our estimated backlog is subject to cancellation and unexpected adjustments and therefore is an uncertain indicator of future operating results.”

Revenues

Our revenues are generated primarily from projects performed under MSAs including the design, engineering, construction, deployment, integration, maintenance, and decommissioning of wireless networks. Our MSAs generally contain customer-specified service requirements, such as discrete pricing for individual tasks as well as various other terms depending on the nature of the services provided, and typically provide for termination upon short or no advance notice.

Our revenues fluctuate as a result of the timing of the completion of our projects and changes in the capital expenditure and maintenance budgets of our customers, which may be affected by overall economic conditions, consumer demands on telecommunications and satellite television providers, the introduction of new technologies, the physical maintenance needs of our customers’ infrastructure and the actions of the government, including the FCC and state agencies. A significant portion of our revenues and costs in our Infrastructure Services segment are recognized during the fourth quarter of each year as we complete the most contracts in that segment during such time. See “—Seasonality,” herein.

Our Professional Services segment revenues are derived from wireless and wireline services through engineers who specialize in network architecture, transformation, reliability and performance. Until our acquisition of CSG in February 2013, the vast majority of our revenues for the Professional Services segment were attributable to work performed pursuant to the Alcatel-Lucent Contract. The acquisition of the assets of CSG expanded our revenues from enterprise, small cell and DAS customers.

Our Infrastructure Services segment revenues are derived from project management, site acquisition, architecture and engineering, construction management, equipment installation and drive-testing verification services. The vast majority of the revenues we earn in our Infrastructure Services segment are from subsidiaries of AT&T Inc. and are primarily comprised of work performed under the Mobility Turf Contract. Substantially all of our revenues are earned under fixed-unit price contracts. We have historically had success in certain circumstances seeking price adjustments from customers to avoid losses on projects undertaken pursuant to these contracts.

Our Field Services segment revenues are derived from the installation and service of DIRECTV video programming systems for residents of single family homes through work order fulfillment under a contract with DIRECTV.

The following table presents our gross deferred project revenue and deferred project cost balances as of December 31, 2012 and 2013 and June 30, 2013 and 2014, which have been presented net on a project basis in the accompanying financial statements (in thousands):

	December 31, 2012	December 31, 2013	June 30, 2013	June 30, 2014
Deferred project revenue (gross)	$(237,380)	$(197,854)	$(223,698)	$(226,620)
Deferred project cost (gross)	222,608	251,421	274,209	279,064

Net deferred project cost	$(14,772)	$53,567	$50,511	$52,444

Costs in excess of billings on uncompleted projects	$33,487	$100,258	$101,062	$109,532
Billings in excess of costs on uncompleted projects	(48,259)	(46,691)	(50,551)	(57,088)

Net deferred project cost	$(14,772)	$53,567	$50,551	$52,444

Cost of Revenues

Our costs of revenues include the costs of providing services or completing the projects under our MSAs, including operations payroll and benefits, subcontractor costs, equipment rental, fuel, materials not provided by our customers and insurance. Profitability will be reduced or eliminated if actual costs to complete a project exceed original estimates on fixed-unit price projects under our MSAs. Estimated losses on projects under our MSAs are recognized immediately when estimated costs to complete a project exceed the expected revenue to be received for a project.

For our Professional Services segment, cost of revenues consists primarily of salaries and benefits paid to our employees. In addition to salaried employees, we hire a relatively small amount of temporary subcontractors to perform work within our Professional Services segment. An additional small percentage of cost of revenues includes materials and supplies.

For our Infrastructure Services segment, cost of revenues consists primarily of operating expenses such as salaries and related headcount expenses, subcontractor expenses and cost of materials used in the projects. The majority of these costs have historically consisted of payments made to subcontractors hired to perform work for us, typically on a fixed-unit price basis tied to completion of the given project. During periods of increased demand, subcontractors may charge more for their services. In addition, we typically bill our customers for raw materials used in the performance of services plus a certain percentage of our costs. Additional costs to us that are not included in this billing primarily include storage and shipping of materials.

For our Field Services segment, cost of revenues consists primarily of salaries for technicians, fleet expenses, cost of installation materials used in the field projects and subcontractor expenses.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist of salaries and related headcount expenses, sales commissions and bonuses, professional fees, travel, facilities, communication expenses, depreciation and amortization and other corporate overhead. Corporate overhead costs include costs associated with corporate staff, corporate management, human resources, information technology, finance and other corporate support services.

Our selling, general and administrative expenses are not allocated to a reporting segment. We expect our selling, general and administrative expenses to increase as a result of additional expenses associated with being a public company, including increased personnel costs, legal costs, accounting costs, board compensation expense, investor relations costs, director and officer insurance premiums, share-based compensation and costs associated with our compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and other applicable regulations of the Securities and Exchange Commission, or the SEC. As of June 30, 2014, we had approximately $6.0 million of unrecognized compensation costs related to non-vested stock options, which we were recognizing over a remaining weighted average vesting period of 0.8 years. The vesting of these awards will accelerate, and we will recognize any remaining unrecognized compensation costs on these awards, upon completion of this offering.

Six Months Ended June 30, 2013 Compared to Six Months Ended June 30, 2014

The following table sets forth information concerning our operating results by segment for the six months ended June 30, 2013 and 2014 (in thousands).

	Six Months Ended June 30,
	2013		2014
	Amount	Percentage of Total Revenue	Amount	Percentage of Total Revenue	Change ($)	Change (%)
Revenues:
Professional Services	$49,300	14.6%	$46,612	8.8%	$(2,688)	(5.5)%
Infrastructure Services	288,732	85.4%	357,035	67.7%	68,303	23.7%
Field Services	—	—	123,508	23.4%	123,508	n/a

Total revenues	338,032	100.0%	527,155	100.0%	189,123	55.9%
Cost of revenues:
Professional Services	39,730	11.8%	44,973	8.5%	5,243	13.2%
Infrastructure Services	248,182	73.4%	299,347	56.8%	51,165	20.6%
Field Services	—	—	113,214	21.5%	113,214	n/a

Total cost of revenues	287,912	85.2%	457,534	86.8%	169,622	58.9%
Gross profit:
Professional Services	9,570		1,639		(7,931)	(82.9)%
Infrastructure Services	40,550		57,688		17,138	42.3%
Field Services	—		10,294		10,294	n/a

Total gross profit	50,120		69,621		19,501	38.9%
Gross margin as percent of segment revenues:
Professional Services	19.4%		3.5%
Infrastructure Services	14.0%		16.2%
Field Services	—		8.3%

Total gross margin	14.8%		13.2%
Selling, general and administrative expenses	50,404	14.9%	60,462	11.5%	10,058	20.0%
Restructuring expense	—	—	2,726	0.5%	2,726	n/a
Other operating income	—	—	(1,569)	(0.3)%	(1,569)	n/a

Operating income (loss)	(284)	(0.1)%	8,002	1.5%	8,286	n/a
Other income	—	—	(46)	(0.0)%	(46)	n/a
Interest expense	17,144	5.1%	23,154	4.4%	6,010	35.1%

Loss before income taxes	(17,428)	(5.2)%	(15,106)	(2.9)%	2,322	13.3%
Income tax benefit	(6,389)	(1.9)%	65	0.0%	6,454	n/a

Net loss	$(11,039)	(3.3)%	$(15,171)	(2.9)%	$(4,132)	(37.4)%

Revenues

We recognized total revenues of $527.1 million for the six months ended June 30, 2014, compared to $338.0 million for the six months ended June 30, 2013, representing an increase of $189.1 million, or 55.9%. Our aggregate revenue from subsidiaries of AT&T Inc., a majority of which was earned through our Infrastructure Services segment, was $328.6 million for the six months ended June 30, 2014, compared to $274.9 million in the same period of 2013. In addition to the Multiband revenues of $125.6 million which were not included in our results for the six months ended June 30, 2013 and an increase of $4.0 million in CSG revenues for the six months ended June 30, 2014 as compared to the same period in 2013, a significant amount of our revenue increase was due to increased volume of services provided to subsidiaries of AT&T Inc. These increases in revenue were partially offset by a decline in revenues from the Professional Services segment.

Revenues for the Professional Services segment decreased $2.7 million, or 5.5%, to $46.6 million in the six months ended June 30, 2014 from $49.3 million in the same period of 2013. The acquisition of CSG contributed revenues of $20.4 million in the six months ended June 30, 2014 as compared to $16.4 million for the comparable period in 2013. Excluding the CSG revenues, our Professional Services revenues declined $6.7 million, or 20.4%. This decrease was primarily due to an anticipated decline on CDMA services from

Alcatel-Lucent and customer delays on DAS projects. Our aggregate revenue from Alcatel-Lucent for the six months ended June 30, 2014 was $21.5 million compared to $25.5 million in the same period of 2013. As part of the 2014 Restructuring Plan we have taken steps to bring our Professional Services headcount in line with projected demand.

Revenues for the Infrastructure Services segment increased by $68.3 million, or 23.7%, to $357.0 million for the six months ended June 30, 2014 from $288.7 million in the same period of 2013. The increase was primarily due to an increase in the scope and volume of services provided to AT&T under the Mobility Turf Contract. While we expect continued growth in our Infrastructure Services segment, it is unlikely that the growth rate will continue at the same rate as experienced in the six months ended June 30, 2014 when compared to the six months ended June 30, 2013, which is partially due to a deferral of certain AT&T capital expenditures. AT&T began deferring certain of its capital expenditures with us in the second quarter of 2014 and we expect that the deferrals will continue through the remainder of the year.

The Field Services segment is comprised of operations acquired in the merger with Multiband and was therefore not included in our operating results for the first six months of 2013. The Field Services segment contributed revenues of $123.5 million for the six months ended June 30, 2014.

Cost of Revenues

Our cost of revenues for the six months ended June 30, 2014, of $457.5 million increased $169.6 million, or 58.9%, as compared to $287.9 million for the six months ended June 30, 2013, and occurred during a period when revenues increased 55.9% from the comparative period. Cost of revenues represented 86.8% and 85.2% of total revenues for the six months ended June 30, 2014 and 2013, respectively.

Cost of revenues for the Professional Services segment increased $5.2 million to $45.0 million for the six months ended June 30, 2014 from $39.7 million for the same period of 2013. The operation of the assets acquired in the acquisition of CSG contributed cost of revenues of $18.9 million during the six months ended June 30, 2014 as compared to $12.2 million for the comparable period in 2013. Excluding CSG cost of revenues, our Professional Services cost of revenues declined $6.7 million, or 24.4%. This decrease was primarily related to a reduction of project workload under the Alcatel-Lucent Contract and customer delays of DAS projects. Cost of revenues for the Professional Services segment increased 13.2% while revenues for the Professional Services segment decreased by 5.5% from the comparative period primarily related to a reduction of project workload under the Alcatel-Lucent Contract and customer delays in DAS projects that were not offset by reductions in our costs. As part of the 2014 Restructuring Plan we have taken steps to bring our Professional Services headcount in line with projected demand.

Cost of revenues for the Infrastructure Services segment increased $51.2 million to $299.3 million for the six months ended June 30, 2014 from $248.2 million for the same period of 2013 or 20.6%. This is primarily related to the 23.7% increase in revenue for the Infrastructure Services segment compared to same quarter prior year. Infrastructure Services cost of revenues as a percentage of Infrastructure Services revenues decreased to 83.8% in the six months ended June 30, 2014 from 86.0% in the comparable period in 2013 primarily due to arrangements we entered into with subcontractors in 2013 due to the high demand for tower crews which did not recur in 2014.

The Field Services segment is comprised of operations acquired in the merger with Multiband and was therefore not included in our operating results for the first half of 2013. Cost of revenues for the Field Services segment was of $113.2 million for the six months ended June 30, 2014, which included a $2.5 million gain on the sale of leased vehicles.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the six months ended June 30, 2014 were $60.5 million as compared to $50.4 million for the same period of 2013, representing an overall increase of $10.1 million, or

20.0%. The increase during the period is primarily attributable to (i) an increase of $6.5 million in employee related costs primarily due to increased headcount of 43 employees (excluding Multiband employees) and (ii) $10.6 million of selling, general and administrative charges (including amortization of $1.5 million related to intangible assets acquired in the merger with Multiband) related to Multiband that were not included in our results prior to the merger with Multiband both of which were partially offset by (i) a $7.7 million reduction in professional services primarily related to restatement related charges incurred during the six months ended June 30, 2013 that did not recur in 2014 and (ii) a decrease of $0.5 million in amortization expense related to intangible assets acquired from CSG.

Other Operating Income

Other operating income for the six months ended June 30, 2014 and 2013 was $1.6 million and $0, respectively. The other operating income earned during the six months ended June 30, 2014 was primarily related to successful negotiations with DIRECTV which enabled us to bill DIRECTV $1.2 million for services performed prior to the acquisition of Multiband. We also received a favorable settlement of $0.4 million related to litigation with a former executive of the Company.

Interest Expense

Interest expense for the six months ended June 30, 2014 and 2013, was $23.2 million and $17.1 million, respectively. This increase is primarily attributable to the issuance of the tack-on notes on June 13, 2013, with respect to which interest expense was only included in our six months ended June 30, 2013 results beginning on such date.

Income Tax Expense

As a result of the loss before taxes and a decrease in our effective tax rate, we recorded income tax expense of $0.1 million for the six months ended June 30, 2014, compared to a benefit of $6.4 million for the same period of 2013. During the six months ended June 30, 2014 we recorded a valuation allowance against net operating losses generated from our results of operations; the remaining income tax expense of $0.1 million for the six months ended June 30, 2014 relates to state income tax. Our effective income tax rate was 0.4% and 36.7% for the six months ended June 30, 2014 and 2013, respectively. The reduction in the effective tax rate is due to the valuation allowance of $17.6 million and $0 as of June 30, 2014 and 2013, respectively.

In the first quarter of 2014, we received a “no change” notice from the Internal Revenue Service related to the tax period ended 2011 audit of Multiband and therefore released $2.1 million of related reserves for uncertain tax positions. The release of these reserves was recorded as a reduction of net operating losses. The statute of limitations will expire for $2.3 million of our reserves for uncertain tax positions within the next six months.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

The following table sets forth information concerning our operating results by segment for the years ended December 31, 2012 and 2013 (in thousands):

	Year Ended December 31,
	2012		2013
	Amount	Percentage of Total Revenue	Amount	Percentage of Total Revenue	Change ($)	Change (%)
Revenues:
Professional Services	$79,140	13.0%	$111,468	12.0%	$32,328	40.8%
Infrastructure Services	530,087	87.0%	715,518	76.8%	185,431	35.0%
Field Services	—	—	88,240	9.5%	88,240	n/a
Other Services	—	—	16,519	1.8%	16,519	n/a

Total revenues	609,227	100.0%	931,745	100.0%	322,518	52.9%
Cost of revenues:
Professional Services	65,200	10.7%	91,597	9.8%	26,397	40.5%
Infrastructure Services	434,088	71.3%	622,438	66.8%	188,350	43.4%
Field Services	—	—	77,899	8.4%	77,899	n/a
Other Services	—	—	14,175	1.5%	14,175	n/a

Total cost of revenues	499,288	82.0%	806,109	86.5%	306,821	61.5%
Gross profit:
Professional Services	13,940		19,871		5,931	42.5%
Infrastructure Services	95,999		93,080		(2,919)	(3.0)%
Field Services	—		10,341		10,341	n/a
Other Services	—		2,344		2,344	n/a

Total gross profit	109,939		125,636		15,697	14.3%
Gross margin as percent of segment revenues:
Professional Services	17.6%		17.8%
Infrastructure Services	18.1%		13.0%
Field Services	—		11.7%
Other Services	—		14.2%

Total gross margin	18.0%		13.5%
Selling, general and administrative expenses	87,216	14.3%	121,106	13.0%	33,890	38.9%

Operating income	22,723	3.7%	4,530	0.5%	(18,193)	(80.1)%
Other (income) loss	—	—	(25)	(0.0)%	(25)	n/a
Interest expense	31,998	5.3%	40,287	4.3%	8,289	25.9%

Loss before income taxes from continuing operations	(9,275)	(1.5)%	(35,732)	(3.8)%	(26,457)	(285.3)%
Income tax expense (benefit)	(4,176)	(0.7)%	7,506	0.8%	11,682	279.7%

Net loss from continuing operations	(5,099)	(0.8)%	(43,238)	(4.6)%	(38,139)	(748.0)%
Discontinued operations, net of income taxes	2,568	0.4%	—	—	(2,568)	(100.0)%

Net loss	$(2,531)	(0.4)%	$(43,238)	(4.6)%	$(40,707)	(1608.3)%

Revenues

We recognized total revenues of $931.7 million for the year ended December 31, 2013, compared to $609.2 million for the year ended December 31, 2012, representing an increase of $322.5 million, or 52.9%. Our aggregate revenue from subsidiaries of AT&T Inc., a majority of which was earned through our Infrastructure

Services segment, was $662.8 million for the year ended December 31, 2013, compared to $532.1 million in the same period of 2012. In addition to the inclusion of revenue of $43.3 million generated by the operation of the assets acquired in the acquisition of CSG and revenue of $104.8 million generated by Multiband, which were not included in our results for the year ended December 31, 2012, a significant amount of our revenue increase was due to increased volume of services provided to subsidiaries of AT&T Inc. for projects that were completed during the period.

Revenues for the Professional Services segment increased $32.3 million, or 40.8%, to $111.5 million in the year ended December 31, 2013 from $79.1 million in the same period of 2012. The acquisition of CSG contributed revenues of $43.3 million during the year ended December 31, 2013, which are included in our Professional Services segment. Excluding the CSG revenues, which were not included in our results for the year ended December 31, 2012, our Professional Services revenues declined $10.9 million, or 13.8%. This decrease was primarily due to decreased volume of services provided to Alcatel-Lucent that are included within our Professional Services segment. Our aggregate revenue from Alcatel-Lucent for the year ended December 31, 2013 was $57.9 million compared to $55.0 million in the same period of 2012. We expect our aggregate revenues from the Alcatel-Lucent Contract to decline in future periods.

Revenues for the Infrastructure Services segment increased by $185.4 million, or 35.0%, to $715.5 million for the year ended December 31, 2013 from $530.1 million in the same period of 2012. The increase was primarily due to an increase in the scope and volume of services provided to AT&T under the Mobility Turf Contract for projects that completed during the period.

The Field Services segment did not exist prior to the merger with Multiband. The Field Services segment contributed revenues of $88.2 million for the four months ended December 31, 2013.

Cost of Revenues

Our cost of revenues for the year ended December 31, 2013, of $806.1 million increased $306.8 million, or 61.4%, as compared to $499.3 million for the year ended December 31, 2012, and occurred during a period when revenues increased 52.9% from the comparative period. Cost of revenues represented 82.0% and 86.5% of total revenues for the years ended December 31, 2012 and 2013, respectively.

Cost of revenues for the Professional Services segment increased $26.4 million to $91.6 million for the year ended December 31, 2013 from $65.2 million for the same period of 2012. The operation of the assets acquired in the acquisition of CSG contributed cost of revenues of $33.0 million during the year ended December 31, 2013, which are included in our Professional Services segment. Excluding CSG cost of revenues, which were not included in our results for the year ended December 31, 2012, our Professional Services cost of revenues declined $6.6 million, or 10.1%. This decrease was primarily related to a reduction of project workload under the Alcatel-Lucent Contract. Cost of revenues for the Professional Services segment increased 40.5% due to revenue mix changes, schedule changes from Alcatel-Lucent and also the operational integration costs of CSG. During this period, revenues for the Professional Services segment also increased by 40.8% from the comparative period.

Cost of revenues for the Infrastructure Services segment increased $188.4 million to $622.4 million for the year ended December 31, 2013 from $434.1 million for the same period of 2012. While the majority of the increase was related to the increase in the volume of work we completed in our Infrastructure Services segment, we incurred approximately $27 million in costs (3.8% of segment revenue) due to the following items that were not volume related: (i) tower crew shortages in all markets requiring significant cost increases to attract and maintain the necessary crew capacity (which included implementing exclusivity arrangements and incentives with key tower crew vendors); (ii) schedule accelerations and recoveries due to such crew shortages as well as weather related impact in the fourth quarter; (iii) integration and ramp up expenses for our internal self-perform capability, including for crews acquired in our DBT acquisition; and (iv) quality issues that we corrected in a few of our markets in 2013.

We have incurred additional costs related to these items for projects that are still in progress and have yet to be recognized on our income statement. We are working aggressively to mitigate the impact of these items through leadership changes and additions we have made in our Infrastructure Services segment, increased self-perform capabilities and proactive management of our leading tower crew vendors. We expect that these costs will cause continued pressure on our gross margins into 2014.

The Field Services segment did not exist prior to the merger with Multiband. The Field Services segment incurred cost of revenues of $77.9 million for the four months ended December 31, 2013.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the year ended December 31, 2013 were $121.1 million as compared to $87.2 million for the same period of 2012, representing an overall increase of $33.9 million, or 38.9%. The increase during the period is attributable to (i) an increase of $8.5 million in employee related costs due to increased headcount of 108 employees (excluding Multiband employees) at December 31, 2013 as compared to December 31, 2012, (ii) $1.8 million of search fees and our transition services agreement with CSG, (iii) an increase of $3.8 million in professional fees related to merger and acquisition advisory fees, (iv) $5.2 million due to amortization expense related to intangible assets acquired in the CSG and Multiband acquisitions, (v) $1.4 million related to the acceleration of restricted stock and employee stock options held by Multiband employees at the date of the merger with Multiband and (vii) $10.3 million of other selling, general and administrative charges related to Multiband that were not included in our results prior to the merger with Multiband. Pursuant to the Indenture Amendments (as defined below), the merger and acquisition advisory fees of $4.2 million and amortization of intangible assets acquired from CSG and Multiband of $5.2 million and the equity acceleration charges of $1.4 million related to the merger with Multiband will be excluded from our calculation of Consolidated EBITDA per the Indenture.

Interest Expense

Interest expense for the years ended December 31, 2012 and 2013, was $32.0 million and $40.3 million, respectively. This increase is due to a $0.9 million increase in penalty interest associated with delays in registering the exchange offer for the original notes and increased interest incurred as a result of the issuance of the tack-on notes on June 13, 2013 of $6.7 million. We expect our interest expense to increase in future periods as a result of the tack-on notes added in June 2013.

Income Tax Expense

As a result of the loss before taxes and a valuation allowance recorded against our deferred tax assets, we recorded income tax expense of $7.5 million for the year ended December 31, 2013, compared to a benefit of $4.2 million for the same period of 2012. Our effective income tax rate was 45.0% and (21.0)% for the years ended December 31, 2012 and 2013, respectively. The reduction in the effective tax rate is due to the valuation allowance of $17.6 million, $2.4 million of acquisition costs related to the acquisition of Multiband which are not deductible for tax purposes, and the write-off of approximately $1.9 million of the income tax receivable that existed at December 31, 2012.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

The following table sets forth information concerning our operating results by segment for the years ended December 31, 2011 and 2012 (in thousands):

	Year Ended December 31,
	2011		2012
	Amount	Percentage of Total Revenue	Amount	Percentage of Total Revenue	Change ($)	Change (%)
Revenues:
Professional Services	$91,650	12.6%	$79,140	13.0%	$(12,510)	(13.6)%
Infrastructure Services	637,352	87.4%	530,087	87.0%	(107,265)	(16.8)%

Total revenues	729,002	100.0%	609,227	100.0%	(119,775)	(16.4)%
Cost of revenues:
Professional Services	78,369	10.8%	65,200	10.7%	(13,169)	(16.8)%
Infrastructure Services	532,415	73.0%	434,088	71.3%	(98,327)	(18.5)%

Total cost of revenues	610,784	83.8%	499,288	82.0%	(111,496)	(18.3)%
Gross profit:
Professional Services	13,281		13,940		659	5.0%
Infrastructure Services	104,937		95,999		(8,938)	(8.5)%

Total gross profit	118,218		109,939		(8,279)	(7.0)%
Gross margin as a percent of segment revenue:
Professional Services	14.5%		17.6%
Infrastructure Services	16.5%		18.1%

Total gross margin	16.2%		18.0%
Selling, general and administrative expenses	67,450	9.3%	87,216	14.3%	19,766	29.3%
Other operating income (loss)	(4,000)	(0.5)%	—	—	4,000	n/a

Operating income (loss)	46,768	6.4%	22,723	3.7%	(24,045)	(51.4)%
Interest expense	20,548	2.8%	31,998	5.3%	11,450	55.7%

Income (loss) before income taxes	26,220	3.6%	(9,275)	(1.5)%	(35,495)	(135.4)%
Income tax expense (benefit)	10,309	1.4%	(4,176)	(0.7)%	(14,485)	(140.5)%

Net income (loss) from continuing operations before income taxes	15,911	2.2%	(5,099)	(0.8)%	(21,010)	(132.1)%
Discontinued operations, net of income taxes	3,407	(0.5)%	2,568	0.4%	(839)	(24.6)%

Net income (loss)	$19,318	2.6%	$(2,531)	(0.4)%	$(21,849)	(113.1)%

Revenues

We recognized total revenues of $729.0 million for the year ended December 31, 2011, compared to $609.2 million for the year ended December 31, 2012, representing a decrease of $119.8 million, or 16.4%, almost all of which occurred in our Infrastructure Services segment. A significant amount of our revenue decline was attributed to a decrease in the volume of services performed under the Mobility Turf Contract.

Revenues for the Professional Services segment decreased $12.5 million, or 13.6%, from $91.7 million in 2011 to $79.1 million in the year ended December 31, 2012. This decrease was primarily due to decreased

Volume of services provided to Alcatel-Lucent. Our aggregate revenue from Alcatel-Lucent for the year ended December 31, 2011 was $72.3 million compared to $55.0 million for the year ended December 31, 2012. We expect our aggregate revenues from the Alcatel-Lucent Contract to continue to decline in future periods, correlative with the decline in contractual minimum levels of services described above.

Revenues for the Infrastructure Services segment decreased by $107.3 million, or 16.8%, from $637.4 million in 2011 to $530.1 million for the year ended December 31, 2012. The decrease was primarily due to a decrease in the scope and volume of services provided to AT&T under the Mobility Turf Contract. We experienced a temporary decrease in revenues from AT&T following AT&T Inc.’s announcement in December 2011 of the termination of its agreement to acquire T-Mobile. Our aggregate revenue from subsidiaries of AT&T Inc., a majority of which was earned through our Infrastructure Services segment was $650.4 million in 2011 compared to $532.1 million in 2012.

Cost of Revenues

Our cost of revenues decreased $111.5 million, or 18.3%, from $610.8 million for the year ended December 31, 2011 to $499.3 million for the year ended December 31, 2012, and occurred during a period when revenues decreased 16.4% from the comparative period. Cost of revenues represented 83.8% and 82.0% of total revenues for the year ended December 31, 2011 and 2012, respectively. Margin expansion in 2012 was the result of greater scale and leverage of our overhead costs as well as more efficient management of direct construction costs.

Cost of revenues for the Professional Services segment decreased $13.2 million from $78.4 million in 2011 to $65.2 million for the year ended December 31, 2012. The majority of this decrease was related to lower staffing required to meet a decreased Alcatel-Lucent project workload. Cost of revenues for the Professional Services segment decreased 16.8% during a period when revenues for the segment decreased by 13.6% from the comparative period.

Cost of revenues for the Infrastructure Services segment decreased $98.3 million from $532.4 million in 2011 to $434.1 million for the year ended December 31, 2012. The majority of this decrease resulted from a reduction in the variable costs associated with supporting the decreased volume and scope of services performed under the Mobility Turf Contract. This decrease in costs of revenues of 18.5% occurred during a period when the segment’s revenues decreased by 16.8% as compared to the year ended December 31, 2011. Improvements during the period resulted from operational improvements made in the segment and through the realization of economies of scale, which allowed us to more efficiently utilize our operating assets and human resources. Due to shortages of qualified tower crews currently being experienced by the wireless industry resulting from increased demand for services such as those we provide, we may incur additional cost to hire additional tower crew personnel or pay additional incentives to subcontracted tower crews to meet expected demand.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the year ended December 31, 2011, were $67.5 million as compared to $87.2 million for the year ended December 31, 2012, representing an overall increase of $19.8 million, or 29.3%. The increase was primarily related to an increase in compensation and related expenses of $11.3 million and an increase in professional fees of $6.7 million related to the restatement of our historical financial statements.

Other Operating Loss

Other operating loss for the year ended December 31, 2011, was $4.0 million as compared to $0.0 for the year ended December 31, 2012. The $4.0 million loss incurred in 2011 is related to our outstanding guarantee of a related party’s line of credit, of which we determined as of December 31, 2011, we would likely be required to perform for the full exposure.

Interest Expense

Interest expense for the years ended December 31, 2011 and 2012, was $20.5 million and $32.0 million, respectively. This increase is due to interest associated with the original notes that were issued on June 23, 2011 and a loss of $1.3 million on the June 2011 extinguishment of our subordinated debt. We expect our interest expense to decrease in future periods as a result of the penalty interest ceasing to accrue after we completed the exchange offer for the original notes.

Income Tax Expense (Benefit)

Income tax expense decreased $14.5 million to a $4.2 million income tax benefit for the year ended December 31, 2012 from a $10.3 million income tax expense for the year ended December 31, 2011. The effective tax rate was 45.0% and 39.3% for the years ended December 31, 2012 and 2011, respectively. For the year ended December 31, 2012, our effective tax rate differs from the statutory federal rate of 35.0% primarily due to net state and local taxes and non-deductible expenses. These adjustments relative to $9.3 million loss before income tax expense result in the effective tax rate of 45.0%. For the year ended December 31, 2011, our effective tax rate differs from the statutory federal rate of 35.0% due to net state and local taxes and non-deductible expenses.

Liquidity and Capital Resources

Historically, our primary sources of liquidity have been borrowings under credit facilities and the proceeds of bond offerings. In 2011, we completed a $225 million private offering of the original notes. We used the proceeds of this debt offering to pay the balances remaining on notes payable to stockholders, to purchase a portion of our outstanding warrants and common stock, including all outstanding Series C Redeemable Preferred Stock, and to pay off our prior credit facility. In 2013, to fund the merger with Multiband, we issued $100 million aggregate principal amount of the tack-on notes, and collectively with the original notes, the notes, in exchange for an equal aggregate principal amount of notes issued by our wholly owned subsidiary, GNET Escrow Corp. On July 7, 2014, to fulfill our obligations under a registration rights agreement entered in connection with the funding of the Multiband acquisition, we closed the exchange offer for the tack-on notes, pursuant to which we exchanged all of the tack-on notes for an equal principal amount of notes in a transaction registered with the SEC.

Our primary sources of liquidity are currently cash flows from continuing operations, funds available under our Credit Facility with PNC Bank, National Association, or PNC Bank, and our cash balances. We had $59.4 million and $70.7 million of cash on hand at December 31, 2013 and June 30, 2014, respectively. The Credit Facility permits us to borrow up to $50.0 million, subject to a borrowing base calculation and the compliance with certain covenants described below. As of June 30, 2014, our borrowing base under the Credit Facility was $29.8 million. We had $45.5 million and $25.3 million of availability for additional borrowings under our Credit Facility as of December 31, 2013 and June 30, 2014, respectively, subject to compliance with certain covenants described below.

We anticipate that our future primary liquidity needs will be for working capital, capital expenditures, debt service and any strategic acquisitions or investments that we make. We evaluate opportunities for strategic acquisitions and investments from time to time that may require cash and may consider opportunities to either repurchase outstanding debt or repurchase outstanding shares of our common stock in the future. We may also fund strategic acquisitions or investments with the proceeds from equity or debt issuances. In addition, during 2013 and the six months ended June 30, 2014 we spent approximately $1.1 million and $1.4 million, respectively, in contributions to charitable and religious organizations. We intend to make similar contributions in the future as we believe such contributions reflect our core values. We believe that, based on our cash balance, the availability we expect under the Credit Facility and our expected cash flow from operations, we will be able to meet all of our financial obligations for the next twelve months.

Should we be unable to comply with the terms and conditions of the Credit Facility, we would be required to obtain modifications to the Credit Facility or another source of financing to continue to operate as we anticipate, and we may not be able to obtain any such modifications or find another source of financing on acceptable terms or at all.

Working Capital

We bill our Professional Services customers for a portion of our services in advance, and the remainder as the work is performed in accordance with the billing milestones contained in the contract. Revenues from the Professional Services segment are recognized on a completed performance method for our non-construction activities and on the completed contract method of accounting for construction projects. Our Infrastructure Services revenues are primarily from fixed-unit price projects and are recognized under the completed contract method of accounting, and we bill for our services as we complete certain billing milestones contained in the contract. Our collection terms are generally one percent if paid in twenty days or net sixty days for AT&T. Our Mobility Turf Contract allows AT&T to retain 10% of the amount due, on a per site basis, until the job is completed. For certain customers, including AT&T, we maintain inventory to meet the requirements for materials under the contracts. Occasionally, certain customers pay us in advance for a portion of the materials we purchase for their projects, or allow us to pre-bill them for materials purchases up to specified amounts. Our agreements with material providers usually allow us to pay them within 45 days of delivery. Our agreements with subcontractors usually have terms of 60 days. As of June 30, 2014, we had $34.8 million in working capital, defined as current assets less current liabilities, as compared to $46.4 million in working capital at December 31, 2013 and $95.0 million in working capital at December 31, 2012.

Our Field Services segment earns revenue through installations and maintenance services provided to DIRECTV. A large portion of the inventory for Field Services segment is purchased from DIRECTV under thirty-day payment terms. The Field Services segment is paid by DIRECTV for its services on a weekly basis approximately two weeks after the work is completed. The weekly payment received includes a reimbursement for certain inventory used during the installation process. We have taken deliberate steps since March 31, 2014 to enhance our working capital position. During the second quarter of 2014, we began participating in an AT&T-sponsored vendor finance program with Citibank, N.A., or Citibank, that is discussed under “—Supplier Finance Program” below. This program has reduced our collection time on AT&T invoices and has significantly reduced the AT&T invoices subject to a one percent discount on invoices for early payment. In addition, we have re-engineered our processes to improve our efforts to more timely invoice our clients for services provided. We have also begun to implement corporate restructuring and integration activities as a result of our 2014 Restructuring Plan that we expect will improve efficiencies in our operations and reduce our costs and expenses. These efforts have begun to, and we anticipate that they will continue to, increase our cash on hand and reduce the difference between billings in excess of costs on uncompleted projects and costs in excess of billings on uncompleted projects.

Supplier Finance Program

On May 8, 2014, we entered into an AT&T-sponsored vendor finance program with Citibank that has the effect of reducing the collection cycle time on AT&T invoices. This program eliminates the one percent discount on each invoice offered to AT&T for payment within twenty days. We do, however, pay Citibank a discount fee of LIBOR (as defined) plus one percent per annum on the dollar amount of AT&T receivables sold to Citibank from the date of sale until the scheduled payment date of 60 days from acceptance of the invoice. We expect this change to have a positive effect on working capital as well as a favorable change to gross profit for the Infrastructure Services segment. Our election to move to this program does, however, cause AT&T receivables to be removed from the borrowing base calculation under the Credit Facility. While the maximum commitment under the Credit Facility remains at $50.0 million, we expect the net availability under the Credit Facility to decline compared to historical levels as a result of the elimination of the AT&T receivables from the borrowing base calculation. Assuming the program was in place as of December 31, 2013, the elimination of AT&T receivables from our borrowing base calculation would have caused our borrowing base to reduce from $50.0 million to $35.9 million, and our availability for additional borrowings under the Credit Facility after giving effect to outstanding borrowings and letters of credit to reduce from $45.5 million to $31.4 million. Our borrowing base and availability for additional borrowings under the Credit Facility were $29.8 million and $25.3 million at June 30, 2014.

Cash Flow Analysis

The following table presents selected cash flow data for the years ended December 31, 2011, 2012 and 2013 and the six months ended June 30, 2013 and 2014 (in thousands):

	Year Ended December 31,			Six Months Ended June 30,
	2011	2012	2013	2013	2014
Net cash provided by (used in) operating activities	$41,828	$24,226	$(32,628)	$(60,824)	$23,494
Net cash used in investing activities	(2,015)	(3,075)	(111,965)	(27,032)	(6,464)
Net cash provided by (used in) financing activities	60,824	(797)	83,041	(9,276)	(5,732)

Operating Activities

Cash flow provided by or used in operations is primarily influenced by demand for our services, operating income and the type of services we provide, but can also be influenced by working capital needs such as the timing of customer billing, collection of receivables and the settlement of payables and other obligations. Working capital needs historically have been higher from April through October due to the seasonality of our business. Conversely, a portion of working capital assets has historically been converted to cash in the first quarter.

Net cash provided by (used in) operating activities increased by $84.3 million to $23.5 million for the six months ended June 30, 2014, as compared to the same period in 2013. This change is primarily related to invoicing related to amounts included in our costs in excess of billings through an initiative to improve our milestone completion and billing process, collections on accounts receivables and the receipt of an income tax receivable of $13.0 million, partially offset by an increase in interest paid of $6.8 million.

Net cash used in operating activities increased by $56.8 million to $32.6 million for the year ended December 31, 2013, as compared to the same period in 2012. This change is primarily related to changes to payment arrangements with certain of our subcontractors, which effectively resulted in an acceleration of our payment terms with these subcontractors. Also contributing to the increase was an increase of $2.4 million in interest paid during the year ended December 31, 2013 as compared to the same period in 2012, primarily related to the issuance of the tack-on notes.

Investing Activities

Net cash used in investing activities decreased by $20.5 million to $6.5 million for the six months ended June 30, 2014 as compared to the same period in 2013 primarily related to our acquisition of CSG in the first quarter of 2013.

Net cash used in investing activities increased by $108.9 million to $112.0 million for the year ended December 31, 2013 as compared to the same period in 2012, primarily related to our acquisitions of Multiband and CSG, partially offset by our sale of the MDU Assets.

Financing Activities

Net cash used in financing activities decreased by $3.6 million to $5.7 million for the six months ended June 30, 2014 as compared to the same period in 2013. The change was driven primarily by our repurchase of common stock for $5.0 million in the first six months of 2013.

Net cash provided by financing activities increased by $83.8 million to $83.0 million for the year ended December 31, 2013 as compared to 2012. The change was driven primarily by the issuance of the tack-on notes in connection with the merger with Multiband.

Credit Facility

In June 2011, we entered into the Credit Facility, which provides for a five-year revolving facility that is secured by (i) a first lien on our accounts receivable, inventory, related contracts and other rights and other assets related to the foregoing and proceeds thereof and (ii) a second lien on 100% of the capital stock of all of our existing and future material U.S. subsidiaries and non-voting stock of our future material non-U.S. subsidiaries and 66% of the capital stock of all our future material non-U.S. subsidiaries. The Credit Facility has a maturity date of June 2016, and a maximum commitment of $50.0 million subject to borrowing base determinations (that take into account, among other things, eligible receivables, eligible unbilled receivables and eligible inventory) and certain other restrictions. Amounts due under the Credit Facility may be repaid and reborrowed prior to the maturity date.

At our election, borrowings under the Credit Facility bear interest at variable rates based on (i) the base rate of PNC Bank plus a margin of between 1.50% and 2.00% (depending on certain financial thresholds) or (ii) London Interbank Offered Rate, or LIBOR, plus a margin of between 2.50% and 3.00% (depending on certain financial thresholds). The Credit Facility also provides for an unused facility fee of 0.375%.

The Credit Facility contains financial covenants that require that we not permit our annual capital expenditures to exceed $20.0 million (plus any permitted carry over). We are also required to comply with additional financial covenants upon the occurrence of a Triggering Event, as defined in the Credit Facility.

Additionally, the Credit Facility contains a number of customary affirmative and negative covenants that, among other things, limit or restrict our ability to divest our assets; incur additional indebtedness; create liens against our assets; enter into certain mergers, joint ventures, and consolidations or transfer all or substantially all of our assets; make certain investments and acquisitions; prepay certain indebtedness; make certain restricted payments; pay dividends; engage in transactions with affiliates; create subsidiaries; amend our constituent documents and material agreements in a manner that materially adversely affects the interests of the lenders; and change our business.

The Credit Facility also contains customary events of default, including, without limitation: nonpayment of principal, interest, fees, and other amounts; material inaccuracy of a representation or warranty when made or deemed made; violations of covenants; judgments and cross-default to indebtedness in excess of specified amounts; bankruptcy or insolvency events; certain U.S. Employee Retirement Income Security Act of 1974, as amended, or ERISA, events; failure to continue to be certified as a minority business enterprise; termination of, or the occurrence of a material default under, material contracts; occurrence of a material adverse effect; and change of control.

The borrowings available under the Credit Facility are subject to fluctuations in the calculation of a borrowing base, which is based on the value of our eligible accounts receivable and up to $10.0 million of eligible inventory. To facilitate the AT&T-sponsored vendor finance program, on May 8, 2014, we amended the Credit Facility to remove the AT&T receivables as collateral thereunder. Our receivables with AT&T therefore no longer contribute to our borrowing base under the Credit Facility. While the maximum commitment on the Credit Facility remains at $50.0 million, we expect the net availability thereunder to decline compared to historical levels as a result of the elimination of the AT&T receivables from the borrowing base calculation.

As of December 31, 2013, we had no outstanding borrowings on the Credit Facility and had a $50.0 million borrowing base, of which $45.5 million was available, net of $4.5 million of outstanding letters of credit. As of June 30, 2014, our borrowing base under the Credit Facility was $29.8 million and our availability for additional borrowings after giving effect to outstanding borrowings and letters of credit was $25.3 million. During the year ended December 31, 2011, we issued a $4.0 million letter of credit as a credit enhancement for a new letter of intent. Such letter of credit was issued in connection with a guarantee of indebtedness of a related party for proposed transaction and was originally due to expire in July 2012, then subsequently amended to expire in July 2013. Prior to the expiration, the letter of credit was amended to extend the guarantee of the related party’s line of credit until July 2014. This guarantee liability for the full amount of $4.0 million remains in accrued liabilities as of December 31, 2012.

12.125% Senior Notes due 2018

On June 23, 2011, we issued $225.0 million of the notes with a discount of $3.9 million. The notes carry a stated interest rate of 12.125%, with an effective rate of 12.50%. Interest is payable semi-annually each January 1 and July 1, beginning on January 1, 2012. The notes are secured by: (i) a first-priority lien on substantially all of our existing and future domestic plant, property, assets and equipment including tangible and intangible assets, other than the assets that secure the Credit Facility on a first-priority basis, (ii) a first-priority lien on 100% of the capital stock of our future material U.S. subsidiaries and non-voting stock of our future material non-U.S. subsidiaries and 66% of all voting stock of our future material non-U.S. subsidiaries and (iii) a second-priority lien on our accounts receivable, unbilled revenue on completed contracts and inventory that secure the Credit Facility on a first-priority basis, subject, in each case, to certain exceptions and permitted liens.

The notes are general senior secured obligations, are guaranteed by our existing and future wholly owned material domestic subsidiaries, rank pari passu in right of payment with all of our existing and future indebtedness that is not subordinated, are senior in right of payment to any of our existing and future subordinated indebtedness, are structurally subordinated to any existing and future indebtedness and other liabilities of our non-guarantor subsidiaries, and are effectively junior to all obligations under the Credit Facility to the extent of the value of the collateral securing the Credit Facility on a first priority basis.

Prior to July 1, 2014, we may redeem up to 35% of the aggregate principal amount of the notes at a redemption price equal to 112.125% of the principal amount of the notes redeemed, plus accrued and unpaid interest and any additional interest, with the net cash proceeds of certain equity offerings. Prior to July 1, 2015, we may redeem some or all of the notes at a “make-whole” premium plus accrued and unpaid interest. On or after July 1, 2015, we may redeem some or all of the notes at a premium that will decrease over time plus accrued and unpaid interest.

If we undergo a change of control, as defined in the Indenture, we will be required to make an offer to each holder of the notes to repurchase all or a portion of its Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest penalty, if any, to the date of repurchase.

If we sell certain assets or experience certain casualty events and do not use the net proceeds as required, we will be required to use such net proceeds to repurchase the notes at 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase.

We entered into a registration rights agreement with the initial purchasers of the original notes. Under the terms thereof, we agreed to file an initial registration statement with the SEC by March 19, 2012, to become effective not later than June 17, 2012, providing for registration of “exchange notes” with terms substantially identical to the original notes. The terms of the agreement provided for additional interest obligations for a late filing interest penalty, or “additional interest,” of 0.25% per annum of the principal amount of the notes, which increased by an additional 0.25% per annum at the beginning of each subsequent 90-day period with a maximum interest penalty of 1.0% per annum, for each day we were delinquent in filing an initial registration statement with the SEC.

We were unable to file an initial registration statement with the SEC by March 19, 2012 and incurred an additional interest obligation for a late filing interest penalty of 0.25% per annum of the principal amount of the original notes through June 17, 2012 and 0.50% for the subsequent 90-day period. We were unable to cause the initial registration statement to be declared effective by June 17, 2012 and an additional interest obligation was incurred at 0.25% per annum of the principal amount of the original notes for each subsequent 90-day period. The maximum additional interest rate on the notes could not exceed 1.00% per annum at any one time in aggregate. We incurred $1.3 million and $2.2 million of penalty interest for the years ended December 31, 2012 and 2013, respectively, on the original notes. All additional interest on the original notes ceased to accrue on December 23, 2013, when the registration statement for the exchange of the original notes was declared effective and we launched the exchange offer.

On April 30, 2013, we submitted to Depository Trust Company a Consent Letter dated April 30, 2013, or the Consent Letter, in order to solicit consents from the holders of the original notes to (i) raise approximately $100 million of additional indebtedness, secured on a parity lien basis with the original notes, which were to fund the purchase price of the merger with Multiband, notwithstanding the requirement set forth in the Indenture that we meet certain Fixed Charge Coverage Ratio and Total Leverage Ratio tests, (ii) adjust the definition of “Consolidated EBITDA” under the Indenture to permit certain add-backs that are unrelated to our business operations and (iii) reduce the Fixed Charge Coverage Ratio that we are required to meet to consummate certain transactions from a ratio of 2.5 to 1.0 to a ratio of 2.0 to 1.0, or collectively the Indenture Amendments. On May 6, 2013, in accordance with the terms of the Indenture, we received consent from holders of a majority in aggregate principal amount of the then tack-on notes with respect to the Indenture Amendments. Promptly thereafter, we executed and delivered the First Supplemental Indenture and the First Amendment to Intercreditor Agreement, which became operative upon our payment of the consent fee of $5.1 million, pursuant to the Consent Letter, in connection with the merger with Multiband.

On May 30, 2013, Goodman Networks and GNET Escrow Corp., a wholly owned subsidiary of Goodman Networks, or the Stage I Issuer, entered into a purchase agreement with Jefferies LLC, in connection with the offering of $100.0 million aggregate principal amount of the Stage I Issuer’s 12.125% Senior Secured Notes due 2018, or the Stage I Notes. The Stage I Notes were offered at 105% of their principal amount for an effective interest rate of 10.81%. The estimated gross proceeds of approximately $105.0 million, which includes an approximate $5.0 million of issuance premium, were used, together with cash contributions from Goodman Networks, to finance the merger with Multiband and to pay related fees and expenses. Upon completion of the merger with Multiband, the Company redeemed the Stage I Notes in exchange for the issuance of an equivalent amount of our notes, or the tack-on notes, as a “tack-on” under and pursuant to the Indenture under which the Company previously issued the original notes.

We entered into a registration rights agreement with the initial purchasers of the tack-on notes. Under the terms thereof, we agreed to file an initial registration statement with the SEC by November 29, 2013, to become effective not later than February 26, 2014, providing for registration of “exchange notes” with terms substantially identical to the tack-on notes. The terms of the agreement provided for additional interest obligations for a late filing interest penalty, or “additional interest,” of 0.25% per annum of the principal amount of the notes, which increased by an additional 0.25% per annum at the beginning of each subsequent 90-day period with a maximum interest penalty of 1.0% per annum, for each day we were delinquent in filing an initial registration statement with the SEC.

We were unable to file an initial registration statement with the SEC by November 29, 2013 and incurred an additional interest obligation for a late filing interest penalty of 0.25% per annum of the principal amount of the tack-on notes through December 30, 2013. We were unable to cause the initial registration statement to be declared effective by February 26, 2014 and an additional interest obligation was incurred at 0.25% per annum of the principal amount of the tack-on notes and increased to 0.50% per annum of the principal amount of the tack-on notes at the beginning of the subsequent 90-day period. The maximum additional interest rate on the tack-on notes could not exceed 1.00% per annum at any one time in aggregate. We incurred $22 thousand and $0.1 million of penalty interest for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively, on the tack-on notes. All additional interest on the tack-on notes ceased to accrue on June 6, 2014, when the registration statement for the exchange of the tack-on notes was declared effective and we launched the exchange offer.

Material Covenants under our Indenture and Credit Facility

We are subject to certain incurrence and maintenance covenants under the Indenture and the Credit Facility, as described below.

Applicable Test
Applicable Ratio	Indenture	Credit Facility
Fixed Charge Coverage Ratio	At least 2.00 to 1.00	At least 1.25 to 1.00

Leverage Ratio	No more than 2.50 to 1.00	No more than: 6.00 to 1.00 on and after 1/1/14 5.50 to 1.00 on and after 7/1/14 5.00 to 1.00 on and after 1/1/15

Definitions

Under the Indenture, “Consolidated EBITDA”, “Fixed Charge Coverage Ratio” and “Total Leverage Ratio” are defined as follows:

“Consolidated EBITDA” means EBITDA, as adjusted to eliminate the impact of certain items, including: (i) share-based compensation (non-cash portion), (ii) certain professional and consulting fees identified in the Indenture, (iii) severance expense (paid to certain senior level employees), (iv) amortization of debt issuance costs and (v) expenses related to the 2014 Restructuring Plan.

“Fixed Charge Coverage Ratio” means the ratio of (a) Consolidated EBITDA to (b) the Fixed Charges (as defined in the Indenture) for the applicable period.

“Total Leverage Ratio” means the ratio of (a) total indebtedness of the Company to (b) the Company’s Consolidated EBITDA for the most recently ended four fiscal quarters.

Under the Credit Facility, “Fixed Charge Coverage Ratio” and “Leverage Ratio” are defined as follows:

“Fixed Charge Coverage Ratio” means the ratio of (a) EBITDA plus fees, costs and expenses incurred in connection with the Recapitalization minus unfinanced capital expenditures made during such period but only to the extent made after the occurrence of the most recent Triggering Event; to (b) all senior debt payments made during such period plus cash taxes paid during such period plus all cash dividends paid during such period, but only to the extent paid after the occurrence of the most recent Triggering Event. We are not required to comply with the Fixed Charge Coverage Ratio until the occurrence of a Triggering Event that is continuing.

“Leverage Ratio” means the ratio of (a) funded debt of the Company to (b) EBITDA for the trailing twelve months ending as of the last day of such fiscal period. We are not required to comply with the Leverage Ratio until the occurrence of a Triggering Event that is continuing.

We previously referred to Consolidated EBITDA as “Adjusted EBITDA” throughout our external communications, however in this prospectus and our external communications we now refer to Consolidated

EBITDA as “Consolidated EBITDA.” References to Adjusted EBITDA are to a different measure. These financial measures and the related ratios described above are not calculated in accordance with generally accepted accounting principles, or GAAP, and are presented below for the purpose of demonstrating compliance with our debt covenants.

Applicability of Covenants

As described in more detail below, compliance with such ratios is only required upon the incurrence of debt or the making of a restricted payment, as applicable. If we are permitted to incur any debt or make any restricted payment under the Indenture, we will be permitted to incur such debt or make such restricted payment under the Credit Facility.

Under the Indenture, if we do not meet a Fixed Charge Coverage Ratio of at least 2.00 to 1.00, we may not consummate any of the following transactions:

•	Restricted payments, including the payment of dividends (other than the enumerated permitted payment categories);

•	Mergers, acquisitions, consolidations, or sale of all assets, consolidations (other than sales, assignments, transfers, conveyances, leases, or other dispositions of assets between or among the Company and the guarantors);

•	Incurrence of additional indebtedness (other than the enumerated permitted debt categories); or

•	Issuance of preferred stock (other than pay-in-kind preferred stock);

Additionally, the Credit Facility prohibits each of such payments if they are prohibited by the Indenture.

Under the terms of the Credit Facility, we must maintain a Fixed Charge Coverage Ratio equal to at least 1.25 to 1.00 (which ratio was 1.23 to 1.00 at June 30, 2014) and a Leverage Ratio no greater than as described in the table above (which ratio was 6.94 to 1.00 at June 30, 2014) during such time as a Triggering Event is continuing. A “Triggering Event” occurs when our undrawn availability (measured as of the last date of each month) on the Credit Facility has failed to equal at least $10 million for two consecutive months and continues until our undrawn availability equals $20 million for at least three consecutive months. We are only required to maintain such ratios at such time that a Triggering Event is in existence. Failure to comply with such ratios during the existence of a Triggering Event constitutes an Event of Default (as defined therein) under the Credit Facility. Had we been required to meet these ratio tests as of June 30, 2014, we would have not met either the Fixed Charge Coverage Ratio or the Leverage Ratio (in each case with respect to the ratio required for the fiscal quarter ending June 30, 2014).

Under the terms of the Indenture, we are required to meet certain ratio tests giving effect to anticipated transactions, including borrowing debt and making restricted payments prior to entering these transactions. Under the Indenture, these ratio tests include a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 (which ratio was 0.75 to 1.00 at June 30, 2014) and a Total Leverage Ratio not greater than 2.50 to 1.00 (which ratio was 10.42 to 1.00 at June 30, 2014). Excluding the merger with Multiband, with respect to which holders of the notes waived compliance with both ratios pursuant to the Consent Letter, we have not entered into any transaction that requires us to meet these tests as of June 30, 2014. Had we been required to meet these ratio tests as of June 30, 2014, we would not have met the Fixed Charge Coverage Ratio or the Total Leverage Ratio.

Reconciliation of Non-GAAP Financial Measures

EBITDA represents net income before income tax expense, interest, depreciation and amortization. We present EBITDA because we consider it to be an important supplemental measure of our operating performance and we believe that such information will be used by securities analysts, investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA when reporting their results. We consider EBITDA to be an operating performance measure, and not a liquidity measure, that provides a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies.

We present Consolidated EBITDA, which is referred to as Consolidated EBITDA in the Indenture, because certain covenants in the Indenture that affect our ability to incur additional indebtedness as well as to enter into certain other transactions are calculated based on Consolidated EBITDA. Consolidated EBITDA adjusts EBITDA to eliminate the impact of certain items, including: (i) share-based compensation (non-cash portion); (ii) certain professional and consultant fees identified in the Indenture; (iii) severance expense (paid to certain senior level employees); (iv) amortization of debt issuance costs; (v) restructuring fees and expenses; (vi) restatement fees and expenses; (vii) a tax gross-up payment made to the Company’s Chief Executive Officer to cover his tax obligation for an award of common stock and (viii) transaction fees and expenses related to acquisitions, the making of certain permitted investments, the issuance of equity or the incurrence of permitted debt.

Because EBITDA and Consolidated EBITDA are not recognized measurements under U.S. GAAP, they have limitations as analytical tools. Because of these limitations, when analyzing our operating performance, investors should use EBITDA and Consolidated EBITDA in addition to, and not as an alternative for, net income, operating income or any other performance measure presented in accordance with GAAP. Similarly, investors should not use EBITDA or Consolidated EBITDA as an alternative to cash flow from operating activities or as a measure of our liquidity.

The following table reconciles our net income to EBITDA and EBITDA to Consolidated EBITDA (in thousands):

	Year Ended December 31,			Six Months Ended June 30,
	2011	2012	2013	2013	2014
	(Dollars in thousands)
EBITDA and Consolidated EBITDA:
Net income (loss) from continuing operations	$15,911	$(5,099)	$(43,238)	$(11,039)	$(15,171)
Income tax expense (benefit)	10,309	(4,176)	7,506	(6,389)	65
Interest expense	20,548	31,998	40,287	17,144	23,154
Depreciation and amortization	4,519	3,621	9,758	3,468	5,724

EBITDA from continuing operations	51,287	26,344	14,313	3,184	13,772
Income (loss) from discontinued operations, net of tax	3,407	2,568	—	—	—
Income tax expense (benefit) from discontinued operations	1,867	1,568	—	—	—

EBITDA from discontinued operations	5,274	4,136	—	—	—

Total EBITDA	56,561	30,480	14,313	3,184	13,772
Share-based compensation (a)	1,023	5,629	4,507	2,343	2,045
Specified professional fees (b)	651	—	—	—	—
Severance expense (c)	1,228	—	—	—	—
Amortization of debt issuance costs (d)	(695)	(1,195)	(1,990)	(594)	(1,735)
Restructuring expense (e)	—	—	—	—	2,726
Restatement fees and expenses (f)	—	8,075	3,382	3,380	—
Tax gross up on CEO stock grant (g)	—	3,226	—	—	—
Acquisition related transaction expenses (h)	—	352	5,546	1,778	—

Consolidated EBITDA	$58,768	$46,567	$25,758	$10,091	$16,808

(a)	Represents non-cash expense related to equity-based compensation.

(b)	Includes: (i) third-party consultant fees for a review of various business process and cost improvement initiatives; (ii) third-party consultant fees as a result of an investment in our company by affiliates of The Stephens Group, LLC; (iii) fees paid to an executive recruiting firm and (iv) operations review expenses.
(c)	Represents severance costs paid to certain senior level employees upon termination of their employment with us.
(d)	Amortization of debt issuance costs is included in interest expense but excluded in the calculation of Consolidated EBITDA per the Indenture governing the notes.
(e)	Represents expenses incurred in connection with the 2014 Restructuring Plan.
(f)	Represents accounting advisory and audit fees incurred in connection with completing the restatement of our financial statements for the years ended December 31, 2009, 2010 and 2011, and preparing our financial statements for the year ended December 31, 2012, on the completed contract method and modifying our business processes to account for construction projects under the completed contract method going forward.
(g)	Represents a tax gross-up payment made to cover the tax obligation for share grant made to our Chief Executive Officer in connection with his transition into that role.
(h)	Represents fees and expenses incurred relating to our recent acquisitions.

Mortgage

In March 2014, our wholly owned subsidiary Multiband Special Purpose, LLC, or MBSP, refinanced the mortgage payable related to the Multiband headquarters in Minnetonka, Minnesota with Commerce Bank for the amount of $3.8 million with an interest rate of 5.75% per annum. The loan is payable in monthly installments, with the final payment due in March 2019, and is secured by a lien on Multiband’s headquarters. As additional collateral for the mortgage, MBSP deposited $1.0 million in the lender’s favor.

Capital Expenditures

We estimate that we will spend approximately $20 million in 2014 on capital expenditures. The increase over previous years is primarily related to network construction costs. We expect to recover a portion of these costs through arrangements with wireless carriers. We also expect an increase in capital expenditures as a result of certain business process automation initiatives that we have implemented in order to further streamline systems and reporting primarily related to project and inventory management.

Acquisition-Related Contingent Consideration

In our acquisitions of CSG and DBT, we have agreed to make future cash earn-out payments to the sellers, which are contingent upon the future performance of the acquired businesses. The estimated fair value, which is the estimated payout discounted for the time value of money, of the of earn-out obligations recorded as of June 30, 2014 was $10.3 million, $7.1 million of which was recorded as a current liability in our consolidated balance sheet.

Contractual Payment Obligations

As of December 31, 2013, our future contractual obligations are as follows (dollars in thousands):

	Total	2014	2015	2016	2017	2018	2019 and thereafter
Long-term debt obligations:
Senior notes payable (1)	$502,372	$39,451	$39,406	$39,406	$39,406	$344,703	$—
Credit facility (2)	541	261	189	91	—	—	—
Other notes payable (3)	4,251	456	450	448	477	2,420	—
Operating lease obligations	23,656	10,265	6,549	3,004	1,840	1,450	548
Capital lease obligations	3,166	1,537	1,098	452	79	—	—

Total contractual commitments	$533,986	$51,970	$47,692	$43,401	$41,802	$348,573	$548

(1)

The amounts due presented in the table above include interest obligations related to long-term debt. These obligations include amounts related to additional interest penalties at the rate of 0.25% of the principal amount of the principal amount of the $100 million tack-on notes through April 2014 because the exchange registration statement related to the tack-on notes was not declared effective on or before February 27, 2014.
(2)	Includes an availability fee of 0.375% of the unused capacity and a charge of 3.25% on the portion of the Credit Facility utilized for letters of credit.
(3)	The amounts due presented in the table above include interest obligations related to long-term debt.

Off-Balance Sheet Arrangements

We have entered into certain off-balance sheet arrangements in the ordinary course of business that result in risks not directly reflected in our balance sheets. Our significant off-balance sheet transactions include liabilities associated with non-cancellable operating leases, letter of credit obligations, and performance and payment bonds entered into in the normal course of business. We have not engaged in any off-balance sheet financing arrangements through special purpose entities.

Leases

We enter into non-cancellable operating leases for certain of our facility, vehicle and equipment needs. These leases allow us to conserve cash by paying a monthly lease rental fee for use of facilities, vehicles and equipment rather than purchasing them. We may decide to cancel or terminate a lease before the end of its term, in which case we are typically liable to the lessor for the remaining lease payments under the term of the lease.

Guarantees

In October 2011, we issued a letter of credit as a guarantee of a related party’s line of credit. The maximum available to be drawn on the line of credit is $4.0 million. In the event of default on the line of credit by the related party, we will have the option to enter into a note purchase agreement with the lender or to permit a drawing on the letter of credit in an amount not to exceed the amount by which the outstanding obligation exceeds the value of the related party’s collateral securing the line of credit, but in no event more than $4.0 million. Our letter of credit was originally due to expire in July 2012 and prior to expiration has been amended each year thereafter to extend the expiration date by one year. The letter of credit was most recently amended to extend the guarantee of the related party’s line of credit until July 2015.

Our exposure with respect to the letter of credit is supported by a reimbursement agreement from the related party, secured by a pledge of assets and stock of the related party. As of December 31, 2011, we concluded that we will likely be required to perform for the full exposure under the guarantee and therefore recorded a liability in the amount of $4.0 million included in accrued liabilities in our consolidated financial statements in the fourth quarter of 2011. This guarantee liability for the full amount of $4.0 million remains in accrued liabilities as of June 30, 2014.

Other Guarantees

We generally indemnify our customers for the services we provide under our contracts, as well as other specified liabilities, which may subject us to indemnity claims, liabilities and related litigation. As of June 30, 2014, we are not aware of any asserted claims for material amounts in connection with these indemnity obligations.

Seasonality

Historically we have experienced seasonal variations in our business, primarily due to the capital planning cycles of certain of our customers. Generally, AT&T’s annual capital plans are not finalized to the project level until sometime during the first three months of the year, resulting in reduced capital spending in the first quarter relative to the rest of the year. This results in a significant portion of contracts related to our

Infrastructure Services segment being completed during the fourth quarter of each year. Because we have adopted the completed contract method, we do not recognize revenue or expenses on contracts until we have substantially completed the contract. Accordingly, a significant portion of our revenues and costs are recognized during the fourth quarter of each year. The recognition of revenue and expenses on contracts that span quarters may also cause our reported results of operations to experience significant fluctuations.

Our Field Services segment’s results of operations may also fluctuate significantly from quarter to quarter. We typically generate more revenues in our Field Services segment during the third quarter of each year due to favorable weather conditions and our sports promotional efforts. Because a significant portion of the Field Services segment’s expenses are relatively fixed, a variation in the number of customer engagements or the timing of the initiation or completion of those engagements can cause significant fluctuations in operating results from quarter to quarter.

As a result, we have historically experienced, and may continue to experience significant differences in operations results from quarter to quarter. As a result of these seasonal variations and our methodology for the recognition of revenue and expenses on projects, comparisons of operating measures between quarters may not be as meaningful as comparisons between longer reporting periods.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires our management to use judgment in the application of accounting policies, including making estimates and assumptions. We base estimates on our experience and on various other assumptions believed to be reasonable under the circumstances. These estimates affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If our judgment or interpretation of the facts and circumstances relating to various transactions or other matters had been different, it is possible that different accounting would have been applied, resulting in a different presentation of our consolidated financial statements. From time to time, we re-evaluate our estimates and assumptions. In the event estimates or assumptions prove to be different from actual results, adjustments are made in subsequent periods to reflect more current estimates and assumptions about matters that are inherently uncertain. For a more detailed discussion of our significant accounting policies, see Note 2 to the audited historical consolidated financial statements.

Below is a discussion of accounting policies that we consider critical in that they may require complex judgment in their application or require estimates about matters that are inherently uncertain.

Revenue Recognition

We enter into contracts that require the construction and/or installation of specific units within a network system. Revenue from construction and installation contracts in our Infrastructure Services segment is recorded using the completed contract method of accounting in accordance with Accounting Standards Codification, or ASC, 605, Revenue Recognition. While percentage of completion is generally the preferred method of accounting for construction contracts, we concluded that the completed contract method of accounting would be a more appropriate and reliable method under which to recognize revenue from our construction contracts given our current processes and systems. Under the completed contract method, revenues and costs from construction and installation projects are recognized only upon substantial completion of the project. Direct costs typically include direct materials, labor and subcontractor costs, and indirect costs related to contract performance, such as indirect labor, supplies, tools and repairs. Provisions for estimated losses on uncompleted contracts are recognized when it has been determined that a loss is probable.

We also enter into contracts to provide engineering and integration services related to network architecture, transformation, reliability and performance. Revenues from service contracts are generally recognized as the services are completed under the completed performance method, whereby costs are deferred until the related revenues are recognized. Services are generally performed under master or other services agreements and are billed on a contractually agreed price per unit on a work order basis.

Revenues for projects based on time and materials are recognized as labor and material costs are incurred. Revenues from other incidental services are recognized as the service is performed.

The Field Services segment provides installation services to pay television (satellite and broadband cable) providers, Internet providers and commercial customers. The related revenues are recognized when services have been completed.

Within our Other Services segment, we recognized our MDU revenues in the period in which the related services are provided, and we recognize revenue from long-term EE&C contracts on a percentage-of-completion basis, measured by the percentage of contract costs incurred to date to the estimated total costs for each contract.

We intend to continually evaluate the application of the completed contract method of accounting, and in the future we may change our accounting method back to the percentage of completion method for some of our construction contracts. Items that would be considered in our analysis concerning the applicability of the completed contract method of accounting would include: (i) our assessment of the improvements we are currently working on related to our internal controls surrounding our ability to estimate project costs and related profit margins; and (ii) new or emerging accounting standards that we may be required to adopt that could potentially impact how we are required to account for our long-term construction projects.

Revenue Recognition Matters

In connection with the audit of our financial statements for the year ended December 31, 2011 both we and our auditors identified accounting errors and internal control deficiencies that collectively called into question our ability to properly apply the percentage of completion method of accounting to our long-term construction contracts, which is the method that we had historically applied to recognize revenue on our long-term construction contracts. After consultations with KPMG LLP and with the SEC Staff, we concluded that the completed contract method of accounting would be a more appropriate and reliable method under which to recognize revenue from our construction contracts. Accordingly, we restated our financial statements for each of the three years ended December 31, 2011 so that our revenues from construction contracts were recognized using the completed contract method, which we have also applied in the preparation of our financial statements for the years ended December 31, 2012 and 2013.

While the percentage of completion method is the preferred method of recognizing revenue for construction contracts, the weaknesses in internal controls that limited our ability to make proper estimates of project costs and margins required us to apply the completed contract method. We believe that we have properly applied the completed contract method of accounting and have not identified any material control weaknesses in its application to our revenue recognition in the financial statements presented elsewhere in this prospectus. We are continually seeking to refine, enhance and strengthen all of our internal controls, but particularly those that affect our revenue recognition. Once we believe we have implemented adequate controls to properly estimate project costs, revenues and margins from the inception of each project, we will re-evaluate the application of the completed contract method and may change the revenue for some or all of our construction projects back to the percentage of completion method.

Goodwill and Other Intangible Assets with Indefinite Lives

Goodwill represents the amount of the purchase price in excess of the fair values assigned to the underlying identifiable net assets of acquired businesses. Goodwill is not amortized, but is subject to an annual impairment test at the reporting unit level or more frequently if events occur or circumstances change that would indicate that a triggering event. A reporting unit is defined as an operating segment or one level below an operating segment. The reporting units are equivalent to the reportable segment. All of our reporting units have goodwill assigned.

We test goodwill for impairment annually, as of October 1 of the current year, or more frequently if circumstances suggest that impairment may exist. During each quarter, we perform a review of certain key components of the valuation of the reporting units, including the operating performance of the reporting units compared to plan (which is the primary basis for the prospective financial information included in the annual goodwill impairment test) and the weighted average cost of capital.

To determine whether goodwill is impaired, a multi-step impairment test is performed. We perform a qualitative assessment of each reporting unit to determine whether facts and circumstances support a determination that their fair values are greater than their carrying values. If the qualitative analysis is not conclusive, or if we elect to proceed directly with quantitative testing, we will measure the fair values of the reporting units and compare them to their carrying values, including goodwill. If the fair value is less than the carrying value of the reporting unit, the second step of the impairment test is performed for the purposes of measuring the impairment. In this step, the fair value of the reporting unit is allocated to all of the assets and liabilities of the reporting unit to determine an implied goodwill value. This allocation is similar to a purchase price allocation performed in purchase accounting. If the carrying amount of the reporting unit goodwill exceeds the implied goodwill value, an impairment loss shall be recognized in an amount equal to that excess.

We estimate the fair values of the reporting units using discounted cash flows, which include assumptions about a wide variety of internal and external factors. Significant assumptions used in the impairment analysis include financial projections of cash flow (including significant assumptions about operations and target capital requirements), long term growth rates for determining terminal value, and discount rates. Forecasts and long term growth rates used for the reporting units are consistent with, and use inputs from, the internal long term business plan and strategy. During the forecasting process, we assess revenue trends, operating cost levels and target capital levels. A range of discount rates that correspond to a market based weighted average cost of capital are used. Discount rates are determined for each reporting unit based on the implied risk inherent in their forecasts. This risk is evaluated using comparisons to market information such as peer company weighted average costs of capital and peer company stock prices in the form of revenue and earnings multiples. The most significant estimates in the discount rate determinations include the risk free rates and equity risk premium. Company specific adjustments to discount rates are subjective and thus are difficult to measure with certainty.

Although we believe that the financial projections used are reasonable and appropriate, the use of different assumptions and estimates could materially impact the analysis and resulting conclusions. In addition, due to the long term nature of the forecasts there is significant uncertainty inherent in those projections. The passage of time and the availability of additional information regarding areas of uncertainty in regards to the reporting units’ operations could cause these assumptions used in the analysis to change materially in the future. If the assumptions differ from actual, the estimates underlying the goodwill impairment tests could be adversely affected.

We periodically review amortizing intangible assets whenever adverse events or changes in circumstances indicate the carrying value of the asset may not be recoverable. In assessing recoverability, assumptions regarding estimated future cash flows and other factors must be made to determine if an impairment loss may exist, and, if so, estimate fair value. If these estimates or their related assumptions change in the future, we may be required to record impairment losses for these assets.

Share-Based Compensation

We account for share-based compensation in accordance with ASC 718, Compensation—Stock Compensation. Determining the fair value of share-based awards at the grant date requires judgment. We use the

Black-Scholes option-pricing model to determine the fair value of stock options. The determination of the fair value of share-based payment awards on the date of grant using a pricing model is affected by our common stock fair value as well as by assumptions including our expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rates, and expected dividends, which are estimated as follows:

•	Fair Value of Our Common Stock. Because our stock is not currently publicly traded, we must estimate the fair value of common stock, as discussed in “Common Stock Valuation” below.

•	Expected Term. The expected term was estimated using the simplified method under SEC Staff Accounting Bulletin No. 107, giving consideration to the contractual terms of the share-based awards, vesting schedules, and expectations of future employee behavior as influenced by changes to the terms of our share-based awards.

•	Volatility. As a non-public entity, historic volatility is not available for our shares. As a result, we estimated volatility based on a peer group of companies, which collectively provide a reasonable basis for estimating volatility. We intend to continue to consistently use the same group of publicly traded peer companies to determine volatility in the future until sufficient information regarding volatility of our share price becomes available or the selected companies are no longer similar to us, in which case, more suitable companies whose share prices are publicly available would be utilized in the calculation.

•	Risk-Free Interest Rate. The risk-free interest rate is based on the yields of U.S. Treasury securities with maturities similar to the expected term of the options for each option group.

•	Dividend Yield. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends in the foreseeable future. Consequently, we used an expected dividend yield of zero.

The fair values of option awards granted since January 1, 2011, were estimated at the grant date using the Black-Scholes pricing model with the following assumptions:

	Year Ended December 31,			Six Months Ended June 30,
	2011	2012	2013	2014
Expected volatility	48.4%	n/a	54.06% - 60.65%	n/a
Risk-free interest rate	2.29%	n/a	0.91% - 1.63%	n/a
Expected life (in years)	6.0	n/a	5.19 - 5.80	n/a
Expected dividend yield	0.0%	n/a	0.00%	n/a

The Company did not grant any stock options during the year ended December 31, 2012 or the six months ended June 30, 2014. The weighted average grant date fair value for the options granted in the years ended December 31, 2011 and 2013 was $12.65 and $41.90, respectively.

As of December 31, 2011, 2012 and 2013 and June 30, 2014, we had $0.7 million, $0.1 million, $8.0 million and $6.0 million, respectively, of unrecognized compensation costs, excluding estimated forfeitures, related to unvested stock option awards, which are expected to be recognized over a weighted average period of 1.2 years, 0.5 years, 1.1 years and 0.8 years, respectively.

Common Stock Valuation

Given the absence of any active market for our common stock, the fair value of the common stock underlying stock options granted was determined by our board of directors, with input from our management, and based in part on third-party valuations. The valuations were made with the intent to grant options at a price per share not less than the per share fair value of our common stock underlying those options on the date of grant.

We considered numerous objective and subjective factors in valuing our common stock at each valuation date in accordance with the guidance outlined in the American Institute of Certified Public Accountants, or AICPA, Audit and Accounting Practice Aid Series: Valuation of Privately Held Company Equity Securities Issues as Compensation, or the AICPA Practice Guide. These objective and subjective factors included, but were not limited to:

•	valuation analyses performed by an unrelated third party specialist (including the application of appropriate valuation techniques and inputs);

•	lack of marketability of our common stock;

•	our actual operating and financial performance;

•	our state of development;

•	the composition of, and changes to, our management team and board of directors;

•	revenue and expense projection;

•	likelihood of achieving a liquidating event, such as an initial public offering or a merger or acquisition of our company given prevailing market conditions;

•	market performance of comparable publicly traded companies; and

•	overall U.S. and global economic and capital market conditions.

We believe the valuation methodology employed for each date of determination provided a reasonable basis for estimating the fair value of our common stock.

The following table sets forth all common stock awards since January 1, 2011 through the date of this prospectus:

Common Stock Award Dates	Number of Shares Granted	Common Stock Market Value ($)
December 31, 2012	30,000	$82.70
January 7, 2013	30,000	$82.70

The following table sets forth all stock option grants since January 1, 2011 through the date of this prospectus:

Option Grant Dates	Number of Shares Underlying Options Granted	Exercise Price ($)	Common Stock Market Value ($)
February 12, 2013	320,500	$82.70	$82.70
July 22, 2013	12,000	$82.70	$82.70
August 12, 2014	98,500	$104.89	$104.89

Common Stock Valuation Methods

The determination of the fair value price of our common stock was made in accordance with the guidelines in the AICPA Practice Guide, which prescribes several valuation approaches for setting the value of an enterprise, such as the cost, market and income approaches, and various methodologies for allocating the value of an enterprise to its common stock. We generally used the income and market approaches in our valuations. When applying the market approach, we used the guideline company and precedent transaction methodologies based on inputs from comparable public companies’ equity valuations to estimate our enterprise value. In applying the income approach, we applied the discounted cash flow method based on the Company’s projections.

When considering which companies to include in our peer group for valuation purposes, we focused on companies which we consider to be closely related competitors with publicly traded equity securities. We searched for companies similar to Goodman Networks based on Standard Industrial Classification, or SIC, Code 4899, Communications Services, Not Elsewhere Classified.

Of the companies reviewed, five were selected as being most comparable. Those not selected were eliminated for various reasons including broad differences in the business focus, size, profitability, and geographic focus, or for other reasons such as lack of published information, limited trading activity in the stock market, or negative operating results. The selection of guideline companies reflects those companies that we believe could hypothetically acquire Goodman Networks. We believe the selected companies we selected are a representative group for purposes of performing valuations.

September 30, 2012 Valuation

We estimated that a share of our common stock had a value of $82.70 per share on September 30, 2012. In estimating the fair value of the common stock, our Board of Directors reviewed and considered an independent valuation report for our common stock as of September 30, 2012 on a minority, non-marketable basis, or the 2012 valuation report.

The 2012 valuation report derived our enterprise value using an income approach, discounted cash flow method and market approach, guideline public company method. The valuation report weighted the income approach and the market approach equally to determine the aggregate equity value before factoring in any discounts or allocations.

The income approach, discounted cash flow method, considers the present value of future cash flows during the projection period along with the present value of a terminal value at the end of the explicit projection period. For purposes of determining a terminal value, we applied a multiple consistent with the observed next-twelve-month revenue of our peer group companies. The terminal value and the cash flows during the projection period then were discounted at a cost of capital of 15.0%, which was based on the risks attributable to our size, industry and projected operations.

The market approach estimates value based on a comparison of the subject company to comparable public companies in a similar line of business. Based on trading multiples of the comparable companies, a representative market value multiple is determined which is applied to the subject company’s operating results to estimate the value of the subject company. The estimated value was then increased by a control premium of 25.0%. For purposes of the guideline publicly traded company method, we reviewed the comparable companies with each valuation to ensure that the companies continue to best reflect our industry and business model.

The enterprise value was then allocated to the common stock and was reduced by a discount for lack of control of 20.0% and a discount for lack of marketability of 30.0% to yield the fair value of our common stock on a non-marketable, minority basis.

Our Board of Directors considered our most recent operating results and developmental progress, as well as the 2012 valuation report, when it determined the fair value of our common stock was $82.70 per share at September 30, 2012. In addition, the Board of Directors determined that there were no events or circumstances that warranted a different fair value determination from the September 30, 2012 valuation to the grant dates of share-based compensation of February 12, 2013 and July 22, 2013.

March 31, 2014 Valuation

We estimated that a share of our common stock had a value of $104.89 per share on March 31, 2014. In estimating the fair value of the common stock, our Board of Directors reviewed and considered an independent valuation report for our common stock as of March 31, 2014 on a minority, non-marketable basis, or the 2014 valuation report.

The 2014 valuation report derived our enterprise value using an income approach, discounted cash flow method and market approach, guideline public company method. The valuation report weighted the income approach two-thirds and the market approach one-third to determine the aggregate equity value before factoring in any discounts or allocations.

The income approach, discounted cash flow method, considers the present value of future cash flows during the projection period along with the present value of a terminal value at the end of the explicit projection period. The terminal value is calculated using the Gordon Growth Model, which is determined by taking the projected cash flow for the terminal year of the projection period and applying a capitalization factor (discount rate less the long-term growth rate). This amount is then discounted to its present value using a discount rate to arrive at the present value of the terminal value. The discounted projected cash flows and terminal value are totaled to arrive at an indicated aggregate enterprise value under the income approach. In applying the income approach, we derived the discount rate from an analysis of the cost of capital inputs from our comparable industry peer companies as of each valuation date and adjusted it to reflect the risks inherent in our business cash flows. A 13.0% discount rate was used in our fiscal 2014 valuations.

The market approach estimates value based on a comparison of the subject company to comparable public companies in a similar line of business. Based on trading multiples of the comparable companies, a representative market value multiple is determined which is applied to the subject company’s operating results to estimate the value of the subject company. For purposes of the guideline publicly traded company method, we reviewed the comparable companies with each valuation to ensure that the companies continue to best reflect our industry and business model.

The enterprise value was then allocated to the common stock and was reduced by a discount for lack of marketability of 9.6% to yield the fair value of our common stock on a non-marketable, minority basis.

Our Board of Directors considered our most recent operating results and developmental progress, as well as the 2014 valuation report, when it determined the fair value of our common stock was $104.89 per share at March 31, 2014. In addition, the Board of Directors assessed events and circumstances subsequent to March 31, 2014 and determined that no change to the fair value determination as of March 31, 2014 was warranted for purposes of the grant date of share-based compensation on August 12, 2014.

Income Taxes

We apply the asset and liability method in accounting and reporting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are determined based upon the difference between the financial statement carrying amounts and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax rates expected to be in effect when these differences are expected to reserve. The measurement of deferred income tax assets are adjusted by a valuation allowance, if necessary, to recognize future tax benefits only to the extent, based on available evidence, that it is more likely than not such benefits will be realized. We recognize income tax related interest and penalties on income taxes as a component of income tax expense.

Accruals for uncertain tax positions are provided for in accordance with the authoritative guidance for accounting for uncertainty in income taxes. Under the authoritative guidance, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.

We are not subject to examination by the U.S. Federal taxing authorities for years prior to 2009 and by state and local taxing authorities for years prior to 2008.

Valuation of Long-Lived Assets

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be realizable. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset’s carrying amount to determine if an impairment of such asset is necessary. This requires us to make long-term forecasts of the future revenues and costs related to the assets subject to review. Forecasts require assumptions about demand for our products and future market conditions. Estimating future cash flows requires significant judgment, and our projections may vary from the cash flows eventually realized. Future events and unanticipated changes to assumptions could require a provision for impairment in a future period. The effect of any impairment would be to expense the difference between the fair value of such asset and its carrying value. In addition, we estimate the useful lives of our long-lived assets and periodically review these estimates to determine whether these lives are appropriate.

Quantitative and Qualitative Disclosures About Market Risk

Our primary exposure to market risk relates to unfavorable changes in concentration of credit risk and interest rates.

Credit Risk

We are subject to concentrations of credit risk related primarily to our cash and cash equivalents and our accounts receivable, including amounts related to costs in excess of billings on uncompleted projects. Substantially all of our cash investments are managed by what we believe to be high credit quality financial institutions. In accordance with our investment policies, these institutions are authorized to invest this cash in a diversified portfolio of what we believe to be high-quality investments, which primarily include short-term dollar denominated bank deposits to provide Federal Deposit Insurance Corporation backing of the deposits. We do not currently believe the principal amounts of these investments are subject to any material risk of loss. In addition, as we grant credit under normal payment terms, generally without collateral, we are subject to potential credit risk related to our customers’ ability to pay for services provided. This risk may be heightened as a result of the depressed economic and financial market conditions that have existed in recent years. However, we believe the concentration of credit risk related to trade accounts receivable and costs in excess of billings on uncompleted contracts is limited because of the financial strength of our customers. We perform ongoing credit risk assessments of our customers and financial institutions.

Interest Rate Risk

The interest on outstanding balances under our Credit Facility accrues at variable rates based, at our option, on the agent bank’s base rate (as defined in the Credit Facility) plus a margin of between 1.50% and 2.00%, or at LIBOR (not subject to a floor) plus a margin of between 2.50% and 3.00%, depending on certain financial thresholds. We had no outstanding borrowings under our Credit Facility as of June 30, 2014. Our notes payable balance at June 30, 2014 is comprised of our original notes and tack-on notes due in 2018, which bear a fixed rate of interest of 12.125%. Due to the fixed rate of interest on the notes, changes in interest rates would not have an impact on the related interest expense.

The mortgage payable related to the Multiband headquarters building was refinanced with Commerce Bank on March 28, 2014, with a fixed interest rate of 5.75% per annum. Due to the fixed rate of interest on the mortgage, changes in interest rates would not have an impact on the related interest expense.

Emerging Growth Company Status

Section 107 of the Jumpstart Our Business Startup Act, or the JOBS Act, provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We have elected to take advantage of the following provisions of the JOBS Act:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Our pro forma combined revenues of Goodman Networks and Multiband for the year ended December 31, 2013 exceeded $1.0 billion. If our annual gross revenues for the year ended December 31, 2014 also were to exceed $1.0 billion, we would cease to qualify as an emerging growth company after 2014. If we lose our emerging growth company status, we will no longer be able to take advantage of the above provisions of the JOBS Act.

Internal Controls and Procedures

Background

Since December 23, 2013, we have been required to comply with certain aspects of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, that we have previously not been required to comply with. For example, as a voluntary filer, beginning with the filing of our annual report on Form 10-K on March 31, 2014, we have been required to comply with the SEC’s rules implementing Section 302 of the Sarbanes-Oxley Act, which require our management to certify financial and other information in our quarterly and annual reports. We will also be subject to and required to comply with the SEC’s rules implementing Section 404 of the Sarbanes-Oxley Act. This standard requires management to establish and maintain internal control over financial reporting and make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. We will be required to make our first assessment of our internal control over financial reporting as of December 31, 2014, which is the year-end following the year that our first annual report is filed or required to be filed with the SEC. Because we are currently a debt filer, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting. To better ensure compliance with the requirements of being a public company, we will need to upgrade our systems, including information technology, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and financial reporting staff.

Material Weaknesses in Internal Control over Financial Reporting

A material weakness is a control deficiency, or a combination of control deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

Although we did not perform a formal assessment of internal control over financial reporting, we evaluated deficiencies identified in connection with the preparation and audit of our consolidated financial statements for the fiscal years ended December 31, 2012 and 2013 in accordance with the framework developed by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control—Integrated Framework (1992). The following control deficiency represents a material weakness in our internal control over financial reporting as of December 31, 2012 and 2013:

Purchasing and Inventory Management: We did not maintain sufficient controls over our purchasing and inventory management process. Specifically (a) the controls surrounding the tracking of inventory movements between warehouses and job sites was not sufficient to ensure that inventory was appropriately recorded and that inventory not used at job sites was returned to warehouses on a timely basis; and (b) controls and processes to properly match returned inventory to the appropriate project to ensure accurate project costs and profitability either were not present or did not operate effectively.

During the quarter ended June 30, 2013, we designed and implemented additional controls and procedures intended to strengthen and enhance our period end accounting close process related to preparation of our financial statements under the completed contract method of accounting for our construction projects. These controls include (i) enhanced reconciliations of revenue, cost of revenue and gross profit and the related balance sheet accounts of costs in excess of billing on uncompleted projects and billings in excess of costs on uncompleted projects; and (ii) enhanced financial analysis of margin performance by groups outside of the finance organization to evaluate the financial results and compare against the expectations of the business people running the operations of the Company. During the course of designing and implementing these enhanced controls and procedures, we discovered certain errors that existed in our financial statements for the three-month period ended March 31, 2013. These errors were corrected in the preparation of our financial statements for each of the three-and six-month periods ended June 30, 2013, and they did not aggregate to a material amount in either period. We do not believe our financial statements for the three months ended March 31, 2013 were materially misstated. These errors were a result of a material weakness in our internal controls over financial reporting that existed at March 31, 2013 related to controls surrounding our cutover to processes used to capture results based upon the completed contract method of accounting in 2013. We believe the control activities described above serve to remediate this material weakness as of June 30, 2013.

Remediation Efforts

We continue to make progress towards achieving the effectiveness of our disclosure controls and procedures. Remediation generally requires making changes to how controls are designed and then adhering to those changes for a sufficient period of time such that the effectiveness of those changes is demonstrated with an appropriate amount of consistency. We believe that we have made significant improvements in our internal control over financial reporting and are committed to remediating our material weakness. Our remediation initiatives are intended to further address our specific material weakness and to continue to enhance our internal control over financial reporting. The Company has developed processes and procedures necessary to remediate its internal control weakness and as of June 30, 2014 these enhanced procedures continue to be evaluated and tested. We anticipate that our revised processes and procedures will be operating during the fourth quarter of 2014, however, these enhanced processes and procedures will likely not be in place for a sufficient period of time subsequent to implementation to conclude that they are operating effectively as of December 31, 2014 and therefore we may not be able to conclude that the material weakness has been remediated as of December 31, 2014.

BUSINESS

Overview

Since our founding in 2000, we have grown to be a leading national provider of end-to-end network infrastructure and professional services to the wireless telecommunications industry. Our wireless telecommunications services span the full network lifecycle, including the design, engineering, construction, deployment, integration, maintenance and decommissioning of wireless networks. We perform these services across multiple network infrastructures, including traditional cell towers as well as small cell and DAS. We also serve the satellite television industry by providing onsite installation, upgrading and maintenance of satellite television systems to both the residential and commercial markets. These highly specialized and technical services are critical to the capability of our customers to deliver voice, data and video services to their end users. For the year ended December 31, 2013, we generated revenues of $931.7 million and a net loss of $43.2 million. For the six months ended June 30, 2014, we generated revenues of $527.2 million and a net loss of $15.2 million.

The wireless telecommunications industry is characterized by favorable trends that are driving our growth. This industry is going through an unprecedented and sustained phase of expansion and increased complexity as the number of wireless devices and demand for greater speed and availability of mobile data continues to grow rapidly. Users continue to upgrade to more advanced mobile devices, such as smartphones and tablets, and access more bandwidth-intensive applications. According to the Cisco VNI Mobile Update, mobile data traffic will increase in North America by 660% between 2013 and 2018, or an average of over 50% percent annually. By 2018, North American mobile data traffic will reach approximately 3.0 exabytes per month, and the number of 4G-LTE annual connections will grow 2.6 times compared to 2013. These developments are creating significant challenges for wireless carriers to manage increasing network congestion and continually deliver a high quality customer experience. In response, carriers, governments and other enterprises are making significant investments in their wireless infrastructures, such as increasing the 4G-LTE capacity of their wireless networks as well as integrating small cell technology and DAS (supporting both Wi-Fi and cellular solutions, within wireless networks). To address the challenges presented by expanding increasingly complex network infrastructures, wireless carriers and OEMs have increased their dependency on an outsourcing model in an effort to control costs, deploy capital more efficiently and ensure schedule attainment. We believe our leading reputation and capacity to provide services on a national scale positions us to increase our market share and capitalize on future growth opportunities in the wireless telecommunications industry.

We have established strong, long-standing relationships with Tier-1 wireless carriers and OEMs, including AT&T, Alcatel-Lucent and Sprint, as well as DIRECTV. Over the last few years, we have diversified our customer base within the telecommunications industry by leveraging our long-term success and reputation for quality to win new customers such as NSN, T-Mobile and Verizon. We generated nearly all of our revenues over the past several years under MSAs that establish a framework, including pricing and other terms, for providing ongoing services. We have also significantly expanded our relationship with Sprint and AT&T and continue to grow our business in new strategic areas. Specifically, we extended our business in October 2013 into Sprint’s enterprise channel by providing end-to-end management of Sprint’s enterprise femtocells application. Currently, we are conducting a number of key strategic small cell trials with multiple top-tier operators with which we expect to secure contracts with in the first half of 2014. We recently entered into a Cell Site Construction Agreement with a subsidiary of Verizon to provide these services. It is our belief that our long-standing relationships with our largest customers, which are governed by MSAs that historically have been renewed or extended, provide us with high visibility to our future revenue. During 2013, we also provided small cell or DAS services to over 100 enterprises including higher education institutions, stadiums for professional and collegiate sports events, hotels and resorts, major retailers, hospitals and government agencies.

Our relationship with AT&T Inc. began in 2002 with Cingular Wireless LLC and Southwestern Bell Telephone Company and has subsequently grown in scope. Currently, we provide site acquisition, construction, technology upgrades, Fiber to the Cell and maintenance services for AT&T in nine states, comprising nine distinct

Turf Markets, pursuant to the Mobility Turf Contract, a multi-year MSA that we entered into with AT&T and have amended and replaced from time to time. On September 1, 2014, we extended the term of our Mobility Turf Contract to August 31, 2017.

In November 2009, we entered into an outsourcing arrangement with Alcatel-Lucent whereby we moved 461 U.S.-based engineering and integration specialists from Alcatel-Lucent to our payroll and secured the five-year Alcatel-Lucent Contract, which expires on December 31, 2014. On July 15, 2014, we entered into the 2014 Alcatel-Lucent Contract, which became effective as of June 30, 2014 and has a three-year term expiring on June 30, 2017.

In addition, we have a long-standing 17-year relationship with DIRECTV. In December 2013, we extended our MSA with DIRECTV, which now expires on December 31, 2017.

On a pro forma basis giving effect to the merger with Multiband as if it occurred on January 1, 2012, these three customers generated approximately 87.3% and 88.2% of our revenues for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively, and we believe our long-standing relationships and multi-year contracts with these customers create a level of predictability and visibility to our future revenue and profitability. Our 18-month estimated backlog, which is based on historical trends, anticipated seasonal impacts and estimates of customer demand based upon communications with our customers, was $1.9 billion as of June 30, 2014. The 18-month estimated backlog as of June 30, 2014 includes $0.4 billion of estimated backlog from DIRECTV.

Our Businesses

We primarily operate through three business segments, Professional Services, Infrastructure Services and Field Services. Through our Professional Services and Infrastructure Services segments, we help wireless carriers and OEMs design, engineer, construct, deploy, integrate, maintain and decommission critical elements of wireless telecommunications networks. Through our Field Services segment, we install, upgrade and maintain satellite television systems for both residential and commercial customers.

For the year ended December 31, 2013 and the six months ended June 30, 2014, the Professional Services (PS) segment generated 12.0% and 9.0% of our revenue, the Infrastructure Services (IS) segment generated 76.8% and 67.4% of our revenue and the Field Services (FS) segment generated 9.5% and 23.6% of our revenue, respectively. In the first quarter of 2014, we integrated the EE&C line of business with the Infrastructure Services and Professional Services segments, and as a result there is no longer an Other Services segment. We have not restated the corresponding items of segment information for the year ended December 31, 2013 because the employees that previously comprised the EE&C line of business are now serving customers within the Infrastructure Services segment and the remaining operations of the Other Services segment that were realigned to the Infrastructure Services, Professional Services or Field Services segments are not material to those segments individually. Revenues, cost of revenues, gross profit, and gross margin by segment as of and for the three-year period ended December 31, 2013 and the six months ended June 30, 2013 and 2014 are as follows (dollars in millions):

	Year Ended December 31,												Six Months Ended June 30,
	2011				2012				2013				2013			2014
	PS	IS	FS	Other	PS	IS	FS	Other	PS	IS	FS	Other	PS	IS	FS	PS	IS	FS
Revenues	$91.7	$637.4	$—	$—	$79.1	$530.1	$—	$—	$111.5	$715.5	$88.2	$16.5	$49.3	$288.7	$—	$46.6	$357.0	$123.5
Cost of revenues	$78.4	$532.4	$—	$—	$65.2	$434.1	$—	$—	$91.6	$622.4	$77.9	$14.2	$39.7	$248.2	$—	$45.0	$299.3	$113.2

Gross profit	$13.3	$104.9	$—	$—	$13.9	$96.0	$—	$—	$19.9	$93.1	$10.3	$2.3	$9.6	$40.6	$—	$1.6	$57.7	$10.3
Gross margin	14.5%	16.5%	0.0%	0.0%	17.6%	18.1%	0.0%	0.0%	17.8%	13.0%	11.7%	13.9%	19.4%	14.0%	—%	3.5%	16.2%	8.3%

The following diagram illustrates our customers’ recurring need for the services we provide in our Professional Services and Infrastructure Services segments:

As illustrated in the graphic above, wireless carriers continually monitor network traffic and usage patterns. As they identify network inefficiencies, service problems or capacity constraints, they often engage companies like us to perform maintenance or network enhancements, such as adding equipment to the network, to alleviate the issue.

Professional Services. Our Professional Services segment provides customers with highly technical services primarily related to designing, engineering, integration and performance optimization of transport, or “backhaul,” and core, or “central office,” equipment of enterprise and wireless carrier networks. When a network operator integrates a new element into its live network or performs a network-wide upgrade, a team of in-house engineers from our Professional Services segment can administer the complete network design, equipment compatibility assessments and configuration guidelines, the migration of data traffic onto the new or modified network and the network activation.

In addition, we provide services related to the design, engineering, installation, integration and maintenance of small cell and DAS networks. Our acquisition of CSG was incorporated into our Professional Services segment, which has enhanced our ability to provide end-to-end in-building services from design and engineering to maintenance. Our enterprise small cell and DAS customers often require most or all of the services listed above and may also purchase consulting, post-deployment monitoring, performance optimization and maintenance services.

Infrastructure Services. Our Infrastructure Services segment provides program management services of field projects necessary to deploy, upgrade, maintain or decommission wireless outdoor networks. We support wireless carriers in their implementation of critical technologies such as 4G-LTE, the addition of new macro and small cell sites, increase of capacity at their existing cell sites through additional spectrum allocations, as well as other performance optimization and maintenance activities at cell sites. When a network provider requests our services to build or modify a cell site, our Infrastructure Services segment is able to: (i) handle the required pre-construction leasing, zoning, permitting and entitlement activities for the acquisition of the cell site, (ii) prepare site designs, structural analysis and certified drawings, and (iii) manage the construction or modification of the site including tower-top and ground equipment installation. These services are managed by our wireless project and construction managers and are performed by a combination of scoping engineers, real estate specialists, ground crews, line and antenna crews and equipment technicians, either employed by us or retained by us as subcontractors.

Our Infrastructure Services segment also provides fiber and wireless backhaul services to carriers. Our Fiber to the Cell services connect existing points in the fiber networks of wireline carriers to thousands of cell sites needing the bandwidth and ethernet capabilities for upgrading capacity. Our microwave backhaul services provide a turnkey solution offering site audit, site acquisition, microwave line of sight surveys, path design, installation, testing and activation services. This fiber and wireless backhaul work often involves planning, route engineering, right-of-way (for fiber work) and permitting, logistics, project management, construction inspection, and optical fiber splicing services. Backhaul work is performed to extend an existing optical fiber network, owned by a wireline carrier, typically between several hundred yards to a few miles, to the cell site.

We began operating the following additional segments in connection with the closing of the merger with Multiband:

Field Services. Our Field Services segment provides installation and maintenance services to DIRECTV, commercial customers and a provider of internet wireless service primarily to rural markets. Our wholly owned subsidiary Multiband, which we acquired in August 2013, fulfilled over 1.5 million satellite television installation, upgrade or maintenance work orders during 2013 for DIRECTV, which represented 27.6% of DIRECTV’s outsourced work orders for residents of single-family homes during 2013. We were the second largest DIRECTV in-home installation provider in the United States for the year ended December 31, 2013.

Other Services. The Other Services segment includes our Engineering, Energy & Construction, or EE&C, line of business and, until we disposed of such assets to an affiliate of DIRECTV on December 31, 2013, included the assets related to the Multi-Dwelling Unit, or MDU, line of business.

Engineering, Energy & Construction Services. Our EE&C services include the provision of engineering and construction services for the wired and wireless telecommunications industry, including public safety networks, renewable energy services including wind and solar applications and other design and construction services which are usually done on a project basis.

Multi-Dwelling Unit Services. Our MDU services included the provision of voice, data and video services to residents of MDU facilities as an owner/operator of the rights under the related subscription agreements with those residents. From 2004 until 2013, Multiband operated under a Master System Operator agreement for DIRECTV, through which DIRECTV offered satellite television services to residents of MDUs. On December 31, 2013 we sold the assets related to MDU, or the MDU Assets, from which we provided the MDU services, to DIRECTV for $12.5 million and the assumption of certain liabilities. We continue to perform certain administrative functions for DIRECTV for a limited period of time after which we expect our involvement to cease. We expect our financial results with respect to the MDU services during the first quarter of 2014 to be limited to revenue related to the performance of these transition services.

In the first quarter of 2014, we integrated our Engineering, Energy & Construction, or EE&C, line of business with our Infrastructure Services and Professional Services segments, and as a result no longer have an Other Services segment. The employees that previously comprised the EE&C line of business are now serving customers within the Infrastructure Services segment.

Our Industries

We participate in the large and growing market for connectivity and essential wireless telecommunications infrastructure services. We also participate in the significant satellite pay television installation and maintenance market for both residential and commercial customers as well as providing satellite access links for an internet service provider. Although we do not anticipate significant growth in the Field

Services segment, we do believe our Professional Services and Infrastructure Services segments are poised for substantial growth consistent with the growth in the wireless telecommunications industry generally. We believe the following trends are driving growth in this market:

Increasing Demand for Wireless Services

We are addressing a vast and growing market opportunity resulting from an unprecedented and sustained escalation in both the number of wireless devices and the demand for those mobile devices to deliver and transmit larger quantities of mobile data traffic at ever increasing speeds. Mobile device manufacturers are rapidly introducing advanced mobile devices that have faster processors, increased memory and larger high-resolution screens that are capable of supporting advanced media and require faster data connections for an enhanced experience. Traffic and usage patterns continually change as users discover new services on their devices and upgrade or acquire new devices (such as smartphones and tablets). According to the Cisco VNI Mobile Update, wireless data growth in North America is forecasted to increase on average 50% annually from 2013 through 2018, as smartphones, tablets, laptops, 3G and 4G-LTE modems and other telecommunications devices are becoming increasingly utilized by consumers. Moreover, a growing number of consumers are using their mobile devices as their primary means to access the internet, according to the Pew Internet & American Life Project’s Cell Internet Use 2013 Report, dated September 16, 2013. This growth in wireless data demand will require service carriers to invest in existing infrastructure and build-out new infrastructure to prevent slow or unavailable data connections that negatively impact the experience of their customers and result in costly churn.

The following chart illustrates the expected growth of mobile data traffic in North America through 2018:

North American Mobile Data Traffic
(Petabytes/Month)

Source: Cisco Visual Networking Index: Global Mobile Data Traffic Forecast Update, 2013-2018, February 2014.

Spending on U.S. wireless data services has grown at double digit rates since 2005 and is forecasted to increase on average at approximately 18% annually from $95 billion in 2012 to $184 billion in 2016, according to the TIA Report. Domestic spending on data rose by 33% in 2012, and through 2016 it is expected to increase by approximately 94%. By 2016, data is expected to comprise more than 72% of total domestic wireless services spending. The following chart illustrates historical and projected growth in the domestic wireless data services market:

U.S. Wireless Data Services Market

($ in billions)

Sources: Telecommunications Industry Association, citing Consumer Electronics Association and Wilkofsky Gruen Associates, 2013.

Need for Ongoing Capacity Management for 4G-LTE

Over the last few years, AT&T, Sprint, T-Mobile and Verizon have made significant investments to provide 4G-LTE coverage to their customers and have begun initiatives to increase capacity and performance of their existing networks. The capacity of those networks, however, will continue to need to be enhanced to meet the needs of new users of 4G-LTE devices and the growing appetite for data by those users. As wireless carriers rapidly complete their first phase of 4G-LTE deployment to establish their geographic coverage, we believe they will utilize the following methods to continue to increase the capacity of their networks: (i) allocating additional spectrum that is already licensed by the wireless carrier to its 4G-LTE network, (ii) acquiring additional lower band spectrum that could come to auction by the FCC in 2015, which in turn would require new, wide-band antennas to be deployed at many cell sites, (iii) increasing the density of the macro network layer by lowering the antenna systems on existing sites, which in turn creates a requirement to add additional cell sites, (iv) adding additional sectors by affixing additional antennas and radios to existing cell sites, (v) increasing backhaul capacity, (vi) harvesting older technology at cell sites to provide physical space, power, spectrum and capacity to be allocated to the 4G-LTE infrastructure, and (vii) supplementing the macro network with small cell and DAS technology, creating a heterogeneous network.

While each of the above methods represents a significant revenue opportunity for companies that provide services to wireless carriers, the addition of cell sites to an existing network alone is a substantial market opportunity. According to the TIA Report, wireless data growth will result in a 16% cumulative increase in the number of new domestic cell sites between 2013 and 2016. Based on our cost estimate of $212,000 per macro cell site, these new cell sites would generate revenue for wireless infrastructure services companies of approximately $10.4 billion.

Given the multiple approaches that carriers are utilizing to address the growing demand placed on their networks, these networks are becoming increasingly complex and require active monitoring and management. As a result, wireless carriers will be required to perform ongoing performance optimization of their networks to ensure competitive service levels to their customers. These needs provide an opportunity for professional service partners of carriers to provide ongoing solutions related to network balancing, performance optimization and capacity alignment.

Increasing Implementation of Small Cell and DAS Technology

Escalating wireless data consumption has caused carriers to begin offloading mobile traffic from macro networks to preserve available spectrum and to increase wireless data capacity through small cell and DAS technology solutions. Small cells are low-powered radio access units that have a relatively short range of approximately 10 to 300 meters as compared to a typical wireless macro cell having a range of 2 to10 kilometers. Compared to the traditional macro cell, small cell technology features a higher quantity of smaller transmitters in a given area. This dispersion of transmitting devices boosts the capacity and the efficiency of wireless networks, resulting in fewer “dead zones” and reduces competition for cellular tower resources. In addition, small cells have the inherent ability to serve multiple technologies including Wi-Fi and wireless carrier standards such as GSM, UMTS, CDMA and 4G-LTE.

Similarly, installing a DAS system in a building allows users to access the wireless network through antennas located inside the building rather than through an outdoor macro cell site, thereby providing the user better indoor wireless coverage and capacity. Offloading these customers from the outdoor network to a DAS benefits the wireless carrier and the user by providing the user with improved wireless coverage and capacity at a lower cost to the wireless carrier. DAS technology is particularly well suited for larger facilities, such as sports stadiums, large office buildings and shopping malls. DAS technology can also consolidate multiple cellular standards, emergency bands and Wi-Fi.

Wireless carriers are in the early stages of implementing indoor and outdoor small cell and DAS technology to extend their service precisely and inexpensively in dense urban areas. According to SNS Research’s Wireless Infrastructure Bible: 2014-2020, industry studies estimate that more than 850,000 small cells, exclusive of self-installed femtocells, will be deployed in North America by the end of 2019. Increased network complexities and capacity needs will require network providers to evolve their networks into a heterogeneous architecture involving a combination of macro cells and small cells. These diversified architectures will require a full array of network services, which we expect will drive increasing reliance on infrastructure service providers. The deployment and performance optimization of small cell and DAS technologies will create a new set of challenges for wireless carriers and their providers of outsourced infrastructure services including complex logistics and differentiated backhaul and site acquisition strategies. The following chart illustrates the expected increase in small cell shipments in North America through 2020:

North American Small Cell Shipments
(# in thousands)

Source: SNS Research, Wireless Infrastructure Bible: 2014-2020.

The large volume of deployments and unique technological challenges will drive the need for increased standardization, consistency and efficient processes. We believe that these trends will drive the need for fewer, larger and more financially stable outsourced wireless infrastructure service providers that will be capable of providing a full range of services across a large geographic footprint in a cost effective manner.

Increasing Trend for Wireless Carriers to Outsource Capital and Operating Expenditures

Wireless carriers are under mounting competitive pressure to deliver a high level of performance and additional next generation services to their customers. As a result, wireless carriers have outsourced many of the services required to design, build and maintain their complex network offerings, which provides them better flexibility, efficiency and lower costs than self-performing these services.

According to Wilkofsky Gruen Associates, over two-thirds of this spending on services in support of wireless infrastructure is outsourced. The following chart illustrates such spending on wireless equipment since 2005:

Sources: Blumberg Advisory Group, Telecommunications Industry Association, Wilkofsky Gruen Associates; figures for 2013-2016 are estimates.

We believe wireless carriers are increasing the amount of the capital and operating expenditures that they outsource.

According to the Booz & Co. research report, Second-Generation Telecom Outsourcing Regaining Control and Innovation Power, published July 17, 2013, the top four factors driving outsourcing in telecommunications are: (i) economic efficiency, (ii) capabilities focus, (iii) partnership integration and (iv) technology convergence. According to the Infonetics Research 2013 Report, Service Provider Outsourcing to Vendors, published March 18, 2013, or the Infonetics Report, reduction in operating expenditures, including tasks such as designing, building and maintaining, continues to be the primary driver for carriers outsourcing and is forecasted to grow at an annual rate of 8% through 2016. We believe that U.S. wireless carriers have a limited number of vendors, especially those without any equipment brand bias, that can provide comprehensive services and scale required to manage the size and complexity of their needs.

Growing Demand for Wireless Services in Adjacent Markets

The positive trends in the wireless telecommunications industry are also relevant to numerous other markets, including the public safety and enterprise markets. We believe that there is a large opportunity in the government telecommunications infrastructure market. In February 2012, a federal law was amended that provides for the creation of a nationwide interoperable broadband network for police, firefighters, emergency medical service professionals and other federal, state and local public safety personnel. This legislation established the FirstNet, charged with the deployment and operation of this network, and allocated FirstNet $7 billion in funding towards deployment of this network, as well as $135 million for a new state and local implementation grant program.

Historically, many enterprises had limited their use of wireless networks due to reliability, security and complexity issues but are now seeking to strategically integrate wireless networks for business-critical converged voice, video and data applications. We believe that we are in the beginning of a long-term transition to increase usage of wireless networks within enterprises and that a significant opportunity exists for wireless specialists to serve the increasingly complex requirements of those enterprises.

Stable Industry Dynamics in the Satellite Television Market

The U.S. market for satellite television subscribers is significant. DIRECTV is the largest satellite television provider with 20.2 million subscribers according to public filings. During the year ended December 31, 2013, we performed approximately 27.6% of all of DIRECTV’s outsourced installation, upgrade and maintenance activities. We believe that the demand for our outsourced installation and maintenance services related to the satellite television market will remain steady as leading national providers continue to upgrade technology and add customers by investing in competitive marketing efforts.

Business Strengths

We believe the following business strengths position us to capitalize on the anticipated growth in demand for our services:

End-to-end Service Offering Providing Compelling Value Proposition

As the telecommunications sector continues to evolve and become more complex due to increasing demand for wireless data, wireless carriers and OEMs will continue a long-term trend of increasingly seeking outsourced providers that can service the full wireless network lifecycle on a national level. We believe our end-to-end service offering provides a compelling and differentiated value proposition to the marketplace. Many infrastructure service providers do not offer the professional network services of business consulting, design, integration and performance optimization. As a result, telecommunication companies typically need to hire professional services companies to provide complementary and higher-end services, creating incremental project coordination costs and financial risks. Our ability to seamlessly provide these solutions to our customers reduces the risks and limits inefficiencies caused by using multiple vendors. We believe this single vendor approach improves overall quality, schedule attainment and reduces costs for wireless carriers and OEMs.

Reputation for Consistent, High Customer Satisfaction and Technical Expertise

We maintain an exemplary track record with our customers and regularly outperform customer satisfaction and on-time delivery targets. In 2013, we performed critical wireless work in AT&T’s Turf Markets faster than all other Turf Market vendors. In 2013, our safety rating (reported incidents) assigned by OSHA for work provided to the telecommunications industry was less than half of the composite rating for our industry. Also in 2013, Multiband had customer satisfaction ratings, as measured by a third party, of over 95% when fulfilling DIRECTV work orders. We believe our reputation for technical expertise, reliable service and high customer satisfaction provides us with an advantage when competing for new contracts and maintaining and expanding our current customer relationships.

Long-term Relationships with Key Customers

We have long-standing relationships with three of the largest national telecommunication companies, AT&T Inc., Alcatel-Lucent and Sprint. We believe we serve as a strategic partner to our customers, having, for example, assisted AT&T with the deployment of 4G-LTE network services in the first five cities in which AT&T launched 4G-LTE service. Substantially all of our revenue is derived from work performed under multi-year MSAs with these customers. AT&T assigns work to us under our MSA on a market-by-market basis as the sole, primary or secondary vendor in 9 of AT&T’s 31 Turf Markets. Our reputation and experience enhance the loyalty of our customers and position us to become an increasingly important service provider in the outsourced wireless telecommunications industry, and our visibility into future revenues provided by these long-term relationships assists us in profitably managing our business. These executive-level long-term relationships with our customers have provided us with valuable insight into their medium and long-term direction, allowing us to make the right strategic investments in our business. We are also seeking to develop similar long-term relationships with T-Mobile and Verizon built upon the rapidly expanding scope of work performed for these customers.

We have maintained a long-term strategic relationship with DIRECTV for over 17 years. We are one of three in-home installation and maintenance service providers that DIRECTV utilizes in the United States, and during the year ended December 31, 2013, we performed approximately 27.6% of all of DIRECTV’s outsourced installation, upgrade and maintenance activities.

National Footprint with Scalability of Operations

We have developed a nationwide platform for the provision of our services with 61 regional offices and warehouses in 23 states across the United States as of August 15, 2014. We employed over 4,900 people, including over 700 employees in our Professional Services segment, over 990 employees in our Infrastructure Services segment and over 2,900 employees in our Field Services segment, as of August 15, 2014. We also have the proven ability to increase our operations to meet the needs of our customers. The technician-based workforce that we acquired in the Multiband transaction is not only available to meet the needs of our Field Service segment, but selected technicians are also being cross-trained to deploy and maintain small cell and DAS services in support of our Professional Services segment. We also utilize an extensive network of subcontractors, which combined with our existing employee workforce enables us to execute large, complex and multi-location telecommunications projects across the United States by allocating personnel and resources quickly and efficiently, thereby maximizing efficiency. Through our MSA with AT&T, our largest customer, we serviced 5 of the 10 most populous cities in the United States as of August 15, 2014. The Turf Markets that AT&T has assigned to us as of August 15, 2014 cover an estimated 26.7% of the total U.S. population based upon 2010 census data.

Experienced Management Team with Exceptional Track Record

Our proven and experienced management team has an exceptional track record and plays a significant role in establishing and maintaining long-term relationships with our customers, supporting the growth of our business and managing the financial aspects of our operations. Under their leadership, we have grown substantially to become one of the largest providers of wireless infrastructure and professional services in the United States as well as a leader in the satellite television installation market. Our management team possesses significant industry experience and has a deep understanding of our customers and their performance requirements.

Under their leadership our revenue has increased to $931.7 million for the year ended December 31, 2013. Over the four years ended December 31, 2013, we have experienced a compounded annual revenue growth rate of 30.6%, which includes revenue growth both organically and through acquisitions. Many of our new business relationships have been developed from our long-standing relationships within the industry. As evidenced by the 2013 acquisitions of Multiband, CSG and DBT, our management team has demonstrated a strong ability to grow the business through strategic acquisitions in an effort to better position the Company to be able to compete for new business opportunities in the future.

Our Growth Strategies

We intend to leverage our market leading capabilities to take advantage of a number of favorable long-term industry trends by utilizing the following strategies:

Capitalize on Rapid Growth in the Wireless Carrier Sector and Continue to Grow Our Core Business

Rapidly increasing data usage on wireless networks is driving wireless carriers to increase capacity and upgrade cell sites nationwide while at the same time working to improve wireless quality, reliability and performance. The wireless industry will have completed much of its first phase of 4G-LTE coverage buildout by the end of 2014. In order to continue to meet the projected demand for wireless data, carriers will need to add additional capacity to these 4G-LTE sites on an on-going basis, which will be heavily dependent on wireless carriers allocating capital expenditures to services that optimize and add capacity to those sites. In addition, we anticipate that significant capacity enhancements will be realized via small cell site proliferation and DAS deployments. We expect to benefit from these developments in both the near- and long-term.

We have had over a decade of experience in successfully working with Tier-1 wireless carriers and OEMs as they designed, built, upgraded, optimized, maintained and decommissioned their networks. We believe that our focus on the wireless telecommunications market, end-to-end service capabilities, national scale, reputation for quality and ability to acquire and integrate new and strategic businesses positions us well to capitalize on these opportunities and trends in the wireless sector and to continue to grow our business.

Continue to Expand Our Market Leading Services Capabilities

We believe our comprehensive range of network services and reputation for outstanding performance differentiates us in the marketplace. We plan to continue to develop our end-to-end service portfolio and technical capabilities to ensure we remain highly valued by our customers.

Throughout our history, we have added services capabilities to meet our customers’ changing needs. Our acquisition of CSG in 2013 expanded our professional services capabilities to offer in-building wireless network design. This offering has already been leveraged to help expand our relationship with existing customers, such as AT&T. Additionally, in response to broad market trends, we are focused on building competencies and driving opportunities in the small cell and DAS markets with new and existing customers. We believe the addition of Multiband’s technician-based workforce will allow us to better serve our customers, increase our ability to take on larger scale small cell and DAS deployments and provide local onsite maintenance services post initial deployments. As of August 15, 2014, Multiband employed 2,511 technicians, and selected technicians are being cross-trained to provide advanced wireless installation and maintenance solutions for our customers.

As the enterprise small cell and DAS markets continue to grow, we believe that there is a tremendous opportunity to provide managed services to these customers. We believe that as venue owners increasingly choose to own the networks in their buildings they will need to rely on a provider with extensive wireless telecommunications experience to help them install, integrate and manage those networks. We are experienced in providing venue owners with network monitoring, network performance optimization, preventative maintenance and field technician repair and replacement services. Furthermore, as network technologies continue to evolve and become more complex, we are focused on continuing to supplement our high value-added services capabilities that help our enterprise customers maintain, upgrade and manage those networks. In addition, our strategy to enhance our managed services capability with incremental network services, including cloud and network virtualization, content delivery and network performance optimization, can drive additional business and enhance margins.

Continue to Grow our Small Cell and DAS Business

We anticipate the demand for small cell and DAS technologies will continue to increase as a result of need for wireless carriers to reduce stress on existing macro cell networks, expand network coverage and add capacity to their networks. Additionally, these technologies are a logical solution to serve an increasing number of enterprises that desire to expand and own their local wireless networks. For many enterprises, small cell and DAS are effective solutions to increase data throughput in their networks. DAS technology is particularly well suited for larger facilities, such as sports stadiums, large office buildings and shopping malls.

Our acquisitions of CSG and Multiband provide us a powerful combination of design, technician workforce and dispatch, scheduling and maintenance capabilities to be leveraged for small cell and DAS services. We believe our service offerings addressing these technologies distinguish us in the marketplace. We are currently a small cell strategic deployment development partner for AT&T, an exclusive partner for enterprise femtocell for Sprint and one of two partners selected for a strategic small cell trial for Verizon. We have also signed an MSA to support future small cell deployments for T-Mobile.

Selectively Pursue New Profitable Long-Term Relationships

We have developed strong relationships with our three largest customers, AT&T Inc., DIRECTV and Alcatel-Lucent, and we intend to pursue similar long-term relationships with new customers. Our ability to secure these contractual relationships is demonstrated through the recent establishment of relationships with CenturyLink, NSN, Sprint, T-Mobile, Verizon and Windstream. Historically, we have often declined opportunities for short-term service projects in order to focus on long-term opportunities that generate more predictable revenue without sacrificing acceptable profit margins. We believe that there are significant opportunities to continue expanding our scope of work with our new and legacy customers.

Extend Capabilities to Adjacent Wireless Markets Including Enterprise and Government Networks

We plan to apply the wireless expertise we have developed serving wireless carriers and OEMs to further expand into the enterprise and public safety markets. According to a February 2014 ABI Research’s In-Building Wireless Market Data research report, the North American market for in-building wireless deployment revenue is estimated at $2.7 billion for 2014 and is expected to grow to $4.3 billion for 2019, representing a compound annual growth rate of 9.5%. As cloud-based services continue to penetrate the enterprise IT market and enterprise employees increase the use of mobile devices to conduct business critical activities, enterprises are requiring enhanced speed and coverage from their wireless networks. For many enterprises, small cell and DAS are effective solutions to increase data throughput in their networks. We believe we are well positioned to be a market leader in this field as significant overlap exists among the services we provide to network carriers and those needed by enterprise networks. Our February 2013 acquisition of CSG provides us a significant entry into the enterprise market including higher education institutions, stadiums for professional and collegiate events, hotels and resorts, major retailers, hospitals and government agencies. In 2013, we provided services to over 100 enterprise customers for whom we deployed small cell or DAS infrastructure.

We also believe there is a considerable opportunity to address the public safety market. Our initial entry would focus on providing services to federal and state agencies. The initial $7 billion allocated by FirstNet to deploy a nationwide interoperable broadband network for public safety officials over the next several years represents a medium-to-long term opportunity for growth in the public safety sector. Government officials have already performed a significant amount of planning and preparation for this project, and we offer the capabilities, scale, reputation and knowledge to provide substantial support in the design, deployment and maintenance of the network. Our leadership team, as well as our government relationships team, is focused on leveraging existing relationships to help ensure participation in this initiative, including relationships developed through our implementation of the new public safety systems at the new World Trade Center.

Continue to Improve our Operational Efficiencies and Expand our Margins

We are planning to implement and continue several initiatives that we believe will create operational efficiencies in our business and will ultimately expand our margins. Key initiatives include implementation of business process automation, continuous improvement processes and greater technology utilization to gather real-time business intelligence to provide faster visibility on operational and financial performance and improve project scoping accuracy. During the second quarter of 2014, we initiated the 2014 Restructuring Plan to restructure our business and further improve efficiencies in our operations. As part of the 2014 Restructuring Plan, we have taken steps to (i) further integrate our Multiband and CSG operations, including elimination of redundant positions and information technology infrastructure to realize acquisition synergies, (ii) exit certain locations with the goal of bringing our overhead costs in line with our revenue and (iii) eliminate certain headcount to bring our costs in line with our forecasted demand. We also are continuing to focus on enhancing our self-perform capabilities with the long-term goals of decreasing our dependence upon subcontractor-performed services and improving our margins. In addition, we believe our strategic growth plans, focused on professional, consulting and network performance solutions, will continue to allow us to improve our revenue mix and drive margin expansion.

Pursue Complementary Strategic Acquisitions

We plan to selectively pursue strategic acquisitions in the wireless industry that will enhance our service offerings, diversify our business and enable margin expansion. One area of interest would be the potential acquisition of subcontractors that perform tower services. The market for tower service companies is highly fragmented, and a number of high quality subcontractors exist that could provide us better control of these resources and improve our margins. Other strategic acquisitions may provide us with the opportunity to build market share and provide geographic density in a cost-effective and efficient manner.

Customers

Although we served over 100 customers in 2013, the vast majority of our revenues are from subsidiaries of AT&T Inc., Alcatel-Lucent and DIRECTV. Our customer list includes several of the largest carriers and OEMs in the telecommunications industry. Revenues earned from customers other than subsidiaries of AT&T Inc., Alcatel-Lucent and DIRECTV grew from 3.7% of our total revenues in the year ended December 31, 2012 to 12.7% and 11.8% of our total revenues for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively. This increase in revenues is the result of acquisitions and inorganic growth. On May 18, 2014, AT&T Inc. and DIRECTV announced that they had entered into a merger agreement pursuant to which DIRECTV would merge with a subsidiary of AT&T Inc. The closing of the merger is subject to several conditions, including review and approval by the FCC and the Department of Justice. If the merger occurs, our revenues would become more concentrated and dependent on our relationship with AT&T Inc.

Revenue concentration by dollar amount and as a percentage of total consolidated revenue, on an actual and a pro forma basis as if the merger with Multiband had occurred on January 1, 2012, is as follows (dollars in thousands):

	Years Ended December 31,								Six Months Ended June 30,
	2011		2012		2013		2013, on a pro forma basis for the merger with Multiband (1)		2013		2013, on a pro forma basis for the merger with Multiband (1)		2014
	Revenue	Percent of Total	Revenue	Percent of Total	Revenue	Percent of Total	Revenue	Percent of Total	Revenue	Percent of Total	Revenue	Percent of Total	Revenue	Percent of Total
Revenue from:
Subsidiaries of AT&T Inc.	$650,372	89.2%	$532,082	87.3%	$662,758	71.1%	$662,758	58.4%	$274,912	81.3%	$274,912	57.0%	$328,603	62.3%
DIRECTV	—	—	—	—	92,425	9.9%	270,329	23.8%	—	—%	124,930	25.9%	114,815	21.8%
Alcatel-Lucent	72,332	9.9%	55,022	9.0%	57,940	6.2%	57,940	5.1%	25,531	7.6%	25,531	5.3%	21,483	4.1%

	$722,704	99.1%	$587,104	96.3%	$813,123	87.3%	$991,027	87.3%	$300,443	88.9%	$425,373	88.3%	$464,901	88.2%

(1)	Giving effect to the merger with Multiband as if it occurred on January 1, 2013.

AT&T

We provide site acquisition, construction, technology upgrades, Fiber to the Cell, and maintenance services for AT&T at cell sites in 9 of 31 distinct Turf Markets as the sole, primary or secondary vendor, pursuant to a multi-year MSA that we entered into with AT&T and have amended and replaced from time to time. We refer to our MSAs with AT&T related to its turf program collectively as the “Mobility Turf Contract.” We have generated an aggregate of approximately $2.73 billion of revenue from subsidiaries of AT&T Inc. collectively for the period from January 1, 2009 through June 30, 2014.

We recently restructured our Mobility Turf Contract to consist of a general MSA with subordinate MSAs governing the services we provide thereunder. Effective January 14, 2014, we entered into the general MSA and a subordinate MSA governing site acquisition services, and on September 1, 2014, we entered into the Subordinate Construction MSA, which governs program management, project management, architecture and engineering, construction management and equipment installation services. The services governed by these subordinate MSAs were formerly provided pursuant to our previous Mobility Turf Contract MSA. The general MSA provides for a term expiring on August 31, 2016, and the Subordinate Construction MSA provides for a term expiring on August 31, 2017. AT&T has the option to renew both contracts on a yearly basis thereafter. Aside from extending the term of our Mobility Turf Contract, we do not anticipate that its restructuring will have a material effect on our results of operations.

Effective December 31, 2011, AT&T reassigned certain of its Turf Markets, including the assignment to us of two additional Turf Markets, Missouri/Kansas and San Diego, and the assignment of the Pacific Northwest region, which was previously assigned to us, to another company. AT&T did not change our Turf Market assignments in connection with the restructuring of the Mobility Turf Contract. Although our contract for the Pacific Northwest region expired on December 31, 2011, we continued to provide transitional services to AT&T in the Pacific Northwest region throughout 2012, and thereby concluded that we did not meet the criteria to report the results of operations from the Pacific Northwest as discontinued operations as a result of significant continuing cash flows as of December 31, 2012. During the three months ended March 31, 2013, the transitional services ceased, and accordingly, we have presented the results of operations for the Pacific Northwest region as discontinued operations for all periods presented. The results of operations of the Pacific Northwest now reported as a discontinued operation were previously included within our Infrastructure Services segment.

We provide other services to AT&T in addition to those provided under the Mobility Turf Contract. Those services include the deployment of indoor small cell systems, DAS systems and microwave transmission facilities and central office services. We recently entered into a DAS Installation Services Agreement and Subordinate Material and Services Agreement with a subsidiary of AT&T Inc. to provide these services. We continually seek to expand our service offerings to AT&T.

DIRECTV

DIRECTV is the largest provider of satellite television services in the United States, with approximately 20.1 million subscribers. DIRECTV has an approximate 20% share in the pay-TV market and an approximate 60% share in the satellite television market. With the acquisition of Multiband, DIRECTV became our second largest customer. The relationship between Multiband and DIRECTV has lasted for over 15 years and is essential to the success of our Field Services segment operations. We are one of three in-home installation providers that DIRECTV utilizes in the United States, and during the year ended December 31, 2013, Multiband performed 27.6% of all DIRECTV’s outsourced installation, upgrade and maintenance activities. Our contract with DIRECTV has a term expiring on December 31, 2017, and contains an automatic one-year renewal. The contract may also be terminated by 180 days’ notice by either party. Until December 31, 2013, we also provided customer support and billing services to certain of DIRECTV’s customers through our Field Services segment.

Alcatel-Lucent

On July 15, 2014, we entered into the 2014 Alcatel-Lucent Contract, effective as of June 30, 2014. The 2014 Alcatel-Lucent Contract is an MSA providing for a three-year term. Pursuant to the 2014 Alcatel-Lucent Contract, we will provide, upon request, certain services, including deployment engineering, integration engineering, radio frequency engineering and other support services to Alcatel-Lucent that were formerly provided to Alcatel-Lucent under the Alcatel-Lucent Contract. Under the terms of the 2014 Alcatel-Lucent Contract, there is no requirement that Alcatel-Lucent purchase a minimum level of services from us. The 2014 Alcatel-Lucent Contract has an initial term ending June 30, 2017, after which the parties may mutually agree to extend the term on a yearly basis.

We entered into the Alcatel-Lucent Contract, which is an MSA providing for a five-year term, in November 2009. Pursuant to the Alcatel-Lucent Contract, 461 of Alcatel-Lucent’s domestic engineering and integration specialists became employees of Goodman Networks. The Alcatel-Lucent Contract grants us the right to perform, subject to certain conditions, certain deployment engineering, integration engineering and radio frequency engineering services for Alcatel-Lucent in the United States. The outsourcing agreement expires on December 31, 2014, and renews on an annual basis thereafter for up to two additional one-year terms unless notice of non-renewal is first provided by either party. Alcatel-Lucent has provided us with notice of non-renewal of the Alcatel-Lucent Contract upon its expiration on December 31, 2014. Accordingly, services provided by us to Alcatel-Lucent after December 31, 2014 will be performed pursuant to the 2014 Alcatel-Lucent Contract.

Sprint

In May 2012 we entered into an MSA with Sprint, or the Sprint Agreement, to provide decommissioning services for Sprint’s iDEN (push-to-talk) network. We are removing equipment from Sprint’s network that is no longer in use and restoring sites to their original condition. For the year ended December 31, 2013 and the six months ended June 30, 2014, we recognized $34.0 million and $29.4 million of revenue, respectively, related to the services we provide for Sprint. The Sprint Agreement has an initial term of five years, and automatically renews on a monthly basis thereafter unless notice of non-renewal is provided by either party. As of August 15, 2014, Sprint has formally awarded us decommissioning work on over 11,400 cell sites under the Sprint Agreement. As of August 15, 2014, we have completed over 10,900 sites.

Enterprise Customers

We provide services to enterprise customers through our Professional Services segment. These service offerings consist of the design, installation and maintenance of DAS systems to customers such as Fortune 500 companies, hotels, hospitals, college campuses, airports and sports stadiums.

Estimated Backlog

We refer to the amount of revenue we expect to recognize over the next 18 months from future work on uncompleted contracts, including MSAs and work we expect to be assigned to us under MSAs, and based on historical levels of work under such MSAs and new contractual agreements on which work has not begun, as our “estimated backlog.” We determine the amount of estimated backlog for work under MSAs based on historical trends, anticipated seasonal impacts and estimates of customer demand based upon communications with our customers. Our 18-month estimated backlog as of June 30, 2013 was $1.3 billion, and our 18-month estimated backlog as of June 30, 2014 was $1.9 billion, including $0.4 billion of estimated backlog from DIRECTV as of June 30, 2014. We expect to recognize approximately $0.6 billion of our estimated backlog as of June 30, 2014 in the six months ended December 31, 2014. The vast majority of estimated backlog as of June 30, 2014 has originated from multi-year customer relationships, primarily with AT&T, DIRECTV and Alcatel-Lucent.

Because we use the completed contract method of accounting for revenues and expenses from our long-term construction contracts, our estimated backlog includes revenue related to projects that we have begun but not completed performance. Therefore, our estimated backlog contains amounts related to work that we have already performed but not completed.

While our estimated backlog includes amounts under MSA and other service agreements, our customers are generally not contractually committed to purchase a minimum amount of services under these agreements, most of which can be cancelled on short or no advance notice. Therefore, our estimates concerning customers’ requirements may not be accurate. The timing of revenues for construction and installation projects included in our estimated backlog can be subject to change as a result of customer delays, regulatory requirements and other project related factors that may delay completion. Changes in timing could cause estimated revenues to be realized in periods later than originally expected or unrealized. Consequently, our estimated backlog as of any date is not a reliable indicator of our future revenues and earnings. See “Risk Factors—Risks Related to Our Business—Amounts included in our estimated backlog may not result in actual revenue or translate into profits, and our estimated backlog is subject to cancellation and unexpected adjustments and therefore is an uncertain indicator of future operating results.”

Seasonality and Variability of Results of Operations

Historically we have experienced seasonal variations in our business, primarily due to the capital planning cycles of certain of our customers. Generally, AT&T’s annual capital plans are not finalized to the project level until sometime during the first three months of the year, resulting in reduced capital spending in the first quarter relative to the rest of the year. This results in a significant portion of contracts related to our Infrastructure Services segment being completed during the fourth quarter of each year. Because we have adopted the completed contract method, we do not recognize revenue or expenses on contracts until we have substantially completed the contract. Accordingly, a significant portion of our revenues and costs are recognized during the fourth quarter of each year. The recognition of revenue and expenses on contracts that span quarters may also cause our reported results of operations to experience significant fluctuations.

Our Field Services segment’s results of operations may also fluctuate significantly from quarter to quarter. Variations in the Field Services segment’s revenues and operating results occur quarterly as a result of a number of factors, including the number of customer engagements, employee utilization rates, the size and scope of assignments and general economic conditions. Because a significant portion of the Field Services segment’s expenses are relatively fixed, a variation in the number of customer engagements or the timing of the initiation or completion of those engagements can cause significant fluctuations in operating results from quarter to quarter.

As a result, we have historically experienced, and may continue to experience significant differences in operations results from quarter to quarter. As a result of these seasonal variations and our methodology for the recognition of revenue and expenses on projects, comparisons of operating measures between quarters may not be as meaningful as comparisons between longer reporting periods.

Sales and Marketing

Our customers’ selection of long-term managed services partners is often made at the most senior levels within their executive, operations and procurement teams. Our marketing and business development teams play an important role sourcing and supporting these opportunities as well as maintaining and developing middle-level management relationships with our existing customers. Additionally, our executives and operational leaders play a significant role in maintaining and developing executive-level relationships with our existing and potential customers.

Our corporate business development and diversification strategy is the responsibility of all of the business stakeholders, executive management, operation leaders and the business development organization.

Competition

The markets in which we operate are highly competitive. Several of our competitors are large companies that have significant financial, technical and marketing resources. Within the Professional Services segment, we primarily compete with many smaller specialty engineering, installation and integration companies as well as an engineering group within MasTec, Inc. Within the Infrastructure Services segment, we primarily compete with MasTec, Inc., Bechtel Corporation, Black & Veatch Corporation, Dycom Industries, Inc. and sometimes with OEMs. Within the Field Services segment, we primarily compete with MasTec, Inc. and UniTek Global Services, Inc. We and two of our competitors provide 60% of DIRECTV’s installation services business, with the remaining 40% performed in-house by DIRECTV. DIRECTV provides in-house installation services primarily to rural areas of the United States where it is not profitable for independent installers such as us to operate.

Relatively few significant barriers to entry exist in the markets in which we operate and, as a result, any organization that has adequate financial resources and access to technical expertise may become a competitor. Some of our customers employ personnel to perform infrastructure services of the type we provide. We compete based upon our industry experience, technical expertise, financial and operational resources, nationwide presence, industry reputation and customer service. While we believe our customers consider a number of factors when selecting a service provider, most of their work is awarded through a bid process. Consequently, price is often a principal factor in determining which service provider is selected.

Employees and Subcontractors

As of August 15, 2014, we employed a total of 4,938 persons, 701 of which were employed by our Professional Services segment, 990 of which were employed by our Infrastructure Services segment, 2,976 of which were employed by our Field Services segment and the remainder of which provided general corporate services. Additionally, we utilize an extensive network of subcontractor relationships to complete work on certain of our projects. The use of subcontractors allows us to quickly scale our workforce to meet varied levels of demand without significantly altering our full-time employee base.

We attract and retain employees by offering training, bonus opportunities, competitive salaries and a comprehensive benefits package. We believe that our focus on training and career development helps us to attract and retain quality employees. We provide opportunities for promotion and mobility within our organization that we also believe helps us to retain our employees.

Facilities

We lease our headquarters in Plano, Texas and other facilities throughout the United States. Our facilities are used for offices, equipment yards, warehouses, storage and vehicle shops. As of August 15, 2014, our Infrastructure Services and Professional Services segments operate out of 31 offices located in 13 states throughout the United States, all of which are leased. Our Field Services segment operated out of 30 field offices over 16 states as of August 15, 2014. We do not own any of our offices other than Multiband’s headquarters in Minnetonka, Minnesota. We believe that our existing facilities are sufficient for our current needs. In addition, we operate a number of on-site project offices maintained on a temporary basis as the need arises.

Regulations

Our operations are subject to various federal, state, local and international laws and regulations including:

•	licensing, permitting and inspection requirements applicable to contractors, electricians and engineers;

•	regulations relating to worker safety and environmental protection;

•	permitting and inspection requirements applicable to construction projects;

•	wage and hour regulations;

•	regulations relating to transportation of equipment and materials, including licensing and permitting requirements;

•	building and electrical codes;

•	telecommunications regulations relating to our fiber optic licensing business; and

•	special bidding, procurement and other requirements on government projects.

We believe we have all the licenses materially required to conduct our operations, and we are in substantial compliance with applicable regulatory requirements. Our failure to comply with applicable regulations could result in substantial fines or revocation of our operating licenses, as well as give rise to termination or cancellation rights under our contracts or disqualify us from future bidding opportunities.

Legal Proceedings

We are from time to time party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business. These actions typically seek, among other things, compensation for alleged personal injury, lost wages, pain and suffering breach of contract and/or property damages, punitive damages, civil penalties or other losses, or injunctive or declaratory relief. Based upon information currently available, we believe that the ultimate outcome of all current litigation and other claims, including settlements, in the aggregate will not have a material adverse effect on our overall financial condition for purposes of financial reporting.

In December 2009, the U.S. Department of Labor sued various individuals that are either stockholders, directors, trustees and/or advisors to DirecTECH Holding Company, Inc., or DTHC, and its Employee Stock Ownership Plan. Multiband was not named in this complaint. In May 2011, three of these individuals settled the complaint with the U.S. Department of Labor (upon information and belief, a portion of this settlement was funded by the individuals’ insurance carrier) in the approximate amount of $8.6 million and those same individuals have filed suit against Multiband for reimbursement of certain expenses. The basis for these reimbursement demands are certain corporate indemnification agreements that were entered into by the former DTHC operating subsidiaries and Multiband. Two of those defendants had their claims denied during the second quarter of 2012, in a summary arbitration proceeding. This denial was appealed and the summary judgment award was overturned by a federal court judge in February 2013. Multiband appealed the federal court’s decision to the Sixth Circuit Court of Appeals. In January 2014, the Sixth Circuit Court of Appeals reversed the decision and reinstated the arbitration award granting summary judgment to Multiband. In April 2014, the individuals filed a writ of certiorari to appeal the matter to the United States Supreme Court. On June 23, 2014, the United States Supreme Court denied the petition for a writ of certiorari, and the Sixth Circuit decision is now final.

MANAGEMENT

Directors

Our directors and their respective ages and positions as of August 15, 2014 are set forth below.

Name	Age	Positions
Ron B. Hill	52	Director, Chief Executive Officer and President
John A. Goodman	47	Director, Executive Chairman
J. Samuel Crowley	64	Director
Steven L. Elfman	59	Director
Larry Haynes	64	Director

Ron B. Hill is our Chief Executive Officer and President. Mr. Hill has served as our Chief Executive Officer since January 2012 and as our President and Chief Operating Officer since May 2010, and previously served as our Executive Vice President of Professional Services from July 2008 until May 2010. Mr. Hill is a seasoned telecom executive with 26 years of management experience in sales, services and engineering, spending the majority of his time in technical roles. Mr. Hill began his career in 1985 with AT&T’s Consumer Products Division in Atlanta. Mr. Hill also served as the Vice President of Network Engineering-Integration and Optimization for Alcatel-Lucent from June 2002 until June 2008. In 1997, he earned a master’s degree in business administration from the Kellogg School of Business at Northwestern University.

Mr. Hill’s experience in the telecommunications industry, as well as his service as our Chief Executive Officer, provides our Board of Directors with unique and valuable business and leadership experience. Our Board of Directors also benefits from his extensive knowledge of the Company and the telecommunications industry, and from his deep understanding of our customers, opportunities and workforce.

John A. Goodman is our co-founder and Executive Chairman. Mr. John Goodman has served as Executive Chairman since January 2012 and previously served as Chairman and Chief Executive Officer from our founding in 2000 through January 2012. Mr. John Goodman’s telecom career spans two decades, beginning with Bell Atlantic Professional Services, where he managed outside and inside plant services in the southwest United States. In 1997, he joined GTE’s Network Operations Center in Irving, Texas, where he supported Fortune 500 companies and provided broadband technical support services domestically. Following the merger of GTE and Bell Atlantic, now known as Verizon, Mr. John Goodman left Verizon in 2000 to co-found our Company. Mr. John Goodman holds a bachelor’s degree in business administration from Texas Tech University.

Mr. John Goodman’s experience in co-founding the Company and service as our current Executive Chairman and former Chief Executive Officer provides our Board of Directors with extensive business and leadership experience. Our Board of Directors also benefits from his extensive knowledge of the Company and the telecommunications industry, and from his deep understanding of our challenges, competition and customers.

J. Samuel Crowley. Mr. Crowley was appointed to our Board of Directors in April 2014. Mr. Crowley currently consults both large and small firms in several industries in the areas of strategy, technology, new concept development, customer service, culture and operational structure and efficiency. Previously, Mr. Crowley served as the Chief Operating Officer of Gold’s Gym International from November 2005 to November 2007 and as the Senior Vice President of New Ventures for Michael’s Stores from August 2002 to 2004. From April 2000 to September 2002, Mr. Crowley was a Business Strategy Consultant for Insider Marketing. Mr. Crowley was also a co-founder of CompUSA, Inc. and served as its Executive Vice President of Operations from 1992 to 2000. Mr. Crowley is currently a member of the Board of Directors of United States Cellular Corporation, a position that he has held since 1998. He has also served as the chair of United States Cellular Corporation’s Audit Committee since 2001. Mr. Crowley holds a bachelor’s degree in English from Rice University and a master’s degree in business administration from The University of Texas at Dallas.

Mr. Crowley’s substantial experience and expertise in management and operations as well as his significant involvement in the telecommunications industry provides our board with considerable business and leadership experience.

Steven L. Elfman. Mr. Elfman was appointed to our Board of Directors in April 2014. Mr. Elfman served as the President of Network Operations and Wholesale at Sprint Corp. from 2008 to 2014. He previously served as the Chief Operating Officer of Motricity, a mobile data technology company, from January 2008 to May 2008 and as Executive Vice President of Infospace Mobile (currently Motricity) from July 2003 to December 2007. From May 2003 to July 2003, he was an independent consultant working with Accenture Ltd., a consulting company. Mr. Elfman also served as Executive Vice President of Operations of Terabeam Corporation, a communications company, from May 2000 to May 2003, and as Chief Information Officer of AT&T Wireless from June 1997 to May 2000. Mr. Elfman holds a bachelor’s degree in computer science and business from the University of Western Ontario.

Mr. Elfman’s experience serving in numerous executive roles in the telecommunications industry provides our Board of Directors with extensive business and leadership experience.

Larry J. Haynes. Mr. Haynes was appointed to our Board of Directors in April 2014. Pursuant to his offer letter, we agreed to nominate Mr. Haynes to serve on our Board of Directors for two years. Mr. Haynes brings with him a wealth of financial and accounting experience gained during his time as a tax partner at the accounting firm of Ernst & Young LLP, at which he worked from 1978 until his retirement there in June 2010. During his time at Ernst & Young LLP, Mr. Haynes worked primarily with high growth public, venture and private equity backed private companies in technology, consumer products and the services sectors. Following retirement from Ernst & Young LLP in June 2010, Mr. Haynes accepted a position as Executive Relationship Consultant at Smith Frank Partners, LLC, an asset planning, risk management and wealth strategies firm, and also a position as Senior Adviser with Athens Partners, which assists professional services firms. Mr. Haynes serves on numerous boards, including Southwestern University’s Board of Trustees, the Baylor Oral Health Foundation Board, in which he serves on the Executive Committee and as Chair of the Audit Committee, and the Dallas Foundation Board. Mr. Haynes earned a BBA in accounting and economics from Southwestern University in 1972.

Mr. Haynes’ experience as a tax partner at one of the nation’s leading accounting firms as well as his experience serving on numerous boards provides our Board of Directors with financial expertise as well as unique and valuable leadership experience.

Executive Officers

Our executive officers and their respective ages and positions as of August 15, 2014 are set forth below.

Name	Age	Positions
Ron B. Hill	52	Director, Chief Executive Officer and President
John A. Goodman	47	Director, Executive Chairman
Geoffrey Miller	59	Interim Chief Financial Officer
Cari Shyiak	55	Chief Operating Officer

Effective April 11, 2014, the Board of Directors appointed Ron B. Hill to have responsibility over the day-to-day management of our Company and to serve as our principal executive officer. Mr. Goodman will continue to serve on our Board of Directors as Executive Chairman and will maintain a strategic role as an executive officer. Randal S. Dumas and Scott E. Pickett recently resigned from their positions as Chief Financial Officer and Chief Marketing Officer, respectively, and we terminated James L. Mandel from the position of Chief Executive Officer of Multiband. To fill the vacancies, Geoffrey Miller was appointed to serve as our interim Chief Financial Officer, effective as of June 26, 2014, and Mr. Hill was appointed to serve as Multiband’s Chief Executive Officer, effective as of July 1, 2014. Mr. Miller will assume the duties of Chief

Financial Officer, including the role of Principal Financial Officer, until such time as we appoint a permanent replacement Chief Financial Officer.

The biographies of Messrs. Ron Hill and John Goodman are set forth under the heading “—Directors.”

Geoffrey Miller has worked for Randstad Professionals US, LP, d/b/a Tatum, or Tatum, an executive staffing firm, since 2007. Mr. Miller previously served as the Company’s Chief Financial Officer from June 2010 until December 2011. During his time at Tatum, Mr. Miller also worked as the interim Chief Financial Officer for D&T Trucking from August 2012 to August 2013, as a CFO advisor to Future Telecom from October 2013 to June 2014 and as a CFO advisor to VZ Environmental from May 2014 to June 2014. Mr. Miller was a partner with Price Waterhouse from 1980 to 1994. During Mr. Miller’s 30-year career, he has served in chief financial officer and directorship positions with organizations in various industries, including construction, entertainment, technology, transportation, apparel, manufacturing and distribution. From January 2008 to September 2009, Mr. Miller was the Chief Financial Officer of a privately held, national semi-trailer rental and leasing company based in the southwest, Premier Trailer Leasing. Mr. Miller has also previously served as Executive Vice President and Chief Financial Officer of Isisport, a Texas-based women’s sports apparel start-up business, from June 2003 to December 2007, which declared bankruptcy in November 2008. Mr. Miller holds a Master of Taxation degree from the University of Baltimore and a Bachelor’s degree in Accounting from the University of Maryland. Mr. Miller is a Certified Public Accountant licensed in Maryland.

Cari Shyiak was appointed as our Chief Operating Officer in February 2013. He joined as our President of Professional Services segment in May 2010. He has more than 25 years of international management experience covering operations, engineering, services and product management. Prior to joining our Company in May 2010, his last position was with Alcatel-Lucent where he served as Vice President of Services for Central and Southeastern Europe from April 2009 to May 2010. Previous to this, Mr. Shyiak held a number of leadership positions globally within Alcatel-Lucent and Lucent Technologies including VP of Network Solutions & Support Services, VP Global Technical Support Services and Director of Service Product Management Asia Pacific. He began his career in operations with Sasktel & Rogers Communications in Canada and earned his EMBA at the Institute for Management Development in Switzerland.

Board of Directors Composition

Our board of directors will consist of five members upon completion of this offering. In accordance with our certificate of incorporation to be filed in connection with this offering, immediately after this offering, our board of directors will be divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors will be divided among the three classes as follows:

•	The Class I directors will be J. Samuel Crowley and Steven L. Elfman, and their terms will expire at the annual meeting of stockholders to be held in 2015;

•	The Class II director will be Larry J. Haynes, and his term will expire at the annual meeting of stockholders to be held in 2016; and

•	The Class III directors will be John A. Goodman and Ron B. Hill, and their terms will expire at the annual meeting of stockholders to be held in 2017.

We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Director Independence

The listing requirements and rules of NASDAQ generally require that independent directors comprise a majority of the members of the boards of directors of listed companies within one year of the closing of their initial public offerings.

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that Samuel Crowley, Steven Elfman and Larry Haynes do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of NASDAQ. In making this determination, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Committees of the Board of Directors

We expect that, immediately following this offering, the standing committees of our board of directors will consist of an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may establish other committees to facilitate the management of our business. The expected composition and functions of the audit committee, compensation committee and nominating and corporate governance committee are described below. Members will serve on committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Upon the pricing of this offering, our audit committee will consist of Samuel Crowley, Steven Elfman and Larry Haynes. Our board of directors has determined that Samuel Crowley, Steven Elfman and Larry Haynes are independent under the NASDAQ listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chair of our audit committee will be Samuel Crowley. Our board of directors has determined that Samuel Crowley is an “audit committee financial expert” within the meaning of the SEC regulations. Our board of directors has also determined that each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector. The functions of this committee include:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related party transactions;

•	obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Compensation Committee

Upon the pricing of this offering, our compensation committee will consist of Samuel Crowley, Steven Elfman and Larry Haynes. Our board of directors has determined that each of Samuel Crowley, Steven Elfman and Larry Haynes is independent under the NASDAQ listing standards, is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and is an “outside director” as that term is defined in Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or Section 162(m). The chair of our compensation committee will be Steven Elfman. The functions of the compensation committee will include:

•	reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;

•	reviewing and recommending that our board of directors approve the compensation of our directors;

•	reviewing and approving, or recommending that our board of directors approve, the terms of compensatory arrangements with our executive officers;

•	administering our stock and equity incentive plans;

•	selecting independent compensation consultants and assessing conflict of interest compensation advisers;

•	reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans; and

•	reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.

Nominating and Corporate Governance Committee

Upon the pricing of this offering, our nominating and corporate governance committee will consist of Samuel Crowley, Steven Elfman and Larry Haynes. Our board of directors has determined that each of Samuel Crowley, Steven Elfman and Larry Haynes is independent under the NASDAQ listing standards and applicable SEC rules and regulations. The chair of our compensation committee will be Larry Haynes. The functions of the nominating and governance committee will include:

•	identifying and recommending candidates for membership on our board of directors;

•	including nominees recommended by stockholders;

•	reviewing and recommending the composition of our committees;

•	overseeing our code of business conduct and ethics, corporate governance guidelines and reporting; and

•	making recommendations to our board of directors concerning governance matters.

The nominating and corporate governance committee also annually reviews the nominating and corporate governance committee charter and the committee’s performance.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served as a member of a compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director of our Company.

Director Compensation

None of our directors received any compensation from us for service on the Board of Directors during the year ended December 31, 2013.

On March 28, 2014, the Board of Directors adopted a policy for compensation of non-employee directors. Under this policy, each non-employee director will receive an annual cash retainer of $140,000, $2,500 for each in-person Board of Directors meeting attended, $500 for any such meeting attended remotely and reimbursement for out of pocket expenses.

Each member of our board of directors will be indemnified for his actions associated with being a director to the fullest extent permitted under Delaware law.

In addition, prior to the completion of this offering, we will enter into indemnification agreements with each of our executive officers and directors. The indemnification agreements will provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under Delaware law.

Certain Relationships

There are no family relationships among our directors and executive officers. To our knowledge, there have been no material legal proceedings as described in Item 401(f) of Regulation S-K that are material to an evaluation of the ability or integrity of any of our directors or executive officers (in the last ten years), or our promoters or control persons (in the last year).

Code of Ethics

We have adopted a code of ethics that applies to all of our employees, including employees of our subsidiaries, as well as each of our directors and certain persons performing services for us. The code of ethics addresses, among other things, competition and fair dealing, conflicts of interest, financial matters and external reporting, Company funds and assets, confidentiality and corporate opportunity requirements and the process for reporting violations of the code of ethics, employee misconduct, improper conflicts of interest or other violations. We will provide a copy of our code of ethics without charge upon written request to Goodman Networks Incorporated, Attention: Monty West, 6400 International Parkway, Suite 1000, Plano, Texas 75093. If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to, or waivers from, provisions of our Code of Ethics that apply to our principal executive, financial and accounting officers by posting the required information on our website. Our website is not a part of this prospectus.

EXECUTIVE COMPENSATION

The following provides information about compensation that we pay or award to, or that is earned by: (i) the person who served as our principal executive officer during the fiscal year ended December 31, 2013; and (ii) our two most highly compensated executive officers, other than our principal executive officer, who were serving as executive officers, as determined in accordance with the rules and regulations promulgated by the SEC, as of December 31, 2013, with compensation during our 2013 fiscal year of $100,000 or more, or our Named Executive Officers. For our 2013 fiscal year, our Named Executive Officers and the positions in which they served were:

•	John A. Goodman, Executive Chairman;

•	Ron B. Hill, President and Chief Executive Officer; and

•	Cari T. Shyiak, Chief Operating Officer.

Summary Compensation Table

The following table sets forth information concerning the total compensation received by, or earned by, our Named Executive Officers during the past two fiscal years.

Summary Compensation Table

Fiscal Year 2013

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)		Option Awards ($) (1)	Non-Equity Incentive Plan Compens- ation ($)	All Other Compensation ($)		Total ($)
John A. Goodman	2013	$752,885	$1,087,500	(3)	—		$2,314,478	—	$504,502	(4)	$4,659,365
(Executive Chairman) (2)	2012	703,269	1,687,500	(5)	—		—	—	420,160	(6)	2,810,929
Ron B. Hill	2013	652,500	942,500	(8)	$2,481,000	(9)	2,314,478	—	2,201,593	(10)	8,592,071
(President and Chief Executive Officer) (7)	2012	602,884	2,462,500	(11)	2,481,000	(12)	—	—	1,885,388	(13)	7,431,772
Cari T. Shyiak (Chief Operating Officer) (14)	2013	345,722	400,000	(15)	—		841,628	—	815,747	(16)	2,403,097

(1)	In accordance with SEC rules, this column reflects the aggregate fair value of the stock awards and option awards granted during the respective fiscal year computed as of their respective grant dates in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (ASC 718). Assumptions used in the calculation of these amounts are included in Note 7 to our consolidated financial statements for the year ended December 31, 2013, included elsewhere in this prospectus. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock awards or option awards, the exercise of the option awards, or the sale of the common stock underlying such stock awards and option awards.
(2)	Mr. Goodman served as our Chief Executive Officer until January 23, 2012, when Mr. Goodman was appointed as our Executive Chairman, a position in which Mr. Goodman has continued to serve as our principal executive officer until April 11, 2014.
(3)	Represents a retention bonus of $562,500 paid pursuant to his employment agreement and a bonus of $525,000 awarded pursuant to the Bonus Plan (as defined below) in March 2014 in respect of his performance during 2013.
(4)	Includes premiums paid for medical, dental, vision and life insurance, reimbursement of out-of pocket medical expenses; the personal use of vehicles leased by the Company; payments for a tax consultant; payments for health club dues; and gross-ups for the payment of taxes on the foregoing and on cash bonuses in the amount of $449,683.
(5)	Represents a retention bonus of $562,500 paid upon execution of an amendment to his employment agreement and a bonus of $1,125,000 awarded pursuant to the Bonus Plan in April 2013 in respect of his performance during 2012.

(6)	Includes premiums paid for medical, dental, vision and life insurance; reimbursement of out-of-pocket medical expenses; the personal use of vehicles leased by the Company; payments for a tax consultant; payments for country club dues; and gross-ups for the payment of taxes on the foregoing. Also includes a gross-up for the payment of taxes on his 2012 retention bonus in the amount of $354,419 paid in November 2013 pursuant to his employment agreement.
(7)	Mr. Hill served as both our President and Chief Operating Officer until January 23, 2012, when Mr. Hill was appointed as our Chief Executive Officer in addition to his role as our President. Mr. Hill was appointed to serve as our principal executive officer on April 11, 2014.
(8)	Represents a retention bonus of $487,500 paid pursuant to his employment agreement and a bonus of $455,000 awarded pursuant to the Bonus Plan in March 2014 in respect of his performance during 2013.
(9)	Represents the grant date fair value of 30,000 shares of stock, based upon a stock price of $82.70 per share, the appraised value of our common stock.
(10)	Includes premiums paid for medical, dental, vision and life insurance; reimbursement of out-of-pocket medical expenses; the personal use of vehicles leased by the Company; health club dues paid; and gross-ups for the payment of taxes on the foregoing, stock awards and cash bonuses in the amount of $2,140,592.
(11)	Represents a CEO transition bonus in the amount of $1,000,000, a retention bonus in the amount of $487,500 paid upon execution of an amendment to his employment agreement and a bonus of $975,000 awarded pursuant to the Bonus Plan in April 2013 in respect of his performance during 2012.
(12)	Represents the grant date fair value of 30,000 shares of stock, based upon a stock price of $82.70 per share, the appraised value of our common stock.
(13)	Includes premiums paid for medical, dental, vision and life insurance; reimbursement of out-of-pocket medical expenses in the amount of $44,758; the personal use of vehicles leased by the Company in the amount of $19,281; health club dues paid in the amount of $50,667; reimbursement for housing expenses; and gross-ups for the payment of taxes on stock awards and the foregoing in the amount of $1,437,848. Also includes a gross-up for the payment of taxes on his 2012 retention bonus in the amount of $307,163 paid in February 2014 pursuant to his employment agreement.
(14)	Mr. Shyiak was appointed our Chief Operating Officer effective February 18, 2013.
(15)	Represents a retention bonus in the amount of $200,000 paid in October 2013 pursuant to his employment agreement and a bonus of $200,000 awarded pursuant to the Bonus Plan in March 2014 in respect of his performance during 2013.
(16)	Includes premiums paid for medical, dental, vision and life insurance; reimbursement of out-of-pocket medical expenses; the personal use of vehicles leased by the Company; reimbursement for relocation expenses in the amount of $350,000; and gross-ups for the payment of taxes on the foregoing and on a cash bonus in the amount of $432,102.

Narrative Disclosure Regarding Summary Compensation Table

We have entered into employment agreements with each of our Named Executive Officers. A description of each of these agreements follows.

John A. Goodman. His employment agreement provided for an initial term expiring January 15, 2011, and automatically renewed for successive one-year terms. Effective April 1, 2012, pursuant to the discretion afforded by the terms of the employment agreement, the Board of Directors increased Mr. Goodman’s base salary to $750,000. He was also eligible to participate in our Goodman Networks Incorporated Executive Management Bonus Plan that we amended and restated in 2009, or the Bonus Plan. Further, Mr. Goodman was eligible to receive an additional cash bonus in the discretion of the Board of Directors. If terminated by us without cause, he was entitled to a severance payment of $1,125,000.

Effective October 16, 2012, we amended and restated Mr. Goodman’s employment agreement. The amended and restated employment agreement provided for a three (3) year term and a base salary of $750,000, subject to increase at the discretion of the Board of Directors. The amendment also increased the severance to which Mr. Goodman would be entitled to $1,500,000 if terminated by us without cause, by Mr. Goodman with good reason or upon a change of control. Mr. Goodman’s agreement also provided for a “Real Estate Keep Whole” benefit, which provided that Mr. Goodman has the right to receive a payment to compensate him for the difference, if any, between the original purchase price of his primary residence and its depreciated fair market value upon the earlier of: (i) the third anniversary of the amended and restated employment agreement and (ii) his termination by us without cause. The amended and restated employment agreement also required us to transfer to Mr. Goodman title to the vehicle we are currently leasing for him on the earliest of: (i) the date that is 36 months from the start of the lease; (ii) within 45 days after Mr. Goodman’s employment is terminated without cause or by him for good reason; and (iii) within 60 days of a change of control. The amended and restated employment agreement also entitled Mr. Goodman to benefits under our Executive Benefit Plan and cash bonuses under our Executive Management Bonus Plan and an annual retention bonus equal to 75% of his base salary, grossed up for the payment of taxes.

Effective February 1, 2013, we amended and restated Mr. Goodman’s employment agreement to conform to Section 409A of the Code and to extend the vesting period of a stock option we had previously agreed to issue Mr. Goodman.

In each of October 2012 and October 2013, we awarded Mr. Goodman a cash retention bonus in the amount of $562,500, grossed up for the payment of taxes, pursuant to his employment agreement.

Pursuant to his amended and restated employment agreement, on February 12, 2013, we granted Mr. Goodman an option to purchase 55,000 shares of our common stock at an exercise price equal to $82.70 per share. The shares underlying the options vest in three equal annual installments beginning on the first anniversary of the date of grant.

On March 28, 2014, the Board of Directors increased the annual base salary for Mr. Goodman to $1,100,000, effective May 1, 2014.

Effective April 11, 2014, we amended and restated Mr. Goodman’s employment agreement. The amended and restated employment agreement provides for an extended term expiring on March 31, 2017 and a base salary of $1,100,000 per annum, subject to increase at the discretion of the Board of Directors. The amendment also provides that Mr. Goodman will no longer have general management and control of the business. The amendment also increased the severance to which Mr. Goodman would be entitled to $3,300,000 if terminated by us without cause, by Mr. Goodman with good reason or by Mr. Goodman following a change of control. Mr. Goodman’s agreement also provides for a “Real Estate Keep Whole” benefit, which provides that Mr. Goodman has the right to receive a payment to compensate him for the difference, if any, between the original purchase price of his primary residence and its depreciated fair market value upon the earlier of: (i) October 16, 2015, and (ii) his termination by us without cause. The amended and restated employment agreement also requires us to transfer to Mr. Goodman title to the vehicle we are currently leasing for him on the earliest of: (i) the date that is 36 months from the start of the lease; (ii) within 45 days after Mr. Goodman’s employment is terminated without cause or by him for good reason; and (iii) within 60 days of a change of control. The amended and restated employment agreement also entitles Mr. Goodman to benefits under our Executive Benefit Plan and cash bonuses under our Executive Management Bonus Plan, an annual retention bonus equal to 75% of his base salary, grossed up for the payment of taxes, cash bonuses in the discretion of the Board of Directors and an annual equity award in an amount to be determined by the Board of Directors.

Ron B. Hill. His employment agreement provided for an initial term expiring on July 14, 2012, and automatically renewed for successive one-year terms. Effective April 1, 2012, pursuant to the discretion afforded by the terms of the employment agreement, the Board of Directors increased Mr. Hill’s base salary to $650,000. He was also eligible to participate in our Bonus Plan. Further, Mr. Hill was eligible to receive an additional cash bonus in the discretion of the Board of Directors. If terminated by us without cause, he was entitled to a severance payment of $975,000.

Effective October 16, 2012, we amended and restated Mr. Hill’s employment agreement. The amended and restated employment agreement provided for a three (3) year term and a base salary of $650,000 per annum, subject to increase at the discretion of the Board of Directors. The amendment also increased the severance to which Mr. Hill would be entitled to $1,300,000 if terminated by us without cause, by Mr. Hill with good reason or upon a change of control. Mr. Hill’s agreement also provided for a “Real Estate Keep Whole” benefit, which provided that Mr. Hill had the right to receive a payment to compensate him for the difference, if any, between the original purchase price of his primary residence and its depreciated fair market value upon the earlier of: (i) the third anniversary of the amended and restated employment agreement and (ii) his termination by us without cause. The amended and restated employment agreement also required us to transfer to Mr. Hill title to the vehicle we are currently leasing for him on the earliest of: (i) the date that is 36 months from the start of the lease; (ii) within 45 days after Mr. Hill’s employment is terminated without cause or by him for good reason; and (iii) within 60 days of a change of control. The amended and restated employment agreement also entitled Mr. Hill to benefits under our Executive Benefit Plan and cash bonuses under our Executive Management Bonus Plan and an annual retention bonus equal to 75% of his base salary, grossed up for the payment of taxes.

Effective February 1, 2013, we amended and restated Mr. Hill’s employment agreement to conform to Section 409A of the Code and to extend the vesting period of a stock option we had previously agreed to issue Mr. Hill.

Pursuant to his amended and restated employment agreement, we granted Mr. Hill an aggregate of 60,000 shares of our common stock in two equal installments, the first in December 2012 and the second in January 2013, and on February 12, 2013, an option to purchase 55,000 shares of our common stock at an exercise price equal to $82.70 per share. The shares underlying the options vest in three equal annual installments beginning on the first anniversary of the date of grant. We also agreed to provide a gross-up to Mr. Hill to compensate him for the payment of taxes on the common stock grant.

In July 2012, we awarded Mr. Hill a one-time CEO transition cash bonus in the amount of $1,000,000, and in each of October 2012 and October 2013, we awarded him a cash retention bonus in the amount of $487,500, grossed up for the payment of taxes, pursuant to his employment agreement.

On March 28, 2014, the Board of Directors increased the annual base salary for Mr. Hill to $1,000,000, effective May 1, 2014.

Effective April 11, 2014, we amended and restated Mr. Hill’s employment agreement. The amended and restated employment agreement provides for an extended term expiring on March 31, 2017 and a base salary of $1,000,000 per annum, subject to increase at the discretion of the Board of Directors. The amendment also provides that Mr. Hill will have general management and control of the business and report directly to the Board of Directors. The amendment also increased the severance to which Mr. Hill would be entitled to $3,000,000 if terminated by us without cause, by Mr. Hill with good reason or by Mr. Hill following a change of control. Mr. Hill’s agreement also provides for a “Real Estate Keep Whole” benefit, which provides that Mr. Hill has the right to receive a payment to compensate him for the difference, if any, between the original purchase price of his primary residence and its depreciated fair market value upon the earlier of: (i) October 16, 2015, and (ii) his termination by us without cause. The amended and restated employment agreement also requires us to transfer to Mr. Hill title to the vehicle we are currently leasing for him on the earliest of: (i) the date that is 36 months from the start of the lease; (ii) within 45 days after Mr. Hill’s employment is terminated without cause or by him for good reason; and (iii) within 60 days of a change of control. The amended and restated employment agreement also entitles Mr. Hill to benefits under our Executive Benefit Plan and cash bonuses under our Executive Management Bonus Plan, an annual retention bonus equal to 75% of his base salary, grossed up for the payment of taxes, cash bonuses in the discretion of the Board of Directors and an annual equity award in an amount to be determined by the Board of Directors.

Cari T. Shyiak. On February 18, 2013, in connection with his appointed as our Chief Operating Officer, we entered into an employment agreement with Mr. Shyiak. The employment agreement provides for a three (3) year term and a base salary of $400,000 per annum, subject to increase at the discretion of the Chief

Executive Officer. Mr. Shyiak’s agreement provides for a one-time payment for relocation assistance in the amount of $350,000, grossed up for the payment of taxes. Further, the agreement provides that Mr. Shyiak may receive an additional cash bonus in the discretion of the Board of Directors. If terminated by us without cause or by him for good reason, he is entitled to a severance payment equal to the remainder of the unpaid base salary due under the term of his employment agreement, but in any case, no less than $600,000. The employment agreement also entitles Mr. Shyiak to benefits under our Executive Benefit Plan and cash bonuses under our Executive Management Bonus Plan and an annual retention bonus equal to 50% of his base salary, grossed up for the payment of taxes, payable on December 31st of each year of the term of the agreement.

Pursuant to his employment agreement, on February 12, 2013 we granted Mr. Shyiak an option to purchase 20,000 shares of our common stock at an exercise price equal to $82.70 per share. One-third of such shares underlying the option vested or will vest on each of the first three anniversaries of the date of grant.

In October 2013, we awarded Mr. Shyiak the cash retention bonus in the amount of $200,000, grossed up for the payment of taxes, pursuant to his employment agreement.

On March 28, 2014, the Board of Directors increased the annual base salary for Mr. Shyiak to $450,000, effective May 1, 2014.

Effective April 11, 2014, we amended Mr. Shyiak’s employment agreement to provide that he may be awarded cash bonuses in the discretion of the Board of Directors.

Goodman Networks Incorporated Executive Management Bonus Plan

Pursuant to their employment agreements, each of our Named Executive Officers is eligible to earn an annual cash bonus up to a specified percentage of such executive officer’s salary under the Bonus Plan. The purpose of the Bonus Plan is to encourage superior performance by and among our executive officers and to recognize their contributions to our success and profitability. Bonuses under the Bonus Plan have historically been paid in April of the year following the year in which the bonus was earned.

Pursuant to the Bonus Plan, our Named Executive Officers are eligible for a bonus equal to a percentage of their respective base salary that varies based upon whether we have met during the fiscal year certain target EBITDA and target revenue levels set by the Board of Directors as the administrator of the Bonus Plan. We have structured the Bonus Plan such that the threshold incentive will be paid if the Company achieves 100% of the target EBITDA and 90% of the target revenue, the target incentive will be paid if the Company achieves 120% of the target EBITDA and 90% of the target revenue, and the maximum incentive will be paid if the Company achieves 140% of the target EBITDA and 95% of the target revenue. However, the Board of Directors may also take into account the individual performance of a participant, as well as the overall financial performance of the Company, and adjust the bonus payable to any participant to an amount less than or greater than would otherwise be payable pursuant to the guidelines set forth in the Bonus Plan relating to EBITDA and revenue levels.

The table that follows sets forth the threshold, target and maximum incentive opportunities set for the Named Executive Officers for 2014.

	Bonus as Percentage of Base Compensation
	100% of Target EBITDA and 90% of Target Revenue	120% of Target EBITDA and 90% of Target Revenue	140% of Target EBITDA and 95% of Target Revenue
John A. Goodman	40%	70%	100%
Ron B. Hill	40%	70%	100%
Cari T. Shyiak	35%	50%	70%

The table that follows sets forth the threshold, target and maximum incentive opportunities set for the Named Executive Officers for 2013.

	Bonus as Percentage of Base Compensation
	100% of Target EBITDA and 90% of Target Revenue	120% of Target EBITDA and 90% of Target Revenue	140% of Target EBITDA and 95% of Target Revenue
John A. Goodman	40%	70%	100%
Ron B. Hill	40%	70%	100%
Cari T. Shyiak	35%	50%	70%

Largely as the result of certain factors identified below, the Company did not meet its target EBITDA or threshold level of revenue for 2013. Due to the shortages of qualified tower crews currently being experienced by the wireless industry, we incurred significant additional costs during 2013 to hire additional tower crew personnel and pay additional incentives to subcontracted tower crews. In addition, the Company’s acquisition activity in 2013 diverted management time and resources and resulted in significant transaction and miscellaneous expenses. The Board of Directors set the 2013 EBITDA and revenue targets under the assumption that the Company would have not incurred these additional costs or undertaken such activities. The Board of Directors believes that the decisions to incur such additional costs and activities were in the best interests of the Company and that absent such decisions, the Company would have met its target EBITDA and revenue for 2013. As a result, the Board of Directors exercised the discretion afforded it under the Bonus Plan and determined to waive the 2013 EBITDA and revenue performance measures at the target incentive level for each of Messrs. Goodman, Hill and Shyiak. The table below sets forth the percentage of base compensation and dollar amount that was paid to each of the Named Executive Officers in March 2014 with respect to their performance during the year ended December 31, 2013.

	Bonus as Percentage of Base Compensation	Payment Under the Bonus Plan
John A. Goodman	70%	$525,000
Ron B. Hill	70%	455,000
Cari T. Shyiak	50%	200,000

Goodman Networks Incorporated 2014 Long-Term Incentive Plan

On April 8, 2014, the Board of Directors approved and adopted the 2014 Plan. The 2014 Plan is intended to enable us to remain competitive and innovative in our ability attract, motivate, reward and retain the services of key employees, certain key contractors and non-employee directors. The 2014 Plan provides for the granting of incentive stock options, or ISOs, subject to stockholder approval of the 2014 Plan, nonqualified stock options, stock appreciation rights, or SARs, restricted stock, restricted stock units, performance awards, dividend equivalent rights and other awards which may be granted singly, in combination or in tandem, and which may be paid in cash or shares of our common stock. The following is a brief description of the 2014 Plan, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Effective Date and Expiration. The 2014 Plan will become effective upon the completion of this offering, and will terminate on April 8, 2024. No award may be made under the 2014 Plan after its expiration date, but awards made prior thereto may extend beyond that date. Immediately prior to the time that the 2014 Plan becomes effective, the 2008 Plan will cease to be available for future issuances of awards. The terms of the 2008 Plan will remain in effect for outstanding awards.

Share Authorization. Subject to certain adjustments, the maximum number of shares of our common stock that may be delivered pursuant to awards under the 2014 Plan is the number of shares of common stock equal to ten percent (10%) of the outstanding shares of common stock on the closing date of this offering (without taking into account any other awards made pursuant to the 2014 Plan on such date), of which one hundred percent (100%) may be delivered pursuant to ISOs. Subject to certain adjustments, the maximum number of the shares of common stock with respect to which stock options or SARs may be granted to any of our officers subject to Section 16 of the Exchange Act or a “covered employee” as defined in Section 162(m)(3) of the Internal Revenue Code of 1986, as amended, or the Code, during any calendar year is equal to one and four tenths percent (1.4%) of the outstanding shares of common stock on the closing date of this offering. In addition, to the extent Section 162(m) of the Code applies to awards granted under the 2014 Plan and we intend to comply with Section 162(m) of the Code, no participant may receive in any calendar year performance-based awards with an aggregate value of more than $4,200,000 (based on the fair market value of shares of our common stock at the time of the grant of the performance-based award). The 2014 Plan also provides that no more than 10% of the shares of common stock that may be issued pursuant to an award under the 2014 Plan may be designated as Exempt Shares (as defined in the 2014 Plan). The Committee (as defined below) has greater flexibility to accelerate the vesting for shares designated as Exempt Shares.

Administration. The 2014 Plan may be administered by the Board of Directors or a committee of the Board of Directors consisting of two or more members. At any time a committee is not established by the Board of Directors, the Board of Directors shall administer the 2014 Plan (as used herein, the term “Committee” refers to either a committee of the Board of Directors or the Board of Directors itself). The Committee will determine the persons to whom awards are to be made; determine the type, size and terms of awards; interpret the 2014 Plan; establish and revise rules and regulations relating to the 2014 Plan and make any other determinations that it believes necessary for the administration of the 2014 Plan. The Committee may delegate certain duties to one or more of our officers as provided in the 2014 Plan.

Eligibility. Employees (including any employee who is also a director or an officer), contractors and outside directors of us and our subsidiaries whose judgment, initiative and efforts contributed to or may be expected to contribute to our successful performance are eligible to participate in the 2014 Plan.

Stock Options. The Committee may grant either ISOs qualifying under Section 422 of the Code or nonqualified stock options, provided that only employees of us and our subsidiaries (excluding subsidiaries that are not corporations) are eligible to receive ISOs. Stock options may not be granted with an option price less than 100% of the fair market value of a share of common stock on the date the stock option is granted. If an ISO is granted to an employee who owns or is deemed to own more than 10% of the combined voting power of all classes of our stock (or stock of any parent or subsidiary), the option price shall be at least 110% of the fair market value of a share of common stock on the date of grant. The Committee will determine the terms of each stock option at the time of grant, including without limitation, the maximum term of each option, the times at which each option will be exercisable and the provisions requiring forfeiture of unexercised options at or following termination of employment or service.

Stock Appreciation Rights. The Committee is authorized to grant SARs as a stand-alone award, or freestanding SARs, or in conjunction with options granted under the 2014 Plan, or tandem SARs. SARs entitle a participant to receive an amount equal to the excess of the fair market value of a share of common stock on the date of exercise over the fair market value of a share of common stock on the date of grant. The grant price of a SAR cannot be less than 100% of the fair market value of a share on the date of grant. The Committee will determine the terms of each SAR at the time of the grant, including without limitation, the maximum term of each SAR, the times at which each SAR will be exercisable, and provisions requiring forfeiture of unexercised SARs at or following termination of employment or service.

Restricted Stock and Restricted Stock Units. The Committee is authorized to grant restricted stock and restricted stock units. Restricted stock consists of shares of common stock that may not be sold, transferred, pledged, hypothecated, encumbered, or otherwise disposed of, and that may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period as specified by the Committee. Restricted stock units are the right to receive shares of common stock at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the Committee, which include substantial risk of forfeiture and restrictions on their sale or other transfer by the participant. The Committee determines the eligible participants to whom, and the time or times at which, grants of restricted stock or restricted stock units will be made, the number of shares or units to be granted, the price to be paid, if any, the time or times within which the shares covered by such grants will be subject to forfeiture, the time or times at which the restrictions will terminate, and all other terms and conditions of the grants. Restrictions or conditions could include, but are not limited to, the attainment of performance goals, continuous service with us, the passage of time, or other restrictions and conditions. The value of the restricted stock units may be paid in shares, cash or a combination of both, as determined by the Committee.

Dividend Equivalent Rights. The Committee is authorized to grant a dividend equivalent right to any participant either as a component of another award or as a separate award, conferring on participants the right to receive cash or shares of common stock equal in value to dividends paid on a specific number of shares or other periodic payments. The terms and conditions of the dividend equivalent right shall be specified by the grant. Dividend equivalents credited to the holder of a dividend equivalent right may be paid currently or may be deemed to be reinvested in additional shares. Any such reinvestment shall be at the fair market value at the time thereof. A dividend equivalent right may be settled in cash, shares, or a combination thereof.

Performance Awards. The Committee may grant performance awards payable in cash, shares of common stock, a combination thereof or other consideration at the end of a specified performance period. Payment will be contingent upon achieving pre-established performance goals by the end of the performance period. The Committee will determine the length of the performance period, the maximum payment value of an award and the minimum performance goals required before payment will be made, so long as such provisions are not inconsistent with the terms of the 2014 Plan, and to the extent an award is subject to Section 409A of the Code, are in compliance with the applicable requirements of Section 409A of the Code and any applicable regulations or guidance. To the extent we determine that Section 162(m) of the Code shall apply to a performance award granted under the 2014 Plan, it is our intent that performance awards constitute “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations thereunder. In certain circumstances, the Committee may, in its discretion, determine that the amount payable with respect to certain performance awards will be reduced from the amount of any potential awards. However, the Committee may not, in any event, increase the amount of compensation payable to an individual upon the attainment of a performance goal intended to satisfy the requirements of Section 162(m) of the Code. With respect to a performance award that is not intended to satisfy the requirements of Section 162(m), if the Committee determines that the established performance measures or objectives are no longer suitable because of a change in our business, operations, corporate structure, or for other reasons that the Committee deemed satisfactory, the Committee may modify the performance measures or objectives and/or the performance period.

Other Awards. The Committee may grant other forms of awards payable in cash or shares if the Committee determines that such other form of award is consistent with the purpose and restrictions of the 2014 Plan. The terms and conditions of such other form of award shall be specified by the grant. Such other awards may be granted for no cash consideration, for such minimum consideration as may be required by applicable law, or for such other consideration as may be specified by the grant.

Vesting. The Committee, in its sole discretion, may determine that an award will be immediately vested in whole or in part, or that all or any portion may not be vested until a date, or dates, subsequent to its date of grant, or until the occurrence of one or more specified events, subject in any case to the terms of the 2014 Plan. If the Committee imposes conditions upon vesting, then, except as otherwise provided below, subsequent to the date of grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the award may be vested. “Full Value Awards” (i.e., restricted stock or restricted stock units) that constitute performance awards must vest no earlier than one year after the date of grant, and Full Value Awards that are payable upon the completion of future services must vest no earlier than over the three year period commencing on the date of grant. Notwithstanding the foregoing, the Committee may, in its sole discretion, accelerate the vesting or waive any applicable restriction period for such Full Value Awards, provided that the shares of common stock subject to such awards shall be Exempt Shares (as defined in the 2014 Plan), unless such acceleration or waiver occurs by reason of the participant’s death, disability, retirement, or occurrence of a change in control. The number of Exempt Shares is limited to 10% of the number of shares available for issuance under the 2014 Plan.

Forfeiture. The Committee may impose on any award at the time of grant or thereafter, such additional terms and conditions as the Committee determines, including, without limitation, terms requiring forfeiture of awards in the event of a participant’s termination of service. The Committee will specify the circumstances on which performance awards may be forfeited in the event of a termination of service by a participant prior to the end of a performance period or settlement of awards. Except as otherwise determined by the Committee, restricted stock will be forfeited upon a participant’s termination of service during the applicable restriction period.

Assignment. Awards granted under the 2014 Plan generally are not assignable or transferable except by will or by the laws of descent and distribution, except that the Committee may, in its discretion and pursuant to the terms of an award agreement, permit certain transfers as permitted under the 2014 Plan.

Adjustments Upon Changes in Capitalization. In the event that any dividend or other distribution (whether in the form of cash, common stock, other securities or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of shares of common stock or other securities of ours, issuance of warrants or other rights to purchase shares of common stock or other securities of ours or other similar corporate transaction or event affects the fair value of an award, then the Committee shall make equitable adjustments so that the fair value of the award immediately after the transaction or event is equal to the fair value of the award immediately prior to the transaction or event. Notwithstanding the foregoing, no such adjustment shall be made or authorized to the extent that such adjustment would cause the 2014 Plan or any award to violate Section 422 of the Code or Section 409A of the Code. All such adjustments must be made in accordance with the rules of any securities exchange, stock market or stock quotation system to which we are subject.

Amendment or Discontinuance of the 2014 Plan. Our Board of Directors may at any time and from time to time, without the consent of the participants, alter, amend, revise, suspend, or discontinue the 2014 Plan in whole or in part, except that no amendment for which stockholder approval is required either: (i) by any securities exchange or inter-dealer quotation system on which the common stock is listed or traded or (ii) in order for the 2014 Plan and incentives awarded under the 2014 Plan to continue to comply with Sections 162(m), 421, and/or 422 of the Code, including any successors to such Sections, or other applicable law, shall be effective unless such amendment is approved by the requisite vote of our stockholders entitled to vote thereon. Any amendments made shall, to the extent deemed necessary or advisable by the Committee, be applicable to any outstanding awards granted under the 2014 Plan, notwithstanding any contrary provisions contained in any award agreement. In the event of any such amendment to the 2014 Plan, the holder of any award outstanding under the 2014 Plan shall, upon request of the Committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Committee to any award agreement relating thereto. Notwithstanding anything contained in the 2014 Plan to the contrary, unless required by law, no action regarding amendment or discontinuance shall adversely affect any rights of participants or our obligations to participants with respect to any awards granted under the 2014 Plan without the consent of the affected participant.

Upon the completion of this offering, we intend to issue, awards of stock options and restricted stock units to directors, members of management and other employees that are exercisable for, or convertible into, an aggregate of              shares of common stock. Such awards would vest ratably over a three-year period.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the total outstanding equity awards as of December 31, 2013, for each Named Executive Officer.

Outstanding Equity Awards at Fiscal Year End

Fiscal Year 2013

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
John A. Goodman	60,000	(1)	—	$26.12	06/24/2019
	55,000	(2)	—	$82.70	02/12/2023
Ron B. Hill	34,399	(3)	—	$9.16	07/31/2018
	55,000	(2)	—	$82.70	02/12/2023
Cari T. Shyiak	20,000	(2)	—	$82.70	02/12/2023
	20,000	(4)	—	$26.12	05/17/2020

(1)	Option was granted on June 24, 2009. This option vested in three equal installments over a three-year period, with one-third vesting on June 24, 2010, one-third vesting on June 24, 2011 and one-third vesting on June 24, 2012.
(2)	Options were granted on February 12, 2013. These options are fully exercisable, however the shares underlying the options vest in three equal installments beginning on the first anniversary of the date of grant.
(3)	Option was granted on July 31, 2008. This option vested in three equal installments over a three-year period, with one-third vesting on July 31, 2009, one-third vesting on July 31, 2010 and one-third vesting on July 31, 2011.
(4)	Options were granted on May 17, 2010. These options are fully exercisable, however the shares underlying the options vest in three equal installments beginning on the first anniversary of the date of grant.

Potential Payments upon Termination or Change-in-Control

Equity Compensation Plans

Pursuant to the terms of the form of option award agreements under the 2000 Plan, all unvested options vest immediately prior to the effective date of a change of control. A “change of control” is defined under the 2000 Plan as any of the following:

(i)	at least fifty percent (50%) of the members of the Board of Directors are replaced;

(ii)	the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company;

(iii)	any consolidation, merger or share exchange of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property; or

(iv)	any sale, lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation) of all or substantially all of the assets of the Company;

provided, however, that a transaction described in clause (iii) or (iv) shall not constitute a change of control if after such transaction (I) Continuing Directors (as defined herein) constitute at least fifty percent (50%) of the members of the board of directors of the continuing, surviving or acquiring entity, as the case may be, or, if such entity has a parent entity directly or indirectly holding at least a majority of the voting power of the voting securities of the continuing, surviving or acquiring entity, Continuing Directors constitute at least fifty percent (50%) of the members of the board of directors of the entity that is the ultimate parent of the continuing, surviving or acquiring entity, and (II) the continuing, surviving or acquiring entity (or the ultimate parent of such continuing, surviving or acquiring entity) assumes all outstanding stock options under the 2000 Plan. For the purpose of this paragraph, “Continuing Directors” means Board of Directors members who (x) at the effective date of the 2000 Plan were directors or (y) become directors after the effective date of the 2000 Plan and whose election or nomination for election by the Company’s stockholders was approved by a vote of a majority of the directors then in office who were directors at the effective date of the 2000 Plan or whose election or nomination for election was previously so approved.

The form of option award agreement under the 2008 Plan also provides for vesting of unvested options immediately prior to the effective date of a change in control. The definition of a “change in control” under the 2008 Plan is the same as the definition of a “change of control” under the 2000 Plan. However, the 2008 Plan also provides that in the event an award issued under the 2008 Plan is subject to Section 409A of the Code, the definition of a “change in control” would not be met unless a “change in control event” had occurred under the Code, which would include any of the following:

(i)	Change in Ownership. A change in ownership of the Company occurs on the date that any person, other than (a) the Company or any of its subsidiaries, (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (c) an underwriter temporarily holding stock pursuant to an offering of such stock, or (d) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company’s stock, acquires ownership of the Company’s stock that, together with stock held by such person, constitutes more than 50% of the total fair market value or total voting power of the Company’s stock. However, if any person is considered to own already more than 50% of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same person is not considered to be a change in control. In addition, if any person has effective control of the Company through ownership of 30% or more of the total voting power of the Company’s stock, as discussed in paragraph (ii) below, the acquisition of additional control of the Company by the same person is not considered to cause a change in control pursuant to this paragraph (i); or

(ii)	Change in Effective Control. Even though the Company may not have undergone a change in ownership under paragraph (i) above, a change in the effective control of the Company occurs on either of the following dates:

(a) the date that any person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) ownership of the Company’s stock possessing 30 percent or more of the total voting power of the Company’s stock. However, if any person owns 30% or more of the total voting power of the Company’s stock, the acquisition of additional control of the Company by the same person is not considered to cause a change in control pursuant to this subparagraph (ii)(a); or

(b) the date during any 12-month period when a majority of members of the Board of Directors is replaced by directors whose appointment or election is not endorsed by a majority of the Board of Directors before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board of Directors if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors; or

(iii)	Change in Ownership of Substantial Portion of Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that a person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) assets of the Company, that have a total gross fair market value equal to at least 40% of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions. However, there is no change in control when there is such a transfer to (a) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (b) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (c) a person that owns directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock; or (d) an entity, at least 50% of the total value or voting power of the stock of which is owned by a person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock.

Employment Agreements

As described under “—Narrative Disclosure Regarding Summary Compensation Table,” each of our Named Executive Officers is party to an employment agreement that provides for payments to the Named Executive Officers if any of the following occurs:

(i)	the employee is terminated by the Company without “cause;” or

(ii)	the employee terminates his employment for “good reason.”

Upon a termination of the employee by the Company without “cause,” by the employee for “good reason,” or upon a “change of control,” Mr. John Goodman would be owed thirty-six (36) months’ base salary, Mr. Hill would be owed thirty-six (36) months’ base salary and Mr. Shyiak would be owed the base salary for the remainder of the term of his employment agreement, but in any case, no less than eighteen (18) months’ base salary. Each of our Named Executive Officers would also be owed a bonus under the Bonus Plan prorated for the number of days elapsed during the current year (a “Prorated Bonus”) upon termination by the Company without “cause,” by the employee for “good reason,” upon a “change of control” or upon death. However, the Prorated Bonus is owed to Mr. Shyiak only if termination occurs on or after April 1.

For purposes of termination payments based upon termination by the Company without cause, “cause” is defined in Mr. Goodman’s and Mr. Hill’s respective employment agreements as any of the following:

(i)	conviction of a felony involving dishonest acts during the term of the employment agreement;

(ii)	any willful and material misapplication by the employee of the Company’s funds, or any other material act of dishonesty committed by the employee toward the Company; or

(iii)	the employee’s willful and material breach of the employment agreement or willful and material failure to substantially perform his duties hereunder (other than any such failure resulting from mental or physical illness) after written demand for substantial performance is delivered by the Board of Directors which specifically identifies the manner in which the Board of Directors believes the employee has not substantially performed his duties and the employee fails to cure his nonperformance after receipt of notice as required by the employment agreement.

The employee shall not be deemed to have been terminated for cause without first having been (a) provided written notice of not less than thirty (30) days setting forth the specific reasons for the Company’s intention to terminate for cause, (b) an opportunity for the employee, together with his counsel, to be heard before the Board of Directors, and (c) delivery to the employee of a notice of termination from the Board of Directors stating that a majority of the Board of Directors found, in good faith, that the employee had engaged in the willful and material conduct referred to in such notice. For purposes of the employment agreement, no act, or failure to act, on the employee’s part shall be considered “willful” unless done, or omitted to be done, by the employee in bad faith and without reasonable belief that the employee’s action or omission was in the best interest of the Company.

For purposes of termination payments based upon termination by the Company without cause, “cause” is defined in Mr. Shyiak’s employment agreement as any of the following:

(i)	material breach of the employment agreement by the employee, which material breach, if curable, remains uncured after thirty (30) days’ written notice from the Company specifying in reasonable detail the nature of such breach;

(ii)	commission by the employee of an act of dishonesty or fraud upon, or willful misconduct toward, the Company or misappropriation of Company property or corporate opportunities, as reasonably determined by the Board of Directors;

(iii)	a conviction, guilty plea or plea of nolo contendere of any misdemeanor that involves (a) moral turpitude or (b) other conduct that involves fraud, embezzlement, larceny, theft or dishonesty;

(iv)	a conviction, guilty plea or plea of nolo contendere of any felony, unless the Board of Directors reasonably determines that the employee’s conviction of such felony does not materially affect the Company’s or the employee’s business reputation or significantly impair the employee’s ability to carry out his or her duties under the employment agreement (provided that the Board of Directors shall have no obligation to make such determination); or

(v)	the employee’s violation of the Company’s policies regarding insobriety during working hours or the use of illegal drugs.

For purposes of termination payments based upon termination by the employee for good reason, “good reason” is generally defined in Mr. Goodman’s and Mr. Hill’s respective employment agreements as any of the following:

(i)	any diminution in the executive’s title or material diminution in his duties thereunder;

(ii)	any reduction in the executive’s base salary and/or an alteration in the benefits provided to the executive unless such alteration is applied to all employees;

(iii)	a “change of control” the Company, which is considered to be upon the sale of all or substantially all the assets of the Company, a change in ownership of the capital stock of the Company which constitutes fifty percent (50%) or more of the combined voting power of the Company’s then outstanding capital stock, or a transaction resulting in the issuance or transfer of shares of capital stock of the Company representing more than fifty percent (50%) of the voting securities of the Company;

(iv)	a forced relocation of the executive beyond a certain distance;

(v)	a material breach of the employment agreement by the Company;

(vi)	the failure of any Company successor to assume their employment agreements; or

(vii)	any requirement that the executive report to someone other than the Board of Directors.

For purposes of termination payments based upon termination by the employee for good reason, “good reason” is generally defined in Mr. Shyiak’s employment agreement as any of the following:

(i)	any material diminution in the executive’s title or material diminution in his duties thereunder;

(ii)	any reduction in the executive’s base salary and/or an alteration in the benefits provided to the executive unless such alteration is applied to all employees;

(iii)	a “change of control” the Company, which is considered to be upon the sale of all or substantially all the assets of the Company, a change in ownership of the capital stock of the Company which constitutes fifty percent (50%) or more of the combined voting power of the Company’s then outstanding capital stock, or a transaction resulting in the issuance or transfer of shares of capital stock of the Company representing more than fifty percent (50%) of the voting securities of the Company;

(iv)	a forced relocation of the executive beyond a certain distance; or

(v)	the issuance of the Company’s common stock to the public, excluding an initial public offering.

To describe the payments and benefits that are triggered for each event of termination, we have created the following table estimating the payments and benefits that would be paid to each Named Executive Officer under each element of our compensation program assuming that such Named Executive Officer’s employment agreement as in effect on December 31, 2013, were terminated on December 31, 2013, the last day of our 2013 fiscal year. In all cases, the amounts were valued as of December 31, 2013, based upon, where applicable, an estimated fair value of our common stock of $82.70 per share. The amounts in the following table are calculated as of December 31, 2013, pursuant to SEC rules and are not intended to reflect actual payments that may be made. Actual payments that may be made will be based on the dates and circumstances of the applicable event.

Named Executive Officer	Category of Payment		Termination Without Cause or Termination by the Employee for Good Reason		Termination Due to Death	Termination Upon Change of Control
John A. Goodman	Cash Severance	(1)	$1,500,000	(2)	—	$1,500,000	(2)
	Accrued Bonus		—		—	—
	Vesting Options		—		—	—
	Total:		$1,500,000		—	$1,500,000

Ron B. Hill	Cash Severance	(1)	$1,300,000	(2)	—	$1,300,000	(2)
	Accrued Bonus		—		—	—
	Vesting Options		—		—	—
	Total:		$1,300,000		—	$1,300,000

Cari T. Shyiak	Cash Severance	(3)	$852,874	(4)	—	$852,874	(4)
	Accrued Bonus		—		—	—
	Vesting Options		—		—	—
	Total:		$852,874		—	$852,874

(1)	The first $500,000 is payable in four (4) equal quarterly payments. The remaining amount, if any, is payable in nine (9) equal monthly payments after the initial $500,000 is paid.
(2)	Represents twenty-four (24) months’ base salary.
(3)	Payable according to the Company’s normal payroll practices, beginning on the first payroll date following the sixtieth (60th) day after termination.
(4)	Represents twenty-five (25) months and seventeen (17) days’ base salary.

Director Compensation

The following table shows the compensation earned by persons who served on our Board of Directors during the fiscal year ended December 31, 2013, who are not one of our Named Executive Officers.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jason Goodman	—	—	—	—	—	—	—
Jonathan Goodman	—	—	—	—	—	—	—
Joseph Goodman	—	—	—	—	—	—	—

Narrative Disclosure Regarding Director Compensation Table

None of our directors, including our employee directors, received any compensation from us for service on the Board of Directors during the fiscal year ended December 31, 2013.

On March 28, 2014, the Board of Directors adopted a policy for compensation of non-employee directors. Under this policy, each non-employee director will receive an annual cash retainer of $140,000, $2,500 for each in-person Board of Directors meeting attended, $500 for any such meeting attended remotely and reimbursement for out of pocket expenses.

Compensation Policies and Practices as They Relate to Risk Management

We have reviewed our compensation policies as generally applicable to our employees and believe that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. Our compensation mix is balanced among (i) fixed components such as salary and benefits, (ii) annual incentives that reward our overall financial performance and (iii) long-term equity compensation. Although a portion of the compensation provided to Named Executive Officers is based on our performance or individual successes of the employee, we believe our compensation programs do not encourage excessive and unnecessary risk taking by executive officers (or other employees) because these programs are designed to encourage employees to remain focused on both our short-and long-term operational and financial goals.

Compensation Committee Interlocks and Insider Participation

During 2013, the Company did not have a compensation committee or any other committee performing equivalent functions of a compensation committee, and each of Messrs. John Goodman, Ron Hill, Jason Goodman Jonathan Goodman, and Joseph Goodman participated in deliberations of the Board of Directors concerning executive officer compensation and was employed by the Company.

As of December 31, 2013, none of our executive officers served as a member of the board of directors or compensation committee of another entity that has an executive officer who served on our Board of Directors. In addition, as of such date, no member of our Board of Directors serves as an executive officer of a company in which one of our executive officers served as a member of the board of directors or compensation committee of that company.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table and accompanying footnotes set forth as of August 15, 2014, certain information regarding the beneficial ownership of the shares of our common stock by: (i) each of our named executive officers with respect to the year ended December 31, 2013 and each member of our board of directors; (ii) all of our directors and executive officers as a group; (iii) each person who is known by us to own beneficially more than five percent (5%) of each class of equity securities and (iv) each of the selling stockholders. Except as otherwise indicated, the beneficial owners listed in the table below have sole voting and investment powers with respect to the shares indicated, and the address for each beneficial owner is c/o Goodman Networks Incorporated, 6400 International Parkway, Suite 1000, Plano, Texas 75093. The applicable percentage ownership is based on 912,754 shares of our common stock issued as of August 15, 2014.

Name of Beneficial Owner	Common Stock Beneficially Owned Before This Offering (1)				Common Stock Beneficially Owned After This Offering, Assuming Full Exercise Of The Option To Purchase Additional Shares (1)
	Shares		%	Shares Offered	Shares	%
Named Executive Officers and Directors:
J. Samuel Crowley	—		—
Steven L. Elfman	—		—
John A. Goodman	448,244	(2)	43.6%
Larry J. Haynes	—		—
Ron B. Hill	149,399	(3)	14.9%
Cari T. Shyiak	40,000	(4)	4.2%
Executive officers and directors as a group (9 persons)	657,643	(5)	55.9%
5% Stockholders:
Alcatel-Lucent USA Inc.	47,528	(6)	5.2%
James Goodman	115,346	(7)	12.64%
Jason Goodman	173,650	(8)	18.2%
Jonathan Goodman	115,531	(8)	12.1%
Joseph Goodman	102,246	(8)	10.7%
Certain Other Selling Stockholders:
Jonathan Edward Goodman 2012 Grantor Retained Annuity Trust			%
Joseph E. Hart		(9)	%
Joseph Mark Goodman 2012 Grantor Retained Annuity Trust			%
Jimmy D. Hulett			%
Lee O’Callaghan		(10)	%
Ajay Ramaswami		(11)	%
Audrey White		(12)	%

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Exchange Act, and is not necessarily indicative of beneficial ownership for any other purpose. The number of shares of common stock shown as beneficially owned includes shares of common stock issuable upon the exercise of options or vested or that will become exercisable within 60 days of August 15, 2014. Shares of common stock issuable upon the exercise of options that will become exercisable within 60 days after August 15, 2014 are deemed outstanding for computing the percentage of the person or entity holding such securities but are not deemed outstanding for computing the percentage of any other person or entity.
(2)	Includes 115,000 shares of common stock issuable upon the exercise of options. Pursuant to the terms of his option to purchase 55,000 of such shares, following exercise, Mr. John Goodman would have the right to vote such shares but could only dispose of such shares to the extent they have vested. Also includes 176,621 shares of common stock over which Mr. John Goodman has limited voting power pursuant to proxy and voting agreements. Also includes 40,000 shares of common stock pledged by Mr. John Goodman as security.
(3)	Includes 89,399 shares of common stock issuable upon the exercise of options. Pursuant to the terms of his option to purchase 55,000 of such shares, following exercise, Mr. Ron Hill would have the right to vote such shares but could only dispose of such shares to the extent they have vested.

(4)	Includes 40,000 shares of common stock issuable upon the exercise of options. Pursuant to the terms of the options purchase 40,000 of such shares, following exercise, Mr. Shyiak would have the right to vote such shares but could only dispose of such shares to the extent they have vested.
(5)	Includes 6,000 shares of common stock pledged as security, in addition to the pledge described above.
(6)	Alcatel-Lucent USA Inc. has sole voting and dispositive power over 47,528 shares of common stock. The business address for Alcatel-Lucent USA Inc. is 600 Mountain Avenue, Murray Hill, New Jersey 07974.
(7)	Includes 68,753 shares of common stock pledged by Mr. James Goodman as security.
(8)	Includes 40,000 shares issuable upon the exercise of an option. Pursuant to the terms of the option to purchase 40,000 of such shares, following exercise, the optionholder would have the right to vote such shares but could only dispose of such shares to the extent they have vested.
(9)	Includes shares of common stock issuable upon the exercise of options.
(10)	Includes shares of common stock issuable upon the exercise of options.
(11)	Includes shares of common stock issuable upon the exercise of options.
(12)	Includes shares of common stock issuable upon the exercise of options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Persons

The following persons and entities had an interest in a transaction or series of transactions described herein.

Alcatel-Lucent USA Inc. Following the repurchases of our common stock on June 23, 2011, Alcatel-Lucent became the beneficial owner of over 5% of our common stock. As of April 30, 2014, Alcatel-Lucent beneficially owned 47,528 shares, or 5.2% of our common stock.

Goodman Brothers. Messrs. John Goodman, James Goodman, Jason Goodman, Jonathan Goodman and Joseph Goodman are brothers.

•	John Goodman. Mr. John Goodman is our Executive Chairman and holds more than 5% of our outstanding shares.

•	James Goodman. Mr. James Goodman holds more than 5% of our outstanding shares.

•	Jason Goodman. Mr. Jason Goodman holds more than 5% of our outstanding shares and served on our Board of Directors until his resignation, effective as of April 11, 2014.

•	Jonathan Goodman. Mr. Jonathan Goodman holds more than 5% of our outstanding shares and served on our Board of Directors until his resignation, effective as of April 11, 2014.

•	Joseph Goodman. Mr. Joseph Goodman holds more than 5% of our outstanding shares and served on our Board of Directors until his resignation, effective as of April 11, 2014.

Goodman Brothers, LP. James Goodman, Jason Goodman, Jonathan Goodman and Joseph Goodman, or collectively, the Goodman Brothers, are the limited partners of Goodman Brothers, LP. Goodman Brothers Enterprises, Inc. is the general partner of Goodman Brothers, LP. Each of John Goodman and the Goodman Brothers other than James Goodman is a stockholder and a director of Goodman Brothers Enterprises, Inc. John Goodman also was a limited partner of Goodman Brothers, LP and a stockholder of Goodman Brothers Enterprises, Inc. until he sold such interests to Jonathan Goodman in May 2014. Goodman Brothers, LP beneficially owned 12.8% of our common stock until December 13, 2012, when it distributed all of its shares to its partners.

SEP Trust. Scott Pickett was previously our Chief Marketing Officer and Executive Vice President of Strategic Planning and Mergers and Acquisitions. Mr. Pickett and one of his family members are the sole trustees of the SEP Trust, and he shares voting and dispositive power over the shares of common stock held by the SEP Trust.

The Stephens Group, LLC, Jeff Fox and Kent Sorrells. Prior to the repurchases of our common stock on June 23, 2011, The Stephens Group, LLC beneficially owned greater than 5.0% of our shares of common stock. The Stephens Group, LLC beneficially owned approximately 4.8% of our common stock as of April 30, 2014. The Stephens Group, LLC is the manager of SG-Tower, SG-GN/SD, LLC, or SG-GN, SG-LTE, LLC, or SG-LTE, and SG-GOODMAN, LLC, or SG-Goodman. Two representatives of The Stephens Group, LLC, Jeff Fox and Kent Sorrells, formerly served on our Board of Directors. Mr. Sorrells served as a managing director of The Stephens Group, LLC and as an executive officer of the manager of SG-Tower.

Advances

We had $231,200 and $55,018 in non-interest bearing advances due from Messrs. John Goodman and James Goodman, respectively, at December 31, 2011. Messrs. John Goodman and James Goodman were repaying the advances at a rate of $200 a month through payroll deductions with balloon payments for balances due April 2013, respectively. Messrs. John Goodman and James Goodman agreed to pay 100% of the balance upon the occurrence of a liquidity event and 5% of any annual bonus to reduce the principal amounts outstanding under the advances. During the years ended December 31, 2011, 2012 and 2013, the largest aggregate amounts outstanding under the advances for Messrs. John Goodman and James Goodman were $238,324, $230,800 and $0, and $57,418, $55,018 and $52,619, respectively. During the years ended December 31, 2011, 2012 and 2013, Messrs. John Goodman and James Goodman paid $7,124, $0 and $0, and, $2,400, $2,400 and $2,400, respectively, towards the repayment of these advances. On April 28, 2012, the Company forgave $230,800, the remaining indebtedness owed by John Goodman on the advances. As of December 31, 2013 and June 30, 2014, $50,218 and $49,218, respectively, remains outstanding under the advances for James Goodman.

Notes Payable

During the year ended December 31, 2011, we had subordinated debt that consisted of subordinated promissory notes issued in June 2009 payable to certain of our current or former stockholders for the repurchase of shares of common stock and Series B Preferred Stock that accrued interest at 8% per annum. During the years ended December 31, 2011 and 2010, we had subordinated promissory notes issued in April and May 2010 payable to certain affiliates of a stockholder that accrued interest at a rate of 18% per annum. All of this debt was retired on or before June 2011.

The following tables summarize our subordinated debt in existence during the year ended December 31, 2011:

Related Party	Largest Amount Outstanding During 2011	Principal Paid During 2011	Interest Paid During 2011	Interest Rate
Jason Goodman	$1,483,789	$1,483,789	$138,884	8%
Jonathan Goodman	1,483,789	1,483,789	138,884	8%
Joseph Goodman	1,324,642	1,324,642	124,254	8%
SEP Trust	370,130	370,130	34,771	8%
G. Danny Wade	555,194	555,194	52,156	8%
SG-GN/SD, LLC	8,227,508	8,227,508	413,572	18%
SG-GN/SD, LLC	4,289,872	4,289,872	217,583	18%
SG-LTE, LLC	1,790,033	1,790,033	91,049	18%
SG-LTE, LLC	1,150,866	1,150,866	58,680	18%

Put/Call Agreement

On June 24, 2009, we entered into a put/call agreement, or the Put/Call Agreement, with Mr. James Goodman. Under the Put/Call Agreement, Mr. James Goodman granted us an option to purchase shares of common stock owned by him up to $1.5 million on each of June 24, 2010, 2011 and 2012, each, an Option Date, respectively, for cash. Upon the exercise of our call option, Mr. James Goodman was required to sell the number of shares of common stock that we desired to purchase, subject to the terms and conditions of the Put/Call Agreement. The number of shares of common stock that we could purchase was determined by the fair market value of our common stock on the applicable Option Date minus the dollar value of any shares of common stock purchased by us at an earlier Option Date and was subject to the terms of our credit facility in existence at such time. The maximum amount of shares that Mr. James Goodman was required to sell under the Put/Call Agreement was $1.5 million.

Under the Put/Call Agreement, we also granted Mr. James Goodman an option to sell shares of common stock owned by him up to $1.5 million on each of the Option Dates for cash. Upon the exercise of Mr. James Goodman’s put option, we were required to purchase the number of shares of common stock that he desired to sell, subject to the terms and conditions of the Put/Call Agreement. The number of shares of common stock that

Mr. James Goodman could sell was determined by the fair market value of our common stock on the applicable Option Date minus the dollar value of any shares of common stock sold to us at an earlier Option Date and we were only required to purchase such shares to the extent we were legally permitted to do so. The maximum amount of shares that we were required to purchase under the Put/Call Agreement was $1.5 million.

This put option was exercised in June 2011 and the Company purchased 22,914 shares of common stock at $65.46 per share, or $1.5 million.

Stock Purchase Agreements

On June 7, 2011, we entered into stock purchase agreements with James Goodman, Jason Goodman, Jonathan Goodman and Joseph Goodman to purchase 76,383, 30,553, 30,553 and 38,191 shares of common stock, respectively, in exchange for the payments of $5,000,000, $2,000,000, $2,000,000 and $2,500,000, respectively.

On June 7, 2011, we entered into a stock purchase agreement with SG-Goodman, SG-Tower, SG-GN and SG-LTE to purchase 1,114,035 shares of Series C Preferred Stock owned by SG-Goodman, 112,615 shares of common stock owned by SG-Tower, 30,871 shares of common stock underlying warrants owned by SG-LTE and 86,179 shares of common stock underlying warrants owned by SG-GN for an aggregate purchase price of $88,000,000 plus an amount for the accumulated but unpaid dividends on the shares of Series C Preferred Stock.

On November 2, 2011, we entered into stock purchase agreements with John Goodman, Ron Hill and Scott Pickett to repurchase certain securities they held. On November 2, 2011, we purchased 18,107, 15,802 and 5,386 shares of common stock, in exchange for payments of $2,189,317, $1,910,620 and $651,221 from John Goodman, Ron Hill and Scott Pickett, respectively.

On December 8, 2011, we entered into stock purchase agreements, pursuant to which we purchased 11,226 shares of common stock, one share of common stock and an option to purchase 9,798 shares of common stock and 3,339 shares of common stock in exchange for payments of $1,357,336, $1,095,047 and $403,718 from each of John Goodman, Ron Hill and Scott Pickett, respectively.

On March 4, 2013, we entered into stock purchase agreements with John Goodman, James Goodman, Joseph Goodman and Scott Pickett, pursuant to which we purchased 24,081, 17,081, 14,688 and 4,550 shares of common stock, respectively, in exchange for payments of $1,991,499, $1,412,599, $1,214,698 and $376,285, respectively.

Management Services Agreement

On June 24, 2009, we entered into a management services agreement with The Circumference Group LLC, or CG. Pursuant to the management services agreement, CG agreed to perform a monthly operations review consisting of the examination of, and discussion with our management regarding, our monthly financial and operating results reporting package and other services reasonably requested by us. Under the management services agreement, we agreed to pay CG a monthly fee equal to $25,000 per month from June 24, 2009 until June 23, 2011, at which time it automatically terminated. For the year ended December 31, 2011, we paid an aggregate of $131,616 to CG pursuant to the management services agreement. Jeff Fox was a majority stockholder of CG.

Employment Agreements

We had employment agreements with each of James Goodman, Jason Goodman, Joseph Goodman and Jonathan Goodman during the years ended December 31, 2011, 2012 and 2013.

James Goodman. His employment agreement provides for a term expiring on December 31, 2010, and automatically renewed for successive one-year terms. We paid Mr. James Goodman a bonus of $350,000, $225,000 and $103,500 with respect to his performance during the years ended December 31, 2011, 2012, and 2013, respectively. He was entitled to a severance payment of $120,000 upon termination of service for good reason. His employment agreement contained customary confidentiality and noncompete covenants. His current base salary is $225,000.

Jason Goodman. His employment agreement provided for an initial term expiring on December 31, 2010, and automatically renewed for successive one-year terms. His base salary was $175,000 per annum. We paid Mr. Jason Goodman a bonus of $350,000, $371,250 and $113,750 with respect to his performance during the years ended December 31, 2011, 2012 and 2013, respectively. If terminated by us without cause, he was entitled to a severance payment of $120,000. His employment agreement contained customary confidentiality and noncompete covenants.

Effective October 16, 2012, we amended and restated Mr. Jason Goodman’s employment agreement. The amended and restated employment agreement provides for a three (3) year term and a base salary of $225,000, subject to increase at the discretion of the Board of Directors. The amendment also increased the severance to which Mr. Jason Goodman would be entitled to $450,000 if terminated by us without cause, by Mr. Jason Goodman with good reason or upon a change of control. Mr. Jason Goodman’s agreement also provides for a “Real Estate Keep Whole” benefit, which provides that Mr. Jason Goodman has the right to receive a payment to compensate him for the difference, if any, between the original purchase price of his primary residence and its depreciated fair market value upon the earlier of: (i) the third anniversary of the amendment and (ii) his termination by us without cause. The amended and restated employment agreement also requires us to transfer to Mr. Jason Goodman title to the vehicle we are currently leasing for him on the earliest of: (i) the date that is 36 months from the start of the lease; (ii) within 45 days after his employment is terminated without cause or by him for good reason; and (iii) within 60 days of a change of control. The amended and restated employment agreement also entitles him to benefits under our Executive Benefit Plan and cash bonuses under our Executive Management Bonus Plan and an annual retention bonus equal to 75% of his base salary and grossed up for any federal, state, and local income and employment taxes. Effective May 1, 2014 Jason Goodman’s base salary was increased to $397,500.

We also agreed to grant Mr. Jason Goodman an option to purchase 40,000 shares at an exercise price equal to the fair market value per share on the date of the grant pursuant to the amended and restated employment agreement amendment. The shares underlying the options vest in three equal annual installments beginning on the first anniversary of the date of grant.

Effective February 12, 2013, we amended and restated Mr. Jason Goodman’s amended and restated employment agreement. The new amended and restated employment agreement amends his employment agreement to provide for a three-year vesting schedule for his stock option and to conform to Section 409A of the Code.

Effective April 11, 2014, we amended his employment agreement to provide for an annual equity award in an amount to be determined by the Board of Directors.

Joseph Goodman. His employment agreement provided for an initial term expiring on December 31, 2010, and automatically renewed for successive one-year terms. His base salary was $175,000 per annum. We paid Mr. Joseph Goodman a bonus of $350,000, $371,250 and $113,750 with respect to his performance during the years ended December 31, 2011, 2012 and 2013, respectively. If terminated by us without cause, he was entitled to a severance payment of $120,000. His employment agreement contained customary confidentiality and noncompete covenants.

Effective October 16, 2012, we amended and restated Mr. Joseph Goodman’s employment agreement. The amended and restated employment agreement provides for a three (3) year term and a base salary of

$225,000, subject to increase at the discretion of the Board of Directors. The amendment also increased the severance to which Mr. Joseph Goodman would be entitled to $450,000 if terminated by us without cause, by Mr. Joseph Goodman with good reason or upon a change of control. Mr. Joseph Goodman’s agreement also provides for a “Real Estate Keep Whole” benefit, which provides that Mr. Joseph Goodman has the right to receive a payment to compensate him for the difference, if any, between the original purchase price of his primary residence and its depreciated fair market value upon the earlier of: (i) the third anniversary of the amendment and (ii) his termination by us without cause. The amended and restated employment agreement also requires us to transfer to Mr. Joseph Goodman title to the vehicle we are currently leasing for him on the earliest of: (i) the date that is 36 months from the start of the lease; (ii) within 45 days after his employment is terminated without cause or by him for good reason; and (iii) within 60 days of a change of control. The amended and restated employment agreement also entitles him to benefits under our Executive Benefit Plan and cash bonuses under our Executive Management Bonus Plan and an annual retention bonus equal to 75% of his base salary and grossed up for any federal, state, and local income and employment taxes. Effective May 1, 2014 Joseph Goodman’s base salary was increased to $397,500.

We also agreed to grant Mr. Joseph Goodman an option to purchase 40,000 shares at an exercise price equal to the fair market value per share on the date of the grant pursuant to the amended and restated employment agreement amendment. The shares underlying the options vest in three equal annual installments beginning on the first anniversary of the date of grant.

Effective February 12, 2013, we amended and restated Mr. Joseph Goodman’s amended and restated employment agreement. The new amended and restated employment agreement amends his employment agreement to provide for a three-year vesting schedule for his stock option and to conform to Section 409A of the Code.

Effective April 11, 2014, we amended his employment agreement to provide for an annual equity award in an amount to be determined by the Board of Directors.

Jonathan Goodman. His employment agreement provided for a term expiring on December 31, 2010. His base salary was $175,000 per annum. We paid Mr. Jonathan Goodman a bonus of $350,000, $371,250 and $113,750 with respect to his performance during the years ended December 31, 2011, 2012 and 2013, respectively. If Mr. Jonathan Goodman terminated his service for good reason, he was entitled to a severance payment of $120,000. His employment agreement contained customary confidentiality and noncompete covenants.

Effective October 16, 2012, we amended and restated Mr. Jonathan Goodman’s employment agreement. The amended and restated employment agreement provides for a three (3) year term and a base salary of $225,000, subject to increase at the discretion of the Board of Directors. The amendment also increased the severance to which Mr. Jonathan Goodman would be entitled to $450,000 if terminated by us without cause, by Mr. Jonathan Goodman with good reason or upon a change of control. Mr. Jonathan Goodman’s agreement also provides for a “Real Estate Keep Whole” benefit, which provides that Mr. Jonathan Goodman has the right to receive a payment to compensate him for the difference, if any, between the original purchase price of his primary residence and its depreciated fair market value upon the earlier of: (i) the third anniversary of the amendment and (ii) his termination by us without cause. The amended and restated employment agreement also requires us to transfer to Mr. Jonathan Goodman title to the vehicle we are currently leasing for him on the earliest of: (i) the date that is 36 months from the start of the lease; (ii) within 45 days after his employment is terminated without cause or by him for good reason; and (iii) within 60 days of a change of control. The amended and restated employment agreement also entitles him to benefits under our Executive Benefit Plan and cash bonuses under our Executive Management Bonus Plan and an annual retention bonus equal to 75% of his base salary and grossed up for any federal, state, and local income and employment taxes. Effective May 1, 2014 Jonathan Goodman’s base salary was increased to $397,500.

We also agreed to grant Mr. Jonathan Goodman an option to purchase 40,000 shares at an exercise price equal to the fair market value per share on the date of the grant pursuant to the amended and restated employment agreement amendment. The shares underlying the options vest in three equal annual installments beginning on the first anniversary of the date of grant.

Effective February 12, 2013, we amended and restated Mr. Jonathan Goodman’s amended and restated employment agreement. The new amended and restated employment agreement amends his employment agreement to provide for a three-year vesting schedule for his stock option and to conform to Section 409A of the Code.

Effective April 11, 2014, we amended his employment agreement to provide for an annual equity award in an amount to be determined by the Board of Directors.

Other Related Party Transactions

We use a ranch owned by Goodman Brothers, LP to entertain employees and customers. Effective May 30, 2012, we entered into a five-year lease with Goodman Brothers, LP for the lease of the ranch. Pursuant to the lease, we pay a base rent of $156,000 per year. Prior to entering the lease agreement, we paid Goodman Brothers, LP on an event basis for the use of the ranch. For the years ended December 31, 2013, 2012 and 2011, we paid an aggregate of $169,000, $141,000 and $100,000 to Goodman Brothers, LP for the use of the ranch, respectively.

During 2013, we hired Genesis Networks Integration Services, LLC, a company substantially owned by James Goodman, or Genesis Networks, to provide, among other things, outsourced network monitoring and licensing, as well as services related to the trial use of a technician workforce automation system. During 2013, we incurred approximately $168,000 of expenses for such services.

During the year ended December 31, 2011, PNC Bank issued a $4.0 million letter of credit for the Company’s account as a credit enhancement for a new letter of intent concerning Genesis Networks. In the event of default on the line of credit by Genesis Networks, we would have the option to enter into a note purchase agreement with the lender or to permit a drawing on the letter of credit in an amount not to exceed the amount by which the outstanding obligation exceeds the value of Genesis Network’s collateral securing the line of credit, but in no event more than $4.0 million. The letter of credit was originally due to expire on July 17, 2012; however we amended the letter of credit to extend the guarantee until July 2013. Prior to the expiration, the letter of credit was amended to extend the guarantee of the related party’s line of credit until July 2014. Our exposure with respect to the letter of credit is supported by a reimbursement agreement from Genesis Networks, secured by a first priority pledge of certain assets and stock of Genesis Networks.

Alcatel-Lucent USA Inc.

We primarily perform work for Alcatel-Lucent under three contracts we have entered with Alcatel-Lucent.

2014 Alcatel-Lucent Contract. On July 15, 2014, we entered into the 2014 Alcatel-Lucent Contract with Alcatel-Lucent, effective as of June 30, 2014. The 2014 Alcatel-Lucent Contract is an MSA governing how we will provide certain services, including deployment engineering, integration engineering, radio frequency engineering and other support services to Alcatel-Lucent upon Alcatel-Lucent’s request. The 2014 Alcatel-Lucent Contract has an initial term ending June 30, 2017, after which the parties may mutually agree to extend the term on a yearly basis.

Alcatel-Lucent Contract. Effective November 2, 2009, we entered into the Alcatel-Lucent Contract with Alcatel-Lucent. Pursuant to the Alcatel-Lucent Contract, we agreed to perform certain deployment engineering, integration engineering and radio frequency engineering services for Alcatel-Lucent in the United States for five years. Alcatel-Lucent agreed to compensate us at rates set forth in the Alcatel-Lucent Contract. Alcatel-Lucent has provided us with notice of non-renewal of the Alcatel-Lucent Contract upon its expiration on December 31, 2014. Accordingly, services provided by us to Alcatel-Lucent after December 31, 2014 will be performed pursuant to the 2014 Alcatel-Lucent Contract.

Subcontract Agreement. On September 30, 2001, we entered into a customer service division subcontract agreement with Alcatel USA Marketing, a subsidiary of Alcatel-Lucent. As an independent contractor, we agreed to perform installation and/or engineering services with respect to Alcatel USA Marketing’s manufactured products. As compensation for our services, Alcatel USA Marketing agreed to pay us at rates set forth in the agreement.

For the years ended December 31, 2011, 2012 and 2013 and the six months ended June 30, 2014, we received aggregate revenues of $72.3 million, $55.0 million, $57.9 million and $21.5 million, respectively, for work performed for Alcatel-Lucent.

Goodman Networks and Multiband entered into an Agreement and Plan of Merger, dated as of May 21, 2013, pursuant to which we acquired Multiband on August 30, 2013. Pursuant to the Agreement and Plan of Merger, Multiband’s stockholders, which included James L. Mandel, Multiband’s previous Chief Executive Officer, received $3.25 in cash for each share of Multiband’s outstanding common stock they held. In the aggregate, Mr. Mandel received an aggregate of $2.8 million in the merger with Multiband in exchange for his outstanding shares of Multiband common stock and options to purchase Multiband common stock. The aggregate purchase price in the Multiband acquisition was approximately $101.1 million. The Agreement and Plan of Merger contained customary representations, warranties and covenants, as well as indemnification provisions.

Review, Approval or Ratification of Transactions with Related Parties

Upon the completion of this offering, we will have adopted a related-party transactions policy under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, any members of the immediate family of any of the foregoing persons, and any entity that is owned by any of the foregoing persons are not permitted to enter into a related-party transaction with us without the review and approval of our audit committee. No member of our audit committee may participate in the review of any related party transaction if such transaction involves the member. Any request for us to enter into a transaction with a related party in which the amount involved exceeds $120,000 and such party would have a direct or indirect interest must first be presented to our general counsel. Our general counsel, in consultation with management and outside counsel as appropriate, will determine if approval of the potential transaction by our audit committee is required. If advance approval of a related-party transaction was not feasible or was not obtained, the related-party transaction must be submitted to the audit committee as soon as reasonably practicable, at which time the audit committee shall consider whether to ratify and continue, amend and ratify, or terminate or rescind such related-party transaction. All of the transactions described above were reviewed and considered by, and were entered into with the approval of, or ratification by, our board of directors.

DESCRIPTION OF CAPITAL STOCK

General

The following descriptions of our capital stock and certain provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to the certificate of incorporation and bylaws that will be in effect upon completion of this offering. Copies of these documents will be filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur upon the completion of this offering.

Upon the completion of this offering, our certificate of incorporation will provide for a single class of common stock. In addition, our certificate of incorporation will authorize shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.

Upon the completion of this offering, our authorized capital stock will consist of              shares, all with a par value of $0.01 per share, of which:

•	shares will be designated as common stock; and

•	shares will be designated as preferred stock.

As of June 30, 2014, we had outstanding              shares of common stock. As of June 30, 2014, we had no outstanding shares of preferred stock. Our outstanding capital stock was held by approximately 23 stockholders of record as of June 30, 2014. As of June 30, 2014, we also had outstanding options to acquire              shares of common stock held by employees, directors and consultants.

Common Stock

Dividend Rights

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. See “Dividend Policy.”

Voting Rights

Except as required by law or matters relating solely to the terms of preferred stock, each outstanding share of common stock will be entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of our common stock shall have no cumulative voting rights. Except in respect of matters relating to the election and removal of directors on our board of directors and as otherwise provided in our certificate of incorporation or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the votes entitled to be cast by all shares of our common stock.

Liquidation

In the event of the liquidation, dissolution or winding up of our company, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Preferred Stock

We are authorized to issue up to              shares of preferred stock. Our certificate of incorporation authorizes our board, without any further stockholder action or approval, to issue these shares in one or more classes or series, to establish from time to time the number of shares to be included in each class or series and to fix the rights, preferences and privileges of the shares of each wholly unissued class or series and any of its qualifications, limitations or restrictions. Our board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Additionally, the issuance of preferred stock may decrease the market price of our common stock. We currently have no plans to issue any shares of preferred stock.

Options

As of August 15, 2014, we had options to purchase              shares of our common stock outstanding pursuant to the 2000 Plan and options to purchase              shares of our common stock outstanding pursuant to the 2008 Plan.

Voting Agreements

Our Executive Chairman has entered into voting agreements with certain of our stockholders, which voting agreements will remain in effect after the completion of this offering. These voting agreements cover approximately              shares of common stock, which will represent approximately             % of the outstanding voting power of our capital stock after our initial public offering.

Under one type of voting agreement, stockholders agreed to vote all of their shares as directed by, and granted an irrevocable proxy to, Mr. Goodman at his discretion on all matters to be voted upon by stockholders. The following individuals and entities hold shares of our capital stock that are subject to this type of voting agreement:         .

Under a second type of voting agreement, stockholders agreed to vote all of their shares as directed by, and granted an irrevocable proxy to, Mr. Goodman at his discretion on all matters to be voted upon by stockholders until they transfer their shares after Goodman Networks is no longer a minority business enterprise pursuant to the National Minority Supplier Development Council or its successor entity. The following individuals and entities hold shares of our capital stock that are subject to this type of voting agreement:         .

The third type of voting agreement contains the same substantive provisions as the second type of agreement, except that it only applies to matters involving the election of directors. The following individual holds shares of our capital stock that are subject to this type of voting agreement: .

We do not believe that the parties to these voting agreements constitute a “group” under Section 13 of the Exchange Act, as Mr. Goodman exercises voting control over the shares held by these stockholders.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain certain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, could discourage takeovers, coercive or otherwise. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Authorized but Unissued Capital Stock

We have authorized but unissued shares of preferred stock and common stock, and our board of directors may authorize the issuance of one or more series of preferred stock without stockholder approval. These shares could be used by our board of directors to make it more difficult or to discourage an attempt to obtain control of us through a merger, tender offer, proxy contest or otherwise.

Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting

Our certificate of incorporation provides that our stockholders will not be able to act by written consent. This limit on the ability of stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, the holders of a majority of our capital stock would not be able to amend bylaws or remove directors without holding a meeting of stockholders called in accordance with the bylaws.

In addition, our bylaws provide that special meetings of the stockholders may be called only by the chairperson of the board, the chief executive officer or our board of directors. A stockholder may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors. These may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed, and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of our company.

Board Classification

Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. In addition, our Certificate of Incorporation provides that directors will only be able to be removed for cause. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult and takes more time for stockholders to replace a majority of the directors.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of our certificate of incorporation and bylaws following the completion of this offering could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is also possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Limitation on Liability and Indemnification Matters

Our certificate of incorporation, which will be in effect upon the completion of this offering, contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation and bylaws to be in effect upon the completion of this offering provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Choice of Forum

Our certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf, any action or proceeding asserting a breach of fiduciary duty owed by any director or officer to us or our stockholders, any action or proceeding asserting a claim against us arising pursuant to the Delaware General Corporation Law or our certificate of incorporation or bylaws or any action or proceeding asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could rule that these types of provisions to be inapplicable or unenforceable.

Listing

We intend to apply to list our common stock on the NASDAQ Global Market under the symbol “GNET”.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC will serve as our transfer agent and registrar.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our capital stock. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of a substantial number of shares of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity-related capital at a time and price we deem appropriate.

Sales of Restricted Shares

Upon the closing of this offering,              shares of common stock will be outstanding, assuming the underwriters do not exercise their over-allotment option and no outstanding options have been exercised. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by any of our “affiliates” as such term is defined in Rule 144 under the Securities Act.

The remaining shares of common stock held by existing stockholders will be deemed “restricted securities” as such term is defined under Rule 144. The restricted securities were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below.

As a result of the lock-up agreements described below and the provisions of Rule 144 and Rule 701 under the Securities Act, all of the shares of our common stock (excluding the shares to be sold in this offering) will be available for sale in the public market upon the expiration of the lockup agreements, beginning 180 days after the date of this prospectus (subject to extension) and when permitted under Rule 144 or Rule 701.

Rule 144

In general, under Rule 144 as currently in effect, once we have been a reporting company subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for 90 days, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

Once we have been a reporting company subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for 90 days, a person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	one percent of the then outstanding shares of our common stock, which will equal approximately shares immediately after this offering assuming the underwriters do not exercise their over-allotment option, based upon the number of shares of common stock outstanding as of June 30, 2014; and

•	the average weekly trading volume of our common stock reported through NASDAQ during the four calendar weeks preceding the filing of notice of the sale.

Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

Employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written compensatory agreement in accordance with Rule 701 before the effective date of the registration statement are entitled to sell such shares 90 days after the effective date of the registration statement in reliance on Rule 144 without having to comply with the holding period requirement of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144. The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. However, substantially all Rule 701 shares are subject to lock-up agreements as described below and under “Underwriting” included elsewhere in this prospectus and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.

Lock-up Agreements

We, the selling stockholders, all of our directors and officers and holders of substantially all of our outstanding stock have agreed not to sell or otherwise transfer or dispose of any common stock for a period of 180 days from the date of this prospectus, subject to certain exceptions and extensions. See “Underwriting” for a description of these lock-up provisions.

Registration Statements

As soon as practicable after the completion of this offering, we intend to file a Form S-8 registration statement under the Securities Act to register shares of our common stock issued or reserved for issuance under our equity compensation plans and agreements. This registration statement will become effective immediately upon filing, and shares covered by this registration statement will thereupon be eligible for sale in the public markets, subject to vesting restrictions, the lock-up agreements described above and Rule 144 limitations applicable to affiliates.

CERTAIN MATERIAL FEDERAL INCOME TAX AND ESTATE TAX

CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock to a non-U.S. holder. Except as specifically provided below (see “—Estate Tax”), for the purpose of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not for U.S. federal income tax purposes any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any state or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) that was in existence on August 20, 1996, was treated as a U.S. person on the previous day and has made a valid election to continue to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will generally depend on the status of the partner and upon the activities of the partnership. Accordingly, we urge partnerships that hold our common stock and partners in such partnerships to consult their own tax advisors regarding the tax treatment of holding our common stock.

This discussion assumes that a non-U.S. holder will hold our common stock issued pursuant to this offering as a capital asset (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation or any aspects of state, local or non-U.S. taxation, nor does it consider any U.S. federal income tax considerations that may be relevant to non-U.S. holders which may be subject to special treatment under U.S. federal income tax laws, including, without limitation, entities treated as a partnership for U.S. federal income tax purposes, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, insurance companies, tax-exempt or governmental organizations, dealers in securities or currency, banks or other financial institutions and investors that hold our common stock as part of a hedge, straddle or conversion transaction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, and Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

This section does not address all U.S. federal income and estate tax matters applicable to a non-U.S. holder. Because each prospective investor may have unique circumstances beyond the scope of the discussion herein, we encourage each prospective investor to consult with its own tax advisor regarding the application of the U.S. federal income tax laws to its particular situation as well as any tax consequences arising under U.S. estate laws and under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

Dividends

We do not expect to declare or pay any dividends on our common stock in the foreseeable future. If we do pay dividends on our common stock, those payments (other than certain dividends of stock) will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those dividends exceed our current and accumulated earnings and profits, the dividends will constitute a return of capital and will first reduce a holder’s adjusted tax basis in its common stock, but not below zero, and then will be treated as gain from the sale of the common stock (see “—Gain on Disposition of Common Stock”).

Any dividend paid out of earnings and profits to a non-U.S. holder of our common stock generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder generally must provide us with an Internal Revenue Service (“IRS”) Form W-8BEN certifying qualification for the reduced rate.

Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder will be exempt from such withholding tax. To obtain this exemption, the non-U.S. holder must provide us with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, will be subject to U.S. federal income tax on a net income basis at the same graduated U.S. tax rates generally applicable to U.S. persons, net of certain deductions and credits, subject to any applicable tax treaty providing otherwise. In addition to the income tax described above, dividends received by corporate non-U.S. holders that are effectively connected with a U.S. trade or business of the corporate non-U.S. holder may be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

In certain circumstances, amounts received by a non-U.S. holder upon the redemption of our common stock may be treated as a distribution in the nature of a dividend with respect to the common stock, rather than as a payment in exchange for the common stock that results in the recognition of capital gain or loss. In these circumstances, the redemption payment would be included in gross income as a dividend to the extent that such payment is made out of our earnings and profits (as described above). The determination of whether a redemption of common stock will be treated as a distribution, rather than as a payment in exchange for the common stock, will depend on whether and to what extent the redemption reduces the non-U.S. holder’s ownership in us. The rules applicable to redemptions are complex, and each non-U.S. holder should consult its own tax advisor to determine the consequences of a redemption to it.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the gain is effectively connected with a U.S. trade or business of the non-U.S. holder and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment maintained by such non-U.S. holder;

•	the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met; or

•	our common stock constitutes a U.S. real property interest by reason of our status as a U.S. real property holding corporation (a “USRPHC”).

Unless an applicable tax treaty provides otherwise, gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the same graduated U.S. tax rates generally applicable to U.S. persons. A branch profits tax may apply to certain of such gains.

Gain described in the second bullet point above (which may be offset by U.S. source capital losses, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses) generally will be subject to a flat 30% U.S. federal income tax.

With respect to the final bullet point above, we believe that we currently are not, and do not expect to become for the foreseeable future, a USRPHC.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to each non-U.S. holder, and the amount, if any, of tax withheld with respect to those dividends. A similar report is sent to each non-U.S. holder. These information reporting requirements apply even if withholding was not required. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Payments of dividends to a non-U.S. holder may be subject to backup withholding (currently at a rate of 28%) unless the non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding also may apply if we have actual knowledge, or reason to know, that the beneficial owner is a U.S. person that is not an exempt recipient.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected outside the United States by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting will apply to those payments if the broker does not have documentary evidence that the holder is a non-U.S. holder, an exemption is not otherwise established and the broker has certain relationships with the United States.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (currently at a rate of 28%) unless the non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, information reporting and backup withholding also may apply if the broker has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Legislation Affecting Common Stock Held Through Foreign Accounts

A U.S. federal withholding tax of 30% is scheduled to be imposed on dividends and the gross proceeds of a disposition of our common stock paid to a “foreign financial institution” (as specifically defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise qualifies for an exemption from these rules. A U.S. federal withholding tax of 30% is also scheduled to be imposed on dividends and the gross proceeds of a disposition of our common stock paid to a non-financial foreign entity unless such entity provides the withholding agent with certain information relating to the direct and indirect U.S. owners of the entity or otherwise qualifies for an exemption from these rules.

Under current law these withholding provisions will apply to applicable withholdable payments made after July 1, 2014 and to payments of gross proceeds from a sale or other disposition of stock on or after January 1, 2017.

Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of any such taxes. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of these rules on their investment in our common stock.

Estate Tax

Our common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specifically defined for U.S. federal estate tax purposes) at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholders and the underwriters, we and the selling stockholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us and the selling stockholders, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Jefferies LLC
FBR Capital Markets & Co.
Stifel, Nicolaus & Company, Incorporated
BB&T Capital Markets, a division of BB&T Securities, LLC
D.A. Davidson & Co.
PNC Capital Markets LLC

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us and the selling stockholders that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $         per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us and the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to the Company	$	$	$
Proceeds, before expenses, to the selling stockholders	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $         and are payable by us. We have also agreed to reimburse the underwriters for certain of their expenses, in an amount of up to $35,000, incurred in connection with review by the Financial Industry Regulatory Authority, Inc. of the terms of this offering, as set forth in the underwriting agreement.

Option to Purchase Additional Shares

The selling stockholders have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to              additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

Reserved Shares

At our request, the underwriters have reserved for sale, at the initial public offering price, up to             shares offered by this prospectus for sale to some of our directors, officers, employees and related persons. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

No Sales of Similar Securities

We and the selling stockholders, our executive officers and directors and certain of our other existing security holders will have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies LLC. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

NASDAQ Global Market Listing

We will apply to list the shares on the NASDAQ Global Market under the symbol “GNET.”

Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us, the selling stockholders and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,

•	our financial information,

•	the history of, and the prospects for, our company and the industry in which we compete,

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

•	the present state of our development, and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. For example, Jefferies LLC was initial purchaser and served as sole book-running manager for our offerings of Senior Secured Notes.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares may be made to the public in that Relevant Member State other than:

A. to any legal entity which is a qualified investor as defined in the Prospectus Directive, including:

(a)

(in the case of Relevant Member States that have not implemented the 2010 PD Amending Directive), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; and

(b)	(in the case of Relevant Member States that have implemented the 2010 PD Amending Directive), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

B. to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C. in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, or the shares has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

The validity of our common stock offered by this prospectus will be passed upon by Haynes and Boone, LLP, Dallas, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the selling stockholders by                      ..

EXPERTS

The consolidated financial statements of Goodman Networks Incorporated as of December 31, 2012 and 2013, and for each of the years in the three-year period ended December 31, 2013, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Multiband Corporation and subsidiaries at December 31, 2012, and for the year then ended, appearing in this prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Multiband Corporation and subsidiaries as of December 31, 2011 and for the years ended December 31, 2011 and 2010, included in this prospectus have been so included in reliance on the report of Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act, with respect to the shares of our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or other documents are summaries of the material terms of that contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference room facilities maintained by the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of these materials can be obtained from the Public Reference Room of the SEC at prescribed rates, or accessed at the SEC’s website at www.sec.gov. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC, or you can review these documents on the SEC’s website, as described above. In addition, we will provide electronic or paper copies of our filings free of charge upon request.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Goodman Networks Incorporated:

We have audited the accompanying consolidated balance sheets of Goodman Networks Incorporated and subsidiaries (the “Company”) as of December 31, 2012 and 2013, and the related consolidated statements of operations, changes in shareholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Goodman Networks Incorporated and subsidiaries as of December 31, 2012 and 2013, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Dallas, Texas

March 31, 2014, except for net income (loss) per share information in the consolidated statements of operations and Note 18, as to which the date is April 9, 2014

Goodman Networks Incorporated

Consolidated Balance Sheets

December 31, 2012 and 2013

(In Thousands, Except Share Amounts and Par Value)

	December 31,
	2012	2013
Assets

Current Assets
Cash	$120,991	$59,439
Accounts receivable, net of allowances for doubtful accounts of $13 and $350 at December 31, 2012 and 2013, respectively	70,951	109,478
Unbilled revenue on completed projects	19,457	21,136
Costs in excess of billings on uncompleted projects	33,487	100,258
Inventories	18,921	22,909
Prepaid expenses and other current assets	8,095	8,980
Income tax receivable	16,855	16,772

Total current assets	288,757	338,972
Property and equipment, net	6,009	19,647
Due from shareholders	272	134
Deferred financing costs, net	7,607	18,156
Deferred tax assets	19,366	18,443
Deposits and other assets	2,148	3,179
Insurance collateral	—	11,569
Intangible assets, net	—	29,156
Goodwill	—	69,134

Total assets	$324,159	$508,390

Liabilities and Shareholders’ Deficit

Current Liabilities
Accounts payable	$76,446	$137,106
Accrued expenses	63,163	98,047
Income taxes payable	90	357
Billings in excess of costs on uncompleted projects	48,259	46,691
Deferred revenue	—	113
Deferred tax liabilities	5,286	8,457
Current portion of capital lease and notes payable obligations	469	1,818

Total current liabilities	193,713	292,589
Notes payable	221,953	330,346
Capital lease obligations	410	1,542
Accrued liabilities, non-current	—	18,791
Deferred rent	406	446

Total liabilities	416,482	643,714
Commitments and contingencies (Note 14)

Shareholders’ Deficit
Common stock, $0.01 par value, 10,000,000 shares authorized; 948,914 issued and 892,996 outstanding at December 31, 2012 and 985,714 issued and 869,396 outstanding at December 31, 2013	10	10
Treasury stock, at cost, 55,918 and 116,318 shares at December 31, 2012 and 2013, respectively	(6,761)	(11,756)
Additional paid-in capital	8,082	13,314
Accumulated deficit	(93,654)	(136,892)

Total shareholders’ deficit	(92,323)	(135,324)

Total liabilities and shareholders’ deficit	$324,159	$508,390

See accompanying notes to the consolidated financial statements

Goodman Networks Incorporated

Consolidated Statements of Operations

Years Ended December 31, 2011, 2012 and 2013

(In Thousands, except per share data)

	2011	2012	2013
Revenues	$729,002	$609,227	$931,745
Cost of revenues	610,784	499,288	806,109

Gross profit (exclusive of depreciation and amortization included in selling, general and administrative shown below)	118,218	109,939	125,636
Selling, general and administrative expenses	67,450	87,216	121,106
Other operating expense	(4,000)	—	—

Operating income	46,768	22,723	4,530
Other income	—	—	(25)
Interest expense	20,548	31,998	40,287

Income (loss) before income tax expense	26,220	(9,275)	(35,732)
Income tax expense (benefit)	10,309	(4,176)	7,506

Net income (loss) from continuing operations	15,911	(5,099)	(43,238)
Discontinued operations, net of income taxes	3,407	2,568	—

Net income (loss)	$19,318	$(2,531)	$(43,238)

Basic net income (loss) from continuing operations per common share	$14.04	$(5.91)	$(49.33)

Diluted net income (loss) from continuing operations per common share	$8.83	$(5.91)	$(49.33)

Basic net income (loss) per common share	$17.33	$(2.93)	$(49.33)

Diluted net income (loss) per common share	$10.71	$(2.93)	$(49.33)

See accompanying notes to the consolidated financial statements

Goodman Networks Incorporated

Consolidated Statements of Changes in Shareholders’ Equity (Deficit)

Years Ended December 31, 2011, 2012 and 2013

(In Thousands, Except Share Amounts)

	Common Stock		Treasury Stock	Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount
Balance, January 1, 2011	1,883,999	$19	$(8,765)	$7,178	$(35,543)	$(37,111)
Purchase of treasury stock	—	—	(24,285)	—	—	(24,285)
Exercise of common stock put option	—	—	(1,500)	1,500	—	—
Purchase of Series C redeemable preferred stock over liquidation value	—	—	—	—	(43,285)	(43,285)
Amortization and write off of issuance costs associated with redeemable preferred stock	—	—	—	—	(1,479)	(1,479)
Dividends declared on redeemable preferred stock	—	—	—	—	(1,375)	(1,375)
Purchase of common stock warrants and options	—	—	—	(1,215)	(7,545)	(8,760)
Retirement of treasury stock	(985,278)	(10)	27,789	(6,565)	(21,214)	—
Share-based compensation, equity awards	—	—	—	492	—	492
Exercise of stock options	20,193	—	—	259	—	259
Excess tax benefit related to share-based compensation	—	—	—	985	—	985
Net income	—	—	—	—	19,318	19,318

Balance, December 31, 2011	918,914	$9	$(6,761)	$2,634	$(91,123)	$(95,241)
Share-based compensation, equity awards	—	—	—	486	—	486
Issuance of common stock	30,000	1	—	4,962	—	4,963
Net loss	—	—	—	—	(2,531)	(2,531)

Balance, December 31, 2012	948,914	$10	$(6,761)	$8,082	$(93,654)	$(92,323)
Share-based compensation, equity awards	—	—	—	5,219	—	5,219
Issuance of common stock	36,800	—	—	13	—	13
Purchase of treasury stock	—	—	(4,995)	—	—	(4,995)
Net loss	—	—	—	—	(43,238)	(43,238)

Balance, December 31, 2013	985,714	$10	$(11,756)	$13,314	$(136,892)	$(135,324)

See accompanying notes to the consolidated financial statements

Goodman Networks Incorporated

Consolidated Statements of Cash Flows

Years Ended December 31, 2011, 2012 and 2013

(In Thousands)

	2011	2012	2013
Operating Activities
Net income (loss)	$19,318	$(2,531)	$(43,238)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	4,519	3,621	4,522
Amortization of intangible assets	—	—	5,236
Amortization of debt discounts and deferred financing costs	2,745	2,089	2,509
Provision of doubtful accounts	(59)	(239)	337
Deferred tax expense	3,127	10,433	5,715
Share-based compensation expense	1,023	5,629	4,453
Accretion of contingent consideration	—	—	846
Change in fair value of contingent consideration	—	—	(200)
Loss (gain) on sale of property and equipment	—	(29)	111
Gain on sale of MDU assets	—	—	(1,472)
Changes in (net of acquisitions):
Accounts receivable	19,065	(24,176)	(6,728)
Unbilled revenue	(7,478)	(1,829)	(1,679)
Costs in excess of billings on uncompleted projects	(29,631)	19,071	(63,975)
Inventories	25,609	12,048	9,186
Prepaid expenses and other assets	(4,254)	(829)	7,880
Accounts payable and other liabilities	(1,235)	682	43,796
Income taxes payable / receivable	(4,699)	(14,185)	1,934
Billings in excess of costs on uncompleted projects	13,778	14,471	(1,861)

Net cash provided by (used in) operating activities	41,828	24,226	(32,628)

Investing Activities
Purchases of property and equipment	(2,243)	(2,987)	(4,019)
Payments for intangible assets	—	—	(8)
Proceeds from sale of MDU Assets	—	—	12,500
Proceeds from the sale of property and equipment	57	59	76
Checks issued in excess of bank balance with the purchase of subsidiaries	—	—	(254)
Purchase of Multiband	—	—	(101,092)
Purchase of Design Build Technologies	—	—	(1,306)
Purchase of Cellular Specialties, Inc.	—	—	(18,000)
Change in due from shareholders	171	(147)	138

Net cash used in investing activities	(2,015)	(3,075)	(111,965)

See accompanying notes to the consolidated financial statements

Goodman Networks Incorporated

Consolidated Statements of Cash Flows (Continued)

Years Ended December 31, 2011, 2012 and 2013

(In Thousands)

	2011	2012	2013

Financing Activities
Proceeds from lines of credit	400,532	—	517,516
Payments on lines of credit	(422,596)	—	(517,516)
Net proceeds from issuance of the Notes	221,114	—	105,000
Principal payments on notes payable to shareholders	(19,472)	—	—
Payments on capital lease and notes payable obligations	(1,709)	(797)	(4,112)
Payments for deferred financing costs	(8,465)	—	(12,865)
Excess tax benefit related to stock-based compensation	985	—	—
Net proceeds from issuance of common stock	—	—	13
Purchase of treasury stock	—	—	(4,995)
Purchase of common stock	(25,785)	—	—
Purchase of redeemable preferred stock	(73,153)	—	—
Purchase of common stock warrants and options	(8,760)	—	—
Proceeds from exercise of stock options	259	—	—
Dividends paid on redeemable preferred stock	(2,126)	—	—

Net cash provided by (used in) financing activities	60,824	(797)	83,041

Increase (decrease) in cash	100,637	20,354	(61,552)

Cash, Beginning of Year	—	100,637	120,991

Cash, End of Year	$100,637	$120,991	$59,439

Supplemental Cash Flow Information
Cash paid for interest	$14,976	$28,406	$30,786

Cash paid for income taxes	$12,962	$1,246	$409

Supplemental Non-Cash Investing and Finance Activities
Purchase of property and equipment financed through capital leases and other financing arrangements	$984	$483	$945

Amortization and write-off of issuance costs associated with redeemable preferred stock, charged to retained earnings	$1,479	$—	$—

Noncash exchange of liability awards for equity awards	$—	$—	$766

Retirement of treasury shares	$27,789	$—	$—

See accompanying notes to the consolidated financial statements

Goodman Networks Incorporated

Notes to Consolidated Financial Statements

Note 1. Organization and Business

Goodman Networks Incorporated, a Texas corporation (collectively with its subsidiaries, “Goodman Networks” or the “Company”), is a national provider of end-to-end network infrastructure and professional services to the wireless telecommunications industry. The Company’s wireless telecommunications services span the full network lifecycle, including the design, engineering, construction, deployment, integration, maintenance, and decommissioning of wireless networks. Goodman Networks performs these services across multiple network infrastructures, including traditional cell towers as well as next generation small cell and distributed antenna systems (“DAS”) locations. The Company also serves the satellite television industry by providing onsite installation, upgrading and maintenance of satellite television systems to both the residential and commercial markets customers. These highly specialized and technical services are critical to the capability of the Company’s customers to deliver voice, data and video services to their end users.

Merger with Multiband

On May 21, 2013, Goodman Networks entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Manatee Merger Sub Corporation, a wholly owned subsidiary of Goodman Networks (“MergerSub”), and Multiband Corporation (“Multiband”), which provides for the merger of Multiband with and into MergerSub, with Multiband surviving the merger (the “Merger”). The aggregate purchase price, excluding merger-related fees and expenses, was approximately $101.1 million. Upon the closing of the Merger which occurred on August 30, 2013, Multiband became a wholly owned subsidiary of Goodman Networks, and Multiband and its subsidiaries became restricted subsidiaries and guarantors under the indenture (the “Indenture”) governing the Company’s 12.125% senior secured notes due 2018 (the “Notes”) and the Company’s amended and restated senior secured revolving credit facility (the “Credit Facility”). To finance the Merger the Company, through its wholly owned subsidiary, sold an additional $100 million of Notes (the “Tack-On Notes”) under terms substantially identical to those of the $225 million aggregate principal amount of Notes issued in June 2011(the “Original Notes”). The Company paid the remainder of the merger consideration from cash on hand. Upon completion of the Merger, the Company redeemed the Tack-On Notes in exchange for the issuance of an equivalent amount of Notes, which are classified as a long term liability in the Company’s balance sheet upon the closing of the Merger because they mature in July 2018.

Sale of MDU Assets

On December 31, 2013, the Company sold certain assets (the “MDU Assets”) to DIRECTV MDU, LLC (“DIRECTV MDU”), and DIRECTV MDU assumed certain liabilities of the Company, related to the division of the Company’s business involved with the ownership and operation of subscription based video, high-speed internet and voice services and related call center functions to multiple dwelling unit customers, lodging and institution customers and commercial establishments, or, such assets, collectively, the MDU Assets. The operations of the MDU Assets were previously reported in the Company’s “Other Services” segment. In consideration for the MDU Assets, DIRECTV MDU paid the Company $12.5 million and additional non-cash consideration including an extension of the existing Multiband/DIRECTV HSP Agreement, resulting in a four-year remaining term ending on December 31, 2017, as well as the assumption of certain liabilities.

Note 2. Summary of Significant Accounting and Reporting Policies

Principles of Consolidation

The accompanying unaudited consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Key estimates for the Company include: the recognition of revenue, in particular, estimated losses on long term construction contracts, allowance for doubtful accounts; inventory valuation; asset lives used in computing depreciation and amortization; valuation of intangible assets; valuation of contingent consideration; allowance for self-insurance health care claims incurred but not reported; accounting for stock options and other equity awards, particularly related to reasonable value estimates; accounting for income taxes; contingencies; and litigation. While management believes that such estimates are reasonable when considered in conjunction with the financial position and results of operations taken as a whole, actual results could differ from those estimates, and such differences may be material to the consolidated financial statements.

Cash

The Company utilizes a cash management system under which a book cash overdraft may exist in its primary disbursement account. These overdrafts, when applicable, represent uncleared checks in excess of cash balance in the bank account at the end of the reporting period and have been reclassed to accounts payable on the consolidated balance sheets.

The financial institutions holding the Company’s cash accounts participated in the Transaction Account Guarantee Program of the Federal Deposit Insurance Corporation (the “FDIC”). Under the program, through December 31, 2013, all noninterest-bearing transaction accounts were fully guaranteed by the FDIC for the entire amount in the account.

Accounts Receivable and Costs in Excess of Billings on Uncompleted Projects

In the ordinary course of business, the Company extends unsecured credit to its customers based on their credit-worthiness and history with the Company. Accounts receivable are stated at the amount the Company expects to collect and generally, collateral is not required. The Company considers accounts past due when the age exceeds the contractual payment term and generally does not charge interest on past due accounts. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Management considers the following factors when determining the collectability of specific customer accounts: customer credit-worthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms. If the financial condition of the Company’s customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required. Balances that remain outstanding after the Company has used reasonable collection efforts are written off.

Unbilled Revenue on Completed Projects

Unbilled revenue on completed projects represents unbilled accounts receivable for contract revenue recognized to date but not yet invoiced to the client due to contract terms or the timing of the customer invoicing cycle.

Inventories

Inventories are stated at the lower of cost (average cost method) or market and are comprised of parts and materials. When evidence suggests that the value of inventory is less than cost, whether due to physical obsolescence, changes in market price levels, or other causes, the difference is recognized within cost of revenues in the current period. For materials or supplies purchased on behalf of specific customers or projects, loss of the customer or cancellation of the project could also result in a write-down of the value of materials purchased.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. The Company depreciates property and equipment using the straight-line method over the estimated useful lives of the related assets, which are 3 years for software, 3 to 4 years for computers and office equipment, 5 to 7 years for furniture and fixtures, 5 to 30 years for buildings and improvements, 3 to 7 years for other equipment and 5 years for vehicles. Leasehold improvements and assets acquired under capital leases are amortized using the straight-line method over the lesser of the estimated useful lives or the remaining term of the related leases. Major additions and improvements to property and equipment are capitalized. Routine maintenance and repair costs are expensed as incurred.

Business Combinations

The purchase price of each acquired business is allocated to the tangible and intangible assets acquired and the liabilities assumed on the basis of their respective fair values on the date of acquisition. Any excess of the purchase price over the fair value of the separately identifiable assets acquired and the liabilities assumed is allocated to goodwill. The valuation of assets acquired and liabilities assumed requires a number of judgments and is subject to revision as additional information about the fair value of assets and liabilities becomes available. Additional information, which existed as of the acquisition date but at that time was unknown to the Company, may become known during the remainder of the measurement period, a period not to exceed twelve months from the acquisition date. Adjustments in the purchase price allocation may require a recasting of the amounts allocated to goodwill and intangible assets. In accordance with the acquisition method of accounting, acquisition costs are expensed as incurred.

Long-Lived Assets

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value. No impairment charges were recorded during any of the three years ended December 31, 2013.

Goodwill and Other Intangible Assets with Indefinite Lives

Goodwill represents the amount of the purchase price in excess of the fair values assigned to the underlying identifiable net assets of acquired businesses. Goodwill is not amortized, but is subject to an annual impairment test at the reporting unit level or more frequently if events occur or circumstances change that would indicate that a triggering event. A reporting unit is defined as an operating segment or one level below an operating segment. The reporting units are equivalent to the reportable segments. All of the Company’s reporting units have goodwill assigned.

The Company tests goodwill for impairment annually, as of October 1 of the current year, or more frequently if circumstances suggest that impairment may exist. During each quarter, the Company performs a review of certain key components of the valuation of the reporting units, including the operating performance of the reporting units compared to plan (which is the primary basis for the prospective financial information included in the annual goodwill impairment test) and the weighted average cost of capital.

To determine whether goodwill is impaired, a multi-step impairment test is performed. The Company performs a qualitative assessment of each reporting unit to determine whether facts and circumstances support a determination that their fair values are greater than their carrying values. If the qualitative analysis is not conclusive, or if the Company elects to proceed directly with quantitative testing, the Company will measure the fair values of the reporting units and compare them to their carrying values, including goodwill. If the fair value is less than the carrying value of the reporting unit, the second step of the impairment test is performed for the purposes of measuring the impairment. In this step, the fair value of the reporting unit is allocated to all of the assets and liabilities of the reporting unit to determine an implied goodwill value. This allocation is similar to a purchase price allocation performed in purchase accounting. If the carrying amount of the reporting unit goodwill exceeds the implied goodwill value, an impairment loss shall be recognized in an amount equal to that excess.

The Company estimates the fair values of the reporting units using discounted cash flows, which include assumptions about a wide variety of internal and external factors. Significant assumptions used in the impairment analysis include financial projections of cash flow (including significant assumptions about operations and target capital requirements), long term growth rates for determining terminal value, and discount rates. Forecasts and long term growth rates used for the reporting units are consistent with, and use inputs from, the internal long term business plan and strategy. During the forecasting process, the Company assesses revenue trends, operating cost levels and target capital levels. A range of discount rates that correspond to a market based weighted average cost of capital are used. Discount rates are determined for each reporting unit based on the implied risk inherent in their forecasts. This risk is evaluated using comparisons to market information such as peer company weighted average costs of capital and peer company stock prices in the form of revenue and earnings multiples. The most significant estimates in the discount rate determinations include the risk free rates and equity risk premium. Company specific adjustments to discount rates are subjective and thus are difficult to measure with certainty.

Although the Company believes that the financial projections used are reasonable and appropriate, the use of different assumptions and estimates could materially impact the analysis and resulting conclusions. In addition, due to the long term nature of the forecasts there is significant uncertainty inherent in those projections. The passage of time and the availability of additional information regarding areas of uncertainty in regards to the reporting units’ operations could cause these assumptions used in the analysis to change materially in the future. If the assumptions differ from actual, the estimates underlying the goodwill impairment tests could be adversely affected.

The Company periodically reviews amortizing intangible assets whenever adverse events or changes in circumstances indicate the carrying value of the asset may not be recoverable. In assessing recoverability, assumptions regarding estimated future cash flows and other factors must be made to determine if an impairment loss may exist, and, if so, estimate fair value. If these estimates or their related assumptions change in the future, the Company may be required to record impairment losses for these assets.

Insurable Risks

The Company uses a combination of self-insurance and third-party carrier insurance with predetermined deductibles that cover certain insurable risks. The Company records liabilities for claims reported and claims that have been incurred but not reported, based on historical experience and industry data.

In most of the states the Field Services business operates in, the Company is self-insured for workers’ compensation claims by employees in the Field Services division up to $100,000, plus administrative expenses, for each occurrence. If any liability claims are in excess of coverage amounts, such claims are covered under premium-based policies issued by insurance companies to coverage levels that management considers adequate. In Ohio and North Dakota, the Company purchases state-funded premium based workers’ compensation insurance. The Company has placed restricted deposits with the insurance company in the amount of $11.6 million, which is included in insurance collateral in the accompanying consolidated balance sheets.

Fair Value Measurements

The Company determines the fair value of its assets and liabilities using valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost), which are each based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions.

The Company uses a three-tier valuation hierarchy based upon observable and non-observable inputs, as described below:

Level 1—Quoted market prices in active markets for identical assets or liabilities at the measurement date.

Level 2—Observable market based inputs or other observable inputs corroborated by market data at the measurement date, other than quoted prices included in Level 1, either directly or indirectly.

Level 3—Significant unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment. These values are generally determined using valuation models for which the assumptions utilize management’s estimates of market participant assumptions.

The Company determines the estimated fair value of assets, liabilities and equity instruments using available market information and commonly accepted valuation methodologies. However, considerable judgment is required in interpreting market and other data to develop the estimates of fair value. The use of different assumptions or estimation methodologies could have a material effect on the estimated fair values. The fair value estimates are based on information available as of the valuation dates.

The carrying values of cash, accounts receivable and costs in excess of billings on uncompleted projects, accounts payable and accrued liabilities are reflected in the consolidated balance sheet at historical cost, which is materially representative of their fair value due to the relatively short-term maturities of these assets and liabilities.

The carrying value of the capital lease obligations approximates fair value because they bear interest at rates currently available to the Company for debt with similar terms and remaining maturities.

The carrying value and fair value of the Notes as of December 31, 2013 was $327.1 million and $342.9 million, respectively. Fair value for the Notes is a Level 2 measurement and has been estimated based on the present value of the future cash flows using market interest rates for the same contractual terms and considering the Company’s credit risk.

Deferred Rent

The Company’s operating leases for certain facilities contain escalating rent payments during the lease terms. For these leases, the Company recognizes rent expense on a straight line basis over the lease term and records the difference between the amounts charged to expense and the rent paid as deferred rent.

Income Taxes

The Company applies the asset and liability method in accounting and reporting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are determined based upon the difference between the financial statement carrying amounts and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax rates expected to be in effect when these differences are expected to reverse. The deferred income tax assets are adjusted by a valuation allowance, if necessary, to recognize future tax benefits only to the extent, based on available evidence, that it is more likely than not such benefits will be realized. The Company recognizes income tax related interest and penalties as a component of income tax expense.

The Company accrues liabilities for identified tax contingencies that result from positions that are being challenged or could be challenged by tax authorities. The Company believes that its accrual for tax liabilities is adequate for all open years, based on Management’s assessment of many factors, including its interpretations of the tax law and judgments about potential actions by tax authorities. However, it is possible that the ultimate resolution of any tax audit may be materially greater or lower than the amount accrued.

Revenue Recognition

The Company recognizes revenue when: (i) persuasive evidence of a customer arrangement exists; (ii) the price is fixed or determinable; (iii) collectability is reasonably assured; and (iv) product delivery has occurred or services have been rendered. The Company recognizes revenue as services are performed and completed.

The Company enters into contracts that require the construction and/or installation of specific units within a network system. Revenue from construction and installation contracts is recorded using the completed contract method of accounting. Under the completed contract method, revenues and costs from construction and installation projects are recognized only upon substantial completion of the project. Project costs typically include direct materials, labor and subcontractor costs, and indirect costs related to contract performance, such as indirect labor, supplies, tools and repairs. Provisions for estimated losses on uncompleted contracts are recognized when it has been determined that a loss is probable.

The Company also enters into contracts to provide engineering and integration services related to network architecture, transformation, reliability and performance. Revenues and costs from service contracts are generally recognized at the time the services are completed under the completed performance model. Services are generally performed under master or other services agreements and are billed on a contractually agreed price per unit of service on a work order basis. The total amount of progress payments netted against contract costs on uncompleted contracts as of December 31, 2012 and 2013 was $237.4 million and $197.9 million, respectively.

Shipping and Handling Costs

Shipping and handling fees billed to customers are included in revenues. Shipping and handling costs associated with inbound freight are capitalized in inventory. Shipping and handling costs associated with outbound freight are included in cost of revenues.

Treasury Stock

Common stock shares repurchased are recorded at cost. Cost of shares retired or reissued is determined using the first-in, first-out method.

Share-Based Compensation

The Company has a stock-based incentive plan for employees and directors. The Company determines the fair value of stock based awards at the date of grant and recognizes the related expense in earnings over the vesting period of the award.

Taxes Collected from Customers and Remitted to Governmental Authorities

Taxes collected from customers and remitted to governmental authorities are presented in the accompanying consolidated statements of operations on a net basis.

Recently Adopted Accounting Pronouncements

In July 2013, the FASB amended the Income Taxes Topic of the ASC to eliminate diversity in practice for the presentation of unrecognized tax benefits when net operating loss carryforwards, similar tax losses, or tax credit carryforwards exist. The amendment requires that the unrecognized tax benefit be presented as a reduction of the deferred tax assets associated with the carryforwards except in certain circumstances when it would be reflected as a liability. This amendment is effective for the Company starting with its first quarter of 2014 and we are still evaluating the impact of adoption on our consolidated financial condition.

Note 3. Business Combinations

Acquisition of the Custom Solutions Group of Cellular Specialties, Inc.

On February 28, 2013, the Company completed the acquisition of 100% of the assets of the Custom Solutions Group of Cellular Specialties, Inc. (“CSG”), which provides indoor and outdoor wireless DAS and Wi-Fi solutions, services, consultations and maintenance. The purchase price consists of $18.0 million in cash, earn-out payments of up to an aggregate of $17.0 million through December 31, 2015 and the assumption of certain liabilities related to the acquired business. The Company acquired CSG to expand its in-building DAS, small cells and Wi-Fi offload solutions.

The following table summarizes the consideration transferred to acquire CSG and the amounts of identified assets acquired and liabilities assumed at the acquisition date (in thousands):

Cash	$18,000
Contingent consideration	9,163

Total purchase price	27,163
Current assets (accounts receivable, inventory and other current assets)	13,568
Non-current assets	541
Intangible assets	11,720
Goodwill	8,604

Total assets acquired	34,433
Current liabilities	7,232
Non-current liabilities	38

Total liabilities assumed	7,270
Net assets acquired	$27,163

The acquisition of CSG includes a contingent consideration arrangement that requires additional consideration to be paid by the Company to CSG’s former owners based upon the financial performance of CSG over a three-year period immediately following the close of the acquisition. Amounts payable under the contingent consideration arrangement are payable annually over a three-year period. The range of undiscounted amounts the Company could pay under the arrangement is between $0 and $17.0 million. The fair value of the contingent consideration recognized on the acquisition date of $9.2 million was estimated by applying the income approach. That measure is based on significant inputs not observable in the market, which is referred to as a Level 3 input. The liability for the contingent consideration is included within accrued liabilities on the consolidated balance sheet. During the year ended December 31, 2013, the Company recorded $0.8 million of accretion expense which is recorded within interest expense on the consolidated statement of operations.

The Company acquired $7.4 million of gross contractual accounts receivable. The fair value of the acquired receivables was $7.4 million, as the Company expects the entire amount to be collectible.

The goodwill is attributable to the workforce of the acquired business and the synergies expected to arise after the Company’s acquisition of CSG. The goodwill has been assigned in its entirety to the Professional Services segment. Goodwill is deductible for tax purposes.

As part of the purchase price, the Company determined that its separately identifiable intangible assets were its customer backlog, customer relationships, non-compete agreements and tradename. The intangible assets including goodwill were assigned to the Company’s Professional Services reporting unit. The Company used the income approach to value the identifiable intangibles, which is a Level 3 measurement. This approach calculates fair value by discounting the after-tax cash flow back to a present value. The baseline data for this analysis was the cash flow estimates used to price the transaction. Cash flows were forecasted and then discounted using a discount rate applicable to the intangible asset and reporting unit. Discount rates ranged from 18.5% to 23% and are based on the estimated weighted average cost of capital which employs an estimate of the required equity rate of return and after-tax cost of debt for the reporting unit.

The following table is a summary of the fair value estimates of the identifiable intangibles and their weighted-average useful lives:

	Estimated Useful Life (Years)	Fair Value
Intangible asset—customer backlog	0.50	$1,400
Intangible asset—customer relationships	12.00	6,610
Intangible asset—noncompete agreements	5.00	3,150
Intangible asset—tradename	1.25	560

Total intangible assets		$11,720

The fair values of the acquired accounts receivables, costs in excess of billings on uncompleted projects, billings in excess of cost on uncompleted projects and inventory are provisional pending receipt of the final valuations for those assets.

The Company incurred approximately $0.7 million of acquisition related costs, $0.4 million of which were recorded in selling, general and administrative costs for the year ended December 31, 2013. No expenses related to the acquisition have been capitalized.

The acquisition of CSG contributed revenues of $43.3 million and net income of $6.2 million to the Company for the period from February 28, 2013 to December 31, 2013. The following unaudited pro forma summary presents consolidated information of the Company as if the acquisition of CSG had occurred on January 1, 2012 (in thousands):

	Pro Forma Year Ended December 31,
	2012	2013
Revenue	$654,543	$935,387
Net loss from continuing operations	(2,936)	(44,584)
Net loss	(368)	(44,584)

Acquisition of Design Build Technologies

On August 8, 2013 the Company acquired 100% the assets of Design Build Technologies (DBT), a former subcontractor of the Company in the southeast region of the United States, for $1.3 million in cash. The

Company received certain assets, tower crews, and a non-compete agreement from the owner of DBT, who became an employee of the Company upon the close of the transaction. The addition of DBT augments Goodman Networks’ existing workforce capabilities and reduces its dependence on subcontractors.

The following table summarizes the consideration transferred to acquire DBT and the amounts of identified assets acquired and liabilities assumed at the acquisition date (in thousands):

Cash	$1,306
Contingent consideration	741

Total purchase price	2,047
Current assets	8
Non-current assets	157
Goodwill	1,882

Total assets acquired	$2,047

The acquisition of DBT includes a contingent consideration arrangement that requires additional consideration to be paid by the Company to DBT’s former owners based upon the retention of specified thresholds of tower crew personnel measured at the end of each of the six quarterly periods subsequent to the acquisition. Amounts payable under the contingent consideration arrangement are payable quarterly over an 18-month period. The range of undiscounted amounts the Company could pay under the arrangement is between $0 and $0.9 million. The fair value of the contingent consideration recognized on the acquisition date of $0.7 million was estimated by applying the income approach. That measure is based on significant inputs not observable in the market, which is referred to as a Level 3 input. The liability for the contingent consideration is included within accrued liabilities on the consolidated balance sheet.

The goodwill is attributable to the workforce of the acquired business and the synergies expected to arise after the Company’s acquisition of DBT. The goodwill has been assigned in its entirety to the Infrastructure Services segment. Goodwill is deductible for tax purposes.

Merger with Multiband

On August 30, 2013, the Company completed its acquisition of Multiband. The aggregate purchase price, excluding merger-related fees and expenses, was approximately $101.1 million. The Merger provides the Company with customer diversification, a large and talented work force and new strategic capabilities. The Company believes the Merger will allow the combined company to continue to serve its current customers, while enabling it to support emerging wireless opportunities, such as the evolution toward small cell architectures currently occurring in the telecommunications industry.

The following table summarizes the consideration transferred to acquire Multiband and the amounts of identified assets acquired and liabilities assumed at the acquisition date (in thousands):

Cash	$101,092

Total purchase price	101,092
Accounts receivable	28,035
Inventory	9,984
Deferred tax assets	1,665
Other current assets	9,367
Non-current assets	27,279
Intangible assets	33,640
Goodwill	58,648

Total assets acquired	168,618
Accounts payable	23,358
Accrued liabilities	22,902
Other current liabilities	5,291
Other non-current liabilities	15,975

Total liabilities assumed	67,526

Net assets acquired	$101,092

The Company acquired $28.4 million of gross contractual accounts receivable. The fair value of the acquired receivables was $28.0 million, which is the amount the Company expects to be collectible.

The goodwill is attributable to the workforce of the acquired business and the synergies expected to arise after the Company’s acquisition of Multiband. The goodwill has been assigned primarily to the Field Services segment. The Company does not expect the goodwill to be deductible for tax purposes.

As part of the purchase price, the Company determined that its separately identifiable intangible assets were its customer contracts, customer relationships, customer backlog, tradename, software and right of entry contracts. The intangible assets including goodwill were assigned to two the Company’s four reporting units, Field Services and Other. The Company used the income approach to value the identifiable intangibles, which is a Level 3 measurement. This approach calculates fair value by discounting the after-tax cash flow back to a present value. The baseline data for this analysis was the cash flow estimates used to price the transaction. Cash flows were forecasted and then discounted using a discount rate applicable to the intangible asset and reporting unit. Discount rates ranged from 9.5% to 11.5% and are based on the estimated weighted average cost of capital which employees an estimate of the required equity rate of return and after-tax cost of debt for each reporting unit.

Since the Merger was a stock purchase, assets acquired cannot be revalued for tax purposes; accordingly, a deferred tax asset of $1.7 million was recorded at the date of the Merger for the book tax cost basis difference related to the assets.

The following table is a summary of the fair value estimates of the identifiable intangibles and their weighted-average useful lives:

	Estimated Useful Life (Years)	Fair Value
Intangible asset—customer contracts	9.0 - 10.0	$24,900
Intangible asset—customer relationships	12.0	1,100
Intangible asset—customer backlog	0.5	70
Intangible asset—tradename	5.0	3,700
Intangible asset—software	4.8	3,810
Intangible asset—right of entry contracts	2.0	60

Total intangible assets		$33,640

The fair values of the acquired, costs in excess of billings on uncompleted projects, billings in excess of cost on uncompleted projects, accrued liabilities, inventory and intangible assets are provisional pending receipt of the final valuations for those assets.

As of December 31, 2012, Multiband had generated net operating loss carryforwards (“NOLs”), of approximately $47.5 million to reduce future federal taxable income and $46.0 million to reduce future state taxable income. Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), limits a corporation’s future ability to utilize any NOLs generated before a change in ownership, as well as certain subsequently recognized “built-in” losses and deductions, if any, existing as of the date of the change in ownership. As a result of the Merger, Multiband’s ability to utilize NOLs may be subject to additional limitations under Section 382 of the Code.

The amounts recorded for the acquired accounts receivables, costs in excess of billings on uncompleted projects, billings in excess of cost on uncompleted projects, deferred taxes assets and liabilities and inventory are provisional pending receipt of the final valuations for those assets.

Pursuant to the Merger Agreement, all restricted stock and stock options held by directors and employees of Multiband as of the Merger date became fully vested. The Company recorded a charge of $1.4 million for the acceleration of these awards, which has been recorded in selling, general and administrative expenses.

The Company incurred approximately $3.8 million of acquisition related costs which was recorded in selling, general and administrative costs for the year ended December 31, 2013. No expenses related to the acquisition have been capitalized.

The Merger with Multiband contributed revenues of $104.8 million and net loss of $0.9 million to the Company for the period from August 31, 2013 to December 31, 2013. The following unaudited pro forma summary presents consolidated information of the Company as if the acquisition of Multiband had occurred on January 1, 2012 (in thousands):

	Pro Forma Year Ended December 31,
	2012	2013
Revenue	$903,166	$1,135,276
Net loss from continuing operations	(6,864)	(45,395)
Net loss	(6,878)	(45,395)

Note 4. Accounts Receivable

Activity for the allowance for doubtful accounts related to trade accounts receivable for the years ended December 31, 2011, 2012 and 2013 is as follows (in thousands):

	2011	2012	2013
Allowance for doubtful accounts at beginning of the year	$311	$252	$13
Provision for doubtful accounts	(59)	(239)	337
Amounts charged against the allowance	—	—	—

Allowance for doubtful accounts at the end of the year	$252	$13	$350

Note 5. Property and Equipment

Property and equipment consisted of the following at December 31, 2012 and 2013 (in thousands):

	2012	2013
Software	$16,905	$19,079
Computers and office equipment	5,876	10,066
Furniture and fixtures	1,643	2,766
Other equipment	832	2,219
Vehicles	279	458
Land	—	1,680
Building and improvements	—	5,838
Leasehold improvements	1,921	2,603

	27,456	44,709
Less accumulated depreciation and amortization	(21,447)	(25,062)

Property and equipment, net	$6,009	$19,647

Depreciation and amortization of property and equipment for the years ended December 31, 2011, 2012 and 2013 was $4.5 million, $3.6 million and $4.5 million, respectively, which has been recorded in selling, general and administrative expenses.

At December 31, 2012 and 2013, property and equipment included $5.5 million and $8.4 million, respectively, of assets acquired under capital leases. Assets under capital leases are stated at the present value of minimum lease payments. The accumulated depreciation related to these assets at December 31, 2012 and 2013 totaled $4.4 million and $5.4 million, respectively. Depreciation expense related to these assets during each of the three years ended December 31, 2011, 2012 and 2013 totaled $1.2 million, $1.2 million and $1.1 million, respectively.

Note 6. Goodwill and Intangibles

The changes in goodwill for the years ended December 31, 2012 and 2013 are as follows (in thousands):

	2012	2013
Balances at beginning of year	$—	$—
CSG acquisition	—	8,604
DBT acquisition	—	1,882
Multiband acquisition	—	58,648

Balance at end of year	$—	$69,134

Intangible assets are as follows (in thousands):

	December 31, 2013
	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, net
Customer contracts	$13,900	$547	$13,353
Customer relationships	7,710	1,328	6,382
Tradename	3,860	611	3,249
Software	3,810	254	3,556
Noncompete agreements	3,150	534	2,616
Customer backlog	1,470	1,470	—

Total	$33,900	$4,744	$29,156

The Company had no intangible assets as of December 31, 2012. Amortization of intangible assets was $5.2 million for the year ended December 31, 2013. The MDU Assets sold to DirecTV MDU on December 31, 2013 (Note 1) included the gross carrying amount of customer contracts and tradenames of $11.0 million and $0.4 million, respectively. Future amortization of intangible assets as of December 31, 2013 are as follows (in thousands):

Year ending December 31,
2014	$5,499
2015	4,799
2016	4,307
2017	4,082
2018	2,971
Thereafter	7,498

$29,156

Note 7. Accrued Expenses

Accrued expenses consist of the following (in thousands):

	2012	2013
Employee compensation and related costs	$20,440	$31,364
Sales tax payable	11,624	12,001
Accrued job loss	4,484	4,723
Accrued interest	14,744	20,826
Guarantee of indebtedness	4,000	4,000
Contingent consideration, current	—	3,248
Workers compensation, current	—	4,621
Other	7,871	17,264

Total accrued expenses, current	$63,163	$98,047

Contingent consideration, non-current	$—	$7,152
Unerecognized tax benefits	—	4,352
Workers compensation, non-current	—	7,287

Total accrued expenses, non-current	$—	$18,791

Note 8. Notes Payable

Notes payable consist of the following (in thousands):

	2012	2013
Senior secured notes due July 1, 2018, net of discount of $3,047 and $2,496 as of December 31, 2012 and 2013, respectively, with stated interest of 12.125%	$221,953	$222,504
Senior secured notes due July 1, 2018, including a premium of $4,642 as of December 31, 2013 with stated interest of 12.125%	—	104,642
Ford Credit, monthly installments of $1 comprised of principal and interest, at 6.6% , through July 2016	—	28
GMAC, monthly installments of $1 comprised of principal and interest, at 2.96%, through June 2015	—	10
GMAC, monthly installments of $1 comprised of principal and interest, at 2.96%, through August 2015	—	12
American United Life Insurance Company, see terms in note below		3,408

	221,953	330,604
Less: current portion	—	(258)

Notes payable, net of current portion	$221,953	$330,346

On June 23, 2011 the Company issued $225.0 million of Notes due July 1, 2018 at a discount of $3.9 million. The Notes carry a stated interest rate of 12.125%, with an effective rate of 12.50%. Interest is payable semi-annually each January 1 and July 1. The Notes are secured by: (i) a first-priority lien on substantially all of the Company’s existing and future domestic plant, property, assets and equipment including tangible and intangible assets, other than the assets that secure the Credit Facility on a first-priority basis, (ii) a first-priority lien on 100% of the capital stock of the Company’s existing and future material U.S. subsidiaries and non-voting stock of the Company’s existing and future material non-U.S. subsidiaries and 66% of all voting stock of the Company’s existing and future material non-U.S. subsidiaries and (iii) a second-priority lien on the Company’s accounts receivable, unbilled revenue on completed contracts and inventory that secure the Credit Facility on a first-priority basis, subject, in each case, to certain exceptions and permitted liens.

The Notes are general senior secured obligations and rank pari passu in right of payment with all of the Company’s existing and future indebtedness that is not subordinated, are senior in right of payment to any of the Company’s existing and future subordinated indebtedness, are structurally subordinated to any existing and future indebtedness and other liabilities of the Company’s non-guarantor subsidiaries, and are effectively junior to all obligations under the Credit Facility to the extent of the value of the collateral securing the Credit Facility on a first priority basis.

Prior to July 1, 2014, the Company may redeem up to 35% of the aggregate principal amount of the Notes at a redemption price equal to 112.125% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and any additional interest, with the net cash proceeds of certain equity offerings. Prior to July 1, 2015, the Company may redeem some or all of the Notes at a “make-whole” premium, or the Applicable Premium, plus accrued and unpaid interest. An Applicable Premium is the greater of 1% of the principal amount of the Note; or the excess of the present value at such redemption date of (i) the redemption price of the Note at July 1, 2015 equal to 106.063% plus (ii) all required interest payments due on the Note through July 1, 2015, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over the principal amount of the Note. On or after July 1, 2015, the Company may redeem some or all of the Notes at a premium that will decrease over time plus accrued and unpaid interest.

If the Company undergoes a change of control, as defined in the Indenture, the Company will be required to make an offer to each holder of the Notes to repurchase all or a portion of its Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest penalty, if any, to the date of repurchase.

If the Company sells certain assets or experiences certain casualty events and does not use the net proceeds as required, the Company will be required to use such net proceeds to repurchase the Notes at 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase.

The Company entered into a registration rights agreement with the initial purchasers of the Notes. Under the terms thereof, the Company agreed to file an initial registration statement with the SEC by March 19, 2012, to become effective not later than June 17, 2012, providing for registration of “exchange notes” with terms substantially identical to the Notes. The terms of the agreement provide additional interest obligations for a late filing interest penalty (the “Additional Interest”) of 0.25% per annum of the principal amount of the Notes, which increases by an additional 0.25% per annum at the beginning of each subsequent 90-day period with a maximum interest penalty of 1.0% per annum, for each day the Company is delinquent in filing an initial registration statement with the SEC.

The Company was unable to file an initial registration statement with the Securities and Exchange Commission (the “SEC”) by March 19, 2012 and incurred an additional interest obligation for a late filing interest penalty of 0.25% per annum of the principal amount of the Original Notes through June 17, 2012 and 0.50% for the subsequent 90-day period. The Company was unable to cause the initial registration statement to be declared effective by June 17, 2012 and an additional interest obligation was incurred at 0.25% per annum of the principal amount of the Original Notes for each subsequent 90-day period. The maximum additional interest rate on the Notes could not exceed 1.00% per annum at any one time in aggregate. The Company incurred $1.3 million and $2.2 million of penalty interest for the years ended December 31, 2012 and 2013, respectively. All additional interest on the Original Notes ceased to accrue on December 23, 2013, when the registration statement for the exchange of the Original Notes was declared effective and the Company launched the exchange offer.

On April 30, 2013, the Company submitted to Depository Trust Company a Consent Letter dated April 30, 2013 (the “Consent Letter”), in order to solicit consents from the holders of the Original Notes to (i) raise approximately $100 million of additional indebtedness, secured on a parity lien basis with the Original Notes, which were to fund the purchase price of the Merger, notwithstanding the requirement set forth in the Indenture that the Company meet certain Fixed Charge Coverage Ratio and Total Leverage Ratio tests, (ii) adjust the definition of “Consolidated EBITDA” under the Indenture to permit certain add-backs that are unrelated to the Company’s business operations and (iii) reduce the Fixed Charge Coverage Ratio that the Company is required to meet to consummate certain transactions from a ratio of 2.5 to 1.0 to a ratio of 2.0 to 1.0 (collectively, the “Indenture Amendments”). On May 6, 2013, in accordance with the terms of the Indenture, the Company received consent from holders of a majority in aggregate principal amount of the then holders of the Notes with respect to the Indenture Amendments. Promptly thereafter, the Company executed and delivered the First Supplemental Indenture and the First Amendment to Intercreditor Agreement, which became operative upon the Company’s payment of the consent fee of $5.1 million, pursuant to the Consent Letter, in connection with the Merger.

On May 30, 2013, Goodman Networks and GNET Escrow Corp., a wholly owned subsidiary of Goodman Networks (the “Stage I Issuer”), entered into a purchase agreement with Jefferies LLC, in connection with the offering of $100.0 million aggregate principal amount of the Stage I Issuer’s 12.125% Senior Secured Notes due 2018 (the “Stage I Notes”). The Stage I Notes were offered at 105% of their principal amount for an effective interest rate of 10.81%. The estimated gross proceeds of approximately $105.0 million, which includes an approximate $5.0 million of issuance premium, were used, together with cash contributions from Goodman Networks, to finance the Merger and to pay related fees and expenses. Upon completion of the Merger, the

Company redeemed the Stage I Notes in exchange for the issuance of an equivalent amount of notes under terms substantially identical to those of the Original Notes, or the Tack-on Notes, as a “tack-on” under and pursuant to the Indenture under which the Company previously issued the Original Notes.

In the event of default on the Notes, the Company may be able to obtain a waiver from the Trustee or Holders of at least 25% in aggregate principal amount of the Notes for an event of default. In the event a delay in the Company’s reporting on SEC Forms 10-Q, 10-K or 8-K, the Company will have 60 days after the receipt of a notice from the Trustee or Holders of at least 25% in aggregate principal amount of the Notes to comply by providing all current, quarterly and annual reports. The Company is not in receipt of any such notice from the Trustee or Holders of at least 25% in aggregate principal amount of the Notes regarding an event of default.

Separate financial information about Goodman Networks Incorporated, its guarantor subsidiaries and its non-guarantor subsidiaries is not presented because Goodman Networks Incorporated holds all of its assets and has no independent assets or operations, Goodman Networks Incorporated’s subsidiaries, other than the subsidiary guarantors, are minor in significance, and the guarantees of our subsidiary guarantors are full and unconditional and joint and several. There are no significant restrictions on the ability of Goodman Networks Incorporated or any of the subsidiary guarantors to obtain funds from any of our subsidiaries by dividend or loan.

The terms of the Indenture require the Company to meet certain ratio tests giving effect to anticipated transactions, including borrowing debt and making restricted payments prior to entering these transactions. These ratio tests are, as defined per the Indenture, a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 (which was 0.67 to 1.00 at December 31, 2013) and a Leverage Ratio not greater than 2.50 to 1.00 (which was 13.13 to 1.00 at December 31, 2013). The holders of the Notes granted a waiver to these covenants in conjunction with the issuance of the Tack-On Notes, and the Company has not entered into any other transaction that requires it to meet these tests as of December 31, 2013. Had the Company been required to meet these ratio tests as of December 31, 2013, the Company would not have met the Fixed Charge Coverage Ratio or the Leverage Ratio.

The mortgage payable related to the Multiband headquarters building from American United Life Insurance Company has a remaining term of forty-seven months and carries an interest rate of 5.92% per annum. Monthly payments of principal and interest are due as follows: $36,000 from October 2013 through September 2016 and then $40,000 from October 2016 through August 2018. A final payment of $2.1 million is due in September 2018. As additional collateral for the mortgage, Multiband Special Purpose, LLC, a wholly owned subsidiary of the Company (MBSP), issued a letter of credit in the lender’s favor of $1.4 million, which is fully backed by a certificate of deposit held by the lender and is classified as restricted cash in the balance sheet as of December 31, 2013.

During 2013, Multiband entered into a short-term financing agreement with First Insurance Funding Corporation in the amount of $8.1 million for workers’ compensation, business and auto insurance. This financing agreement, which was assumed by the Company in the Merger, carries an interest rate of 3.5% and requires monthly payments of principal and interest of $0.7 million through December 2013. As of December 31, 2013, the outstanding balance under this short-term financing agreement was repaid in full.

Future maturities of the notes payable as of December 31, 2013 are as follows (in thousands):

Year ending December 31,
2014	$258
2015	267
2016	282
2017	329
2018	2,322
Thereafter	325,000
Discounts and premiums	2,146

$330,604

On June 24, 2009, the Company entered into the Revolving Credit and Security Agreement (the “Credit Agreement”). As of December 23, 2010, the Company had a revolving line of credit that accrued interest at variable rates as defined in the Credit Agreement plus 2.25% and was to mature on June 22, 2012. Unused commitment fees under the Credit Agreement accrued at an annual rate of 0.375%.

On June 23, 2011, the Company entered into a five year amendment and restatement of the Credit Agreement (the “Credit Facility”). The Credit Facility has a maximum amount of available borrowing capacity of $50.0 million, subject to certain restrictions. Interest on outstanding balances on the Credit Facility accrues at variable rates based, at the Company’s option, on the agent bank’s base rate (as defined in the Credit Facility) plus a margin between 1.50% and 2.00%, or at LIBOR plus a margin of between 2.50% and 3.00%, depending on certain financial thresholds. At December 31, 2013, the margin over LIBOR was 3.0% and the margin over the base rate was 2.0%. In addition, the Credit Facility includes an unused facility fee of 0.375%. At December 31, 2013 the Company had no borrowings and had $4.5 million of outstanding letters of credit under the Credit Facility.

The amount the Company can borrow under its Credit Facility at any given time is based upon a formula that takes into account, among other things, eligible billed and unbilled accounts receivable and inventory, which can result in borrowing availability of less than the maximum amount of the Credit Facility. On December 31, 2013, availability under the Credit Facility totaled $45.5 million, net of outstanding letters of credit aggregating $4.5 million. The Credit Facility is collateralized by, among other things, a first priority security interest in substantially all of the Company’s accounts receivable, unbilled revenue on completed contracts and inventory. Any deterioration in the quality of the Company’s accounts receivable, unbilled revenue on completed contracts and inventory would reduce availability under the Credit Facility.

The Credit Facility contains customary events of default (including cross-default) provisions and covenants related to the Company’s operations that prohibit, among other things, making investments and acquisitions in excess of specified amounts, incurring additional indebtedness in excess of specified amounts, creating liens against the Company’s assets, prepaying subordinated indebtedness and engaging in certain mergers or combinations without the prior written consent of the lenders. The Credit Facility also limits the Company’s ability to make certain distributions or dividends.

Under the terms of the Credit Facility, beginning with the quarter ended March 31, 2014, the Company must maintain a Fixed Charge Coverage Ratio equal to at least 1.25 to 1.0 (which ratio was 1.27 to 1.00 at December 31, 2013) and a Leverage Ratio no greater than 6.0 to 1.0 with respect to the ratio required for the fiscal quarter ending March 31, 2014 (which ratio was 8.28 to 1.00 at December 31, 2013) during such time as a Triggering Event is continuing. A “Triggering Event” occurs when the Company’s undrawn availability (measured as of the last date of each month) on the Credit Facility has failed to equal at least $10 million for two consecutive months and continues until undrawn availability equals $20 million for at least three consecutive months. The Company is only required to maintain such ratios at such time that a Triggering Event is in existence. Failure to comply with such ratios during the existence of a Triggering Event constitutes an Event of Default (as defined therein) under the Credit Facility. Had the Company been required to meet these ratio tests as of December 31, 2013, the Company would have met the Fixed Charge Coverage Ratio and not have met the Leverage Ratio (in each case with respect to the ratio required for the fiscal quarter ending March 31, 2014).

Pursuant to the terms of the Credit Facility, PNC Bank may utilize the Company’s cash deposits at PNC Bank to offset amounts borrowed under the Credit Facility. As such, the Company has classified the amount due on the line of credit as a current liability in the consolidated balance sheets.

Note 9. Leases

The Company leases certain equipment under capital leases. The economic substance of these leases is that the Company is financing the acquisition of the equipment through the leases and accordingly, the equipment is recorded as an asset and the leases are recorded as liabilities.

Future minimum lease payments under capital leases at December 31, 2013 were as follows (in thousands):

Year ending December 31,
2014	$1,537
2015	1,098
2016	452
2017	79
2018	—
Thereafter	—

Total minimum lease payments	3,166
Less: amount representing interest	(222)

Present value of minimum lease payments	2,944
Less: current portion of capital leases	(1,402)

Capital leases, net of current portion	$1,542

Operating lease commitments relate primarily to rental of vehicles, facilities and equipment under non-cancellable operating lease agreements which expire at various dates through the year 2017. Approximate future minimum rental payments at December 31, 2013 under these non-cancelable operating leases are as follows (in thousands):

Year ending December 31,
2014	$10,265
2015	6,549
2016	3,004
2017	1,840
2018	1,450
Thereafter	548

Total minimum lease payments	$23,656

Rent expense for operating leases was approximately $5.1 million, $6.0 million and $14.3 million the years ended December 31, 2011, 2012 and 2013, respectively.

Note 10. Shareholders’ Deficit

Common Stock

The Company is controlled directly and indirectly by persons or entities related to John A. Goodman, the Company’s Executive Chairman. All shareholders are parties to a shareholders’ agreement. The shareholders’ agreement contains various provisions governing tag-along rights, drag-along rights, rights of first offers, transfers among shareholders and other terms customary in agreements of this type.

In June 2009, a relative of the Company’s Executive Chairman was granted a put option whereby the holder could require the Company to pay $1.5 million in cash to purchase the number of shares to be computed based on the fair value at the time the put option is exercised. This put option was exercised in June 2011 and the Company purchased 22,914 shares of common stock at $65.46 per share, or $1.5 million.

Additionally, on June 23, 2011 the Company purchased 265,379 shares of common stock from shareholders for cash in the amount of $17.5 million, or $65.46 per share. All shares purchased by the Company had been included in treasury stock until September 2011 when all currently held treasury stock was retired. The treasury stock retirement of $27.8 million resulted in a corresponding reduction in common stock of approximately $10,000, additional paid in capital of $6.6 million, and retained earnings of $21.2 million.

In November and December 2011, the Company repurchased 55,918 shares of outstanding common stock from certain employees at a price of $120.91 per share for cash consideration of $6.8 million, which equaled the fair value of the common stock at the repurchase date. The repurchase of common stock has been recorded in treasury stock.

Pursuant to an amended and restated employment agreement dated October 16, 2012, the Company granted an executive 60,000 shares of unrestricted common stock, half of which vested immediately and the other half of which vested in January 2013. Compensation expense of $5.0 million for the fair value of the 60,000 shares of common stock was recorded in the year ended December 31, 2012, based on the grant-date fair value of $82.70 per share. The terms of the employment agreement also required the Company to provide a cash payment to the executive in an amount sufficient to cover all taxes associated with the share grant. As such, an additional amount of $3.3 million was expensed in 2012, and paid during the first quarter of 2013.

In June 2009, the Company issued 1,045,006 shares of Series C convertible redeemable preferred stock (“Series C”) to SG-Goodman, LLC (“SG-Goodman”), an affiliate of a private equity investor. Each share of Series C was initially convertible into common stock, at the option of the holder, at $26.12 per share. Series C accrued dividends at 10% of the dividend base per annum, payable quarterly, provided such dividends were declared. Dividends accrued cumulatively and unpaid dividends were added to the liquidation preference of the Series C. Dividends totaling $1.4 million were declared during the year ended December 31, 2011, respectively. On June 23, 2011 the Company repurchased all outstanding shares of Series C from shareholders for $73.2 million and paid dividends of $2.2 million.

Note 11. Share-Based Compensation and Warrants

Stock Options

In October 2000, the Company approved the Goodman Networks Incorporated 2000 Equity Incentive Plan (the “2000 Plan”). Under the 2000 Plan, 70,899 shares may be issued pursuant to outstanding awards of incentive stock options or nonqualified stock options to employees, directors or consultants of the Company but no additional grants may be made. Grants of incentive stock options must have been at least equal to the fair market value on the date of grant. Nonqualified options could have been granted at less than fair market value. All option terms were determined by a committee designated by the Board of Directors.

On December 29, 2008, the Board of Directors approved the 2008 Long-Term Incentive Plan (the “2008 Plan”). The approval of the 2008 Plan had no effect on the 2000 Plan or any options granted pursuant to the 2000 Plan. At such time, outstanding options granted pursuant to the 2000 Plan continued with their existing terms and remained subject to the 2000 Plan, as applicable. The 2008 Plan provides for the issuance of up to 1,000,000 shares of common stock pursuant to awards. In June 2009, the Company’s Board of Directors amended the 2000 Plan and the 2008 Plan to modify certain terms and definitions. These amendments did not affect the awards already outstanding under the 2008 Plan or 2000 Plan.

The Company estimates the expected volatility of the price of its underlying stock based on the historical volatilities of similar entities with publicly traded securities. Currently there is no active market for the Company’s common stock. The volatility was estimated using the median volatility of the guideline companies which are representative of the Company’s size and industry based upon daily stock price fluctuations.

The following table summarizes stock option activity under the 2008 Plan and the 2000 Plan for the year ended December 31, 2013:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (Millions)
Outstanding at December 31, 2012	222,866	$19.99
Granted	332,500	82.70
Exercised	(6,800)	1.98

Outstanding at December 31, 2013	548,566	$58.22	7.75	$20.7
Exercisable at December 31, 2013	248,732	$29.47	6.10	$16.5

The fair values of option awards granted were estimated at the grant date using a Black-Scholes option pricing model with the following assumptions for the years ended December 31, 2011, 2012 and 2013:

	2011	2012	2013
Expected volatility	48.40%	n/a	54.06% - 60.65%
Risk-free interest rate	2.29%	n/a	0.91% - 1.63%
Expected life (in years)	6.00	n/a	5.19 - 5.80
Expected dividend yield	0.00%	n/a	0.00%

The weighted average grant date fair value for options granted in 2011 and 2013 was $12.65 and $41.90, respectively. The Company did not grant any stock options during the year ended December 31, 2012. As of December 31, 2013, there was approximately $8.0 million of unrecognized compensation costs related to non-vested stock options. That cost is expected to be recognized over a remaining weighted average vesting period of 1.06 years.

The total intrinsic value of options exercised was $2.1 million and $0.5 million for the years ended December 31, 2011 and 2013, respectively. There were no options exercised during the year ended December 31, 2012.

During July 2011, the Company intended to deliver 17,000 share-based awards to certain employees. The Company subsequently determined that all corporate actions necessary to create a legally binding right to these awards was inadvertently not completed, and such awards are not effective and are not included in the table above. The exercise price of these awards was intended to be $26.12 with a term of 10 years. If these awards were granted, vesting would have occurred ratably over a three-year period, although the vesting commencement dates would have varied by award and preceded the intended award grant for certain recipients. If these awards were in effect, they could be settled with assets other than equity, and the Company has accounted for them as liability awards. During 2013, these liability awards were cancelled and replaced with equity awards. The liability recorded on the balance sheet at December 31, 2012 was $0.7 million.

In December 2011, the Company settled 11,074 outstanding stock option awards with certain employees of the Company at a price of $120.91 per share for cash consideration of $1.2 million, which equaled the intrinsic value of the options at the settlement date.

The compensation expense recognized for outstanding share-based awards for the years ended December 31, 2011, 2012 and 2013 was $1.0 million, $5.6 million and $4.5 million, respectively.

Warrants

In October 2010, in connection with the subordinated notes payable issued to a shareholder in April and May of 2010 and the First Amendment to the Shareholder Agreement (also see Note 8), the Company issued warrants to purchase 160,408 shares of its common stock at an exercise price of $1.00 per share, which expire in May 2020. The fair value of the warrants was recorded as a discount on the subordinated notes payable. During June 2011, the shareholder and holder of the warrants sold warrants to purchase 117,050 of those shares to the Company for $7.5 million. The remaining warrant to purchase 43,358 shares is outstanding and exercisable as of December 31, 2013.

Note 12. Related Party Transactions

The Company had approximately $50,000 in a non-interest bearing advance due from a founding shareholder of the Company as of December 31, 2012 and 2013. Scheduled repayments are made through payroll deductions.

The Company uses a ranch owned by certain shareholders to entertain employees and customers. For the use of the ranch, the Company paid and expensed $10,000 per month during the year ended December 31, 2011, $10,000 per month during the period from January 1, 2012 to May 31, 2012 and $13,000 per month during the period from June 1, 2012 to December 31, 2013.

In June 2009, the Company entered into an agreement with a firm that was related to a member of the Company’s Board of Directors, although this member is not currently serving on the Board. Pursuant to the agreement, this affiliated firm agreed to perform regular consulting services. Payments under this agreement were $151,616, $0 and $0 for the years ended December 31, 2011, 2012 and 2013, respectively.

In February 2013, Multiband commenced business with Fowler Wind Energy LLC (Fowler), a company that is partially owned (70.0%) by J. Basil Mattingly, a Vice President of Multiband. The Company provides wind tower labor to Fowler. Revenue recognized under the Company’s contract with Fowler was $1.1 million for the four months ended December 31, 2013, which is included in revenues in the accompanying condensed consolidated statement of operations. At December 31, 2013, Fowler owed the Company $1.0 million, which is included in accounts receivable, net in the accompanying consolidated balance sheet.

On March 4, 2013, the Company entered into stock purchase agreements with certain members of management of the Company, pursuant to which the Company purchased 60,400 shares of common stock in exchange for payments totaling $5.0 million. The shares repurchased have been recorded as treasury stock.

The Company leases offices located at 2000 44th Street SW, Fargo, ND 58013. The base rate is $22,000 per month. The property is owned in part by David Ekman, Chief Information Officer of Multiband.

From time to time, the Company engages in transactions with executive officers, directors, shareholders or their immediate family members of these persons (subject to the terms and conditions of the Notes and the Credit Facility). These transactions are negotiated between related parties without arm’s length bargaining and, as a result, the terms of these transactions could be different than transactions negotiated between unrelated persons. See Note 10—Shareholders’ Equity (Deficit) for a description of these transactions.

See Note 14—Commitments and Contingencies for other transactions among related parties.

Note 13. Employee Benefit Plan

The Company sponsors a 401(k) retirement savings plan for its employees. Eligible employees are allowed to contribute a portion of their compensation, not to exceed a specified contribution limit imposed by the Internal Revenue Code. The Company provides for matching employee contributions equal to 50% on the first 8% of each participant’s compensation. Employer contributions during the years ended December 31, 2011, 2012 and 2013 totaled $2.7 million, $2.7 million and $3.3 million, respectively.

One of the Company’s 401(k) plans allows for a discretionary profit sharing contribution. The Company has recorded an expense of $0.1 million for a profit sharing contribution.

Note 14. Commitments and Contingencies

General Litigation

The Company is from time to time party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business. These actions typically seek, among other things, compensation for alleged personal injury, breach of contract and/or property damages, punitive damages, civil penalties or other losses, or injunctive or declaratory relief. Based upon information currently available, the Company believes that the ultimate outcome of all current litigation and other claims, individually and taken together, and except as described herein, will not have a material adverse effect on the Company’s business, prospects, financial condition or results of operations.

Concentration of Credit Risk

A significant portion of the Company’s revenue is derived from three significant customers. The following table reflects the percentage of total revenue from those customers for the years ended December 31, 2011, 2012 and 2013:

	2011	2012	2013
Subsidiaries of AT&T Inc.	89.2%	87.3%	71.1%
DIRECTV	0.0%	0.0%	9.9%
Alcatel-Lucent	9.9%	9.0%	6.2%

Amounts due from these significant customers at December 31, 2012 and 2013 are as follows (in thousands):

	2012	2013
Subsidiaries of AT&T Inc.	$57,194	$70,426
DIRECTV	—	10,699
Alcatel-Lucent	4,970	8,211

	$62,164	$89,336

A loss of any of these customers would have a material adverse effect on the financial condition of the Company.

Indemnities

The Company generally indemnifies its customers for services it provides under its contracts which may subject the Company to indemnity claims, liability and related litigations. As of December 31, 2012 and 2013, the Company was not aware of any material asserted or unasserted claims in connection with these indemnity obligations.

Guarantees

In October 2011, the Company issued a letter of credit to a company owned by a relative of the Executive Chairman as a guarantee of a related party’s line of credit. The maximum available to be drawn on the line of credit is $4.0 million. In the event of default on the line of credit by the related party, the Company will have the option either to enter into a note purchase agreement with the lender or to permit a drawing on the letter of credit in an amount not to exceed the amount by which the outstanding obligation exceeds the value of the related party’s collateral securing the line of credit, but in no event more than $4.0 million. The Company’s letter of credit was originally due to expire in July 2012, then subsequently amended to expire in July 2013. Prior to the expiration, the letter of credit was amended to extend the guarantee of the related party’s line of credit until July 2014.

The Company’s exposure with respect to the letter of credit is supported by a reimbursement agreement from the related party, secured by a pledge of assets and stock of the related party. As of December 31, 2011, the Company concluded that it will likely be required to perform for the full exposure under the guarantee, and therefore, recorded a liability in the amount of $4.0 million as other operating expense and accrued liabilities in the Company’s consolidated financial statements for the fourth quarter of 2011. This guarantee liability for the full amount of $4.0 million remains in accrued liabilities as of December 31, 2013.

State Sales Tax

The Company is routinely subject to sales tax audits that could result in additional sales taxes and interest owed to various taxing authorities. Any additional sales taxes and interest assessed against the Company will be invoiced to the appropriate customer. However, no assurances can be made that such customers would be willing to pay the additional sales tax or interest.

Legal proceedings involving the U.S. Department of Labor

In December 2009, the U.S. Department of Labor sued various individuals that are either stockholders, directors, trustees and/or advisors to DirecTECH Holding Company, Inc., or DTHC, and its Employee Stock Ownership Plan. Multiband was not named in this complaint. In May 2011, three of these individuals settled the complaint with the U.S. Department of Labor (upon information and belief, a portion of this settlement was funded by the individuals’ insurance carrier) in the approximate amount of $8.6 million and those same individuals have filed suit against Multiband for reimbursement of certain expenses. The basis for these reimbursement demands are certain corporate indemnification agreements that were entered into by the former DTHC operating subsidiaries and Multiband. Two of those defendants had their claims denied during the second quarter of 2012, in a summary arbitration proceeding. This denial was appealed and the summary judgment award was overturned by a federal court judge in February 2013. Multiband appealed the federal court’s decision to the Sixth Circuit Court of Appeals. In January 2014, the Sixth Circuit Court of Appeals reversed the decision and reinstated the arbitration award granting summary judgment to Multiband.

Contract-Related Contingencies and Fair Value Measurements

The Company has certain contingent liabilities related to the DBT and CSG acquisitions. The Company adjusts these liabilities to fair value at each reporting period. The Company values contingent consideration related to acquisitions on a recurring basis using Level 3 inputs such as forecasted net revenue and earnings before interest, taxes, depreciation and amortization, and discount rates. The liability related to these contingent consideration arrangements was $10.4 million as of December 31, 2013.

The changes in contingent liabilities are as follows for the year ending December 31, 2013 (in thousands):

Balances at beginning of year	$—
Business combination	9,904
Adjustment to fair value	646
Payments	(150)

Balance at end of year	$10,400

Note 15. Income Taxes

Deferred income tax assets result from temporary differences as follows (in thousands):

	2012	2013
Deferred tax assets
Accrued expenses	$5,830	$9,007
Inventories	2,233	2,494
Anticipated losses on contracts in progress	1,709	1,793
Accounts receivable reserve	6	168
Other	342	774
Net operating losses	17,048	31,234
Share based compensation	2,104	2,844
Credit carryforwards	734	792
Workers compensation	—	4,210
Prepaid expenses – non-current	666	706
Valuation allowance	—	(17,557)

Total deferred tax assets	30,672	36,465
Deferred tax liabilities
Revenue and cost of revenues	(15,283)	(17,443)
Prepaid expenses	(123)	(623)
Intangibles	—	(5,697)
Property and equipment	(1,186)	(2,716)

Total deferred tax liabilities	(16,592)	(26,479)

Net deferred tax assets	$14,080	$9,986

Current deferred tax liabilities, net	(5,286)	(8,457)
Non-current deferred tax assets, net	19,366	18,443

Net deferred tax assets	$14,080	$9,986

The Company’s provision for income taxes for the years ended December 31, 2011, 2012 and 2013 is as follows (in thousands):

	2011	2012	2013
Current federal income tax expense (benefit)	$5,809	$(13,147)	$791
Current state income tax expense	1,573	81	1,000
Valuation allowance	—	—	17,557
Deferred federal tax expense (benefit)	2,617	8,750	(10,038)
Deferred state tax expense (benefit)	310	140	(1,804)

Provision for (benefit from) income taxes	$10,309	$(4,176)	$7,506

The Company’s income tax expense for the years ended December 31, 2011, 2012 and 2013 differed from the statutory federal rate as follows (in thousands):

	2011	2012	2013
Statutory rate applied to income before income taxes	$9,177	$(3,248)	$(12,506)
Valuation Allowance	—	—	17,557
Permanent (deductions) non-deductible items	(69)	310	1,702
State income taxes, net of federal income tax effect	1,224	(720)	(545)
Other	(23)	(518)	1,298

Provision for (benefit from) income taxes	$10,309	$(4,176)	$7,506

At December 31, 2013, the Company had approximately $76.8 million and $155.9 million of net operating loss carryforwards for federal and state income tax purposes, respectively. The federal net operating loss will begin to expire in 2027. The state net operating losses will begin to expire in 2014.

The acquisition of Multiband resulted in a change of ownership for Multiband as defined under Section 382 of the Internal Revenue Code (“IRC”). This ownership change resulted in an annual IRC Section 382 limitation that limits the use of certain tax attribute carryforwards. Of the $23.9 million of federal loss carryforwards acquired in the acquisition of Multiband, the Company is limited to $1.1 million of the loss carryforwards in 2014 and for each year thereafter.

In assessing the ability to realize deferred tax assets, the Company considers whether it is more likely than not that some portion or all of its deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which these temporary differences become deductible. A valuation allowance has been provided to reduce the deferred tax assets to an amount management believes is more likely than not to be realized. Expected realization of deferred tax assets for which a valuation allowance has not been recognized is based upon the reversal of existing taxable temporary differences. The valuation allowance totaled $17.6 million as of December 31, 2013, and relates to deferred tax assets associated with certain federal and state net operating loss carryforwards.

The Company filed an Application for Change in Accounting Method on Form 3115, with the Internal Revenue Service on December 31, 2012 to recognize revenue under a proper accrual method or percentage of completion method for federal and state income tax purposes. The Company received consent from the Internal Revenue Service for these accounting method changes in 2013. The effect of the change in accounting was to defer the recognition of revenue to tax years later than 2011. The method change has resulted in the recording of a net deferred tax liability for expense recognition as expense under the tax methods generally results in recognition earlier than for book purposes. As of December 31, 2013, the Company recorded a receivable of $13 million related to change in the recognition of revenue which resulted in net operating losses that were carried back to prior years; this refund was subsequently received during the first quarter of 2014.

The Company is subject to taxation in the U.S. and various state jurisdictions. The Company may from time to time be assessed interest or penalties by major tax jurisdictions, although any such assessments historically have been minimal and immaterial to its financial results. In the event the Company incurs interest and/or penalties, the amounts will be classified in the financial statements as income tax expense. In connection with the acquisition of Multiband, the Company recorded $4.0 million as an income tax payable for unrecognized tax benefits, related to U.S. tax positions taken in prior fiscal years, related to its use of net operating losses, which was offset to goodwill.

The Company includes potential accrued interest and penalties related to unrecognized tax benefits within its income tax provision account. The combined amount of accrued interest and penalties related to tax positions taken or to be taken on the Company’s tax returns and recorded as part of the reserves for uncertain tax positions was $0.0 million and $0.4 as of December 31, 2012 and 2013, respectively. To the extent interest and penalties are not assessed with respect to uncertain tax positions or the uncertainty of deductions in the future, amounts accrued will be reduced and reflected as a reduction of the overall income tax provision.

Unrecognized tax benefits activity for the year ended December 31, 2013 is as follows (in thousands):

Unrecognized tax benefits, beginning balance	$—
Additions based on tax positions related to prior years	4,352
Additions based on tax positions related to current years	—

Unrecognized tax benefits, ending balance	$4,352

The Company believes that $2.1 million of our reserves for uncertain tax positions will be effectively settled and the statute of limitations will expire for $2.3 million of its reserves for uncertain tax positions within the next 12 months.

Note 16. Segments

Prior to the merger with Multiband, the Company operated its business in two segments: Professional Services (PS) and Infrastructure Services (IS). Subsequent to the merger with Multiband, the Company began operating its business in two additional segments: Field Services (FS) and Other Services (Other). The Professional Services segment provides customers with highly technical services primarily related to installing, testing, and commissioning and decommissioning of core, or central office, equipment of wireless carrier networks from a variety of vendors. The Infrastructure Services segment provides program management services of field projects necessary for deploying, upgrading, and maintaining wireless networks. The Field Services segment generates revenue from the installation and service of DIRECTV video programming for residents of single family homes under a contract with DIRECTV. Other Services includes the Company’s multi-dwelling unit and energy, engineering and construction services lines of business.

On December 31, 2013, the Company sold certain assets to DIRECTV MDU, and DIRECTV MDU assumed certain liabilities of the Company, related to the division of the Company’s business involved with the ownership and operation of subscription based video, high-speed internet and voice services and related call center functions to multiple dwelling unit customers, lodging and institution customers and commercial establishments (such assets are collectively referred to as the “MDU Assets”). The operations of the MDU Assets were previously reported in the Company’s “Other Services” segment.

The results of operations for the Company’s activities in the Pacific Northwest region, which were previously included in the IS segment results, and the cable television fulfillment operations, which were previously reported with the FS segment results, are presented as discontinued operations (see Note 17) and are therefore not included in the segment financial information presented below.

There were no material intersegment transfers or sales during the periods presented. Selected segment financial information for the years ended December 31, 2011, 2012 and 2013 is presented below (in thousands):

	Year Ended December 31, 2011
	PS	IS	FS	Other	Corporate	Total
Revenues	$91,650	$637,352	$—	$—	$—	$729,002
Cost of revenues	78,369	532,415	—	—	—	610,784

Gross profit	$13,281	$104,937	$—	$—	—	118,218

Selling, general and administrative expenses					67,450	67,450
Other operating expense					4,000	4,000

Operating income						46,768
Interest expense					20,548	20,548

Income before income taxes from continuing operations						26,220
Income tax expense					10,309	10,309

Net income from continuing operations						$15,911

	Year Ended December 31, 2012
	PS	IS	FS	Other	Corporate	Total
Revenues	$79,140	$530,087	$—	$—	$—	$609,227
Cost of revenues	65,200	434,088	—	—	—	499,288

Gross profit	$13,940	$95,999	$—	$—	—	109,939

Selling, general and administrative expenses					87,216	87,216

Operating loss						22,723
Interest expense					31,998	31,998

Loss before income taxes from continuing operations						(9,275)
Income tax benefit					(4,176)	(4,176)

Net loss from continuing operations						$(5,099)

	Year Ended December 31, 2013
	PS	IS	FS	Other	Corporate	Total
Revenues	$111,468	$715,518	$88,240	$16,519	$—	$931,745
Cost of revenues	91,597	622,438	77,899	14,175	—	806,109

Gross profit	$19,871	$93,080	$10,341	$2,344	—	125,636

Selling, general and administrative expenses					121,106	121,106
Operating loss						4,530

Other income					(25)	(25)
Interest expense					40,287	40,287

Loss before income taxes from continuing operations						(35,732)
Income tax benefit					7,506	7,506

Net loss from continuing operations						$(43,238)

Asset information is evaluated by management at the corporate level and is not available by reportable segment.

Note 17. Discontinued Operations

Effective December 31, 2011, the Company’s contract with AT&T Mobility LLC (AT&T Mobility) in the Pacific Northwest region expired and was not renewed. Although the contract expired on December 31, 2011, the Company continued to provide transitional services to AT&T Mobility throughout 2012, thereby concluding that the Company did not meet the criteria to report the results of operations from the Pacific Northwest as discontinued operations as a result of significant continuing cash flows as of December 31, 2012. During the three months ended March 31, 2013, the transitional services ceased and accordingly the Company presented the results of operations for the Pacific Northwest region as discontinued operations for all periods presented.

Summarized results from discontinued operations were as follows (in thousands):

	2011	2012	2013
Revenue	$52,089	$41,686	$—

Income from discontinued operations	5,274	4,136	—
Income tax expense	1,867	1,568	—

Income from discontinued operations, net of income taxes	$3,407	$2,568	$—

Note 18. Income (loss) per share

The following table presents the calculation of basic and diluted net income (loss) per share from continuing and discontinued operations (in thousands, except share and per share amounts):

	Years Ended December 31, 2013
	2011	2012	2013
Numerator:
Net income (loss) from continuing operations	$15,911	$(5,099)	$(43,238)
Dividends declared on redeembable preferred stock	(1,375)	—	—

Net income (loss) from continuing operations attributable to common shareholders	$14,536	$(5,099)	$(43,238)

Net income from discontinued operations, net of taxes	$3,407	$2,568	$—

Denominator:
Weighted average number of shares used to compute basic net income (loss) per common share	1,035,654	863,078	876,433

Effect of potentially dilutive securities:
Convertible preferred stock	518,096	—	—
Employee stock options	148,659	—	—
Stock warrants	100,497	—	—

Weighted average number of shares used to compute diluted net income (loss) per common share	1,802,906	863,078	876,433

Net income (loss) per share:
Basic net income (loss) from continuing operations per common share	$14.04	$(5.91)	$(49.33)
Diluted net income (loss) from continuing operations per common share(1)	$8.83	$(5.91)	$(49.33)

Basic net income from discontinued operations per common share	$3.29	$2.98	$—
Diluted net income from discontinued operations per common share	$1.89	$2.98	$—

(1)	Diluted net income (loss) from continuing operations per common share excludes dividends on redeemable convertible preferred stock from the numerator as the if converted basis used to compute diluted earnings per share assumes the redeemable convertible preferred stock was converted to common stock on January 1, 2011.

For years ended 2011, 2012 and 2013 the following securities were not included in the calculation of diluted shares outstanding as the effect would have been anti-dilutive:

	As of December 31, 2013
	2011	2012	2013
Employee stock options	—	222,866	548,566
Stock warrants	—	43,358	43,358

Goodman Networks Incorporated

Consolidated Balance Sheets

December 31, 2013 and June 30, 2014

(In thousands, Except Share Amounts and Par Value)

	December 31, 2013	June 30, 2014
		(Unaudited)
Assets
Current Assets
Cash	$59,439	$70,737
Accounts receivable, net of allowances for doubtful accounts of $350 and $633 at December 31, 2013 and June 30, 2014, respectively	109,478	85,378
Unbilled revenue on completed projects	21,136	17,355
Costs in excess of billings on uncompleted projects	100,258	109,532
Inventories	22,909	27,628
Prepaid expenses and other current assets	8,980	13,467
Income tax receivable	16,772	2,462

Total current assets	338,972	326,559
Property and equipment, net of accumulated depreciation of $25,062 and $27,735 at December 31, 2013 and June 30, 2014, respectively	19,647	23,467
Deferred financing costs, net	18,156	17,469
Deferred tax assets	18,443	17,582
Deposits and other assets	3,313	3,480
Insurance collateral	11,569	12,023
Intangible assets, net of accumulated amortization of $4,744 and $7,556 at December 31, 2013 and June 30, 2014, respectively	29,156	25,424
Goodwill	69,134	69,178

Total assets	$508,390	$495,182

Liabilities and Shareholders’ Deficit
Current Liabilities
Accounts payable	$137,106	$130,195
Accrued expenses	98,404	90,158
Billings in excess of costs on uncompleted projects	46,691	57,088
Deferred revenue	113	397
Deferred tax liabilities	8,457	9,521
Current portion of capital lease and notes payable obligations	1,818	4,384

Total current liabilities	292,589	291,743
Notes payable	330,346	330,470
Capital lease obligations	1,542	1,231
Accrued expenses, non-current	18,791	12,558
Deferred revenue, non-current	—	6,932
Deferred rent	446	655

Total liabilities	643,714	643,589
Commitments and contingencies (Note 12)
Shareholders’ Deficit
Common stock, $0.01 par value, 10,000,000 shares authorized; 985,714 issued and 869,396 outstanding at December 31, 2013 and 1,029,072 issued and 912,754 outstanding at June 30, 2014	10	10
Treasury stock, at cost, 116,318 shares at December 31, 2013 and June 30, 2014	(11,756)	(11,756)
Additional paid-in capital	13,314	15,402
Accumulated deficit	(136,892)	(152,063)

Total shareholders’ deficit	(135,324)	(148,407)

Total liabilities and shareholders’ deficit	$508,390	$495,182

See Notes to Consolidated Financial Statements

Goodman Networks Incorporated

Consolidated Statements of Operations

Six Months Ended June 30, 2013 and 2014

(Unaudited, In Thousands, except per share data)

	Six Months Ended June 30,
	2013	2014
Revenues	$338,032	$527,155
Cost of revenues	287,912	457,534

Gross profit (exclusive of depreciation and amortization included in selling, general and administrative expense shown below)	50,120	69,621
Selling, general and administrative expenses	50,404	60,462
Restructuring expense	—	2,726
Other operating income	—	(1,569)

Operating income (loss)	(284)	8,002
Other income	—	(46)
Interest expense	17,144	23,154

Loss before income taxes	(17,428)	(15,106)
Income tax expense (benefit)	(6,389)	65

Net loss	$(11,039)	$(15,171)

Basic and diluted net loss per common share	$(12.49)	$(17.06)

See Notes to Consolidated Financial Statements

Goodman Networks Incorporated

Consolidated Statements of Cash Flows

Six Months Ended June 30, 2013 and 2014

(Unaudited, In Thousands)

	Six Months Ended June 30,
	2013	2014
Operating Activities
Net loss	$(11,039)	$(15,171)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	1,661	2,912
Amortization of intangible assets	1,807	2,812
Amortization of debt discounts and deferred financing costs	921	1,689
Impairment charge	—	920
Provision of doubtful accounts	4	283
Deferred tax benefit	(6,586)	(146)
Share-based compensation expense	2,343	2,045
Accretion of contingent consideration	450	265
Change in fair value of contingent consideration	—	(250)
Loss on sale of property and equipment	49	136
Changes in (net of acquisitions):
Accounts receivable	13,898	23,812
Unbilled revenue	2,594	3,781
Costs in excess of billings on uncompleted projects	(66,148)	(9,274)
Inventories	2,616	(4,744)
Prepaid expenses and other assets	451	1,417
Accounts payable and other liabilities	(5,741)	(19,084)
Income taxes payable / receivable	(131)	14,376
Billings in excess of costs on uncompleted projects	2,027	10,397
Deferred revenue	—	7,318

Net cash provided by (used in) operating activities	(60,824)	23,494

Investing Activities
Purchases of property and equipment	(1,296)	(6,486)
Proceeds from the sale of property and equipment	—	21
Purchase of assets of the Custom Solutions Group of Cellular Specialties, Inc.	(18,000)	—
Change in restricted cash	(7,727)	—
Change in due from shareholders	(9)	1

Net cash used in investing activities	(27,032)	(6,464)

Financing Activities
Proceeds from lines of credit	—	491,320
Payments on lines of credit	—	(491,320)
Payments on capital lease and notes payable obligations	(268)	(4,379)
Payments on contingent consideration arrangements	—	(141)
Payments for deferred financing costs	(4,026)	(1,255)
Proceeds from the issuance of common stock	13	—
Proceeds from exercise of warrants and stock options	—	43
Purchase of treasury stock	(4,995)	—

Net cash used in financing activities	(9,276)	(5,732)

Increase (decrease) in cash	(97,132)	11,298
Cash, Beginning of Period	120,991	59,439

Cash, End of Period	$23,859	$70,737

See Notes to Consolidated Financial Statements

Goodman Networks Incorporated

Consolidated Statements of Cash Flows (Continued)

Six Months Ended June 30, 2013 and 2014

(Unaudited, In Thousands)

	Six Months Ended June 30,
	2013	2014
Supplemental Cash Flow Information
Cash paid for interest	$14,755	$21,580

Cash paid for income taxes	$53	$897

Supplemental Non-Cash Investing and Finance Activities
Purchase of property and equipment financed through capital leases and other financing arrangements	$69	$404

Noncash exchange of liability awards for equity awards	$712	$—

See Notes to Consolidated Financial Statements

Goodman Networks Incorporated

Notes to Consolidated Financial Statements (Unaudited)

Note 1. Organization and Business

Goodman Networks Incorporated, a Texas corporation, (“Goodman Networks” and collectively with its subsidiaries the “Company”), is a national provider of end-to-end network infrastructure and professional services to the wireless telecommunications industry. The Company’s wireless telecommunications services span the full network lifecycle, including the design, engineering, construction, deployment, integration, maintenance, and decommissioning of wireless networks. Goodman Networks performs these services across multiple network infrastructures, including traditional cell towers as well as next generation small cell and distributed antenna systems (“DAS”). The Company also serves the satellite television industry by providing onsite installation, upgrade and maintenance of satellite television systems to both the residential and commercial markets customers. These highly specialized and technical services are critical to the capability of the Company’s customers to deliver voice, data and video services to their end users.

Merger with Multiband

On May 21, 2013, Goodman Networks entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Manatee Merger Sub Corporation, a wholly owned subsidiary of Goodman Networks (“MergerSub”), and Multiband Corporation (“Multiband”), pursuant to which on August 30, 2013, Multiband merged with and into MergerSub, with Multiband surviving the merger (the “Merger”). The aggregate purchase price, excluding merger-related fees and expenses, was approximately $101.1 million. Upon the closing of the Merger, Multiband became a wholly owned subsidiary of Goodman Networks, and Multiband and its subsidiaries became restricted subsidiaries and guarantors under the indenture (the “Indenture”) governing the Company’s 12.125% senior secured notes due 2018 (the “Notes”) and the Company’s amended and restated senior secured revolving credit facility (the “Credit Facility”). To finance the Merger the Company, through its wholly owned subsidiary, sold an additional $100 million of Notes (the “Tack-On Notes”) under terms substantially identical to those of the $225 million aggregate principal amount of Notes issued in June 2011 (the “Original Notes”). The Company paid the remainder of the merger consideration from cash on hand. Upon completion of the Merger, the Company redeemed the Tack-On Notes in exchange for the issuance of an equivalent amount of Notes, which are classified as a long-term liability on the Company’s balance sheet upon the closing of the Merger because they mature in July 2018.

Sale of MDU Assets

On December 31, 2013, the Company sold certain assets (the “MDU Assets”) to DIRECTV MDU, LLC (“DIRECTV MDU”), and DIRECTV MDU assumed certain liabilities of the Company, related to the division of the Company’s business involved with the ownership and operation of subscription based video, high-speed internet and voice services and related call center functions to multiple dwelling unit customers, lodging and institution customers and commercial establishments, or, such assets, collectively, the MDU Assets. The operations of the MDU Assets were previously reported in the Company’s “Other Services” segment. In consideration for the MDU Assets, DIRECTV MDU paid the Company $12.5 million and additional non-cash consideration, and extended the existing Multiband/DIRECTV HSP Agreement, resulting in a four-year remaining term ending on December 31, 2017, as well as the assumption of certain liabilities.

Restructuring Activities

During the second quarter of 2014, our management approved, committed to and initiated plans to restructure and further improve efficiencies in our operations, including further integrating the operations of Multiband (the “2014 Restructuring Plan”). The restructuring costs associated with the 2014 Restructuring Plan are recorded in the restructuring expense line item within our consolidated statements of operations.

See Note 15 – Restructuring Activities for a summary of restructuring activities and costs.

Note 2. Summary of Significant Accounting and Reporting Policies

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in all material respects in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information. Pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”), certain information and footnote disclosures normally included in the annual consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. The accompanying unaudited consolidated financial statements have been prepared on the same basis as the financial statements for the year ended December 31, 2013.

Because certain information and footnote disclosures have been condensed or omitted, these unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto as of and for the year ended December 31, 2013, which are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (the “2013 Annual Report”). In management’s opinion, all normal and recurring adjustments considered necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented have been included. Management believes that the disclosures made in these unaudited consolidated financial statements are adequate to make the information not misleading. Interim period operating results do not necessarily indicate the results that may be expected for any other interim period or for the full fiscal year.

There have been no changes in the Company’s significant accounting policies from those that were disclosed in the Company’s 2013 Annual Report.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Key estimates for the Company include: the recognition of revenue, in particular, estimated losses on long term construction contracts, allowance for doubtful accounts; inventory valuation; asset lives used in computing depreciation and amortization; valuation of intangible assets; valuation of contingent consideration; allowance for self-insurance health care claims incurred but not reported; accounting for stock options and other equity awards, particularly related to fair value estimates; accounting for income taxes; contingencies; and litigation. While management believes that such estimates are reasonable when considered in conjunction with the financial position and results of operations taken as a whole, actual results could differ from those estimates, and such differences may be material to the consolidated financial statements.

Revenue Recognition

The Company recognizes revenue when: (i) persuasive evidence of a customer arrangement exists; (ii) the price is fixed or determinable; (iii) collectability is reasonably assured and (iv) product delivery has occurred or services have been rendered. The Company recognizes revenue as services are performed and completed.

The Company enters into contracts that require the construction and/or installation of specific units within a network system. Revenue from construction and installation contracts is recorded using the completed contract method of accounting. Under the completed contract method, revenues and costs from construction and installation projects are recognized only upon substantial completion of the project. Project costs typically include direct materials, labor and subcontractor costs, and indirect costs related to contract performance, such as indirect labor, supplies, and tools. Provisions for estimated losses on uncompleted contracts are recognized when it has been determined that a loss is probable.

The Company also enters into contracts to provide engineering and integration services related to network architecture, transformation, reliability and performance. Revenues and costs from service contracts are generally recognized at the time the services are completed under the completed performance model. Services are generally performed under master or other services agreements and are billed on a contractually agreed price per unit of service on a work order basis. Services invoiced prior to the performance of the obligation are recorded in deferred revenue and recognized as the services are performed.

The total amount of progress payments netted against contract costs on uncompleted contracts as of December 31, 2013 and June 30, 2014 was $197.9 million and $226.6 million, respectively.

Recent Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360) — Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (“ASU 2014-08”). The amendments in ASU 2014-08 change the criteria for reporting discontinued operations while enhancing disclosures in this area. Under the new guidance, only disposals representing a strategic shift in operations should be presented as discontinued operations. The new guidance is effective in the first quarter of 2015 for public organizations with calendar year ends. Early adoption is permitted. The Company elected to early adopt ASU No. 2014-08 effective April 1, 2014. The adoption of the new guidance did not have a material impact on the Company.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective for the Company on January 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that ASU 2014-09 will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

Note 3. Business Combinations

Acquisition of the Custom Solutions Group of Cellular Specialties, Inc.

On February 28, 2013, the Company completed the acquisition of 100% of the assets of the Custom Solutions Group of Cellular Specialties, Inc. (“CSG”), which provides indoor and outdoor wireless DAS, small cell and Wi-Fi solutions, services, consultations and maintenance. The purchase price consists of $18.0 million in cash, earn-out payments of up to an aggregate of $17.0 million through December 31, 2015 and the assumption of certain liabilities related to the acquired business. The Company acquired CSG to expand its in-building DAS, small cell and Wi-Fi offload solutions.

The following table summarizes the consideration transferred to acquire CSG and the amounts of identified assets acquired and liabilities assumed at the acquisition date (in thousands):

Cash	$18,000
Contingent consideration	9,163

Total purchase price	27,163
Current assets (accounts receivable, inventory and other current assets)	13,568
Non-current assets	541
Intangible assets	11,720
Goodwill	8,648

Total assets acquired	34,477
Current liabilities	7,276
Non-current liabilities	38

Total liabilities assumed	7,314

Net assets acquired	$27,163

The acquisition of CSG includes a contingent consideration arrangement that requires additional consideration to be paid by the Company to CSG’s former owners based upon the financial performance of CSG over a three-year period immediately following the close of the acquisition. Amounts payable under the contingent consideration arrangement are payable annually over a three-year period. The range of undiscounted amounts the Company could pay under the arrangement is between $0 and $17.0 million. The fair value of the contingent consideration recognized on the acquisition date of $9.2 million was estimated by applying the income approach. That measure is based on significant inputs not observable in the market, which is referred to as a Level 3 input. The liability for the contingent consideration is included within accrued liabilities on the consolidated balance sheet.

See Note 8 – Fair Value Measurements for current period activity related to the Company’s contingent consideration arrangements.

The Company acquired $7.4 million of gross contractual accounts receivable. The fair value of the acquired receivables was $7.4 million.

The goodwill is attributable to the workforce of the acquired business and the synergies expected to arise after the Company’s acquisition of CSG. The goodwill has been assigned in its entirety to the Professional Services segment. Goodwill is deductible for tax purposes.

As part of the purchase price, the Company determined that CSG’s separately identifiable intangible assets were its customer backlog, customer relationships, non-compete agreements and trade name. The intangible assets including goodwill were assigned to the Company’s Professional Services reporting unit. The Company used the income approach to value the identifiable intangibles, which is a Level 3 measurement. This approach calculates fair value by discounting the after-tax cash flow back to a present value. The baseline data for this analysis was the cash flow estimates used to price the transaction. Cash flows were forecasted and then discounted using a discount rate applicable to the intangible asset and reporting unit. Discount rates ranged from 18.5% to 23.0% and are based on the estimated weighted average cost of capital which employs an estimate of the required equity rate of return and after-tax cost of debt for the reporting unit.

The following table is a summary of the fair value estimates of the identifiable intangibles and their weighted-average useful lives:

	Estimated Useful Life (Years)	Fair Value
Intangible asset—customer backlog	0.50	$1,400
Intangible asset—customer relationships	12.00	6,610
Intangible asset—noncompete agreements	5.00	3,150
Intangible asset—trade name	1.25	560

Total intangible assets		$11,720

The Company incurred approximately $0.7 million of acquisition related costs, $0.4 million and $0 of which was recorded in selling, general and administrative costs for the six months ended June 30, 2013 and 2014, respectively. No expenses related to the acquisition have been capitalized.

Acquisition of Design Build Technologies

On August 8, 2013, the Company acquired 100% the assets of Design Build Technologies, LLC (“DBT”), a former subcontractor of the Company in the southeast region of the United States, for $1.3 million in cash. The Company received certain assets, tower crews, and a non-compete agreement from the owner of DBT, who became an employee of the Company upon the close of the transaction. DBT was acquired to augment Goodman Networks’ existing workforce capabilities and reduces its dependence on subcontractors.

The following table summarizes the consideration transferred to acquire DBT and the amounts of identified assets acquired and liabilities assumed at the acquisition date (in thousands):

Cash	$1,306
Contingent consideration	741

Total purchase price	2,047
Current assets	8
Non-current assets	157
Goodwill	1,882

Total assets acquired	$2,047

The acquisition of DBT includes a contingent consideration arrangement that requires additional consideration to be paid by the Company to DBT’s former owners based upon the retention of specified thresholds of tower crew personnel measured at the end of each of the six quarterly periods subsequent to the acquisition. Amounts payable under the contingent consideration arrangement are payable quarterly over an 18-month period. The range of undiscounted amounts the Company could pay under the arrangement is between $0 and $0.9 million. The fair value of the contingent consideration recognized on the acquisition date of $0.7 million was estimated by applying the income approach. That measure is based on significant inputs not observable in the market, which is referred to as a Level 3 input. The liability for the contingent consideration is included within accrued liabilities on the consolidated balance sheet.

See Note 8 – Fair Value Measurements for current period activity related to the Company’s contingent consideration arrangements.

The goodwill is attributable to the workforce of the acquired business and the synergies expected to arise after the Company’s acquisition of DBT. The goodwill has been assigned in its entirety to the Infrastructure Services segment. Goodwill is deductible for tax purposes.

Merger with Multiband

On August 30, 2013, the Company completed its acquisition of Multiband. The aggregate purchase price, excluding merger-related fees and expenses, was approximately $101.1 million. The Merger provided the Company with customer diversification, a large and talented work force and new strategic capabilities. The Company believes the Merger will allow the combined company to continue to serve its current customers, while enabling it to support emerging wireless opportunities, such as the evolution toward small cell architectures currently occurring in the telecommunications industry.

The following table summarizes the consideration transferred to acquire Multiband and the amounts of identified assets acquired and liabilities assumed at the acquisition date (in thousands):

Cash	$101,092

Total purchase price	101,092
Accounts receivable	28,035
Inventory	9,984
Deferred tax assets	1,665
Other current assets	9,367
Non-current assets	27,279
Intangible assets	33,640
Goodwill	58,648

Total assets acquired	168,618
Accounts payable	23,358
Accrued liabilities	22,902
Other current liabilities	5,291
Other non-current liabilities	15,975

Total liabilities assumed	67,526

Net assets acquired	$101,092

The Company acquired $28.4 million of gross contractual accounts receivable. The fair value of the acquired receivables was $28.0 million.

The goodwill is attributable to the workforce of the acquired business and the synergies expected to arise after the Company’s acquisition of Multiband. The goodwill has been assigned primarily to the Field Services segment. The Company does not expect the goodwill to be deductible for tax purposes.

As part of the purchase price, the Company determined that Multiband’s separately identifiable intangible assets were its customer contracts, customer relationships, customer backlog, trade name, software and right of entry contracts. The intangible assets including goodwill were assigned to two of the Company’s four reporting units, Field Services and Other. The Company used the income approach to value the identifiable intangibles, which is a Level 3 measurement. This approach calculates fair value by discounting the after-tax cash flow back to a present value. The baseline data for this analysis was the cash flow estimates used to price the transaction. Cash flows were forecasted and then discounted using a discount rate applicable to the intangible asset and reporting unit. Discount rates ranged from 9.5% to 11.5% and are based on the estimated weighted average cost of capital which employees an estimate of the required equity rate of return and after-tax cost of debt for each reporting unit.

Because the Merger was accounted for as a stock purchase, assets acquired cannot be revalued for tax purposes; accordingly, a deferred tax asset of $1.7 million was recorded at the date of the Merger for the book tax cost basis difference related to the assets.

The following table is a summary of the fair value estimates of the identifiable intangibles and their weighted-average useful lives (dollars in thousands):

	Estimated Useful Life (Years)	Fair Value
Intangible asset—customer contracts	9.0—10.0	$24,900
Intangible asset—customer relationships	12.0	1,100
Intangible asset—customer backlog	0.5	70
Intangible asset—trade name	5.0	3,700
Intangible asset—software	4.8	3,810
Intangible asset—right of entry contracts	2.0	60

Total intangible assets		$33,640

As of December 31, 2012, Multiband had generated net operating loss carryforwards (“NOLs”), of approximately $47.5 million to reduce future federal taxable income and $46.0 million to reduce future state taxable income. Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), limits a corporation’s future ability to utilize any NOLs generated before a change in ownership, as well as certain subsequently recognized “built-in” losses and deductions, if any, existing as of the date of the change in ownership. As a result of the Merger, Multiband’s ability to utilize NOLs may be subject to additional limitations under Section 382 of the Code.

The amounts recorded for the acquired deferred taxes assets are provisional pending receipt of the final valuations for those assets.

Pursuant to the Merger Agreement, all restricted stock and stock options held by directors and employees of Multiband as of the Merger date became fully vested. The Company recorded a charge of $1.4 million during the three months ended September 30, 2013 for the acceleration of these awards, which has been recorded in selling, general and administrative expenses.

The Company incurred approximately $3.8 million of acquisition related costs, $1.4 million and $0 of which was recorded in selling, general and administrative costs for the six months ended June 30, 2013 and 2014, respectively. No expenses related to the acquisition have been capitalized.

Note 4. Goodwill and Intangible Assets

The changes in goodwill, by business segment, for the six months ended June 30, 2014 are as follows (in thousands):

	Professional Services	Infrastructure Services	Field Services	Other Services	Total
Goodwill at December 31, 2013	$8,604	$1,882	$58,463	$185	$69,134
Integration of the Other Services segment	—	—	185	(185)	—
Purchase price allocation adjustment	44	—	—	—	44

Goodwill at June 30, 2014	$8,648	$1,882	$58,648	$—	$69,178

In the first quarter of 2014, the Company integrated the Other Services segment with the Infrastructure Services, Professional Services and Field Services segments, and as a result the Company no longer has an Other Services segment.

See Note 14 – Segments for further discussion on business segments.

Intangible assets as of June 30, 2014 are as follows (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Impairment Charges	Intangible Assets, net
Customer contracts	$13,900	$1,270	$—	$12,630
Customer relationships	7,710	2,231	920	4,559
Tradename	3,860	1,110	—	2,750
Software	3,810	635	—	3,175
Noncompete agreements	3,150	840	—	2,310
Customer backlog	1,470	1,470	—	—

Total	$33,900	$7,556	$920	$25,424

The changes in intangible assets for the six months ended June 30, 2014 are as follows (in thousands):

Intangible assets, net at December 31, 2013	$29,156
Amortization expense	2,812
Impairment charge	920

Intangible assets, net at June 30, 2014	$25,424

During the second quarter of 2014, the Company closed its office in Sarasota, Florida. In connection with the office closure, the Company determined that certain customer relationships not related to carrier or large OEM customers that were primarily supported by the operations of the Sarasota office were impaired. As the impairment was a direct result of the 2014 Restructuring Plan, the impairment charge has been included in restructuring expense in the accompanying consolidated statements of operations.

Note 5. Accrued Expenses

Accrued expenses consist of the following (in thousands):

	December 31, 2013	June 30, 2014
Employee compensation and related costs	$31,364	$27,242
Sales and use tax payable	12,001	11,929
Accrued job loss	4,723	2,694
Accrued interest	20,826	19,807
Guarantee of indebtedness	4,000	4,000
Contingent consideration, current	3,248	7,072
Workers compensation, current	4,621	4,600
Accrued restructuring costs	—	1,368
Other, current	17,621	11,446

Total accrued expenses, current	$98,404	$90,158

Contingent consideration, non-current	$7,152	$3,193
Unrecognized tax benefits	4,352	2,281
Workers compensation, non-current	7,287	7,084

Total accrued expenses, non-current	$18,791	$12,558

Note 6. Notes Payable and Line of Credit

Notes payable consist of the following (in thousands):

	December 31, 2013	June 30, 2014
Senior secured notes due July 1, 2018, net of discount of $2,496 and $2,222 as of December 31, 2013 and June 30, 2014, respectively, with stated interest of 12.125%	$222,504	$222,778
Senior secured notes due July 1, 2018, including a premium of $4,642 and $4,116 as of December 31, 2013 and June 30, 2014, respectively, with stated interest of 12.125%	104,642	104,116
Ford Credit, monthly installments of $1 comprised of principal and interest, at 6.6% , through July 2016	28	23
GMAC, monthly installments of $1 comprised of principal and interest, at 2.96%, through June 2015	10	7
GMAC, monthly installments of $1 comprised of principal and interest, at 2.96%, through August 2015	12	8
Commerce Bank, see terms in note below	—	3,726
American United Life Insurance Company, see terms in note below	3,408	—

	330,604	330,658
Less: current portion	(258)	(188)

Notes payable, net of current portion	$330,346	$330,470

The terms of the Indenture require the Company to meet certain ratio tests giving effect to anticipated transactions, including borrowing debt and making restricted payments prior to entering these transactions. These ratio tests are, as defined per the Indenture, a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 (which was 0.75 to 1.00 at June 30, 2014) and a Total Leverage Ratio not greater than 2.50 to 1.00 (which was 10.42 to 1.00 at June 30, 2014). The holders of the Notes granted a waiver to these covenants in conjunction with the issuance of the Tack-On Notes, and the Company has not entered into any other transaction that requires it to meet these tests as of June 30, 2014. Had the Company been required to meet these ratio tests as of June 30, 2014, the Company would not have met the Fixed Charge Coverage Ratio or the Total Leverage Ratio.

Under the terms of the Credit Facility the Company must maintain a Fixed Charge Coverage Ratio equal to at least 1.25 to 1.00 (which ratio was 1.23 to 1.00 at June 30, 2014) and a Leverage Ratio no greater than 6.00 to 1.00 (which ratio was 6.94 to 1.00 at June 30, 2014) during such time as a Triggering Event is continuing. The Leverage Ratio required during such time as a Triggering Event will decrease to 5.50 to 1.00 on July 1, 2014 and will decrease to 5.00 to 1.00 on January 1, 2015. A “Triggering Event” occurs when the Company’s undrawn availability (measured as of the last date of each month) on the Credit Facility has failed to equal at least $10 million for two consecutive months and continues until undrawn availability equals $20 million for at least three consecutive months. The Company is only required to maintain such ratios at such time that a Triggering Event is in existence. Failure to comply with such ratios during the existence of a Triggering Event constitutes an Event of Default (as defined therein) under the Credit Facility. Had the Company been required to meet these ratio tests as of June 30, 2014, the Company would not have met the Fixed Charge Coverage Ratio or the Leverage Ratio.

The Credit Facility has a maximum commitment of $50.0 million, subject to a borrowing base calculation and the compliance with certain covenants described above. The amounts available for additional borrowings available under the Credit Facility at December 31, 2013 and June 30, 2014 were $45.5 million and $25.3 million, respectively, subject to compliance with certain covenants described above.

The mortgage payable related to the Multiband headquarters building was refinanced with Commerce Bank on March 28, 2014, with an interest rate of 5.75% per annum and fifty-nine required monthly payments of principal and interest of $31,000 through March 2019. A final payment of $2.9 million is also due in March 2019. As additional collateral for the mortgage, Multiband Special Purpose, LLC, a wholly owned subsidiary of the Company (“MBSP”), deposited $1.0 million in escrow, which is classified as deposits and other assets on the balance sheet at June 30, 2014.

The original mortgage related to the Multiband headquarters building from American United Life Insurance Company was paid in full on March 28, 2014. The related letter of credit issued in the lender’s favor as collateral for the mortgage by MBSP, and fully backed by a certificate of deposit held by the lender of $1.4 million, was repaid to Multiband in April 2014.

Note 7. Leases

The Company leases certain equipment under capital leases. The economic substance of these leases is that the Company is financing the acquisition of the equipment through the leases and accordingly, the equipment is recorded as an asset and the leases are recorded as liabilities.

Operating lease commitments relate primarily to rental of the facilities and equipment under non-cancellable operating lease agreements that expire at various dates through the year 2017. Rent expense for operating leases was approximately $3.9 million and $13.5 million for the six months ended June 30, 2013 and 2014, respectively.

Note 8. Fair Value Measurements

The carrying values of cash and cash equivalents, accounts receivable, costs in excess of billings on uncompleted projects, accounts payable and accrued liabilities are reflected in the consolidated balance sheet at historical cost, which is materially representative of their fair value due to the relatively short-term maturities of these assets and liabilities.

The carrying value and fair value of the Notes as of June 30, 2014 were $326.9 million and $356.7 million, respectively. Fair value for the Notes is a Level 2 measurement and has been based on the over-the-counter market trading price as of June 30, 2014.

The Company has certain contingent liabilities related to the DBT and CSG acquisitions. The Company adjusts these liabilities to fair value at each reporting period. The Company values contingent consideration related to acquisitions on a recurring basis using Level 3 inputs such as forecasted net revenue and earnings before interest, taxes, depreciation and amortization, and discount rates.

The change in contingent consideration is as follows for the six months ending June 30, 2014 (in thousands):

Contingent consideration at December 31, 2013	$10,400
Accretion of contingent consideration	265
Change in fair value of contingent consideration	(250)
Payments	(150)

Contingent consideration at June 30, 2014	$10,265

Note 9. Share-Based Compensation and Warrants

Share-Based Compensation

The following table summarizes stock option activity under the 2008 Long-Term Incentive Plan and the 2000 Equity Incentive Plan for the six months ended June 30, 2014:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Outstanding at December 31, 2013	548,566	$58.22
Granted	—	—
Exercised	—	—

Outstanding at June 30, 2014	548,566	$58.22	7.25
Exercisable at June 30, 2014	352,061	$45.10	6.50

The fair values of option awards granted during the periods presented were estimated at the grant date using a Black-Scholes option pricing model with the following assumptions:

	2013	2014
Expected volatility	54.06% - 55.44%	n/a
Risk-free interest rate	0.91% - 1.10%	n/a
Expected life (in years)	5.19 - 6.00	n/a
Expected dividend yield	0.00%	n/a

The weighted average grant date fair value for the options granted in the six months ended June 30, 2013 was $41.75. The Company did not grant any stock options in the six months ended June 30, 2014.

As of June 30, 2014, there were approximately $6.0 million of unrecognized compensation costs related to non-vested stock options. These costs are expected to be recognized over a remaining weighted average vesting period of 0.8 years.

The compensation expense recognized for outstanding share-based awards was $3.1 million and $2.0 million for the six months ended June 30, 2013 and 2014, respectively.

Warrants

In October 2010, the Company issued warrants to purchase 160,408 shares of its common stock at an exercise price of $1.00 per share, which expire in May 2020, in connection with (1) the issuance of subordinated notes payable to a shareholder in April and May of 2010 and (2) the execution of the First Amendment to the Fifth Amended and Restated Shareholders’ Agreement, dated June 23, 2011, as amended. The fair value of the warrants was recorded as a discount on the subordinated notes payable. During June 2011, the shareholder and holder of the warrants sold 117,050 of those warrants to the Company for $7.5 million. In April 2014, all 43,358 outstanding warrants were exercised. In connection with the exercise of the warrants, the Company issued 43,358 shares of common stock and received proceeds of $43,358.

Note 10. Related Party Transactions

The Company had approximately $50,000 in a non-interest bearing advance due from a founding shareholder of the Company as of December 31, 2013 and June 30, 2014. Scheduled repayments are made through payroll deductions.

The Company uses a ranch owned by certain shareholders to entertain employees and customers. For the use of the ranch, the Company paid and expensed $13,000 per month during the six months ended June 30, 2013 and 2014.

In February 2013, Multiband commenced business with Fowler Wind Energy LLC (Fowler), a company that is primarily owned (70.0%) by J. Basil Mattingly, a Vice President of Multiband. The Company provides wind tower labor to Fowler. Revenue recognized under the Company’s contract with Fowler was $0 for the six months ended June 30, 2014. At December 31, 2013 and June 30, 2014, Fowler owed the Company $1.0 million and $0.4 million, respectively, which is included in other assets in the accompanying consolidated balance sheets.

The Company leases offices located at 2000 44th Street SW, Fargo, ND 58013. The base rate is $23,000 per month through June 30, 2014. The property is owned in part by David Ekman, Chief Information Officer of Multiband.

From time to time, the Company engages in transactions with executive officers, directors, shareholders or their immediate family members of these persons (subject to the terms and conditions of the Notes and the Credit Facility). These transactions are negotiated between related parties without arm’s length bargaining and, as a result, the terms of these transactions could be different than transactions negotiated between unrelated persons.

See Note 12 – Commitments and Contingencies for other transactions among related parties.

Note 11. Employee Benefit Plan

The Company sponsors a 401(k) retirement savings plan for its employees. Eligible employees are allowed to contribute a portion of their compensation, not to exceed a specified contribution limit imposed by the Internal Revenue Code. The Company provides for matching employee contributions equal to 50% on the first 8% of each participant’s compensation. Employer contributions were $1.6 million and $1.8 million for the six months ended June 30, 2013 and 2014, respectively.

One of the Company’s 401(k) plans allows for a discretionary profit sharing contribution. The profit sharing contribution expense for the six months ended June 30, 2013 and 2014 was $0 and $0.4 million, respectively.

Note 12. Commitments and Contingencies

General Litigation

The Company is from time to time party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business. These actions typically seek, among other things, compensation for alleged personal injury, breach of contract and/or property damages, punitive damages, civil penalties or other losses, or injunctive or declaratory relief. Based upon information currently available, the Company believes that the ultimate outcome of all current litigation and other claims, individually and taken together, and except as described herein, will not have a material adverse effect on the Company’s business, prospects, financial condition or results of operations.

Concentration of Credit Risk

A significant portion of the Company’s revenue is derived from three significant customers. The following table reflects the percentage of total revenue from those customers for the six months ended June 30, 2013 and 2014:

	Six Months Ended June 30,
	2013	2014
Subsidiaries of AT&T Inc.	81.3%	62.3%
DIRECTV	0.0%	21.8%
Alcatel-Lucent	7.6%	4.1%
Other	11.1%	11.8%

Accounts receivable due from these significant customers at December 31, 2013 and June 30, 2014 are as follows (in thousands):

	December 31, 2013	June 30, 2014
Subsidiaries of AT&T Inc.	$70,426	$53,242
DIRECTV	10,699	11,941
Alcatel-Lucent	8,211	4,784

	$89,336	$69,967

A loss of any of these customers would have a material adverse effect on the financial condition of the Company.

Indemnities

The Company generally indemnifies its customers for services it provides under its contracts which may subject the Company to indemnity claims, liability and related litigations. As of December 31, 2013 and June 30, 2014, the Company was not aware of any material asserted or unasserted claims in connection with these indemnity obligations.

Guarantees

In October 2011, the Company issued a letter of credit to a company owned by a relative of the Executive Chairman as a guarantee of a related party’s line of credit. The maximum available to be drawn on the line of credit is $4.0 million. In the event of default on the line of credit by the related party, the Company will have the option either to enter into a note purchase agreement with the lender or to permit a drawing on the letter of credit in an amount not to exceed the amount by which the outstanding obligation exceeds the value of the related party’s collateral securing the line of credit, but in no event more than $4.0 million. The Company’s letter of credit was originally due to expire in July 2012 and prior to expiration has been amended each year thereafter to extend the expiration date by one year. The letter of credit was most recently amended to extend the guarantee of the related party’s line of credit until July 2015.

The Company’s exposure with respect to the letter of credit is supported by a reimbursement agreement from the related party, secured by a pledge of assets and stock of the related party. As of December 31, 2011, the Company concluded that it will likely be required to perform for the full exposure under the guarantee, and therefore, recorded a liability in the amount of $4.0 million as other operating expense and accrued liabilities in the Company’s consolidated financial statements for the fourth quarter of 2011. This guarantee liability for the full amount of $4.0 million remains in accrued liabilities as of June 30, 2014.

State Sales Tax

The Company is routinely subject to sales tax audits that could result in additional sales taxes and interest owed to various taxing authorities. Any additional sales taxes and interest assessed against the Company will be invoiced to the appropriate customer. However, no assurances can be made that such customers would be willing to pay the additional sales tax or interest.

Legal proceedings involving the U.S. Department of Labor

In December 2009, the U.S. Department of Labor sued various individuals that are either stockholders, directors, trustees and/or advisors to DirecTECH Holding Company, Inc., or DTHC, and its Employee Stock Ownership Plan. Multiband was not named in this complaint. In May 2011, three of these individuals settled the complaint with the U.S. Department of Labor (upon information and belief, a portion of this settlement was funded by the individuals’ insurance carrier) in the approximate amount of $8.6 million and those same individuals have filed suit against Multiband for reimbursement of certain expenses. The basis for these reimbursement demands are certain corporate indemnification agreements that were entered into by the former DTHC operating subsidiaries and Multiband. Two of those defendants had their claims denied during the second quarter of 2012, in a summary arbitration proceeding. This denial was appealed and the summary judgment award was overturned by a federal court judge in February 2013. Multiband appealed the federal court’s decision to the Sixth Circuit Court of Appeals. In January 2014, the Sixth Circuit Court of Appeals reversed the decision and reinstated the arbitration award granting summary judgment to Multiband. In April 2014, the individuals filed a writ of certiorari to appeal the matter to the United States Supreme Court. On June 23, 2014, the United States Supreme Court denied the petition for a writ of certiorari, and the Sixth Circuit decision is now final.

Note 13. Income Taxes

The Company’s effective tax rate was 36.7% and 0.4% for the six months ended June 30, 2013 and 2014, respectively. In determining the quarterly provision for income taxes, management uses an actual year to date effective tax rate. The effect of significant discrete items is separately recognized in the quarter in which such items occur. Significant factors that could affect the annual effective tax rate include management’s assessment of certain tax matters, the location and amount of taxable earnings, changes in certain non-deductible expenses and expected credits.

In assessing the ability to realize deferred tax assets, the Company considers whether it is more likely than not that some portion or all of its deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which these temporary differences become deductible. A valuation allowance has been provided to reduce the deferred tax assets to an amount management believes is more likely than not to be realized. Expected realization of deferred tax assets for which a valuation allowance has not been recognized is based upon the reversal of existing taxable temporary differences. During the six months ended June 30, 2014 the Company recorded a valuation allowance against net operating losses generated from the results of operations; the remaining income tax expense of $0.1 million for both the three and six months ended June 30, 2014 relates to state income tax. The valuation allowance totaled $17.6 million and $23.0 million as of December 31, 2013 and June 30, 2014, respectively, and relates to deferred tax assets associated with certain federal and state net operating loss carryforwards.

In the first quarter of 2014, the Company received a “no change” notice from the Internal Revenue Service related to the tax period ended 2011 audit of Multiband and therefore released $2.1 million of related reserves for uncertain tax positions. The release of these reserves was recorded as a reduction of net operating losses. The statute of limitations will expire for $2.3 million of the Company’s reserves for uncertain tax positions within the next six months.

Note 14. Segments

Prior to the merger with Multiband, the Company operated its business in two segments: Professional Services (PS) and Infrastructure Services (IS). Subsequent to the merger with Multiband, the Company began operating its business in two additional segments: Field Services (FS) and Other Services (Other). The Professional Services segment provides customers with highly technical services primarily related to installing, testing, and commissioning and decommissioning of core, or central office, equipment of wireless carrier networks from a variety of vendors. The Infrastructure Services segment provides program management services of field projects necessary for deploying, upgrading, and maintaining wireless networks. The Field Services segment generates revenue from the installation, upgrade and maintenance of DIRECTV satellite television systems. The Other Services segment was comprised of the Company’s multi-dwelling unit and energy, engineering and construction (“EE&C”) services lines of business.

On December 31, 2013, the Company sold certain assets to DIRECTV MDU, and DIRECTV MDU assumed certain liabilities of the Company, related to the division of the Company’s business involved with the ownership and operation of subscription based video, high-speed internet and voice services and related call center functions to multiple dwelling unit customers, lodging and institution customers and commercial establishments (such assets are collectively referred to as the “MDU Assets”). The operations of the MDU Assets were previously reported in the Company’s Other Services segment. In addition, in the first quarter of 2014, the Company integrated the EE&C line of business with the Infrastructure Services and Professional Services segments, and as a result the Company no longer has an Other Services segment.

There were no material intersegment transfers or sales during the periods presented. Selected segment financial information for the six months ended June 30, 2013 and 2014 are presented below (in thousands):

	Six Months Ended June 30, 2013
	PS	IS	FS	Corporate	Total
Revenues	$49,300	$288,732	$—	$—	$338,032
Cost of revenues	39,730	248,182	—	—	287,912

Gross profit	$9,570	$40,550	$—	—	50,120

Selling, general and administrative expenses				50,404	50,404

Operating loss					(284)
Interest expense				17,144	17,144

Loss before income taxes					(17,428)
Income tax benefit				(6,389)	(6,389)

Net loss					$(11,039)

	Six Months Ended June 30, 2014
	PS	IS	FS	Corporate	Total
Revenues	$46,612	$357,035	$123,508	$—	$527,155
Cost of revenues	44,973	299,347	113,214	—	457,534

Gross profit	$1,639	$57,688	$10,294	—	69,621

Selling, general and administrative expenses				60,462	60,462
Restructuring expense				2,726	2,726
Other operating income				(1,569)	(1,569)

Operating income					8,002
Other income				(46)	(46)
Interest expense				23,154	23,154

Loss before income taxes					(15,106)
Income tax expense				65	65

Net loss					$(15,171)

Asset information is evaluated by management at the corporate level and is not available by reportable segment.

Note 15. Restructuring Activities

During the second quarter of 2014, the Company’s management approved, committed to and initiated plans to the 2014 Restructuring Plan. The restructuring costs associated with the 2014 Restructuring Plan are recorded in the restructuring expense line item within the consolidated statements of operations. The Company expects to incur the majority of the estimated remaining restructuring expenses through the end of 2014. Any changes to the estimates of executing the 2014 Restructuring Plan will be reflected in future results of operations.

The following tables summarize the activities associated with restructuring liabilities for the six months ended June 30, 2014 (in thousands), all of which are included in accrued liabilities in the accompanying consolidated balance sheets. In the table below, “Charges” represents the initial charge related to the restructuring activity. “Payments” consists of cash payments for severance, employee-related benefits, lease and other contract termination costs, and other restructuring costs.

	Liability at December 31, 2013	Six Months Ended June 30, 2014		Liability at June 30, 2014
		Charges	Cash payments and other non-cash transactions
Severance and employee-related benefits	$—	$1,810	$(468)	$1,342
Contract termination costs	—	—	—	—
Impairment of intangible assets	—	920	(920)	—
Other restructuring costs	—	(4)	30	26

Total 2014 Restructuring Plan	$—	$2,726	$(1,358)	$1,368

The following table summarizes the inception to date restructuring costs recognized and the total restructuring costs expected to be recognized in the 2014 Restructuring Plan (in thousands):

	As of June 30, 2014
	Total Costs Recognized To Date	Total Expected Program Cost
Severance and employee-related benefits	$1,810	$4,383
Contract termination costs	—	40
Impairment of intangible assets	920	920
Other restructuring costs	(4)	(4)

Total 2014 Restructuring Plan	$2,726	$5,339

Note 16. Income (Loss) Per Share

The following table presents the calculation of basic and diluted net loss per share (in thousands, except share and per share amounts):

	Six Months Ended June 30,
	2013	2014
Numerator:
Net loss attributable to common shareholders	$(11,039)	$(15,171)

Denominator:
Weighted average number of shares used to compute basic and diluted net loss per common share	883,548	889,278

Net loss per share:
Basic net loss per common share	$(12.49)	$(17.06)
Diluted net loss per common share	$(12.49)	$(17.06)

For the six months ended June 30, 2013 and 2014 the following securities were not included in the calculation of diluted shares outstanding as the effect would have been anti-dilutive:

	As of June 30,
	2013	2014
Employee stock options	536,566	548,566
Stock warrants	43,358	—

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Multiband Corporation

We have audited the accompanying consolidated balance sheet of Multiband Corporation and subsidiaries as of December 31, 2012, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Multiband Corporation and subsidiaries at December 31, 2012, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst and Young LLP

Minneapolis, Minnesota

April 1, 2013

except for Notes 19 and 20 as to which the date is

October 23, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders, Audit Committee, and Board of Directors

Multiband Corporation and subsidiaries

We have audited the accompanying consolidated balance sheet of Multiband Corporation and subsidiaries as of December 31, 2011, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2011. These consolidated financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Multiband Corporation and subsidiaries as of December 31, 2011 and the results of their operations and cash flows for each of the two years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota

March 30, 2012

MULTIBAND CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2012 AND 2011

ASSETS

(In Thousands)

	2012	2011
CURRENT ASSETS
Cash and cash equivalents	$18,056	$18,169
Available-for-sale securities	—	1,191
Accounts receivable, net	18,845	28,359
Inventories	11,444	14,276
Costs and estimated earnings in excess of billings on uncompleted contracts	1,540	998
Prepaid expenses and other	1,181	1,361
Income tax receivable	621	42
Deferred tax assets	6,691	6,862
Current—assets—discontinued operations	1,467	—

Total Current Assets	59,845	71,258

PROPERTY AND EQUIPMENT, NET	11,892	6,304

OTHER ASSETS
Goodwill	37,796	37,796
Intangible assets, net	10,987	14,597
Restricted cash—certificate of deposit	1,682	—
Insurance collateral	10,899	8,061
Other assets	1,553	2,452
Deferred tax assets	5,439	1,134
Long-term assets—discontinued operations	381	—

Total Other Assets	68,737	64,040

TOTAL ASSETS	$140,474	$141,602

See accompanying notes to the consolidated financial statements

MULTIBAND CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2012 AND 2011

LIABILITIES AND STOCKHOLDERS’ EQUITY

(In Thousands, Except Share and Liquidation Preference Amounts)

	2012	2011
CURRENT LIABILITIES
Short-term debt	$280	$457
Related party debt	600	—
Current portion of long-term debt, net of original issue discount	17,396	4,936
Current portion of capital lease obligations	857	324
Accounts payable	24,075	32,354
Billings in excess of costs and estimated earnings on uncompleted contracts	68	41
Accrued liabilities	21,094	24,113
Deferred service obligations and revenue	361	1,570

Total Current Liabilities	64,731	63,795
LONG-TERM LIABILITIES
Accrued liabilities	6,982	5,352
Long-term debt, net of current portion and original issue discount	20,458	29,229
Capital lease obligations, net of current portion	1,630	274

Total Liabilities	93,801	98,650
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Cumulative convertible preferred stock, no par value:
8% Class A (12,696 shares issued and outstanding, $133,308 liquidation preference)	191	191
10% Class C (109,000 shares issued and outstanding, $1,090,000 liquidation preference)	1,411	1,411
10% Class F (150,000 shares issued and outstanding, $1,500,000 liquidation preference)	1,500	1,500
8% Class G (10,000 shares issued and outstanding, $100,000 liquidation preference)	41	41
6% Class H (0.00 and 1.00 shares issued and outstanding, $0 and $100,000 liquidation preference)	—	—
Common stock, no par value (21,648,459 and 21,612,380 shares issued and outstanding)	116,775	115,290
Accumulated deficit	(73,245)	(75,481)

Total Stockholders’ Equity	46,673	42,952

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$140,474	$141,602

See accompanying notes to the consolidated financial statements

MULTIBAND CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(In Thousands, Except Share and Per Share Amounts)

	2012	2011	2010
REVENUES	$293,939	$300,186	$265,594

COSTS AND EXPENSES
Cost of products and services (exclusive of depreciation and amortization shown separately below)	213,182	214,559	186,294
Selling, general and administrative	67,215	63,939	57,173
Depreciation and amortization	6,601	6,757	8,298
Impairment of assets	—	246	160

Total costs and expenses	286,998	285,501	251,925

INCOME FROM OPERATIONS	6,941	14,685	13,669

OTHER EXPENSE
Interest expense	(3,698)	(3,838)	(4,202)
Interest income	32	35	8
Proceeds from life insurance	—	409	—
Gain on bargain purchase	177	166	—
Losses attributable to available-for-sale securities	(652)	(1,078)	—
Other income	75	276	103

Total other expense	(4,066)	(4,030)	(4,091)

INCOME BEFORE INCOME TAXES	2,875	10,655	9,578

PROVISION FOR (BENEFIT FROM) INCOME TAXES	(2,313)	3,611	(5,116)

INCOME FROM CONTINUING OPERATIONS	5,188	7,044	14,694
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(2,582)	—	—

NET INCOME	2,606	7,044	14,694
Preferred stock dividends	370	787	1,488

INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$2,236	$6,257	$13,206

INCOME (LOSS) PER COMMON SHARE—BASIC:
CONTINUING OPERATIONS	$0.22	$0.37	$1.32

DISCONTINUED OPERATIONS	$(0.12)	—	—

NET INCOME PER SHARE	$0.10	$0.37	$1.32

INCOME (LOSS) PER COMMON SHARE—DILUTED:
CONTINUING OPERATIONS	$0.21	$0.32	$0.91

DISCONTINUED OPERATIONS	$(0.11)	—	—

NET INCOME PER SHARE	$0.10	$0.32	$0.91

Weighted average common shares outstanding—basic	21,718,155	16,975,753	10,016,717

Weighted average common shares outstanding—diluted	22,494,132	20,626,529	15,617,353

See accompanying notes to the consolidated financial statements

MULTIBAND CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(In Thousands)

	2012	2011	2010
NET INCOME	$2,606	$7,044	$14,694
OTHER COMPREHENSIVE INCOME, NET OF TAX:
Unrealized losses on securities:
Unrealized holding losses arising during period	—	(2)	(5)

COMPREHENSIVE INCOME	$2,606	$7,042	$14,689

See accompanying notes to the consolidated financial statements

MULTIBAND CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(In Thousands, Except for Share Amounts)

	8% Class A		10% Class B		10% Class C		15% Class E		10% Class F
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
BALANCES, December 31, 2009	14,171	$213	1,370	$14	112,880	$1,465	220,000	$2,200	150,000	$1,500
Stock issued:
Cash	—	—	—	—	—	—	—	—	—	—
Acquisition of Hyatt Tech Systems	—	—	—	—	—	—	—	—	—	—
Conversion of accrued interest	—	—	—	—	—	—	—	—	—	—
Conversion of dividends payable	—	—	—	—	—	—	—	—	—	—
Restricted stock issued	—	—	—	—	—	—	—	—	—	—
Earned stock compensation	—	—	—	—	—	—	—	—	—	—
In lieu of cash for services rendered	—	—	—	—	—	—	—	—	—	—
In lieu of cash for financing costs	—	—	—	—	—	—	—	—	—	—
Redemption of preferred stock	—	—	(1,370)	(14)	(880)	(9)	(25,000)	(250)	—	—
Intrinsic value of convertible feature	—	—	—	—	—	(3)	—	—	—	—
Stock subscriptions receivable:
Cash received	—	—	—	—	—	—	—	—	—	—
Interest collected	—	—	—	—	—	—	—	—	—	—
Interest earned	—	—	—	—	—	—	—	—	—	—
Decrease in reserve	—	—	—	—	—	—	—	—	—	—
Stock subscriptions written-off	—	—	—	—	—	—	—	—	—	—
Warrants issued for dividends	—	—	—	—	—	—	—	—	—	—
Options expense	—	—	—	—	—	—	—	—	—	—
Options issued for earned compensation	—	—	—	—	—	—	—	—	—	—
Preferred stock dividends	—	—	—	—	—	—	—	—	—	—
Other comprehensive income—unrealized losses on available-for–sale securities	—	—	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	—	—	—	—

BALANCES, December 31, 2010	14,171	$213	—	$—	112,000	$1,453	195,000	$1,950	150,000	$1,500

	8% Class A		10% Class B		10% Class C		15% Class E		10% Class F
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Stock issued:
Cash	—	$—	—	$—	—	$—	—	$—	—	$—
Exercise of warrants	—	—	—	—	—	—	—	—	—	—
Exercise of options	—	—	—	—	—	—	—	—	—	—
Secondary offering of common stock, net	—	—	—	—	—	—	—	—	—	—
Conversion of preferred stock	—	—	—	—	—	—	—	—	—	—
Conversion of accrued interest	—	—	—	—	—	—	—	—	—	—
Conversion of dividends payable	—	—	—	—	—	—	—	—	—	—
Restricted stock issued	—	—	—	—	—	—	—	—	—	—
Earned stock compensation	—	—	—	—	—	—	—	—	—	—
Redemption of preferred stock	(1,475)	(14)	—	—	(3,000)	(30)	(195,000)	(1,950)	—	—
Intrinsic value of convertible feature	—	(8)	—	—	—	(12)	—	—	—	—
Options expense	—	—	—	—	—	—	—	—	—	—
Options issued for earned compensation	—	—	—	—	—	—	—	—	—	—
Preferred stock dividends	—	—	—	—	—	—	—	—	—	—
Other comprehensive income—unrealized losses on available-for—sale securities	—	—	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	—	—	—	—

BALANCES, December 31, 2011	12,696	$191	—	$—	109,000	$1,411	—	$—	150,000	$1,500
Stock issued:
Cash	—	$—	—	$—	—	$—	—	$—	—	$—
Conversion of preferred stock	—	—	—	—	—	—	—	—	—	—
Conversion of dividends payable	—	—	—	—	—	—	—	—	—	—
Restricted stock issued	—	—	—	—	—	—	—	—	—	—
Earned stock compensation	—	—	—	—	—	—	—	—	—	—
Redemption of preferred stock	—	—	—	—	—	—	—	—	—	—
Intrinsic value of convertible feature	—	—	—	—	—	—	—	—	—	—
Options expense	—	—	—	—	—	—	—	—	—	—
Options issued for earned compensation	—	—	—	—	—	—	—	—	—	—
Preferred stock dividends	—	—	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	—	—	—	—

BALANCES, December 31, 2012	12,696	$191	—	$—	109,000	$1,411	—	$—	150,000	$1,500

See accompanying notes to the consolidated financial statements

	8% Class G		6% Class H		8% Class J		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
BALANCES, December 31, 2009	11,595	$48	2	$—	100	$10,000	9,722,924	$84,626
Stock issued:
Cash	—	—	—	—	—	—	—	(15)
Acquisition of Hyatt Tech Systems	—	—	—	—	—	—	12,000	24
Conversion of accrued interest	—	—	—	—	—	—	595	3
Conversion of dividends payable	—	—	—	—	—	—	392,162	902
Restricted stock issued	—	—	—	—	—	—	50,000	100
Earned stock compensation	—	—	—	—	—	—	—	171
In lieu of cash for services rendered	—	—	—	—	—	—	25,000	62
In lieu of cash for financing costs	—	—	—	—	—	—	103,164	181
Redemption of preferred stock	—	—	(1)	(1)	—	—	—	—
Intrinsic value of convertible feature	—	—	—	1	—	—	—	—
Stock subscriptions receivable:
Cash received	—	—	—	—	—	—	—	—
Interest collected	—	—	—	—	—	—	—	—
Interest earned	—	—	—	—	—	—	—	—
Decrease in reserve	—	—	—	—	—	—	—	—
Stock subscriptions written-off	—	—	—	—	—	—	—	—
Warrants issued for dividends	—	—	—	—	—	—	—	56
Options expense	—	—	—	—	—	—	—	593
Options issued for earned compensation	—	—	—	—	—	—	—	112
Preferred stock dividends	—	—	—	—	—	—	—	—
Other comprehensive income—unrealized losses on available-for–sale securities	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	—	—

BALANCES, December 31, 2010	11,595	$48	1	$—	100	$10,000	10,305,845	$86,815

	8% Class G		6% Class H		8% Class J		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Stock issued:
Cash	—	$—	—	$—	—	$—	—	$(70)
Exercise of warrants	—	—	—	—	—	—	13,800	41
Exercise of options	—	—	—	—	—	—	30,416	55
Secondary offering of common stock, net	—	—	—	—	—	—	5,974,932	16,176
Conversion of preferred stock	—	—	—	—	—	—	5,003,654	10,024
Conversion of accrued interest	—	—	—	—	—	—	280	1
Conversion of dividends payable	—	—	—	—	—	—	236,579	625
Restricted stock issued	—	—	—	—	—	—	46,874	125
Earned stock compensation	—	—	—	—	—	—	—	231
Redemption of preferred stock	(1,595)	(16)	—	(23)	(100)	(10,000)	—	—
Intrinsic value of convertible feature	—	9	—	23	—	—	—	—
Options expense	—	—	—	—	—	—	—	1,097
Options issued for earned compensation	—	—	—	—	—	—	—	170
Preferred stock dividends	—	—	—	—	—	—	—	—
Other comprehensive income—unrealized losses on available-for—sale securities	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	—	—

BALANCES, December 31, 2011	10,000	$41	1	$—	—	$—	21,612,380	$115,290
Stock issued:
Cash	—	$—	—	$—	—	$—	—	$(5)
Conversion of preferred stock	—	—	—	—	—	—	20,000	100
Conversion of dividends payable	—	—	—	—	—	—	15,000	150
Restricted stock issued	—	—	—	—	—	—	165,780	156
Earned stock compensation	—	—	—	—	—	—	—	328
Repurchase of common stock	—	—	—	—	—	—	(164,701)	(351)
Redemption of preferred stock	—	—	(1)	(100)	—	—	—	—
Intrinsic value of convertible feature	—	—	—	100	—	—	—	—
Options expense	—	—	—	—	—	—	—	849
Options issued for earned compensation	—	—	—	—	—	—	—	258
Preferred stock dividends	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	—	—

BALANCES, December 31, 2012	10,000	$41	—	$—	—	$—	21,648,459	$116,775

See accompanying notes to the consolidated financial statements

	Stock Subscriptions Receivable	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total
BALANCES, December 31, 2009	$(26)	$7	$(94,944)	$5,103
Stock issued:
Cash	—	—	—	(15)
Acquisition of Hyatt Tech Systems	—	—	—	24
Conversion of accrued interest	—	—	—	3
Conversion of dividends payable	—	—	—	902
Restricted stock issued	—	—	—	100
Earned stock compensation	—	—	—	171
In lieu of cash for services rendered	—	—	—	62
In lieu of cash for financing costs	—	—	—	181
Redemption of preferred stock	—	—	—	(274)
Intrinsic value of convertible feature	—	—	2	—
Stock subscriptions receivable:
Cash received	1	—	—	1
Interest collected	1	—	—	1
Interest earned	(1)	—	—	(1)
Decrease in reserve	(223)	—	—	(223)
Stock subscriptions written-off	248	—	—	248
Warrants issued for dividends	—	—	—	56
Options expense	—	—	—	593
Options issued for earned compensation	—	—	—	112
Preferred stock dividends	—	—	(1,490)	(1,490)
Other comprehensive income—unrealized losses on available-for—sale securities	—	(5)	—	(5)
Net income	—	—	14,694	14,694

BALANCES, December 31, 2010	$—	$2	$(81,738)	$20,243
Stock issued:
Cash	$—	$—	$—	$(70)
Exercise of warrants	—	—	—	41
Exercise of options	—	—	—	55
Secondary offering of common stock, net	—	—	—	16,176
Conversion of preferred stock	—	—	—	10,024
Conversion of accrued interest	—	—	—	1
Conversion of dividends payable	—	—	—	625
Restricted stock issued	—	—	—	125
Earned stock compensation	—	—	—	231
Redemption of preferred stock	—	—	—	(12,033)
Intrinsic value of convertible feature	—	—	(12)	—
Options expense	—	—	—	1,097
Options issued for earned compensation	—	—	—	170
Preferred stock dividends	—	—	(775)	(775)
Other comprehensive income—unrealized losses on available-for—sale securities	—	(2)	—	(2)
Net income	—	—	7,044	7,044

BALANCES, December 31, 2011	$—	$—	$(75,481)	$42,952

	Stock Subscriptions Receivable	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total
Stock issued:
Cash	$—	$—	$—	$(5)
Conversion of preferred stock	—	—	—	100
Conversion of dividends payable	—	—	—	150
Restricted stock issued	—	—	—	156
Earned stock compensation	—	—	—	328
Repurchase of common stock	—	—	—	(351)
Redemption of preferred stock	—	—	—	(100)
Intrinsic value of convertible feature	—	—	(100)	—
Options expense	—	—	—	849
Options issued for earned compensation	—	—	—	258
Preferred stock dividends	—	—	(270)	(270)
Net income	—	—	2,606	2,606

BALANCES, December 31, 2012	$—	$—	$(73,245)	$46,673

See accompanying notes to the consolidated financial statements

MULTIBAND CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(In Thousands)

	2012	2011	2010
OPERATING ACTIVITIES
Net income	$2,606	$7,044	$14,694
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	6,968	6,757	8,298
Amortization and expense related to debt issuance costs	36	338	74
Amortization of original issue discount	96	97	96
Impairment of goodwill, intangibles and property and equipment	600	246	159
Loss (gain) on sale of property and equipment	(205)	112	9
Losses attributable to available-for-sale securities	652	1,078	—
Gain on bargain purchase	(177)	(166)	—
Change in allowance for doubtful accounts receivable	498	—	(698)
Change in reserve for stock subscriptions and interest receivable	—	—	24
Services provided in exchange for reduction of related parties debt	—	—	(11)
Stock based compensation expense	1,333	1,452	863
Reduction in interest receivable by increase in note receivable	—	—	(2)
Deferred income taxes	(3,957)	(61)	(7,495)
Changes in operating assets and liabilities:
Accounts receivable	7,596	(9,797)	(2,189)
Other receivable—related party	—	62	484
Costs and estimated earnings in excess of billings on uncompleted projects	(542)	35	—
Inventories	2,832	(3,201)	(2,438)
Prepaid expenses and other	4,589	6,359	4,306
Income tax receivable	169	2,385	(3,133)
Insurance collateral	(2,347)	(12)	—
Other assets	544	120	256
Accounts payable and accrued liabilities	(9,428)	8,468	(477)
Billings in excess of costs and estimated earnings on uncompleted projects	27	13	—
Accrued income taxes	(815)	—	(295)
Deferred service obligations and revenue	(1,200)	(252)	(780)

Net cash flows from operating activities	9,875	21,077	11,745

INVESTING ACTIVITIES
Purchases of property and equipment	(3,804)	(1,720)	(1,304)
Checks issued in excess of bank balance with the purchase of subsidiaries	—	(7)	—
Acquisition of subsidiaries	—	(2,000)	—
Purchases of intangible assets	(748)	(781)	(40)
Purchases of available-for-sale securities	—	(2,270)	—
Proceeds from sales of available-for-sale securities	540	—	—
Proceeds from purchase of land and building	685	—	—
Purchase of certificate of deposit	(1,682)	—	—
Proceeds from sale of subscriber assets	297	—	—
Proceeds from sale of property and equipment	95	—	—
Collections on notes receivable	10	5	3

Net cash flows from investing activities	(4,607)	(6,773)	(1,341)

MULTIBAND CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(In Thousands)

Continued

	2012	2011	2010
FINANCING ACTIVITIES
Repayment on line of credit	—	(49)	—
Debt issuance costs	—	(150)	—
Payments on long-term debt	(206)	(72)	(507)
Payments on capital lease obligations	(548)	(453)	(573)
Payments on related parties debt	(100)	(165)	(680)
Payments for stock issuance costs	(5)	(70)	(15)
Payments on short-term debt	(4,816)	(10,037)	(8,966)
Proceeds from related parties debt	700	—	—
Proceeds from secondary offering—net of expenses	—	16,176	—
Payments received on stock subscriptions and interest receivables	—	—	2
Repurchase of common stock	(351)	—	—
Redemption of preferred stock	—	(2,009)	(276)
Payment of preferred stock dividends	(55)	(606)	(425)
Proceeds from exercise of options	—	55	—
Proceeds from exercise of warrants	—	41	—

Net cash flows from financing activities	(5,381)	2,661	(11,440)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(113)	16,965	(1,036)
CASH AND CASH EQUIVALENTS—Beginning of Year	18,169	1,204	2,240

CASH AND CASH EQUIVALENTS—END OF YEAR	$18,056	$18,169	$1,204

See accompanying notes to the consolidated financial statements

MULTIBAND CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010

(In Thousands, Except for Shares and Per Share Amounts)

NOTE 1—Summary of Significant Accounting Policies

Nature of Business

Multiband Corporation and subsidiaries (the Company) was incorporated in Minnesota in September 1975. The Company provides (1) contract installation services for the pay television industry (including satellite and broadband cable operators), internet providers and commercial customers, (2) voice, data and video services to residents of multi-dwelling units and (3) design, engineering and construction services for the wired and wireless telecommunications industry, including public safety networks, renewable energy services including wind and solar applications and other design and construction services. The Company’s products and services are sold to customers located throughout the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern that contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company’s ability to continue as a going concern is dependent on maintaining profitability and/or raising additional capital. Management may sell, if prudent, certain assets on a strategic basis for prices agreeable to the Company and/or obtain additional debt or equity capital to meet all of its existing cash obligations and fund commitments on planned projects; however, there can be no assurance that the sources will be available or available on terms favorable to the Company. Management anticipates that the impact of on or more of the actions listed below will generate sufficient cash flows to pay current liabilities, long-term debt, capital and operating lease obligations and fund the Company’s operations for the next twelve months:

1.	Maintain continued profitability in the Company’s Field Services Segment (FS) (see Note 13).

2.	Evaluate factors such as anticipated usage and inventory turnover to maintain optimal inventory levels.

3.	Obtain senior debt financing with extended terms to refinance the Company’s notes payable to DirecTECH Holding Company, Inc. and Comvest Capital II, L.P., which mature January 15, 2014. This was completed March 20, 2013 (see Note 9).

4.	Expand call center support with sales of call center services to both existing and future system operators.

5.	Solicit additional equity investment in the Company by issuing either preferred or common stock for general corporate purposes.

6.	Improve profitability in newly diversified business segments

Principles of Consolidation

The 2012 consolidated financial statements include the accounts of Multiband Corporation (MBCorp) and its wholly owned subsidiaries, Minnesota Digital Universe, Inc. (MNMDU), Multiband Subscriber Services, Inc. (MBSS), Multiband Field Services Incorporated (MBFS), Multiband MDU Incorporated (MBMDU), Multiband DV Incorporated (DV), Multiband Security Incorporated (Security), Multiband Engineering and Wireless, Southeast, Inc. (SE), Multiband Engineering and Wireless, Midwest, Inc. (MW) and Multiband Special Purpose, LLC (MBSP) (see Note 9). Effective December 31, 2012, Security was merged into MBMDU with MBMDU being the surviving entity and DV was merged into MBFS with MBFS being the surviving entity.

Revenue Recognition

The Company recognizes revenue in accordance with the Accounting Standards Code (ASC) Topic No. 605, Revenue Recognition, which requires that four basic criteria be met before revenue can be recognized: (i) persuasive evidence of a customer arrangement exists; (ii) the price is fixed or determinable; (iii) collectability is reasonably assured; and (iv) product delivery has occurred or services have been rendered. The Company recognizes revenue as services are performed and completed.

The Company has three operating segments as follows: (1) Field Services Segment (FS), where the Company provides installation services to pay television (satellite and broadband cable) providers, internet providers and commercial customers, (2) Multi-Dwelling Unit Segment (MDU), where the Company bills voice, internet and video services to subscribers as owner/operator and also acts as a master service operator for DIRECTV, receiving net cash payments for managing video subscribers through its network of system operators who are billed directly by DIRECTV and (3) Engineering, Energy & Construction (EE&C) where the Company provides engineering and construction services for the wired and wireless telecommunications industry, including public safety networks, renewable energy services including wind and solar applications and other design and construction services, usually done on a project basis (see Note 13 for changes with segments descriptions).

The Company earns FS segment revenue when services have been completed.

The Company earns MDU segment revenue as follows:

•	from the sale and installation of voice, video and data communications products; and

•	from the direct billing of user charges to residents of multi-dwelling units, through the activation and enhancement of, and related residual fees, of video programming, voice and data communication services.

MDU segment user charges are recognized as revenue in the period the related services are provided. Any amounts billed prior to services being provided are included in our balance sheets as deferred service obligations and revenues.

Revenue generated from activation of video programming services is earned in the month of activation. According to the Company’s Master System Operator agreement with DIRECTV, in the event that a customer cancels within the first twelve months of service, DIRECTV has the right to charge the Company for a portion of the activation fees previously received. The Company has estimated the potential chargeback of commissions received on activation fees during the past twelve months based on historical percentages of customer cancellations and has included that amount as a reduction of revenue. Residual income is earned as services are provided by DIRECTV through its system operators. As a master system operator for DIRECTV, the Company earns a fixed percentage based on net cash received by DIRECTV for recurring monthly services, a variable amount depending on the number of activations in a given month, and a variable amount for coordinating improvements of systems used to deliver enhanced programming services. The Company’s master system operator relationship with DIRECTV also permits the Company to earn revenues through its control of other system operators who are unable to provide DIRECTV video programming services without the Company’s assistance.

The Company reports the aforementioned MDU voice, data, and video revenues on a gross basis based on the following factors: the Company has the primary obligation in the arrangement with its customers; the Company controls the pricing of its services; the Company performs customer service for the agreements; the Company approves customers; and the Company assumes the risk of payment for services provided. The Company offers some products and services that are provided by third party vendors. The Company reviews the relationship between itself, the vendor and the end customer on an individual basis to assess whether revenue should be reported on a gross or net basis. As an example, the Company’s resold satellite digital television revenue is reported on a net basis.

MDU segment revenue generated by the support center to service third party clients by providing billing and call center support services is recognized in the period the related services are provided.

Customers contract for both the purchase and installation of voice and data networking technology products and certain video technologies products. Revenue is recognized when the products are delivered and installed and the customer has accepted and has the ability to fulfill the terms of the contract.

The Company’s policy is to present any sales taxes imposed on revenue-producing transactions on a net basis.

The Company generates revenues in the EE&C segment by providing design-build engineering and wireless services for communications infrastructure. We have customer contracts that span varying periods of time.

For the design-build engineering and wireless revenues, the Company records revenue and profit from long-term contracts on a percentage-of-completion basis, measured by the percentage of contract costs incurred to date to the estimated total costs for each contract. Contracts in process are valued at cost plus accrued profits less earned revenues and progress payments on uncompleted contracts. Contract costs include direct materials, direct labor, third party subcontractor services and those indirect costs related to contract performance. Contracts are generally considered substantially complete when engineering and/or site construction is completed.

For the design-build engineering and wireless revenues, the Company has numerous contracts that are in varying stages of completion. Such contracts require estimates to determine the appropriate revenue and costs to recognize. Cost estimates are reviewed monthly on a contract-by-contract basis, and are revised periodically throughout the life of the contract such that adjustments to profit resulting from revisions are made cumulative to the date of the revision. Significant management judgments and estimates, including the estimated cost to complete projects, which determines the project’s percent complete, must be made and used in connection with the revenue recognized in the accounting period. Current estimates may be revised as additional information becomes available. If estimates of costs to complete long-term contracts indicate a loss, provision is made currently for the total loss anticipated. The Company does not anticipate any losses at December 31, 2012.

The asset “costs and estimated earnings in excess of billings on uncompleted contracts” represents revenues recognized in excess of amounts billed. The liability “billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in excess of revenues recognized.

The lengths of the contracts vary. Assets and liabilities related to long-term contracts are included in current assets and current liabilities as they will be liquidated in the normal course of contract completion, although this may require more than one year.

The Company also recognizes certain revenue from short-term contracts when equipment is delivered or the services have been provided.

Cash and Cash Equivalents

The Company includes as cash equivalents, investments with original maturities of three months or less when purchased, that are readily convertible into known amounts of cash. The Company deposits its cash in financial institutions. The balances, at times, may exceed federally insured limits.

Marketable Securities

We classify investments in marketable securities at the time of purchase. At December 31, 2012 the Company did not own any marketable securities. At December 31, 2011, all marketable securities were classified as available-for-sale and as such, the investments were recorded at fair value with the unrealized gains and losses reported as a component of comprehensive income within stockholders’ equity. Available-for-sale securities are investments in debt and equity securities that have a readily determinable fair value not classified as trading securities or as held-to-maturity securities. Realized gains and losses and declines in value judged to be other-than-temporary are included in other expenses. On an ongoing basis, the Company evaluates its available-for-sale securities to determine if a decline in value is other-than-temporary. A decline in market value of any available-for-sale security below cost that is determined to be other-than-temporary, results in an impairment to the fair value of the investment. Gains and losses on the sale of marketable securities are recognized in operations based on the specific identification method. Other-than-temporary impairments are charged to earnings and a new cost basis for the security is established. At December 31, 2011, available-for-sale securities consisted of common shares of WPCS International, Inc. (WPCS). The Company has sold all of its common shares of WPCS as of December 31, 2012. For the years ended December 31, 2012 and 2011, the Company recorded total other-than-temporary impairment losses of $652 and $1,078, respectively, on its investment in the common shares of WPCS. In order to assess the likelihood that the stock price would recover to the price the Company paid, the Company reviewed WPCS trading history in 2010 and 2011. The trading history along with the financial performance of WPCS in 2011 were indicators of other-than-temporary impairment. There were no other-than-temporary impairment losses recorded in 2010.

Accounts Receivable

The Company reviews customers’ credit history before extending unsecured credit and establishes an allowance for uncollectible amounts based upon factors surrounding the credit risk of specific customers and other information. For the MDU and FS segments, the Company has concentrations of credit risk with 71.2% and 82.4% of accounts receivable at December 31, 2012 and December 31, 2011, respectively, due from one customer (see Note 17). Invoices are due 30 days after presentation. Accounts receivable over 30 days are considered past due. The Company does not accrue interest on past due accounts receivable. Receivables are written off only after all collection attempts have failed and are based on individual credit evaluation and specific circumstances of the customer. Accounts receivable are shown net of an allowance for uncollectible accounts of approximately $195 at December 31, 2012 and $112 at December 31, 2011 respectively.

Inventories

The Company’s inventories are segregated into three major categories. Serialized DIRECTV inventories consist primarily of satellite receivers and similar devices which are supplied by DIRECTV. Non-serialized DIRECTV inventories consist primarily of satellite dishes, poles and similar devices which are primarily supplied by DIRECTV. Other inventory consists primarily of cable, switches and various small parts used in the installation of DIRECTV equipment. Inventory is priced using a standard cost, which approximates actual cost, determined on a first-in, first-out basis.

Property and Equipment

Property, equipment and leasehold improvements are recorded at cost. Improvements are capitalized while repairs and maintenance costs are charged to operations when incurred. Property and equipment is depreciated or amortized using the straight-line method over estimated useful lives ranging from three to seven years. Assets purchased under a capital lease are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset, except if the lease contains a bargain purchase option or ownership automatically transfers at the end of the lease in which case it is amortized using the straight-line method over its estimated useful life. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset. Buildings and improvements are depreciated using the straight-line method over estimated useful lives ranging from five to thirty years.

Purchased software and capitalized costs related to internally developed software are amortized over their useful lives of three to five years. Costs incurred during the application development stage related to internally developed software are capitalized in accordance with ASC Subtopic 350-40, Intangibles—Goodwill and Other: Internal-Use Software. Pursuant to that guidance, costs are expensed as incurred during the preliminary project stage and post implementation stage. Once the capitalization criteria as defined in GAAP have been met, external direct costs incurred for materials and services used in developing or obtaining internal-use computer software and payroll for employees who are directly associated with the internal-use computer software project, to the extent those employees devoted time directly to the project, are capitalized. Amortization of capitalized costs begins when the software is ready for its intended use. Capitalized software is included in Property and Equipment, net (see Note 6) in the Company’s consolidated balance sheet.

Long-lived Assets

The Company reviews its long-lived assets for events or changes in circumstances that may indicate that the carrying amount of a long-lived asset may not be recoverable or exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company’s long-lived assets include property, equipment, leasehold improvements and definite-lived intangibles.

There was no impairment recorded to long-lived assets for any of the segments at December 31, 2012 and 2011. In 2010, the Company recorded an impairment charge for the MDU segment related to two uncompleted MDU properties with assets of $135. In 2010, the Company did not record any impairment to long-lived assets related to the FS segment. The EE&C segment did not exist in 2010.

Goodwill and Intangible Assets

In accordance with ASC Topic No. 350, Intangibles-Goodwill and Other, goodwill and intangible assets without a defined life shall not be amortized over a defined period, but instead must be tested for impairment at least annually. Additionally, goodwill is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. The goodwill impairment test is a two-step impairment test. In the first step, the Company compares the fair value of each reporting unit to its carrying value. If the fair value of the reporting unit exceeds the carrying value of that reporting unit, goodwill is not impaired and the Company is not required to perform further testing. If the carrying value of the reporting unit exceeds the fair value of the reporting unit, then the Company must perform the second step in order to determine the implied fair value of the reporting unit’s goodwill and compare it to the carrying value of the reporting unit’s goodwill. The activities in the second step include valuing the tangible and intangible assets and liabilities of the impaired reporting unit and determining the implied fair value of the impaired reporting unit’s goodwill based upon the residual of the fair value of the net assets.

For our annual goodwill impairment test, our reporting units were the same as our operating segments. We completed our annual impairment assessment of the FS and MDU reporting units as of November 30, 2012. Both the FS and MDU reporting units had goodwill as of the assessment date. The Company utilized the best information available, including the results of using other fair-value measurement techniques. The income and market approaches were considered in the determination of the fair value of each reporting unit. Both approaches were used to determine the fair value of the FS reporting unit. Only the income approach was used to determine the fair value of the MDU reporting unit due to limited comparability between the MDU reporting unit and other publicly traded companies. The income approach is based on an estimate of future cash flows and a terminal value that factors in expected long-term growth. The discount rates applied in the income approach represent the respective reporting unit’s weighted average cost of capital (WACC) which was derived from WACCs of publicly traded companies which are adjusted for capital structure differences, size risk premiums and reporting unit specific risk premiums. Our market approach utilizes earnings multiples for comparable publicly traded companies.

We assessed the reasonableness of the fair value calculations for our reporting units in relation to our total market capitalization. The Company analyzed its stock price and overall market capitalization. In addition to the market capitalization, additional value may arise from synergies and other benefits that flow from control over an entity. In most industries, including ours, an acquiring entity is typically willing to pay more for equity securities that give a controlling interest than an investor would pay for equity securities not representing a controlling interest. In our analysis we have compared the total fair value of the FS, MDU, and EE&C reporting units to our market capitalization, and have deemed the implied control premium to be reasonable.

Goodwill was $37,796 at both December 31, 2012 and 2011. The goodwill recorded as part of our FS segment was $37,440 at both December 31, 2012 and 2011. The goodwill recorded as part of our MDU segment was $356 at both December 31, 2012 and 2011. The EE&C segment did not have any goodwill at December 31, 2012 and 2011.

The Company concluded there was no goodwill impairment at December 31, 2012 In November 2011, the Company terminated its contract to install home security systems with a third party. Accordingly, as of December 31, 2011, the Company recorded an impairment charge of $246 based on the amount of goodwill associated with that contract, which was included in the FS segment. In 2010, the Company recorded an impairment charge of $25 related to the US Install goodwill which was part of the MDU segment.

Components of intangible assets are as follows:

	December 31, 2012		December 31, 2011
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Intangible assets subject to amortization
Right of entry contracts	$2,662	$1,812	$3,174	$2,001
Contracts with DIRECTV	27,204	17,067	27,204	14,046
Customer contracts	102	102	402	136

Total	$29,968	$18,981	$30,780	$16,183

Amortization of intangible assets was $3,369, $3,606, and $5,437 for the years ended December 31, 2012, 2011 and 2010, respectively. The Company recorded impairment charges totaling $600 for the year ended December 31, 2012. The impairment was related to two cable fulfillment contracts. Negative cash flow related to this cable fulfillment activity necessitated the impairment charge. Estimated amortization expense of intangible assets for the years ending December 31, 2013, 2014, 2015, 2016, 2017 and thereafter is $2,885, $2,823, $2,747, $2,281, $70 and $181, respectively. The weighted average remaining life of the intangibles is 4.0 years with right of entry contracts average life of 5.7 years and the remaining life of 3.8 years on the DIRECTV contract as of December 31, 2012. Customer contracts/lists have no remaining life, as they are fully amortized including a $600 impairment charge, as of December 31, 2012. On June 3, 2013, the Company decided to discontinue its cable television fulfillment operations. The financial results of the cable television fulfillment operation are being reported separately as discontinued operations for all periods presented (see Note 19). Accordingly, the impairment charge of $600 and amortization expense of $367 for the year ended December 31, 2012 are included in discontinued operations.

The Company amortizes the right of entry contracts, contracts with DIRECTV, and customer contracts, over their estimated useful lives based on contract terms, ranging from 2 to 109 months. The Company capitalizes material costs incurred to renew or extend terms of intangible assets.

Debt Issuance Costs

The Company has capitalized $0 and $150 of debt issuance costs during the years ended December 31, 2012 and 2011, respectively. The Company amortizes the debt issuance costs under the effective method over the life of the related debt instrument and includes these costs with other assets in the consolidated balance sheets. During 2011, the Company expensed an additional $279 of debt issuance costs for uncompleted financings. Amortization of debt issuance costs of $36 and $59 for the years ended December 31, 2012 and 2011, respectively, are included in interest expense in the consolidated statements of operations. The remaining balance of deferred costs was $0 and $36 at December 31, 2012 and 2011, respectively.

We use a combination of self-insurance and third-party carrier insurance with predetermined deductibles that cover certain insurable risks. The Company records liabilities for claims reported and claims that have been incurred but not reported, based on historical experience and industry data.

We are self-insured for group health insurance up to $275 per claim where management expects most claims to occur. Insurance and claims accruals reflect the estimated cost for group health claims not covered by insurance. The insurance and claims accruals are recorded at the estimated ultimate payment amounts. Such insurance and claims accruals are based upon individual case estimates and estimates of incurred-but-not-reported losses using loss development factors based upon historical experience and industry data.

In most of the states the Company operates in, the Company is self-insured for workers’ compensation claims up to $100 in 2012 and 2011 and $250 in 2010, plus administrative expenses, for each occurrence. If any liability claims are in excess of coverage amounts, such claims are covered under premium-based policies issued by insurance companies to coverage levels that management considers adequate. In Ohio and North Dakota, the Company purchases state-funded premium based workers’ compensation insurance. The Company has placed restricted deposits with the insurance company in the amounts of $10,899 and $8,061 at December 31, 2012 and 2011, respectively, which is included in insurance collateral in the accompanying consolidated balance sheets, related to the 2012 and 2011 plan years.

Advertising Costs

Advertising costs are charged to expense as incurred. Advertising costs were $49, $53, and $28, for the years ended December 31, 2012, 2011 and 2010, respectively, and are included in selling, general and administrative expenses in the consolidated statements of income.

Income Taxes

The Company accounts for deferred tax assets and liabilities under the liability method. Deferred tax liabilities are recognized for temporary differences that will result in taxable amounts in future years. Deferred tax assets are recognized for deductible temporary differences and tax operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. The Company regularly assesses the likelihood that the deferred tax assets will be recovered from future taxable income. We account for uncertainty in income taxes recognized in financial statements in accordance with ASC 740 (formerly FIN 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109,”) which we adopted on January 1, 2007. ASC 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. Only tax positions that meet the more-likely-than-not recognition threshold may be recognized.

Stock-Based Compensation

The Company measures and recognizes compensation expense for all stock-based payments at fair value. The Company recognizes stock-based compensation costs on a straight-line basis over the requisite service period of the award, which is generally the vesting term. Stock-based compensation awards are issued under both the 1999 Stock Compensation Plan, which permits the issuance of restricted stock and stock options to key employees and agents, and the 2000 Non-employee Directors Stock Compensation Plan, which permits the issuance of restricted stock and stock options to non-employee directors.

The Company’s determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of variables. These variables include, but are not limited to the Company’s expected stock price volatility, and actual and projected stock option exercise behaviors and forfeitures.

The expected-term assumption is generally calculated using historical stock option exercise data. The Company does not have historical exercise data to develop such an assumption. In cases where companies do not have historical data and where the options meet certain criteria, the use of a simplified expected-term calculation is allowed. Accordingly, the Company calculated the expected terms using the simplified method.

The Company calculates expected volatility for stock options and awards using historical volatility, as the Company believes the expected volatility will approximate the historical volatility. The starting point for the historical period used is July 1, 2001. The Company estimates the forfeiture rate for stock options using 5% for all employees.

The risk-free rates for the stock options and awards are based on the U.S. Treasury yield curve in effect at the time of grant for a maturity that approximates the respective terms of each award.

For the years ended December 31, 2012, 2011, and 2010, total stock option expense of $849, $1,097, and $593, respectively, was included in selling, general and administrative expenses in the consolidated statements of operations. As of December 31, 2012, there was $928 of total unrecognized compensation cost related to non-vested stock option arrangements granted to date. That cost is expected to be recognized over a weighted-average period of 1.63 years. This is an estimate based on options currently outstanding and therefore this projected expense could be more in the future. The total fair value of stock options vested during the years ended December 31, 2012 and 2011 was $1,165 and $989, respectively.

In determining the compensation cost of the options granted during fiscal 2012, 2011, and 2010, the fair value of each option grant has been estimated on the date of grant using the Black-Scholes option pricing model and the weighted average assumptions used in these calculations are summarized as follows:

	2012	2011	2010
Risk-free interest rate	0.61%	1.43%	2.34%
Expected life of options granted	4.3 years	4.3 years	4.9 years
Expected volatility range	92.3%	99.9%	96%
Expected dividend yield	0%	0%	0%

The Company awards restricted common shares to selected employees. Recipients are not required to provide any consideration other than continued service. Company share awards are subject to certain restrictions on transfer, and all or part of the shares awarded may be subject to forfeiture upon the occurrence of certain events, including employment termination. The restricted stock is valued at its grant date fair value and expensed over the requisite service period or the vesting term of the award. For the years ended December 31, 2012, 2011, and 2010, the Company recognized stock-based compensation expense of $484, $355, and $271, respectively, which is included in selling, general and administrative expenses in the consolidated statements of operations. At December 31, 2012, there was approximately $820 of unrecognized stock-based compensation expense associated with the non-vested restricted stock granted. Stock-based compensation expense relating to these restricted shares is being recognized over a weighted-average period of 1.29 years. The total fair value of shares vested during the years ended December 31, 2012 and 2011 was $386 and $127, respectively.

Common Stock Offering

On June 1, 2011, the Company completed a public offering of 12,880,000 shares of its common stock, of which the Company sold 5,974,932 shares and the selling shareholder DirecTECH Holding Company, Inc. (DTHC) sold 6,905,068 shares at a price of $3.00 per share. The Company received net proceeds of $16,176 after deducting offering expenses, underwriting discounts and commissions. The Company did not receive any proceeds from the sale of shares by DTHC. DTHC converted its Class J preferred shares as part of its participation in the offering.

Common Stock Repurchase Plan

On June 4, 2012, the Company announced that its Board of Directors had approved the repurchase of up to 2.0 million shares of its common stock for a six month period commencing on June 6, 2012. On June 13, 2012, the Company entered into a Stock Repurchase Plan pursuant to SEC Rule10b-18, which documents the guidelines, rules and limitations of the program. During the year ended December 31, 2012, the Company repurchased 164,701 shares for $351, pursuant to this program, respectively. The repurchased amounts were recorded against common stock in the consolidated balance sheet at December 31, 2012.

Income From Continuing Operations per Common Share

Basic income from continuing operations per common share is computed by using income from continuing operations attributable to common stockholders and the weighted average number of common shares outstanding. Diluted income from continuing operations per common share reflects the weighted average number of common shares outstanding plus all potentially dilutive common shares outstanding during the period. Potentially dilutive shares consist of shares issuable upon the exercise of stock options, stock warrants and unvested restricted stock (using treasury stock method) and conversion of preferred shares (using the as converted method). A reconciliation of the weighted average number of common and common equivalent shares outstanding and awards excluded from the diluted income per share calculation, as they were anti-dilutive, are as follows:

	2012	2011	2010
Numerator:
Income from continuing operations	$5,188	$7,044	$14,694
Preferred stock dividends	370	787	1,488

Income from continuing operations attributable to common stockholders for basic earning per share	4,818	6,257	13,206
Additions: Dividends paid on convertible preferred stock deemed to be dilutive	—	363	1,003

Income from continuing operations attributable to common stockholders for diluted earnings per share	$4,818	$6,620	$14,209

Denominator:
Weighted average common shares outstanding—basic	21,718,155	16,975,753	10,016,717
Assumed conversion of diluted securities:
Convertible preferred shares	12,500	2,103,925	5,203,715
Stock options	545,606	1,015,881	251,891
Restricted stock	174,721	269,840	117,603
Warrants	43,150	261,130	27,427

Potentially dilutive common shares	775,977	3,650,776	5,600,636

Weighted average common shares outstanding—diluted	22,494,132	20,626,529	15,617,353

Income from continuing operations per common share:
Basic	$0.22	$0.37	$1.32

Diluted	$0.21	$0.32	$0.91

Awards excluded from diluted income per share calculation	2,493,655	847,337	1,124,763

Management’s Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant management estimates relate to the allowances for doubtful accounts, charge back of DIRECTV activation fees, inventory obsolescence, stock based compensation, property and equipment estimated useful lives, intangible assets estimated useful lives and the valuation of deferred tax assets.

Financial Instruments

The carrying amount of all financial instruments approximates fair value. The carrying amounts for cash and cash equivalents, accounts receivable, accounts payable and short-term debt approximate fair value because of the short maturity of these instruments. The fair value of capital lease obligations and long-term debt approximates the carrying amounts based upon the Company’s expected borrowing rate for debt with similar remaining maturities and comparable risk.

Recent Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Other Comprehensive Income, which requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. We do not expect the adoption of this accounting guidance to have an effect on our consolidated financial statements. ASU 2013-02 is effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2012, with early adoption permitted.

In July 2012, the FASB issued ASU 2012-02, Intangibles-Goodwill and Other (Topic 350): Testing Indefinite-lived Intangible Assets for Impairment, an update to ASU 2011-08, Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment. ASU 2012-02 enables an entity to assess qualitative factors to determine whether it is more-likely-than-not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test in accordance with Subtopic 350-30, Intangibles-Goodwill and Other-General Intangibles Other than Goodwill. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. Previous guidance in Subtopic 350-30 required an entity to test an indefinite-lived intangible asset for impairment by comparing the fair value of the asset with its carrying amount, utilizing only a quantitative impairment test. ASU 2012-02 is effective for interim and annual reporting periods for fiscal years beginning after September 15, 2012, with early adoption permitted. The adoption of this ASU is not expected to have a material impact on our consolidated financial statements.

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210): Disclosure about Offsetting Assets and Liabilities, which requires an entity to include additional disclosures about financial instruments and transactions eligible for offset in the statement of financial position, as well as financial instruments subject to a master netting agreement or similar arrangement. A SU 2011-11 is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The adoption of this ASU is not expected to have a material impact on our consolidated financial statements.

In September 2011, the FASB issued ASU No. 2011-08, Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment. This ASU amends the FASB Accounting Standards Codification (Codification) to allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under these amendments, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment. This ASU was effective for fiscal years beginning after December 15, 2011. The Company adopted this guidance effective January 1, 2012, and the adoption did not have a material effect on its consolidated financial statements, financial position or cash flows.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, an amendment to an existing accounting standard which requires companies to present net income and other comprehensive income in one continuous statement or in two separate, but consecutive, statements. In addition, in December 2011, the FASB issued an amendment to the accounting standard which defers the requirement to present components of reclassifications of other comprehensive income on the face of the income statement. The Company adopted this guidance on a retrospective basis and the adoption did not have a material effect on its consolidated financial statements.

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements. This ASU clarifies the concepts related to highest and best use and valuation premise, blockage factors and other premiums and discounts, the fair value measurement of financial instruments held in a portfolio and of those instruments classified as a component of shareowners’ equity. The guidance includes enhanced disclosure requirements about recurring Level 3 fair value measurements, the use of nonfinancial assets, and the level in the fair value hierarchy of assets and liabilities not recorded at fair value. The provisions of this ASU were effective prospectively for interim and annual periods beginning on or after December 15, 2011. This ASU requires changes in presentation only. The Company adopted this guidance effective January 1, 2012, and the adoption did not have a material effect on its consolidated financial statements, financial position or cash flows.

Reclassifications

Certain accounts in the prior year’s audited consolidated financial statements have been reclassified for comparative purposes to conform to the current year’s presentation. The first reclassification was to report current portion of notes receivable within prepaid expenses and other and other receivable-long-term and note receivable-long-term, net of current portion within other assets. The second reclassification was to report stock-based compensation as part of the value of common stock in the equity section of the balance sheet. The third reclassification was to change the presentation of the property and equipment footnote (Note 6) to separate internally developed software from office equipment and furniture. These reclassifications had no effect on reported net income or stockholders’ equity.

NOTE 2—Business Acquisitions

Engineering and Wireless Acquisition

Effective September 1, 2011, the Company purchased from WPCS International, Inc. (WPCS), the outstanding stock of two of their subsidiary corporations named WPCS International-Sarasota, Inc. and WPCS International-St. Louis, Inc. Effective November 1, 2011, these entities have been renamed Multiband Engineering and Wireless, Southeast, Inc. (SE) and Multiband Engineering and Wireless, Midwest, Inc. (MW). The consideration for the purchase was $2,000, $750 of which was taken from an escrow account previously set up between the Company and WPCS. The companies purchased provide design, engineering and construction services for the wired and wireless telecommunications industry, including public safety networks, renewable energy services including wind and solar applications and other design and construction services. This acquisition allows the company to diversify its sources of revenue and expand its customer base. Also, the purchase added an engineering component to the business which may enhance the design and delivery of current services the company already provides. The Company evaluated the purchase price based on the fair value of assets acquired and liabilities assumed and determined that there was a gain on the purchase of $343, $177 of which has been included in the consolidated statements of income for the year ended December 31, 2012 upon finalization of the purchase accounting for the transaction and $166 for the year ended December 31, 2011.

A summary of the transaction is as follows:

Accounts receivable	$1,339
Costs in excess of billings and estimated earnings on uncompleted contracts	1,033
Property and equipment	452
Deferred taxes, net	617
Various other assets	141
Accounts payable and accrued liabilities	(1,108)
Billings in excess of cost and estimated earnings on uncompleted contracts	(28)
Long-term debt	(103)

Net fair value of assets acquired and liabilities assumed	2,343
Cash paid	(2,000)

Bargain purchase	$343

The Company had, through February 2012, an exclusive arrangement to purchase the remaining WPCS entities, pursuant to a non-binding letter of intent (LOI). The exclusive period lapsed on February 1, 2012 and a deposit of $250 was forfeited which is included in selling, general and administrative expense in the consolidated statement of income for the year ended December 31, 2011.

Cable Fulfillment Acquisitions

In October, 2011, the Company purchased a customer contract from Groupware International, Inc. (Groupware) for $300 which allowed the Company to perform installations for a broadband cable company in certain markets in North Carolina. In January, 2012, the Company purchased a customer contract from Groupware for $700 to perform installation services for another broadband cable company in certain markets in Florida. The Company recorded these contracts as intangible assets, with the amount amortized to income over the remaining terms of the installation contracts with the broadband cable companies. Accordingly, amortization expense of $367 and $33 has been included in depreciation and amortization in the accompanying consolidated statements of income for the years ended December 31, 2012 and 2011, respectively.

During 2012, the Company identified indicators of impairment in these assets, specifically negative cash flows. The Company performed an impairment assessment of each asset and recorded impairment charges of $600 for the year ended December 31, 2012, which removed the remaining value of those assets as of that date.

On June 3, 2013, the Company decided to discontinue its cable television fulfillment operations due to the significant operating losses that have been incurred since its acquisition in October, 2011. The financial results of the cable television fulfillment operation, including the amortization expense and amortization charges referred to above, are being reported separately as discontinued operations for all periods presented (see Note 19).

NOTE 3—Fair Value Measurements

The Company classifies investments in marketable securities at the time of purchase. At December 31, 2012, the balance of investments in marketable securities was zero. At December 31, 2011, all marketable securities are classified as available-for-sale and as such, the investments are recorded at fair value with the unrealized gains and losses deemed to be temporary reported as a component of accumulated comprehensive income within stockholders’ equity. Available-for-sale securities are investments in debt and equity securities that have a readily determinable fair value not classified as trading securities or as held-to-maturity securities. Realized gains and losses and declines in value judged to be other-than-temporary are included in other expenses in the statements of income. On an ongoing basis, the Company evaluates its available-for-sale securities to determine if a decline in value is other-than-temporary. A decline in market value of any available-for-sale security below cost that is determined to be other-than-temporary, results in impairment to the fair value of the investment. Gains and losses on the sale of marketable securities are recognized in income based on the specific identification method. Other-than-temporary impairments are charged to earnings and a new cost basis for the security is established.

Fair value is the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. To measure fair value, the Company uses a three-tier valuation hierarchy based upon observable and non-observable inputs:

Level 1—Unadjusted quoted prices that are available in active markets for the identical assets or liabilities at the measurement date.

Level 2—Significant other observable inputs available at the measurement date, other than quoted prices included in Level 1, either directly or indirectly, including:

•	Quoted prices for similar assets or liabilities in active markets;

•	Quoted prices for identical or similar assets in non-active markets;

•	Inputs other than quoted prices that are observable for the asset or liability; and

•	Inputs that are derived principally from or corroborated by other observable market data.

Level 3—Significant unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions.

The fair value hierarchy requires the use of observable market data when available. In instances in which the inputs used to measure fair value fall into different levels of the fair value hierarchy, the fair value measurement has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular item to the fair value measurement in its entirety requires judgment, including the consideration of inputs specific to the asset or liability. The following tables set forth by level within the fair value hierarchy, our financial assets and liabilities that were accounted for at fair value on a recurring basis at December 31, 2012, and 2011, according to the valuation techniques we used to determine their fair values.

	Fair Value Measurements at December 31, 2012
(in thousands)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets at Fair Value:
Restricted cash—certificate of deposit (1)	$1,682	$1,682	$—	$—

	Fair Value Measurements at December 31, 2011
(in thousands)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets at Fair Value:
Available-for-sale securities (2)	$1,191	$1,191	$—	$—

(1)	The Company’s restricted cash—certificate of deposit consists of one certificate of deposit which has a maturity date of 7/1/13.
(2)	The Company’s available-for-sale securities consist of equity securities.

The Company reviews the methodologies utilized to determine fair value on a quarterly basis. Any change in methodologies or significant inputs used in determining fair values are further reviewed to determine if a fair value level hierarchy change has occurred. Transfers in and out of Level 1, 2, and 3 are considered to be effective as of the end of the quarter in which they occur. There were no transfers between the levels in the fair value hierarchy during the years ended December 31, 2012 and 2011.

The summary of available-for-sale securities consists of the following at December 31:

	2012			2011
	Carrying Amount	Gross Unrealized Loss	Fair Value	Carrying Amount	Gross Unrealized Loss	Fair Value
Available-for-sale securities	$—	$—	$—	$1,191	$—	$1,191

At December 31, 2011, available-for-sale securities consisted of common shares of WPCS International, Inc. (WPCS) which were purchased in June 2011. The Company recorded losses attributable to available-for-sale securities of $652, $1,078 and $0 for years ended December 31, 2012, 2011 and 2010, respectively, which are included in other expenses in the consolidated statements of income. During the period that the Company held the investment, it determined that the trading history, along with the financial performance of WPCS in 2011 and 2012, were indicators of an other-than-temporary impairment and recognized $531, $1,078, and $0 of other than temporary losses for the years ended December 31, 2012, 2011 and 2010 with other expenses in the consolidated statements of income. During 2012, the Company sold all of its common shares of WPCS, realizing $121 of losses for the year ended December 31, 2012. The net adjustment to unrealized holding losses on available-for-sale securities included in other comprehensive income totaled $0, $2 and $5, in December 31, 2012, 2011 and 2010, respectively.

NOTE 4—Inventories

Inventories consisted of the following at December 31:

	2012	2011
DIRECTV—serialized	$168	$3,661
DIRECTV—non-serialized	8,398	7,358
Other	2,878	3,257

Total inventories	$11,444	$14,276

NOTE 5—Costs and Estimated Earnings on Uncompleted Contracts

Costs and estimated earnings on uncompleted contracts consisted of the following at December 31:

	2012	2011
Costs incurred on uncompleted contracts	$4,670	$4,222
Estimated contract profits	1,126	1,573

	5,796	5,795
Less: Billings to date	(4,324)	(4,838)

Excess of costs, net	$1,472	$957

Costs and estimated earnings in excess of billings on uncompleted contracts	$1,540	$998
Billings in excess of costs and estimated earnings on uncompleted contracts	(68)	(41)

Excess of costs, net	$1,472	$957

NOTE 6—Property and Equipment

Property and equipment consisted of the following at December 31:

	2012	2011
Building and improvements (see Note 9)	$2,973	$—
Land (see Note 9)	1,112	—
Leasehold improvements	844	1,211
Office equipment and furniture	5,638	7,028
Subscriber related equipment	11,750	12,541
Construction equipment	395	338
Internally developed software	1,459	313
Property and equipment under capital lease obligations	2,911	1,075

Total property and equipment	27,082	22,506
Less accumulated depreciation and amortization	(14,050)	(15,417)
Less accumulated depreciation and amortization of internally developed software	(305)	(257)
Less accumulated depreciation on assets held under amortization of capital leases	(835)	(528)

Total property and equipment, net	$11,892	$6,304

Depreciation and amortization expense on property and equipment was $3,232, $3,151, and $2,861 for the years ended December 31, 2012, 2011 and 2010, respectively. Amortization expenses related to capitalized internally developed software, which are included in depreciation expense in the accompanying consolidated statements of income, were $48, $31, and $44 for the years ended December 31, 2012, 2011 and 2010, respectively.

NOTE 7—Accrued Liabilities

Accrued liabilities consisted of the following at December 31:

	2012	2011
Accrued payroll and related taxes	$10,110	$9,831
Accrued worker compensation claims- short-term	4,448	4,093
Accrued incurred but not reported health insurance claims	1,400	1,125
Accrued legal settlements, fees and contingencies (see Note 17)	71	3,072
Accrued preferred stock dividends	339	274
Accrued liability—vendor chargeback	40	40
Accrued contract labor	1,319	1,839
Accrued income taxes	—	60
Other—short-term	3,367	3,779

Total accrued liabilities—short-term	21,094	24,113

Accrued worker compensation claims—long-term	6,782	4,952
Multi-year insurance premium obligations (payable $200 per year)	200	400

Total accrued liabilities—long-term	6,982	5,352

Total accrued liabilities	$28,076	$29,465

NOTE 8—Short-term Debt

Short-term debt consisted of the following at December 31:

	2012	2011
Note payable—PNC Equipment Finance, monthly installments of $20 including imputed interest of 9.2%, due June 2012	$—	$77
Note payable—PNC Equipment Finance, monthly installments of $13 including imputed interest of 7.9%, due June 2012	—	233
Notes payable—First Insurance Funding Corporation, monthly installments of $19 including interest of 5.6%, due July 2012, secured by return premiums, dividend payments and certain loss payments	—	147
Note payable—PNC Equipment Finance, monthly installments of $10 including imputed interest of 7.9%, due June 2013	59	—
Note payable—PNC Equipment Finance, monthly installments of $16 including imputed interest of 7.9%, due August 2013	128	—
Note payable—PNC Equipment Finance, monthly installments of $8 including imputed interest of 8.79%, due December 2013	93	—

Short-term debt	$280	$457

NOTE 9—Long-term Debt

On March 20, 2013, the Company completed a financing transaction with Fifth Third Bank (FTB) that will provide up to $30,000 of senior secured debt financing. Proceeds from the financing will be used to pay off its existing secured indebtedness and to fund working capital needs. The financing package will consist of a $20,000 term loan and a $10,000 revolving line of credit. The term loan will amortize over five years on a straight line basis at a rate of $1,000 per quarter. In addition to the quarterly principal payments, the Company will be required to make additional annual principal payments equal to 50% of excess cash flow as defined in the agreement. Interest under the term loan will be based on the 30-day LIBOR rate plus 5.5%. The revolving line of credit will be available based on 80% of eligible accounts receivable plus up to 50% of eligible inventory. Borrowings under the revolving line of credit shall bear interest at the 30-day LIBOR rate plus 5.0%. Interest will be payable monthly in arrears. The financing agreements contain certain financial covenants. Both facilities will be secured by a valid, perfected, first and only priority security interest in all tangible and intangible assets and will mature on April 30, 2016.

Long-term debt consisted of the following at December 31:

	2012	2011
Debenture payable—Convergent Capital Partners, II, L.P., see terms in note below, net of original issue discount of $0 and $96, respectively. Subsequently paid off in 2013 as described below.	$5,000	$4,904
Note payable—PNC Equipment Finance, monthly installments of $2 including imputed interest of 9.7%, due June 2012, secured by software licenses	—	10
Note payable—DirecTECH Holding Company, Inc. This note is due in full on January 1, 2013, interest payable quarterly in arrears at 8.25%. Subsequently paid off in 2013 as described below.	29,152	29,155
Note payable—Ford Credit, monthly installments of $1 comprised of principal and interest, at 6.6%, through July 2016	37	47
Note payable—GMAC, monthly installments of $1 comprised of principal and interest, at 2.96%, through June 2015	17	24
Note payable—GMAC, monthly installments of $1 comprised of principal and interest, at 2.96%, through August 2015	19	25
Mortgage Payable—American United Life Insurance Company, see terms in note below	3,629	—

Total long-term debt, net of original issue discount of $0 and $96, respectively	37,854	34,165
Less: current portion and original issue discount of $0 and $96, respectively	(17,396)	(4,936)

Long-term debt, net of current portion	$20,458	$29,229

Future maturities of long-term debt are as follows for the years ending December 31:

2013	$17,396
2014	4,258
2015	4,267
2016	9,282
2017	329
Thereafter	2,322

Total future maturities payments	$37,854

The current portion consists of $8,731 of principal payments made before the refinancing with Fifth Third Bank on March 20, 2013. The remaining current portion consists of $3,000 in term loan and $5,422 in revolving loan principal payments from the Fifth Third financing package plus $243 of other long-term debt.

On May 27, 2009, the Company entered into a loan agreement with Convergent Capital Partners, II, L.P. (Convergent) for $5,000. This loan carries an interest rate of 14% and requires monthly interest only payments until December 2012 when the principal was due and payable in full. In connection with this loan, the Company paid a closing fee to the lender of $100 in 2009. The Company also issued the lender 212,574 fully vested five year warrants with an exercise price of $3. The gross proceeds were allocated between the note and the warrants based on the relative fair value at the time of issuance. The warrants were valued at $347 using the Black Scholes pricing model, recorded as original issue discount, and amortized under the effective interest method over the term of the note. The Company expensed $96 during each of the years ended December 31, 2012, 2011 and 2010. The loan gives the lender a first security position in the Company’s assets. The Company was in compliance with its covenants during the years ended December 31, 2012 and 2011. In November 2012, the maturity date of the loan was extended to December 2013. On March 20, 2013, the Company paid off the remaining balance owed Convergent via the funds provided by the financing transaction, discussed above, with FTB.

Effective January 2, 2013, the Company amended and extended its $29,152 loan with DirecTECH Holding Company, Inc. (DTHC). During January and February of 2013, the Company made payments totaling $8,731 to DTHC. On March 20, 2013, the Company paid off the remaining balance owed DTHC via the funds provided by the financing transaction, discussed above, with FTB.

In January 2012, the Company formed a wholly-owned subsidiary, Multiband Special Purpose, LLC (MBSP). In February 2012, MBSP purchased land and an office building for $4,500. Pursuant to the transaction, MBSP assumed a mortgage held by the seller in the amount of $3,802. The mortgage is payable over the next seventy-nine months and carries an interest rate of 5.92% per annum. Monthly payments of principle and interest are due as follows: $36 from March 2012 through September 2016 and then $40 from October 2016 through August 2018. A final payment of $2,102 is due in September 2018. As additional collateral for the mortgage, MBSP posted a letter of credit in the lender’s favor of $1,682, which is fully backed by a certificate of deposit held by the lender and is classified as restricted cash in the balance sheet as of December 31, 2012. Prior to this transaction, the building was leased by the seller to a third party lessee under a long-term lease. In connection with the closing of the transaction, the third party lessee made payments totaling $1,350 as consideration for the termination of that lease. Of the total amount paid, $1,100 was credited against the MBSP’s purchase price. The balance of the lease termination fee ( $250 ) was paid to the MBSP in cash. The total amount paid by the third party lessee was recorded as a reduction in the MBSP’s basis in the property acquired. At closing, MBSP received a total of $685 in net proceeds after all transaction costs.

NOTE 10—Related Parties Debt—Short-term

Related parties debt—short-term consisted of the following at December 31:

	2012	2011
Note payable—Frank Bennett- Director, monthly payments of interest at 8.5%, principal and accrued interest due in full April 2013.	$600	$—

Related parties debt—short-term	$600	$—

NOTE 11—Capital Lease Obligations

The Company has lease financing facilities for property, equipment and leasehold improvements. Leases outstanding under these agreements bear interest at an average rate of 8.11% and expire through September 2017. The obligations are collateralized by the property under lease excluding certain sold property items. Total cost and accumulated amortization of the leased equipment was $3,379 and $922 at December 31, 2012 and $1,075 and $528 at December 31, 2011. Amortization expense related to these obligations is included in depreciation expense in the accompanying consolidated statements of income.

Future minimum capital lease payments are as follows for the years ending December 31:

2013	$930
2014	868
2015	555
2016	202
2017	74
Less: amounts representing interest	(142)

Present value of future minimum lease payments	2,487
Less: current portion	(857)

Capital lease obligations, net of current portion	$1,630

NOTE 12—Stockholders’ Equity

Capital Stock Authorized

The articles of incorporation as amended authorize the Company to issue 100,000,000 shares of no par capital stock. Authorization to issue individual classes of stock is determined by a Board of Directors resolution. All shares have been allocated to common stock except for 2,435,115 shares reserved for preferred stock as follows:

•	275,000 shares of Class A cumulative convertible preferred stock,

•	60,000 shares of Class B cumulative convertible preferred stock (this class is inactive),

•	250,000 shares of Class C cumulative convertible preferred stock,

•	250,000 shares of Class D cumulative convertible preferred stock (this class is inactive),

•	400,000 shares of Class E cumulative preferred stock,

•	500,000 shares of Class F cumulative convertible preferred stock,

•	600,000 shares of Class G cumulative convertible preferred stock,

•	15 shares of Class H cumulative convertible preferred stock (this class is inactive),

•	100,000 shares of Class I cumulative convertible preferred stock (this class is inactive) and

•	100 shares of Class J cumulative convertible preferred stock (this class is inactive)

Preferred Stock

A certificate of designation that contains the terms of each class or series of preferred stock has been filed with the State of Minnesota each time we issued a new class or series of preferred stock. Each certificate of designation establishes the number of shares included in a designated class or series and fixes the designation, powers, privileges, preferences and rights of the shares of each class or series as well as any applicable qualifications, limitations or restrictions.

Our board of directors has been authorized to provide for the issuance of up to 2,435,115 shares of our preferred stock in multiple series without the approval of shareholders. With respect to each class or series of our preferred stock, our board of directors has the authority to fix the following terms, among others:

•	the designation of the series;

•	the number of shares within the series;

•	whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

•	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether interests in the shares of preferred stock will be represented by depositary shares;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable for each share if we dissolve or liquidate;

•	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	any restrictions on issuance of shares in the same series or any other series;

•	voting rights applicable to the series of preferred stock; and

•	any other rights, priorities, preferences, restrictions or limitations of such series.

Holders of shares of preferred stock will be subordinate to the rights of our general creditors. Shares of our preferred stock that we issue in accordance with their terms will be fully paid and non-accessible, and will not be entitled to preemptive rights unless specified in the applicable certificate of designation.

The following chart summarizes certain terms of our outstanding preferred stock as of December 31, 2012. The certificate of designation for each series should be carefully reviewed to determine exact rights and preferences of each class (in thousands, except share and liquidation preference amounts).

Class/ Series	Date of Issuance	Shares Outstanding (1)	Annual Dividend Rate	Number of Shares Issued Upon Conversion (2)	Liquidation Preference	Redeemable by Company
A	12/98	12,696	8% payable quarterly	1 shares	$ 133,308	Yes (3)
C	6/00	109,000	10% payable quarterly	0.40 shares	1,090,000	Yes (4)
F	6/04	150,000	10% payable quarterly	1 shares	1,500,000	Yes (4)
G	9/04	10,000	8% payable quarterly	1.25 shares	100,000	—

		281,696

(1)	All preferred stock is non-voting.
(2)	Preferred shares are convertible at any time. Figures are adjusted for a 1-for-5 reverse stock split of the Company’s common stock, effective August 7, 2007.
(3)	Redeemable at $10.50 per share in accordance with the terms and conditions of the preferred stock certificate of designation.
(4)	Redeemable at $10.00 per share whenever the Company’s common stock price exceeds certain defined criteria and other terms and conditions of the preferred stock certificate of designation.

Upon the Company’s call for redemption, the holders of the preferred stock called for redemption will have the option to convert each share of preferred stock into shares of common stock until the close of business on the date fixed for redemption, unless extended by the Company in its sole discretion. Preferred stock not converted would be redeemed. Class G shares have no redemption “call” price.

Our ability to issue preferred stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal. For example, we could impede a business combination by issuing a series of preferred stock containing, among other rights and preferences, class voting rights that would enable the holders of such preferred stock to block a business combination transaction. Alternatively, we could facilitate a business combination transaction by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the shareholders. Additionally, under certain circumstances, our issuance of preferred stock could adversely affect the voting power of the holders of our common stock. Although our board of directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our shareholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over prevailing market prices of such stock. Our board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.

Stock Compensation Plans

The Company has a 1999 Stock Compensation Plan, which permits the issuance of restricted stock and stock options to key employees and agents. All outstanding incentive stock options granted under the prior 1997 Stock Options Plan continue until all agreements have expired. There are 15,000,000 shares of common stock reserved for issuance through restricted stock, non-qualified stock option awards and incentive stock option awards.

The Company also has a 2000 Non-employee Directors Stock Compensation Plan, which permits the issuance of restricted stock and stock options for 5,000,000 shares of common stock to non-employee directors.

Both the 1999 Stock Compensation Plan and the 2000 Non-employee Directors Stock Compensation Plan provide that the term of each award be determined by the Board of Directors. Under the plans, the exercise price of incentive stock options may not be less than the fair market value of the stock on the award date, and the options are exercisable for a period not to exceed seven years from the award date.

Restricted Stock

The following table sets forth a summary of restricted stock activity for the years ended December 31:

	Number of Restricted Shares			Weighted-Average Grant Date Fair Value
	2012	2011	2010	2012	2011	2010
Outstanding and not vested, January 1	270,545	207,625	—	$2.13	$1.94	$—
Granted	472,001	110,294	257,625	2.39	2.72	1.95
Forfeited	(333)	(500)	—	(1.85)	(1.85)	—
Vested	(165,780)	(46,874)	(50,000)	2.33	2.70	2.00

Outstanding and not vested, December 31	576,433	270,545	207,625	$2.29	$2.13	$1.94

Using the weighted average stock price of $2.41, $3.33, and $1.99, respectively, on December 31, 2012, 2011 and 2010, the number of restricted shares outstanding with an intrinsic value was 174,721, 269,840, and 117,603, respectively, with an intrinsic value of $710, $575, and $234, respectively.

Stock Options

Stock option activity is as follows for the years ended December 31:

	Options			Weighted-Average Exercise Price
	2012	2011	2010	2012	2011	2010
Outstanding, January 1	2,869,556	2,822,636	908,517	$2.81	$2.73	$4.97
Granted	403,239	297,454	2,006,086	3.42	2.84	1.82
Exercised	—	(30,416)	—	—	1.82	—
Cancelled	(82,208)	(217,068)	(85,967)	1.71	1.71	3.79
Expired	(13,400)	(3,050)	(6,000)	6.22	17.01	23.75

Outstanding, December 31	3,177,187	2,869,556	2,822,636	$2.90	$2.81	$2.73

The weighted average grant date fair value of options granted during the years ended December 31, 2012, 2011, and 2010 was $2.26, $1.97, and $1.33, respectively. Options exercisable at December 31, 2012, 2011, and 2010 were 2,345,553, 1,564,825, and 832,636, respectively. The weighted average price of exercisable options for the years ended December 31, 2012, 2011, and 2010 was $3.11, $3.57, and $5.02, respectively. The total fair value of stock options vested at December 31, 2012 and 2011 was $5,981 and $4,816, respectively. The Company issues new shares when stock options are exercised.

Options outstanding and exercisable as of December 31, 2012 are as follows:

	Outstanding			Exercisable
	Options	Weighted-Average
Range of Exercise Prices		Exercise Price	Remaining Contractual Life-Years	Options	Weighted-Average Exercise Price
$0.96 to $3.85	2,684,787	$2.14	4.29	1,853,153	$2.07
4.25 to 6.90	151,680	6.19	1.85	151,680	6.19
7.00 to 8.60	334,820	7.36	1.59	334,820	7.36
9.25 to 10.00	5,900	9.50	1.27	5,900	9.50

$0.96 to $10.00	3,177,187	$2.90	3.88	2,345,553	$3.11

A summary of the changes in the Company’s nonvested options during the year ended December 31, 2012 are as follows:

	Options	Weighted-Average Grant Date Fair Value
Nonvested, December 31, 2011	1,304,731	$1.39
Granted	403,239	2.26
Vested	(780,728)	1.49
Cancelled	(82,208)	1.25
Exercised	—	—
Expired	(13,400)	4.86

Nonvested, December 31, 2012	831,634	$1.68

Using the closing stock price of $1.65, $3.23, and $2.84, respectively, on December 31, 2012, 2011 and 2010, the number of options outstanding with an intrinsic value was 1,293,441, 2,330,093, and 2,160,386, respectively, with an intrinsic value of $2,067, $4,353, and $3,675, respectively.

Using those same closing stock prices of $1.65, $3.23, and $2.84, respectively, on December 31, 2012, 2011 and 2010, the numbers of options exercisable was 942,544, 1,057,725, and 295,486, respectively, with an intrinsic value of $1,498, $2,031, and $494, respectively.

There were 0, 30,416, and 0 options exercised and therefore the intrinsic value of options exercised in 2012, 2011 and 2010 amounted to $0, $55, and $0, respectively. The total tax benefit realized from the stock option exercised was $27 for the year ended December 31, 2011.

Stock Warrants

Stock warrants activity is as follows for the years ended December 31:

	Outstanding			Weighted-Average Exercise Price
	2012	2011	2010	2012	2011	2010
Outstanding, January 1	255,724	422,444	1,668,273	$2.80	$4.03	$6.56
Granted	—	—	43,150	—	—	1.80
Exercised	—	(13,800)	—	—	3.00	—
Forfeited	—	(152,920)	(1,288,979)	—	6.17	7.23

Outstanding, December 31	255,724	255,724	422,444	$2.80	$2.80	$4.03

The weighted-average grant-date fair value of warrants granted during the year ended December 31, 2010 was $1.31. During the year ended December 31, 2010, the Company issued 43,150 five-year warrants in lieu of cash for preferred stock dividends with a weighted average exercise price of $1.80. These warrants were valued at $56 using the Black Scholes pricing model.

Warrants outstanding and exercisable as of December 31, 2012, are as follows:

		Weighted-Average
Range of Exercise Prices	Warrants	Remaining Contractual Life	Exercise Prices
$ 1.80 to $1.80	43,150	2.36	$1.80
3.00 to 3.00	212,574	0.99	3.00

$ 1.80 to $3.00	255,724	1.14	$2.80

The fair value of stock warrants is the estimated present value at grant date using the Black Scholes pricing model with the following weighted-average assumptions (see Note 1):

	2012		2011		2010
Risk-free interest rate		*		*	2.53%
Expected life		*		*	5 years
Expected volatility		*		*	95%
Expected dividend rate		*		*	—%

*	- no warrants were issued this period

NOTE 13—Business Segments

A business segment is a distinguishable component of an enterprise that is engaged in providing an individual product or service or a group of related products or services and that is subject to risks and returns that are different from those of other business segments. The Company has three operating segments: (1) Field Services Segment (FS), where the Company provides installation services to pay television (satellite and broadband cable) providers, internet providers and commercial customers, (2) Multi-Dwelling Unit Segment (MDU), where the Company bills voice, internet and video services to subscribers as owner/operator and also acts as a master system operator for DIRECTV, receiving net cash payments for managing video subscribers through its network of system operators who are billed directly by DIRECTV, and (3) Engineering, Energy & Construction Segment (EE&C) where the Company provides engineering and construction services for the wired and wireless telecommunications industry, including public safety networks, renewable energy services including wind and solar applications and other design and construction services, mostly done on a project basis. The MBCorp Segment includes corporate expenses (e.g. corporate administrative costs), interest income, interest expense, depreciation and amortization. Segment disclosures are provided to the extent practicable under the Company’s accounting system. Transactions within and between the segments are generally made on a basis to reflect the market value of the services and have been eliminated in consolidation.

The EE&C business activity, which was acquired in September 2011, with its emphasis on design and construction, is materially different from the Company’s previous lines of business, which lead to a change in our segment reporting. As part of this change, the Company added EE&C Segment and realigned the FS Segment to be all types of installation services. As part of this realignment certain construction activities previously included in the MDU segment were moved to the newly created EE&C Segment.

Segment disclosures are as follows:

Year Ended December 31, 2012	FS	MDU	EE&C	MBCorp	Total
Revenues	$255,205	$27,656	$11,078	$—	$293,939
Income (loss) from operations	9,767	898	(1,305)	(2,419)	6,941
Income (loss) before income taxes	7,626	652	(1,133)	(4,270)	2,875
Identifiable assets from continuing operations	85,622	8,588	3,831	40,585	138,626
Identifiable assets from discontinued operations	1,848	—	—	—	1,848
Depreciation and amortization	3,337	2,148	181	935	6,601
Capital expenditures	602	153	355	2,694	3,804
Interest expense	(2,224)	(245)	(5)	(1,224)	(3,698)
Interest income	11	2	—	19	32
Income tax provision (benefit)	1,457	(615)	(771)	(2,384)	(2,313)
Income (loss) from continuing operations	6,169	1,267	(362)	(1,886)	5,188
Income (loss) from discontinued operations, net of tax	(4,156)	—	—	1,574	(2,582)

Year Ended December 31, 2011	FS	MDU	EE&C	MBCorp	Total
Revenues	$271,984	$21,007	$7,195	$—	$300,186
Income (loss) from operations	23,230	(2,827)	701	(6,419)	14,685
Income (loss) before income taxes	21,217	(3,030)	865	(8,397)	10,655
Identifiable assets	102,150	8,844	3,165	27,443	141,602
Depreciation and amortization	3,514	2,538	62	643	6,757
Capital expenditures	212	782	27	699	1,720
Interest expense	(2,199)	(245)	(2)	(1,392)	(3,838)
Interest income	—	3	—	32	35
Income tax provision (benefit)	7,616	(1,109)	(4)	(2,892)	3,611

Year Ended December 31, 2010	FS	MDU	EE&C	MBCorp	Total
Revenues	$242,592	$21,663	$1,339	$—	$265,594
Income (loss) from operations	20,707	(2,550)	242	(4,730)	13,669
Income (loss) before income taxes	18,133	(2,810)	242	(5,987)	9,578
Identifiable assets	82,244	11,118	—	18,338	111,700
Depreciation and amortization	4,702	2,965	—	631	8,298
Capital expenditures	99	855	—	350	1,304
Interest expense	(2,678)	(265)	—	(1,259)	(4,202)
Interest income	6	—	—	2	8
Income tax provision (benefit)	167	—	—	(5,283)	(5,116)

NOTE 14 —Income Taxes

Components of provision for (benefit from) income taxes for 2012, 2011 and 2010 are:

	2012
Provision for (Benefit From) Income Taxes	Federal	State	Total
Current	$(76)	$549	$473
Deferred	(582)	(2,204)	(2,786)

Total	$(658)	$(1,655)	$(2,313)

	2011
Provision for (Benefit From) Income Taxes	Federal	State	Total
Current	$2,334	$1,382	$3,716
Deferred	373	(478)	(105)

Total	$2,707	$904	$3,611

	2010
Provision for (Benefit From) Income Taxes	Federal	State	Total
Current	$1,343	$1,036	$2,379
Deferred	(6,947)	(548)	(7,495)

Total	$(5,604)	$488	$(5,116)

Income tax computed at the federal statutory rate reconciled to the effective tax rate is as follows for the years ended December 31:

	2012	2011	2010
Federal statutory tax provision (benefit) rate	34.0%	34.0%	34.0%
State tax, net of federal tax benefit	(38.3)	5.3	5.3
Other	(3.8)	3.1	3.7
Change in valuation allowance	(72.4)	(8.5)	(96.4)

Effective tax rate	(80.5)%	33.9%	(53.4)%

The state tax expense (benefit) reported is due to some of the subsidiaries having taxable income in states where the state requires filing separate company income tax returns instead of filing on a consolidated basis with members of the consolidated group. Other state tax expense is associated with the tax liability being calculated off of gross receipts, capital, or some other non-income method of computation.

The Company assesses the potential realization of net deferred tax assets on an annual basis, or on an interim basis if the circumstances warrant. If the Company’s actual results and updated projections vary significantly from the projections used as a basis for this determination, the Company may need to increase or decrease the valuation allowance against the gross deferred tax assets. The Company would adjust its valuation allowance in the period the determination was made. The Company considers projected future taxable income and ongoing tax planning strategies then records a valuation allowance to reduce the carrying value of the net deferred taxes for amounts that are unable to be realized.

During the year ended December 31, 2012, the Company released $4,186 of its valuation allowance against the deferred tax asset related to net operating losses based upon its assessment of all available evidence, including previous years’ income, estimates of future profitability and the overall prospects of its future business. Additionally, during the year ended December 31, 2012, the Company increased its valuation allowance by $634 to provide a full valuation against the deferred tax asset related to the capital losses incurred from the sale of shares previously held in WPCS International, Inc. as the Company believes it is not more-likely-than-not to realize the benefit of the deferred tax asset.

At December 31, 2012 and 2011, the valuation allowance was $1,067, and $4,619, respectively. The decrease in the valuation allowance was $3,552, $420, and $8,669, for the years ended December 31, 2012, 2011 and 2010, respectively. The change in the valuation allowance shown in the effective tax rate reconciliation reflects only the current year’s activity and does not include any adjustments or purchase accounting entries.

Components of net deferred income taxes are as follows at December 31:

	2012	2011
Deferred income tax assets:
Net operating and capital loss carryforwards	$9,711	$10,357
Stock-based compensation/compensation accruals	2,554	2,089
Accrued liabilities/reserves	4,851	4,939

Total deferred income tax assets	17,116	17,385
Less valuation allowance	(1,067)	(4,619)

	16,049	12,766
Deferred income tax liabilities:
Amortization of intangibles and goodwill, including impairment	2,479	4,033
Depreciation	1,440	737

Total deferred income tax liabilities	3,919	4,770

Net deferred income tax assets	$12,130	$7,996

Net deferred income tax assets recorded on the balance sheet:
Current	$6,691	$6,862
Long-term	5,439	1,134

Total net deferred income tax assets recorded on the balance sheet	$12,130	$7,996

The Company has federal net operating losses of $47,461 and state net operating losses of approximately $45,966, at December 31, 2012, which, if not used, will expire from 2013 - 2032 . Changes in the stock ownership of the Company have placed limitations on the use of these net operating loss carryforwards (NOLs). The Company has performed an Internal Revenue Code (IRC) Section 382 study and determined that a total of five ownership changes had occurred since 1999. As a result of these ownership changes, the Company’s ability to utilize its net operating losses is limited. Federal net operating losses are limited to a total of $19,927, consisting of annual amounts of $9,909 in 2013 and $1,101 per year for each of the years 2014-2022 and then $109 in 2023. State net operating losses are limited to a total of approximately $44,505 . We believe that $27,534 of federal net operating losses and $1,461 of state net operating losses will expire unused due to IRC Section 382 limitations. These limitations could be further restricted if additional ownership changes occur in future years. The amount of the deferred tax asset associated with the net operating losses that will expire due to the IRC Section 382 limitation is not included in net deferred tax assets.

For income tax purposes, the Company has the following net operating loss carryforwards at December 31, 2012:

Year of Expiration	Federal Net Operating Loss	State Net Operating Loss
2013	$—	$1,263
2014	—	1,335
2015	—	2,058
2016	—	1,435
2017	—	4,071
2018	—	3,352
2019	—	2,546
2020	—	2,181
2021	4,217	1,275
2022	2,600	1,960
2023	—	2,808
2024	1,698	1,113
2025	4,138	7,024
2026	5,248	3,885
2027	20,686	5,210
2028	8,874	685
2029	—	1,599
2030	—	1,011
2031	—	953
2032	—	202

	$47,461	$45,966

We recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. As of December 31, 2012, we did not have any material uncertain tax positions.

It is our practice to recognize interest and penalties related to income tax matters as a component of income tax expenses on the consolidated statement of income.

We are subject to income taxes in the U.S. federal jurisdiction, and various state jurisdictions. Tax regulations from each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. With few exceptions, we are no longer subject to U.S. federal, state or local income tax examinations by tax authorities for the years before 1999. Typically the statute of limitations is 3 years for the federal and 5 years for the state tax returns. Multiband’s statutes are open back to 1999 due to net operating losses available from those years. We are not currently under examination by any taxing jurisdiction.

We had no significant unrecognized tax benefits as of December 31, 2012 and 2011 that would reasonably be expected to affect our effective tax rate during the next twelve months.

NOTE 15—Supplemental Cash Flows Information

	2012	2011	2010
Cash paid for interest, net of amortization of OID and interest discount	$3,536	$3,487	$4,008
Cash paid for federal and state income taxes	625	478	5,325
Non-cash investing and financing transactions:
Reduction of debt by other receivable for legal fees paid on behalf of DirecTECH	3	294	175
Purchase of property and equipment with the increase in capital lease obligations	2,436	251	393
Purchase of intangible assets with the issuance of common stock and short-term notes payable	—	—	163
Intrinsic value of preferred dividends	100	12	2
Conversion of preferred into common stock	100	10,024	2
Interest paid with the issuance of common stock	—	—	3
Increase in prepaid expense and other assets via short-term debt issued	4,640	10,450	8,806
Conversion of accrued dividends into common stock	150	625	902
Reduction of long-term debt via offset against life insurance proceeds	—	49	—
Payment of accrued interest with the issuance of common stock	—	1	—
Reduction of accrued expenses with the issuance of stock options	258	170	113
Reduction of short-term debt with other receivables	—	500	—
Purchase of land and building via increase in long-term debt	3,802	—	—
Increase in prepaid expense with the increase in long-term debt	—	—	36
Warrants issued for dividends	—	—	56
Common stock issued for incentive bonuses	229	2	—
Common stock issued for deferred financing fees	—	—	181
Common stock issued for services and revenue share payments	—	—	62

NOTE 16—Retirement Savings Plan

The Company has a 401(k) profit sharing plan covering substantially all full-time employees. Employee contributions are limited to the maximum amount allowable by the IRC. The Company may match certain employee contributions or make additional contributions to this plan at its discretion. The Company’s total contribution expense was $651, $0, and $0 in 2012, 2011, and 2010, respectively, which is included in selling, general and administrative expenses in the accompanying consolidated statements of income.

NOTE 17—Commitments and Contingencies

Operating leases—buildings

The Company has various operating leases for its warehouse and certain office facilities with lease terms expiring at various dates through October 2017. Many leases have renewal options of varying terms. The monthly base rents range from approximately $196 to $200. The leases contain provisions for payments of real estate taxes, insurance and common area costs.

Total rent expense for the years ended December 31, 2012, 2011 and 2010 including common area costs and real estate taxes was approximately $2,823, $2,616, and $2,482, respectively, which are included in selling, general and administrative expenses in the accompanying consolidated statements of income.

Future minimum rental payments are as follows for the years ending December 31:

Year	Amount
2013	$2,090
2014	1,475
2015	1,203
2016	710
2017	181
Thereafter	—

$5,659

Operating leases—vehicles

The Company leases substantially all of its fleet vehicles under operating leases from one lessor. Each lease commences upon the in-service date of the vehicle and requires scheduled lease payments to be paid monthly for one year. After one year, the Company has the option to renew the lease as open ended or surrender the leased vehicle to the lessor to be sold. If the net proceeds of such sale exceed the vehicle’s then depreciated value, the Company receives the benefit of such excess. If there is a deficiency upon such sale, then the Company is required to pay the deficiency as additional rent to lessor. For the years ended December 31, 2012, 2011, and 2010, the Company recognized a gain on the sale of vehicles of $3,022, $1,217, and $762, respectively, which is included in costs of products and services in the accompanying consolidated statements of income. For the years ended December 31, 2012, 2011, and 2010, the Company’s operating lease expense under this lease totaled approximately $15,719, $9,330, and $7,912, respectively, which is included in costs of products and services in the accompanying consolidated statements of income. In addition, the Company has a security deposit with the lessor in the amount of $1,098 and $1,701 which is included in other assets in the accompanying consolidated balance sheets at both December 31, 2012 and December 31, 2011, respectively.

Future minimum rental payments for all vehicles put in service in 2012 for the year ended December 31, 2012 are $2,646 and are all due in 2013.

Significant Relationship

The Company is a master agent for DIRECTV pursuant to a master system operator (MSO) agreement dated August 2011. The initial term of the agreement is four years. The initial term will automatically renew thereafter for additional, individual one -year periods, unless either the Company or DIRECTV gives written notice of non-renewal at least ninety (90) days in advance of expiration of the then-current term. Under the agreement the Company is required to ensure that its system operators meet minimum technical DIRECTV system standards so that the system operator subscribers may properly receive DIRECTV programming services. The Company must also maintain a minimum number of paying video subscribers in its system operator network. In October 2012, the initial term of the agreement was extended to a term of five years and the agreement now expires in August 2016.

The Company also has a separate home service provider agreement with DIRECTV ending October 15, 2016 which provides for the installation and servicing of DIRECTV satellite television services to residents of single family homes. The term of this agreement will automatically renew as of October 15, 2016 for additional one year periods unless either the Company or DIRECTV gives written notice of termination at least 90 days in advance of expiration of the then current term.

Termination of the Company’s DIRECTV agreements would have a material adverse impact on the Company’s on-going operations. Revenues generated from DIRECTV amounted to 86.3%, 95.6%, and 99.0% of total revenue in 2012, 2011 and 2010, respectively. Amounts receivable from DIRECTV represented 71.2% and

82.4% of total accounts receivable as of December 31, 2012 and 2011, respectively. The Company purchases a substantial portion of its inventory from DIRECTV. DIRECTV is the only supplier of the major components (i.e., dishes and receivers) used in FS segment installations. The total accounts payable to DIRECTV, related to inventory supplied by DIRECTV, was $10,558 and $23,480 at December 31, 2012 and 2011, respectively.

Legal proceedings

The Company is subject to claims, regulatory processes and lawsuits that arise in the ordinary course of business. The Company accrues for such matters when a loss is considered probable and the amount of such loss, or a range of loss, can be reasonably estimated. The Company’s defense costs are expensed as incurred. The Company has recorded $71 and $3,072 of accrued liabilities in the accompanying consolidated balance sheets at December 31, 2012 and 2011, respectively, for claims and known and potential settlements and legal fees associated with existing litigation.

In December 2009, the U.S. Department of Labor (DOL) sued various individuals that are either shareholders, directors, trustees and/or advisors to DirecTECH Holding Company, Inc. (DTHC) and its Employee Stock Ownership Plan (ESOP). The Company was not named in this complaint. In May 2011, three of these individuals settled the complaint with the DOL (upon information and belief, some of this settlement was funded by the individuals’ insurance carrier) in the approximate amount of $8,600 and those same individuals have filed suit against the Company for advancement of expenses and or reimbursement of liabilities. The basis for these reimbursement demands are certain corporate indemnification agreements that were entered into by the former DTHC operating subsidiaries and the Company itself.

Two of those defendants had their claims denied during the second quarter of 2012, in a summary arbitration proceeding. This denial was appealed and the summary judgment award was overturned by a federal court judge in February 2013 meaning the matter may proceed to arbitration. Based on the summary judgment ruling favorable to the Company, management determined that it was appropriate to reverse a $1,800 related legal reserve as of June 30, 2012, which is included in selling, general and administrative expenses in the consolidated statement of income for the twelve month period ended December 31, 2012.

The Company has denied all requests for indemnification of legal fees and/or reimbursement of liabilities in this matter for, in part, the following reasons: 1) similar indemnification agreements have been declared illegal under Federal law by a California federal appeals court; and 2) the Company has no obligation to indemnify DTHC individual shareholder conduct.

The ultimate outcome of the matter is uncertain. The Company, based in part on outside counsel’s assessment, believes it has solid grounds to appeal the federal judge’s decision overturning the arbitrator’s summary judgment award and has filed a notice of appeal with the sixth circuit court of appeals. Depending on the outcome of the appeal and a potential arbitration hearing, the Company’s reasonable estimate of this potential liability is a range between zero and nine million dollars with no amount in that range a better estimate than any other amount. Accordingly, no amount has been accrued by the Company for this potential liability as of December 31, 2012. In future periods, the Company will continue to assess its potential exposure in the matter pursuant to the applicable financial accounting standards until the matter is resolved.

Pending Acquisition

On July 9, 2012, the Company entered into an Acquisition Agreement (Agreement) with MDU Communications International, Inc. (MDUC), a Delaware corporation. Upon the terms and subject to the conditions set forth in the Agreement, MDUC will merge with and into a wholly owned subsidiary of Multiband, (MBSUB), with MDUC continuing as the surviving corporation (Merger). MDUC would then be a wholly owned subsidiary of the Company.

On December 18, 2012, the Company announced that it had reached a conceptual agreement to amend the the terms of the Agreement with MDUC. The terms of the Agreement would be amended to extend the deadline for completion of the acquisition from December 31, 2012 to February 28, 2013. Under the proposed terms of the amendment, the Company would acquire 100% of the outstanding stock of MDUC by issuing $12,900 of a convertible, redeemable, three year, cumulative preferred stock instrument which would convert to common stock under certain conditions at $4.00 per share. The preferred stock would carry a cumulative dividend coupon rate of 6.25% with dividends paid quarterly in cash. The preferred stock will be redeemable, in whole or in part, in cash, at par, (i) at any time within three years at the Company’s discretion, or (ii) upon closing of a material financing of at least $30,000, subject to any necessary Company lender consent. In addition, MDUC’s current senior debt facility would need to be extended on terms satisfactory to the Company. Subsequently, in spite of the fact that the February 28, 2013 deadline has now expired, the Company and MDUC are continuing to discuss the completion of this transaction as soon as practical.

Short-term financing

During 2012, the Company entered into a short-term financing agreement with First Insurance Funding Corporation in the amount of $4,241 for workers’ compensation. This financing agreement carried an interest rate of 3.25% and required monthly payments of principal and interest of $394 through December 2012. As of December 31, 2012, the financing agreement was paid in full.

During 2011, the Company entered into a short-term financing agreement with First Insurance Funding Corporation in the amount of $9,859 for workers’ compensation, business and auto insurance. This financing agreement carried an interest rate of 5.7% and required monthly payments of principal and interest of $1,012 through November 2011. As of December 31, 2011, the financing agreement was paid in full.

Subsequent to December 31, 2012, on January 3, 2013, the Company entered into a short-term financing agreement with First Insurance Funding Corporation in the amount of $8,062 for workers’ compensation, business and auto insurance. This financing agreement carries an interest rate of 3.5% and requires monthly payments of principal and interest of $747 through December 2013.

Other Concentrations

The Company has a union contract covering 757 full and part-time technicians (which represents approximately 24% of its labor force) employed by MBFS at its Illinois, Indiana, Iowa, Kentucky (excluding Maysville) and Ohio (excluding Columbus) facilities which expires on May 11, 2013. The Company also has a contract with 68 union employees at its Boston South location which expires on November 14, 2014. The Company utilizes a contractor base for seasonality and work overflow but it cannot be certain that it could cover all jobs during a work outage, if one should occur. A reduction in productivity in any given period or our inability to meet guaranteed schedules may adversely affect our profitability; however, we have never experienced any employment-related work stoppages and consider our employee relations to be good.

NOTE 18—Related Party Transactions

In February 2013, the Company entered into an unsecured short-term promissory note payable in the amount of $1,000 with J. Basil Mattingly, a Vice President of the Company. The note carries an interest rate of 5% per annum and is due February, 2014. This note was paid in full on March 20, 2013.

In June 2012, the Company entered into an unsecured short-term promissory note payable in the amount of $700 with Frank Bennett, a director of the Company. The balance at December 31, 2012 was $600. The note carried an interest rate of 8.5% per annum and payment of its remaining balance as of December 31, 2012 was extended to April 23, 2013, at which time it is due and payable in full.

In 2011, the Company redeemed 50,000 shares of preferred series E stock for $500 cash to director Eugene Harris.

In 2011, the Company redeemed 145,000 shares of preferred series E stock for $1,450 cash to director Frank Bennett.

The Company paid $0 and $48 of preferred series E stock dividends to director Eugene Harris for the years ended December 31, 2012 and 2011, respectively. Payment for dividends was in the form of cash and warrants.

The Company paid $0 and $139 of preferred stock dividends to director Frank Bennett for the years ended December 31, 2012 and 2011, respectively. Payment for dividends was in the form of cash, common stock and warrants.

The above transactions were approved by the disinterested members of the Company’s audit committee.

The Company leases principal offices located at 2000 44th Street SW, Fargo, ND 58013. The Fargo base rate is $22 per month. The Fargo property is owned in part by David Ekman, Chief Information Officer of the Company.

NOTE 19—Discontinued Operations

On June 3, 2013, the Company decided to discontinue its cable television fulfillment operations due to the significant operating losses that have been incurred since its acquisition.

The financial results of the cable television fulfillment operation are being reported separately as discontinued operations for all periods presented. The operation was previously included in our FS segment. The financial results of the business included in discontinued operations are as follows:

	2012	2011	2010
Revenues	$11,685	$—	$—

Loss from discontinued operations before income taxes	$(4,156)	$—	$—
Income tax benefit	1,574	$—	$—

Loss from discontinued operations, net of tax	$(2,582)	$—	$—

The assets of the discontinued operations are presented separately in the accompanying balance sheets at December 31, 2012 and 2011 and consist of the following:

	2012	2011
Current assets—discontinued operations	$1,467	$—
Long-term assets—discontinued operations	381	—

Total assets	$1,848	$—

NOTE 20—Subsequent Events

On May 21, 2013, the Company entered into an Agreement and Plan of Merger, dated as of May 21, 2013 (the Merger Agreement), with Goodman Networks Incorporated (Goodman or Parent) and Manatee Merger Sub Corporation, a wholly-owned subsidiary of Parent (Merger Sub). The Merger was approved and the Merger Agreement was adopted by the Company’s shareholders at a special meeting held on August 29, 2013. On August 30, 2013 (the Effective Time), Merger Sub merged with and into Multiband, with Multiband continuing after the merger as the surviving corporation and a wholly-owned subsidiary of Parent (the Merger).

Pursuant to the Merger Agreement, at the Effective Time:

•	each issued and outstanding share of common stock, no par value per share (the Common Stock), of Multiband was converted into the right to receive $3.25 in cash, without interest (Common Share Merger Consideration) upon surrender of the certificate representing such share of Multiband Common Stock in the manner provided in the Merger Agreement;

•	each share of Multiband Class A, Class C and Class F convertible preferred stock outstanding immediately prior to the Effective Time was converted into the right to receive $10.50, $10.00 or $10.00, respectively, per share in cash, plus applicable accrued and unpaid dividends, if any, without interest, upon surrender of the certificate representing such share of Multiband preferred stock in the manner provided in the Merger Agreement;

•	each Director Option outstanding immediately prior to the Effective Time vested in full and was converted into the right to receive a cash payment equal to the excess, if any, of $3.25 over the per share exercise price of the applicable Director Option, without interest, less applicable withholding taxes;

•	each outstanding share of restricted stock held by Multiband employees and directors under any Company stock plan vested in full and was cancelled in exchange for the right to receive $3.25 in cash, without interest, less applicable withholding taxes;

•	each outstanding warrant, pursuant to a warrant termination agreement, was cancelled in exchange, on a per share basis, for an amount equal to the excess, if any, of $3.25 over the per share exercise price of the warrant, without interest, less applicable withholding taxes; and

•	each Employee Option outstanding immediately prior to the Effective Time, was purchased by the Company pursuant to the Company’s tender offer that expired at 5:00 p.m., Central Time, on August 29, 2013, in exchange for the right to receive a cash payment per share equal to the greater of: (i) if a positive number, the excess of $3.25 over the exercise price of the applicable Employee Option for Employee Options, or (ii) $0.50 per Employee Option for Employee Options.

In connection with the Merger, all of the directors of the Company resigned from their directorships of the Company effective as of the closing of the Merger. As of the Effective Time and pursuant to their respective employment agreements and the Merger Agreement, James L. Mandel and Steven M. Bell became the Chief Executive Officer and Chief Financial Officer, respectively, of the surviving corporation, which employment agreements became effective upon the closing of the Merger.

As of the Effective Time, the Articles of Incorporation of the Company were amended and restated in their entirety. In addition, as of the Effective Time, the bylaws of the Company were amended and restated in their entirety to read the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time.

Upon the Effective Time, the Company notified The NASDAQ Stock Market LLC (NASDAQ) of the consummation of the Merger, and that, pursuant to the Merger Agreement, each outstanding share of Common Stock, was cancelled and converted into the right to receive the Common Share Merger Consideration. Pursuant to the Company’s written request to NASDAQ, the listing of the Common Stock on The NASDAQ Capital Market terminated immediately after the close of trading on August 30, 2013. NASDAQ filed with the Commission a notification of removal from listing on Form 25 with respect to the Common Stock on August 30, 2013.

On September 16, 2013, the Company filed a certification and notice of termination on Form 15 with the Commission requesting that the Common Stock be deregistered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the Exchange Act), and that the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act be suspended.

Effective September 20, 2013, the Company converted its subsidiary Multiband Engineering and Wireless, Midwest, Inc. into a Texas corporation named “Multiband EWM, Inc.” and reincorporated by merger its subsidiary Multiband Engineering and Wireless, Southeast, Inc. into a Texas corporation named “Multiband EWS, Inc.”

The Company has evaluated subsequent events through April 1, 2013, the date the financial statements were originally issued and has also evaluated subsequent events through October 23, 2013, the date the revised consolidated financial statements were issued, and determined that there were no other subsequent events or transactions that require recognition or disclosures in the financial statements except the above mentioned matters.

MULTIBAND CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30, 2013 (unaudited)	June 30, 2012 (unaudited)	June 30, 2013 (unaudited)	June 30, 2012 (unaudited)
REVENUES	$73,482	$67,030	$143,929	$136,495

COSTS AND EXPENSES
Cost of products and services (exclusive of depreciation and amortization shown separately below)	53,958	49,540	104,995	100,186
Selling, general and administrative	15,255	14,743	31,350	32,353
Depreciation and amortization	1,532	1,679	3,090	3,304

Total costs and expenses	70,745	65,962	139,435	135,843

INCOME FROM OPERATIONS	2,737	1,068	4,494	652

OTHER EXPENSE
Interest expense	(582)	(925)	(1,416)	(1,836)
Write-off of deferred financing costs	—	—	(1,029)	—
Interest income	4	7	9	13
Losses attributable to available-for-sale securities	—	(290)	—	(581)
Other income	16	19	28	45

Total other expense	(562)	(1,189)	(2,408)	(2,359)

INCOME (LOSS) BEFORE INCOME TAXES	2,175	(121)	2,086	(1,707)
PROVISION FOR (BENEFIT FROM) INCOME TAXES	930	(115)	892	(552)

INCOME (LOSS) FROM CONTINUING OPERATIONS	1,245	(6)	1,194	(1,155)
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(1,435)	(147)	(1,997)	(351)

NET LOSS	(190)	(153)	(803)	(1,506)
Preferred stock dividends	126	67	194	235

LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(316)	$(220)	$(997)	$(1,741)

INCOME (LOSS) PER COMMON SHARE—BASIC:
CONTINUING OPERATIONS	$0.05	$—	$0.04	$(0.06)

DISCONTINUED OPERATIONS	$(0.06)	$(0.01)	$(0.09)	$(0.02)

NET LOSS PER SHARE	$(0.01)	$(0.01)	$(0.05)	$(0.08)

INCOME (LOSS) PER COMMON SHARE—DILUTED:
CONTINUING OPERATIONS	$0.05	$—	$0.04	$(0.06)

DISCONTINUED OPERATIONS	$(0.06)	$(0.01)	$(0.08)	$(0.02)

NET LOSS PER SHARE	$(0.01)	$(0.01)	$(0.04)	$(0.08)

Weighted average common shares outstanding—basic	21,828,858	21,796,091	21,789,855	21,770,066

Weighted average common shares outstanding—diluted	22,902,796	21,796,091	22,701,954	21,770,066

See accompanying notes to the unaudited condensed consolidated financial statements

MULTIBAND CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(In Thousands)

	June 30, 2013 (unaudited)	December 31, 2012 (audited)
CURRENT ASSETS
Cash and cash equivalents	$327	$18,056
Accounts receivable, net	25,819	18,845
Inventories	9,384	11,444
Costs and estimated earnings in excess of billings on uncompleted contracts	2,489	1,540
Prepaid expenses and other	6,551	1,181
Income tax receivable	688	621
Deferred tax assets	7,219	6,691
Current assets—discontinued operations	582	1,467

Total Current Assets	53,059	59,845

PROPERTY AND EQUIPMENT, NET	11,153	11,892

OTHER ASSETS
Goodwill	37,796	37,796
Intangible assets, net	9,588	10,987
Restricted cash—certificate of deposit	1,682	1,682
Insurance collateral	11,693	10,899
Other assets	1,238	1,553
Deferred tax assets	5,439	5,439
Long-term assets—discontinued operations	329	381

Total Other Assets	67,765	68,737

TOTAL ASSETS	$131,977	$140,474

See accompanying notes to the unaudited condensed consolidated financial statements

MULTIBAND CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS’ EQUITY

(In Thousands, Except Share and Liquidation Preference Amounts)

	June 30, 2013 (unaudited)	December 31, 2012 (audited)
CURRENT LIABILITIES
Checks drawn in excess of available bank balances	$1,440	$—
Line of credit	1,205	—
Insurance premium financing	4,424	—
Short-term debt	374	280
Related party debt	—	600
Current portion of long-term debt	4,251	17,396
Current portion of capital lease obligations	836	857
Accounts payable	23,289	24,075
Billings in excess of costs and estimated earnings on uncompleted contracts	32	68
Accrued liabilities	21,854	21,094
Deferred service obligations and revenue	296	361
Current liabilities—discontinued operations	1,221	—

Total Current Liabilities	59,222	64,731
LONG-TERM LIABILITIES
Accrued liabilities	6,458	6,982
Long-term debt, net of current portion	18,331	20,458
Capital lease obligations, net of current portion	1,240	1,630

Total Liabilities	85,251	93,801
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Cumulative convertible preferred stock, no par value:
8% Class A (12,696 shares issued and outstanding, $133,308 liquidation preference)	191	191
10% Class C (109,000 shares issued and outstanding, $1,090,000 liquidation preference)	1,411	1,411
10% Class F (150,000 shares issued and outstanding, $1,500,000 liquidation preference)	1,500	1,500
8% Class G (0 and 10,000 shares issued and outstanding, $0 and $100,000 liquidation preference)	—	41
Common stock, no par value (21,885,056 and 21,648,459 shares issued and outstanding)	117,866	116,775
Accumulated deficit	(74,242)	(73,245)

Total Stockholders’ Equity	46,726	46,673

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$131,977	$140,474

See accompanying notes to the unaudited condensed consolidated financial statements

MULTIBAND CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Six Months Ended June 30,
	2013	2012
	(unaudited)	(unaudited)
OPERATING ACTIVITIES
Net loss	$(803)	$(1,506)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation and amortization	3,090	3,488
Amortization and expense related to debt issuance costs	945	18
Amortization of original issue discount	—	48
Gain on sale of property and equipment	(35)	(81)
Other-than-temporary impairment loss on available-for-sale securities	—	581
Change in allowance for doubtful accounts receivable	169	128
Stock based compensation expense	769	909
Deferred income taxes	(528)	(777)
Changes in operating assets and liabilities:
Accounts receivable	(6,258)	2,489
Costs and estimated earnings in excess of billings on uncompleted projects	(949)	(541)
Inventories	2,060	4,232
Prepaid expenses and other	3,449	849
Income tax receivable	(67)	—
Insurance collateral	(794)	(2,345)
Other assets	1,161	623
Checks drawn in excess of available bank balances	1,440	—
Accounts payable and accrued liabilities	1,540	(11,280)
Billings in excess of costs and estimated earnings on uncompleted projects	(36)	(4)
Deferred service obligations and revenue	(65)	(1,167)

Net cash flows from operating activities	5,088	(4,336)

INVESTING ACTIVITIES
Purchases of property and equipment	(840)	(1,662)
Purchases of intangible assets	(57)	(744)
Proceeds from purchase of land and building	—	685
Proceeds from sales of available-for-sale securities	—	141
Increase in restricted cash—certificate of deposit	—	(1,682)
Proceeds from sale of property and equipment	75	43
Collections on notes receivable	3	2

Net cash flows from investing activities	(819)	(3,217)

See accompanying notes to the unaudited condensed consolidated financial statements

MULTIBAND CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

Continued

	Six Months Ended June 30,
	2013	2012
	(unaudited)	(unaudited)
FINANCING ACTIVITIES
Borrowings on line of credit	$27,166	$—
Payments on line of credit	(25,961)	—
Payments for debt issuance costs	(2,257)	—
Payments on long-term debt	(35,271)	(88)
Payments on capital lease obligations	(454)	(244)
Payments on related parties debt	(600)	—
Payments on short-term debt	(4,727)	(2,217)
Payments on common stock repurchased	—	(22)
Proceeds from related parties debt	—	700
Proceeds from long-term debt	20,000	—
Payment of preferred stock dividends	(40)	(55)
Exercise of options	151	—
Stock issuance costs	(5)	(5)

Net cash flows from financing activities	(21,998)	(1,931)

DECREASE IN CASH AND CASH EQUIVALENTS	(17,729)	(9,484)
CASH AND CASH EQUIVALENTS—Beginning of Period	18,056	18,169

CASH AND CASH EQUIVALENTS—END OF PERIOD	$327	$8,685

Cash paid for interest, net of amortization of OID	$1,875	$1,755
Net cash paid (refunded) for federal and state income taxes	163	(511)
Non-cash investing and financing transactions:
Intrinsic value of preferred dividends	59	—
Conversion of accrued dividends into common stock	75	100
Conversion of preferred stock into common stock	100	100
Increase in prepaid expenses via short-term debt issued	8,356	4,357
Reduction in debt by other receivable	—	3
Reduction of accrued expenses with the issuance of stock options	—	258
Purchase of land and building via mortgage assumed	—	3,803
Purchase of property and equipment with the increase in capital lease obligations	43	374

See accompanying notes to the unaudited condensed consolidated financial statements

MULTIBAND CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2013 AND 2012

(In Thousands, Except for Shares and Per Share Amounts)

NOTE 1—Unaudited Consolidated Financial Statements

The information furnished in this report is unaudited and reflects all adjustments which are normal recurring adjustments and, which in the opinion of management, are necessary to fairly present the operating results for the interim periods. The operating results for the interim periods presented are not necessarily indicative of the operating results to be expected for the full fiscal year. The unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, previously filed with the Securities and Exchange Commission.

Our cash flow statement as originally filed with the SEC on August 14, 2013 identified cash flow from discontinued operations separately by category and in total within the statement of cash flows. As a result of our acquisition by Goodman Networks Incorporated, we changed our presentation to conform to the accounting policy of our parent company, which is to include cash flows from discontinued operations within each cash flow category and not separately present them.

NOTE 2—Summary of Significant Accounting Policies

A detailed description of our significant accounting policies can be found in our most recent Annual Report filed on Form 10-K for the year ended December 31, 2012. There were no material changes in significant accounting policies during the quarter ended June 30, 2013.

Accounts Receivable

The Company reviews customers’ credit history before extending unsecured credit and establishes an allowance for uncollectible amounts based upon factors surrounding the credit risk of specific customers and other information. For the MDU and FS segments, the Company has concentrations of credit risk with 75.8% and 71.2% of accounts receivable at June 30, 2013 and December 31, 2012, respectively, due from one customer (see Note 6). Invoices are due 30 days after presentation. Accounts receivable over 30 days are considered past due. The Company does not accrue interest on past due accounts receivable. Receivables are written off only after all collection attempts have failed and are based on individual credit evaluation and specific circumstances of the customer. Accounts receivable are shown on the accompanying condensed consolidated balance sheets net of an allowance for uncollectible amounts of approximately $778 at June 30, 2013 and $609 at December 31, 2012.

Debt Issuance Costs

The Company capitalized $2,257 and $0 of debt issuance costs during the six months ended June 30, 2013 and 2012, respectively. The Company amortizes the debt issuance costs under the effective interest method over the life of the related debt instrument. Amortization totaled $116 for both the three and six months ending June 30, 2013, respectively, and are included in interest expense in the accompanying condensed consolidated statements of operations. Amortization totaled $9 and $18 for the three and six months ended June 30, 2012, respectively. The remaining balance of unamortized debt issuance costs, which are included in other current and long term assets in the accompanying condensed consolidated balance sheets, were $1,429 and $0 at June 30, 2013 and December 31, 2012, respectively. Debt issuance costs written off totaled $0 and $1,029, (including

$200 early termination fee), for the three and six months ended June 30, 2013, and $0 for both the three and six months ended June 30, 2012, and are included in write-off of deferred financing costs in the accompanying condensed consolidated statements of operations.

Stock-Based Compensation

The Company measures and recognizes compensation expense for all stock-based awards at fair value. The Company recognizes stock-based compensation costs on a straight-line basis over the requisite service period of the award, which is generally the option vesting term. The Company recognized compensation expense for the portion of outstanding awards which are expected to vest during the three and six months ended June 30, 2013 and 2012. For the three months ended June 30, 2013 and 2012, total stock-based compensation expense related to stock options of $210 and $198, respectively, was included in selling, general and administrative expenses in the accompanying condensed consolidated statements of operations. For the six months ended June 30, 2013 and 2012, total share-based compensation expense of $486 and $409, respectively, was included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Restricted Stock

The Company awards restricted common shares to selected employees and directors. Recipients are not required to provide any consideration other than continued service. Company share awards are subject to certain restrictions on transfer and all or part of the shares awarded may be subject to forfeiture upon the occurrence of certain events, including the termination of employment. The restricted stock is valued at the grant date fair value of the common stock and is expensed over the requisite service period or vesting term of the awards. The Company recognized stock-based compensation expense related to restricted stock of $92 and $172, for the three months ended June 30, 2013 and 2012, respectively, and $283 and $500, for the six months ended June 30, 2013 and 2012, respectively, which is included in selling, general and administrative expenses in the accompanying condensed consolidated statements of operations.

Net Income (Loss) from Continuing Operations per Common Share

Basic income (loss) from continuing operations per common share is computed by using income (loss) from continuing operations attributable to common stockholders and the weighted average number of common shares outstanding. Diluted income (loss) from continuing operations per common share reflects the weighted average number of common shares outstanding plus all potentially dilutive common shares outstanding during the period. Potentially dilutive shares consist of shares issuable upon the exercise of stock options, stock warrants and unvested restricted stock (using treasury stock method) and conversion of preferred shares (using the as converted method). All options, warrants, convertible preferred shares, and unvested restricted stock during the three and six month periods ending June 30, 2012 were excluded from the calculation of diluted income (loss) from continuing operations per share as their effect was anti-dilutive due to the Company’s net loss for the periods. A reconciliation of the weighted average number of common and common equivalent shares outstanding and awards excluded from the diluted income from continuing operations per share calculation, as they were anti-dilutive, are as follows:

	Three Months Ended		Six Months Ended
	June 30, 2013 (unaudited)	June 30, 2012 (unaudited)	June 30, 2013 (unaudited)	June 30, 2012 (unaudited)
Numerator:
Income (loss) from continuing operations	$1,245	$(6)	$1,194	$(1,155)
Preferred stock dividends	126	67	194	235

Income (loss) from continuing operations attributable to common stockholders for basic and diluted earnings per share	$1,119	$(73)	$1,000	$(1,390)

Denominator:
Weighted average common shares outstanding—basic	21,828,858	21,796,091	21,789,855	21,770,066
Assumed conversion of diluted securities:
Stock options	767,064	—	605,225	—
Restricted stock	263,724	—	263,724	—
Warrants	43,150	—	43,150	—

Potentially dilutive common shares	1,073,938	—	912,099	—
Weighted average common shares outstanding—diluted	22,902,796	21,796,091	22,701,954	21,770,066

Income (loss) from continuing operations per common share—basic and diluted	$0.05	$—	$0.04	$0.06

Awards excluded from diluted income per share calculation	2,922,652	4,299,311	2,901,675	4,295,501

Comprehensive Loss

Comprehensive loss is equal to net loss for the three and six months ended June 30, 2013 and 2012.

Recent Accounting Pronouncements

In July 2013, the financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, which requires an entity, under certain circumstances, to present an unrecognized tax benefit as a liability on the financial statements. ASU 2013-11 is effective for fiscal years, and interim periods within those years beginning after December 15, 2013. The adoption of this ASU is not expected to have a material impact on our consolidated financial statements.

In February 2013, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Other Comprehensive Income, which requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. ASU 2013-02 is effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2012, with early adoption permitted. The Company adopted this guidance effective January 1, 2013, and the adoption did not have a material effect on its consolidated financial statements, financial position or cash flows.

In July 2012, the FASB issued ASU 2012-02, Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-lived Intangible Assets for Impairment, an update to ASU 2011-08, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment. ASU 2012-02 enables an entity to assess qualitative factors to determine whether it is more-likely-than-not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test in accordance with Subtopic 350-30, Intangibles—Goodwill and Other—General Intangibles Other than Goodwill. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. Previous guidance in Subtopic 350-30 required an entity to test an indefinite-lived intangible asset for impairment by comparing the fair value of the asset with its carrying amount, utilizing only a quantitative impairment test. ASU 2012-02 is effective for interim and annual reporting periods for fiscal years beginning after September 15, 2012, with early adoption permitted. The Company adopted this guidance effective January 1, 2013, and the adoption did not have a material effect on its consolidated financial statements, financial position or cash flows.

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210): Disclosure about Offsetting Assets and Liabilities, which requires an entity to include additional disclosures about financial instruments and transactions eligible for offset in the statement of financial position, as well as financial instruments subject to a master netting agreement or similar arrangement. ASU 2011-11 is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The Company adopted this guidance effective January 1, 2013, and the adoption did not have a material effect on its consolidated financial statements, financial position or cash flows.

NOTE 3—Discontinued Operations

On June 3, 2013, the Company decided to discontinue its cable television fulfillment operations due to the significant operating losses that have been incurred since its acquisition in October, 2011.

The financial results of the cable television fulfillment operation are being reported separately as discontinued operations for all periods presented. This operation was previously included in our FS segment. The financial results of the business included in discontinued operations are as follows:

	Three Months Ended		Six Months Ended
	June 30, 2013 (unaudited)	June 30, 2012 (unaudited)	June 30, 2013 (unaudited)	June 30, 2012 (unaudited)
Revenues	$1,798	$2,772	$4,419	$5,535

Loss from discontinued operations	$(1,383)	$(305)	$(2,328)	$(629)

Loss on abandonments	$(983)	$—	$(983)	$—

Loss from discontinued operations before income taxes	$(2,366)	$(305)	$(3,311)	$(629)
Income tax benefit	931	158	1,314	278

Loss from discontinued operations, net of tax	$(1,435)	$(147)	$(1,997)	$(351)

The assets and liabilities of the discontinued operations are presented separately in the accompanying balance sheet at June 30, 2013 and December 31, 2012 and consist of the following:

	June 30, 2013 (unaudited)	December 31, 2012 (audited)
Current assets—discontinued operations	$582	$1,467
Long-term assets—discontinued operations	329	381

Total assets	$911	$1,848

Current liabilities—discontinued operations	$1,221	$—

Total liabilities	$1,221	$—

NOTE 4—Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. To measure fair value, the Company uses a three-tier valuation hierarchy based upon observable and non-observable inputs:

Level 1—Unadjusted quoted prices that are available in active markets for the identical assets or liabilities at the measurement date.

Level 2—Significant other observable inputs available at the measurement date, other than quoted prices included in Level 1, either directly or indirectly, including:

•	Quoted prices for similar assets or liabilities in active markets;

•	Quoted prices for identical or similar assets in non-active markets;

•	Inputs other than quoted prices that are observable for the asset or liability; and

•	Inputs that are derived principally from or corroborated by other observable market data.

Level 3—Significant unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions.

The fair value hierarchy requires the use of observable market data when available. In instances in which the inputs used to measure fair value fall into different levels of the fair value hierarchy, the fair value measurement has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular item to the fair value measurement in its entirety requires judgment, including the consideration of inputs specific to the asset or liability. The following tables set forth by level within the fair value hierarchy, our financial assets and liabilities that were accounted for at fair value on a recurring basis at June 30, 2013, and December 31, 2012, according to the valuation techniques we used to determine their fair values.

	Fair Value Measurements at June 30, 2013
(in thousands)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets at Fair Value:
Restricted cash—certificate of deposit (1)	$1,682	$1,682	$—	$—

	Fair Value Measurements at December 31, 2012
(in thousands)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets at Fair Value:
Restricted cash—certificate of deposit (1)	$1,682	$1,682	$—	$—

(1)	The Company’s restricted cash—certificate of deposit consists of one certificate of deposit which had a maturity date of 7/1/13. The Company has purchased a new certificate with a maturity date of 6/30/14.

The Company reviews the methodologies utilized to determine fair value on a quarterly basis. Any change in methodologies or significant inputs used in determining fair values are further reviewed to determine if a fair value level hierarchy change has occurred. Transfers in and out of Level 1, 2, and 3 are considered to be effective as of the end of the quarter in which they occur. There were no transfers between the levels in the fair value hierarchy during the six months ended June 30, 2013.

The gross realized losses on sales of available-for-sale securities, which are included in other than-temporary impairment loss on available for-sale securities, were $50 for both the three and six months ended June 30, 2012. The Company sold all of its shares prior to December 31, 2012; as a result the balance at December 31, 2012 and June 30, 2013 was $0.

Fair Value Measurements on a Nonrecurring Basis

In addition to items that are measured at fair value on a recurring basis, the Company also measures assets held for sale at the lower of its carrying amount or fair value on a nonrecurring basis. During the six months ended June 30, 2013, the Company recognized an impairment loss of $150 based on recent purchase offers related to equipment used in its discontinued operation. The fair value of assets held for sale was estimated using a market approach, considering the estimated fair value for other comparable equipment which are Level 2 inputs.

NOTE 5—Inventories

Inventories consisted of the following at:

	June 30, 2013 (unaudited)	December 31, 2012 (audited)
DIRECTV—serialized	$104	$168
DIRECTV—non-serialized	6,598	8,398
Other	2,682	2,878

Total inventories	$9,384	$11,444

NOTE 6—Business Segments

A business segment is a distinguishable component of an enterprise that is engaged in providing an individual product or service or a group of related products or services and that is subject to risks and returns that are different from those of other business segments. The Company has three operating segments: (1) Field Services segment (FS), where the Company provides installation services to pay television (satellite and broadband cable) providers, internet providers and commercial customers, (2) Multi-Dwelling Unit segment (MDU), where the Company bills voice, internet and video services to subscribers as owner/operator and also acts as a master system operator for DIRECTV, receiving net cash payments for managing video subscribers through its network of system operators who are billed directly by DIRECTV, and (3) Engineering, Energy & Construction segment (EE&C) where the Company provides engineering and construction services for the wired and wireless telecommunications industry, including public safety networks, renewable energy services including wind and solar applications and other design and construction services, mostly done on a project basis. The MBCorp segment includes corporate expenses (e.g. corporate administrative costs), interest income, interest expense, depreciation and amortization. Segment disclosures are provided to the extent practicable under the Company’s accounting system. Transactions within and between the segments are generally made on a basis to reflect the market value of the services and have been eliminated in consolidation.

Segment disclosures are as follows:

Three months ended June 30, 2013	FS	MDU	EE&C	MBCorp	Total
Revenues	$61,234	$8,317	$3,931	$—	$73,482
Income (loss) from operations	3,212	95	82	(652)	2,737
Income before income taxes	2,955	68	81	(929)	2,175
Gain (loss) from continuing operations	2,955	68	81	(1,859)	1,245
Gain (loss) from discontinued operations	(2,366)	—	—	931	(1,435)

Three months ended June 30, 2012	FS	MDU	EE&C	MBCorp	Total
Revenues	$58,175	$6,331	$2,524	$—	$67,030
Income (loss) from operations	1,409	516	(375)	(482)	1,068
Income before income taxes	875	454	(376)	(1,074)	(121)
Gain (loss) from continuing operations	874	454	(376)	(958)	(6)
Gain (loss) from discontinued operations	(305)	—	—	158	(147)

Six months ended June 30, 2013	FS	MDU	EE&C	MBCorp	Total
Revenues	$121,427	$15,486	$7,016	$—	$143,929
Income (loss) from operations	6,031	51	(2)	(1,586)	4,494
Income before income taxes	5,405	(18)	(4)	(3,297)	2,086
Gain (loss) from continuing operations	5,400	(19)	(4)	(4,183)	1,194
Gain (loss) from discontinued operations	(3,311)	—	—	1,314	(1,997)

Six months ended June 30, 2012	FS	MDU	EE&C	MBCorp	Total
Revenues	$119,179	$12,219	$5,097	$—	$136,495
Income (loss) from operations	1,768	872	(811)	(1,177)	652
Income before income taxes	713	749	(815)	(2,354)	(1,707)
Gain (loss) from continuing operations	708	746	(815)	(1,794)	(1,155)
Gain (loss) from discontinued operations	(629)	—	—	278	(351)

NOTE 7—Commitments and Contingencies

Significant Relationship

The Company is a master agent for DIRECTV pursuant to a Master System Operator (MSO) agreement dated August 2011. The initial term of the agreement was four years. The initial term automatically renews thereafter for additional, individual one-year periods, unless either the Company or DIRECTV gives written notice of non-renewal at least ninety (90) days in advance of expiration of the then-current term. Under this agreement, the Company is required to ensure that its system operators meet minimum technical DIRECTV system standards so that the system operator subscribers may properly receive DIRECTV programming services. The Company must also maintain a minimum number of paying video subscribers in its system operator network. In October 2012, the initial term of the agreement was extended to a term of five years and the agreement now expires in August 2016.

The Company also has a separate home service provider agreement with DIRECTV ending October 15, 2016 which provides for the installation and servicing of DIRECTV satellite television services to residents of single family homes. The term of this agreement will automatically renew as of October 15, 2016, for additional one year periods unless either the Company or DIRECTV gives written notice of termination at least 90 days in advance of expiration of the then current term.

Termination of the Company’s DIRECTV agreements would have a material adverse impact on the Company’s on-going operations. Revenues generated from DIRECTV amounted to 86.4% and 86.8%, of total revenue for the three and six months ended June 30, 2013 respectively. Revenues generated from DIRECTV amounted to 87.8% and 89.4% of total revenue for the three and six months ended June 30, 2012 respectively. Amounts receivable from DIRECTV represented 75.8% and 71.2% of total accounts receivable as of June 30, 2013 and December 31, 2012, respectively. The Company purchases a substantial portion of its inventory from DIRECTV. DIRECTV is the only supplier of the major components (i.e., dishes and receivers) used in FS segment installations. The total accounts payable to DIRECTV, related to inventory supplied by them, was $10,775 and $10,558 at June 30, 2013 and December 31, 2012, respectively.

Legal proceedings

The Company is subject to claims, regulatory processes and lawsuits that arise in the ordinary course of business. The Company accrues for such matters when a loss is considered probable and the amount of such loss, or a range of loss, can be reasonably estimated. The Company’s defense costs are expensed as incurred. The Company has recorded $501 and $71 of accrued liabilities in the accompanying condensed consolidated balance sheets at June 30, 2013 and December 31, 2012, respectively, for claims, known and potential settlements and legal fees associated with existing litigation. As of June 30, 2013, $275 of these accrued liabilities is related to discontinued operations (see note 3).

In December 2009, the U.S. Department of Labor (DOL) sued various individuals that are either shareholders, directors, trustees and/or advisors to DirecTECH Holding Company, Inc. (DTHC) and its Employee Stock Ownership Plan (ESOP). The Company was not named in this complaint. In May 2011, three of these individuals settled the complaint with the DOL (upon information and belief, some of this settlement was funded by the individuals’ insurance carrier) in the approximate amount of $8,600 and those same individuals have filed suit against the Company for reimbursement of certain expenses. The basis for these reimbursement demands are certain corporate indemnification agreements that were entered into by the former DTHC operating subsidiaries and the Company.

Two of those defendants had their claims denied during the second quarter of 2012, in a summary arbitration proceeding. This denial was appealed and the summary judgment award was overturned by a federal court judge in February 2013 meaning the matter may proceed to arbitration. Based on the summary judgment ruling favorable to the Company, management determined that it was appropriate to reverse a $1,800 related legal reserve as of June 30, 2012, which is included in selling, general and administrative expenses in the consolidated statement of income for the three and six months ended June 30, 2012.

The Company has denied all requests for indemnification of legal fees and/or reimbursement of liabilities in this matter for, in part, the following reasons: 1) similar indemnification agreements have been declared illegal under Federal law by a California federal appeals court; and 2) the Company has no obligation to indemnify DTHC individual shareholder conduct.

The ultimate outcome of the matter is uncertain. The Company, based in part on outside counsel’s assessment, believes it has solid grounds to appeal the federal judge’s decision overturning the arbitrator’s summary judgment award and has filed a notice of appeal with the sixth circuit court of appeals.

Depending on the outcome of the appeal and a potential arbitration hearing, the Company’s reasonable estimate of this potential liability is a range between zero and nine million dollars with no amount in that range a better estimate than any other amount. Accordingly, no amount has been accrued by the Company for this potential liability as of June 30, 2013 and December 31, 2012. In future periods, the Company will continue to assess its potential exposure in the matter pursuant to the applicable financial accounting standards until the matter is resolved.

Pending Acquisition

On July 9, 2012, the Company entered into an Acquisition Agreement (Agreement) with MDU Communications International, Inc. (MDUC), a Delaware corporation. This agreement was terminated as of May 21, 2013 when the Company entered into an Agreement and Plan of Merger (Merger Agreement) (see note 10) with Goodman Networks Incorporated, a privately held company (Goodman). No termination fee was incurred.

Insurance Premium Financing

During 2013, the Company entered into a short-term financing agreement with First Insurance Funding Corporation in the amount of $8,062 for workers’ compensation, business and auto insurance. This financing agreement carries an interest rate of 3.5% and requires monthly payments of principal and interest of $747 through December 2013. As of June 30, 2013, the outstanding balance was $4,424.

Debt Facility

Effective January 2, 2013, the Company amended and extended its $29,152 loan with DirecTECH Holding Company, Inc. (DTHC). During January and February of 2013, the Company made payments totaling $8,731 to DTHC. The Company incurred $829 in financing costs as part of this debt extension.

On March 20, 2013, the Company completed a financing transaction with Fifth Third Bank (FTB) that provides up to $30,000 of senior secured debt financing. Proceeds from the financing were used to pay off the remaining balances of its existing secured indebtedness including the loan with DTHC discussed above. The financing package consists of a $20,000 term loan and a $10,000 revolving line of credit. The revolving line of credit will be used to fund working capital needs. The term loan amortizes over 5 years on a straight line basis at a rate of $1,000 per quarter. In addition to the quarterly principal payments, the Company is required to make additional annual principal payments equal to 50% of excess cash flow as defined in the agreement. On a monthly basis, the Company makes an election to place the balance of the term loan and the revolver outstanding at the time into either the interest facility based on the lender’s prime rate or the LIBOR rate. As of June 30, 2013, the Company elected to have $1,000 of the outstanding balance under the term loan to be based on the lender’s prime rate plus 3.75% (6.25%) with the remaining balance of $18,000 based on the LIBOR rate plus 5.5% (5.69% ). The revolving line of credit is available based on 80% of eligible accounts receivable plus up to 50% of eligible inventory. Borrowings under the revolving line of credit bear interest at the lender’s prime rate plus 3.25% (5.75% as of June 30, 2013). Interest on both facilities is payable monthly in arrears. The financing agreements contain certain financial covenants. The Company is in compliance with its covenants as of June 30, 2013. Both facilities are secured by a valid, perfected, first and only priority security interest in all tangible and intangible assets and matures on April 30, 2016. As of June 30, 2013 the outstanding balance under the term loan and revolving line of credit is $19,000 and $1,205, respectively.

Note 8—Income Taxes

The Company assesses the potential realization of net deferred tax assets on an annual basis, or on an interim basis if the circumstances warrant. If the Company’s actual results and updated projections vary significantly from the projections used as a basis for this determination, the Company may need to increase or decrease the valuation allowance against the gross deferred tax assets. The Company would adjust its valuation allowance in the period the determination was made. The Company considers projected future taxable income and ongoing tax planning strategies then records a valuation allowance to reduce the carrying value of the net deferred taxes for amounts that are unable to be realized. At both June 30, 2013 and December 31, 2012, the valuation allowance was $1,067.

The Company’s effective tax rate on income from continuing operations before income taxes for the three and six month periods ended June 30, 2013 was 42.8% and 42.8% respectively. The Company’s effective tax rate on loss from continuing operations before income taxes for the three and six month periods ended June 30, 2012 was 95.0% and 32.3%, respectively. For the three months ended June 30, 2012, the Company reduced the projected annual net income and the resulting tax provision, causing the effective tax rate to increase for the quarter. For the three and six month periods ended June 30, 2013, the Company recorded an income tax provision of $930 and $892, respectively. For the three and six month periods ended June 30, 2012, the Company recorded an income tax benefit of $115 and $552, respectively.

NOTE 9—Related Party Transactions

In February 2013, the Company entered into an unsecured short-term promissory note payable in the amount of $1,000 with J. Basil Mattingly, a Vice President of the Company. The note carried an interest rate of 5% per annum and was due February, 2014. This note was paid in full on March 20, 2013.

In February 2013, the Company began doing business with Fowler Wind Energy LLC (Fowler), a company that is partially owned (70.0%) by J. Basil Mattingly, a Vice President of the Company. The Company provides wind tower labor to Fowler. Revenue recognized under the Company’s contract with Fowler was $1,063 and $1,177 for the three and six months ended June 30, 2013, which is included in revenues in the accompanying condensed consolidated statement of operations. At June 30, 2013, the Company carried an amount receivable from Fowler of $836 which is included in accounts receivable, net in the accompanying condensed consolidated balance sheet.

In June 2012, the Company entered into an unsecured short-term promissory note payable in the amount of $700 with Frank Bennett, a director of the Company. The balance at December 31, 2012 was $600. The note carried an interest rate of 8.5% per annum and payment of its remaining balance as of December 31, 2012 was extended to April 23, 2013. The note was paid in full in April 2013.

The above transactions were approved by the disinterested members of the Company’s audit committee.

The Company leases principal offices located at 2000 44th Street SW, Fargo, ND 58013. The Fargo base rate is $22 per month. The Fargo property is owned in part by David Ekman, Chief Information Officer of the Company.

NOTE 10—Merger

On May 21, 2013, the Company entered into an Agreement and Plan of Merger (Merger Agreement) with Goodman Networks Incorporated, a privately held company (Goodman or Parent) and Manatee Merger Sub Corporation, a wholly-owned subsidiary of Parent (Merger Sub). Pursuant to the Merger Agreement and at the effective time of the Merger, each issued and outstanding share of common stock, no par value per share (the Common Stock), of Company will be converted into the right to receive $3.25 in cash, without interest. The Merger Agreement also includes offers of (A) the difference between $3.25 per share and the exercise price for Employee Options with exercise prices less than $3.25 per share; (B) $.50 per share for Employee Options with exercise prices greater than $3.25 per share; (C) the difference between $3.25 per share and the exercise price for Common Stock subject to Director Options with exercise prices less than $3.25 per share for termination of the options; (D) $10.50 per share of Class A convertible preferred stock outstanding; (E) $10.00 per share of Class C convertible preferred stock outstanding; (F) $10.00 per share of Series F convertible preferred stock outstanding; (G) the difference between $3.25 per share and exercise price per share for Common Stock subject to warrants outstanding; and (H) $3.25 per outstanding restricted share. The all cash transaction is valued at approximately $116,000, net of debt and cash acquired, and including consideration to be paid to holders of outstanding options and warrants.

The Merger was approved and the Merger Agreement was adopted by the Company’s shareholders at a special meeting held on August 29, 2013. On August 30, 2013, Merger Sub merged with and into Multiband, with Multiband continuing after the merger as the surviving corporation and a wholly-owned subsidiary of Parent.

Operating Segments

Professional Services

- RF Design
- Detail Engineering
- CO EF&I
- IP Networking
- Backhaul Design
- Integration Engineering
- RF Optimization
- DAS
- Wi-Fi
- Small Cell
- Consulting & Systems Integration
- NOC Monitoring
- Staff Augmentation

Goodman Networks
Network Knowledge...Delivered

SECTORIZATION PLAN
LTE
CDMA
Public Safety
Remote
AT&T
AT&T
Verizon
Sprint
Public Safety
Headend

Infrastructure Services

- Site Acquisition
- Architectural & Civil Engineering
- Program Management
- Construction Management
- Line & Antenna
- 3G/4G Upgrades
- Capacity/Carrier Adds
- New Site Builds
- Backhaul

Field Services

- Technician-based Workforce
- Installation/Fulfillment
- Maintenance
- Dispatch
- Fleet Management
- Logistics
- Field Training
- Customer Care
- Tech Support

Through and including             , 2014, (the 25th day after the date of this prospectus), all dealers effecting transactions in the Common Stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

                 Shares

Common Stock

PROSPECTUS

BofA Merrill Lynch

Jefferies

                , 2014

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution

The following table sets forth an itemized statement of the amounts of all expenses (excluding underwriting discounts and commissions) payable by us in connection with the registration of the common stock offered hereby. With the exception of the Registration Fee, FINRA Filing Fee and NASDAQ listing fee, the amounts set forth below are estimates. The selling stockholders will not bear any portion of such expenses.

SEC Registration Fee		$12,880
FINRA Filing Fee		15,500
NASDAQ listing fee		25,000
Accountants’ fees and expenses		*
Legal fees and expenses		*
Printing and engraving expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*	To be provided by amendment.

ITEM 14.	Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law, or the DGCL, provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

We expect that the certificate of incorporation adopted by us prior to the consummation of this offering will provide that no director of our company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases or other distributions pursuant to Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our certificate of incorporation will provide that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of our company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Our certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law.

We also expect our certificate of incorporation will further provide that any repeal or modification of such article by our stockholders or an amendment to the DGCL will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

We expect that our bylaws adopted by us prior to the consummation of this offering will provide that we will indemnify each of our directors and officers, certain employees, and agents, to the fullest extent permitted by the DGCL as the same may be amended (except that in the case of an amendment, only to the extent that the amendment permits us to provide broader indemnification rights than the DGCL permitted us to provide prior to such the amendment) against any and all expenses, judgments, penalties, fines, and amounts reasonably paid in settlement that are incurred by the director, officer or such employee or on the director’s, officer’s or employee’s behalf in connection with any threatened, pending or completed proceeding or any claim, issue or matter therein, to which he or she is or is threatened to be made a party because he or she is or was serving as a director, officer or employee of our company, or at our request as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. We expect the bylaws will further provide for the advancement of expenses to each of our directors and, in the discretion of the board of directors, to certain officers and employees.

In addition, we expect the bylaws will provide that the right of each of our directors and officers to indemnification and advancement of expenses shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the certificate of incorporation or the bylaws, agreement, vote of stockholders or otherwise. Furthermore, our bylaws will authorizes us to provide insurance for our directors, officers, and employees, against any liability, whether or not we would have the power to indemnify such person against such liability under the DGCL or the bylaws.

We plan to enter into indemnification agreements with each of our current directors, officers and some employees before the completion of this offering. These agreements will provide for the indemnification of our directors, officers and some employees for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. Under the indemnification agreements, indemnification will only be provided in situations where the indemnified parties acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interest, and, with respect to any criminal action or proceeding, to situations where they had no reasonable cause to believe the conduct was unlawful. In the case of an action or proceeding by or in the right of our company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

We also maintain a directors’ and officers’ insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers, and persons who control us within the meaning of the Securities Act, against certain liabilities.

ITEM 15.	Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have issued and sold the following securities that were not registered under the Securities Act:

1.	During June 2011, we privately placed $225,000,000 aggregate principal amount of 12.125% Senior Secured Notes due 2018 to qualified institutional buyers. The offering of these notes to the initial purchaser was exempt from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D and placement of the notes by the initial purchaser was exempt pursuant to Rule 144A promulgated under the Securities Act.

2.	During 2011, we issued an aggregate of 20,193 shares of common stock pursuant to the exercise of stock options held by former and current employees and received an aggregate of $259,422 for such exercises. These former employees were employees when they received the stock options. The issuances of these shares were exempt from the registration requirements of the Securities Act pursuant to Rule 701 of the Securities Act.

3.	During December 2012 and January 2013, we issued an aggregate of 60,000 shares of fully vested common stock to Ron Hill, the Company’s Chief Executive Officer and President. These shares were issued pursuant to Mr. Hill’s employment agreement with the Company and award agreements that Mr. Hill executed as of such dates under the 2008 Plan. The issuances were exempt from the registration requirements of the Securities Act pursuant to Rule 701 of the Securities Act.

4.	During May 2013, we issued 6,800 shares of common stock pursuant to the exercise of a stock option held by a current employee and received an aggregate of $13,464 for such exercise. The issuance of these shares was exempt from the registration requirements of the Securities Act pursuant to Rule 701 of the Securities Act.

5.	During June 2013, GNET Escrow Corp., a then wholly owned subsidiary of Goodman Networks, privately placed $100,000,000 aggregate principal amount of 12.125% Senior Secured Notes due 2018, or the Stage I Notes, to qualified institutional buyers. The offering of these notes to the initial purchaser was exempt from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D and placement of the notes by the initial purchaser was exempt pursuant to Rule 144A promulgated under the Securities Act.

6.	During August 2013, in connection with the closing of the Merger and in accordance with the terms of the Indenture that governed the Stage I Notes, GNET Escrow Corp. merged into Goodman Networks, and Goodman Networks issued, in exchange for the Stage I Notes, $100,000,000 aggregate principal amount of notes. The exchange of these notes was exempt from the registration requirements of the Securities Act under Section 3(a)(9) of the Securities Act.

7.	During April 2014, we issued 43,358 shares of common stock pursuant to the exercise of a warrant held by an accredited investor. The issuance of these shares was exempt from the registration requirements of the Securities Act pursuant to Rule 506(b) of Regulation D.

ITEM 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

See the Exhibit Index immediately following the signature page included in this registration statement.

(b) Financial Statement Schedules.

See “Index to Financial Statements” which is located on page F-1 of this prospectus.

ITEM 17.	Undertakings

(f) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on September 5, 2014.

GOODMAN NETWORKS INCORPORATED

By:	/s/ Ron B. Hill
Name: Ron B. Hill Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ron B. Hill Ron B. Hill	Director, Chief Executive Officer and President (Principal executive officer)	September 5, 2014

/s/ John A. Goodman John A. Goodman	Director and Executive Chairman	September 5, 2014

/s/ Geoffrey W. Miller Geoffrey W. Miller	Interim Chief Financial Officer (Principal financial officer)	September 5, 2014

/s/ Joy L. Brawner Joy L. Brawner	Chief Accounting Officer (Principal accounting officer)	September 5, 2014

* Larry J. Haynes	Director	September 5, 2014

* J. Samuel Crowley	Director	September 5, 2014

* Steven L. Elfman	Director	September 5, 2014

*By	/s/ Ron B. Hill
Ron B. Hill
Attorney-In-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description		Incorporated by Reference
		Form	File No.	Exhibit No.	Filing Date	Filed Herewith
1.1**	Form of Underwriting Agreement.

2.1#	Asset Purchase Agreement, dated February 28, 2013, by and among Goodman Networks Incorporated, Cellular Specialties, Inc., and certain voting trustees and voting shareholders party thereto.	S-4	333-186684	2.1	April 26, 2013

2.2#	Agreement and Plan of Merger, dated as of May 21, 2013, by and among Goodman Networks Incorporated, Manatee Merger Sub Corporation and Multiband Corporation.	S-4	333-186684	2.2	June 11, 2013

2.3#	Asset Purchase Agreement, dated as of December 31, 2013, by and among Goodman Networks Incorporated, Multiband Corporation, Minnesota Digital Universe, Inc., Multiband Subscriber Services, Inc. and Multiband MDU Incorporated.	8-K	333-186684	2.1	January 7, 2014

3.1	Second Amended and Restated Articles of Incorporation of Goodman Networks Incorporated, as amended June 23, 2009.	S-4	333-186684	3.1	February 14, 2013

3.2*	Second Amended and Restated Bylaws of Goodman Networks Incorporated, effective as of April 11, 2014.

3.3**	Form of Certificate of Incorporation of Goodman Networks Incorporated, to be in effect at the closing of this offering.

3.4**	Form of Bylaws of Goodman Networks Incorporated, to be in effect at the closing of this offering.

4.1	Indenture, dated as of June 23, 2011, by and between Goodman Networks Incorporated and Wells Fargo Bank, National Association, as Trustee.	S-4	333-186684	4.1	February 14, 2013

4.2	Form of 12.125% Senior Secured Notes due 2018.	S-4	333-186684	4.2	February 14, 2013

4.3	Registration Rights Agreement, dated as of June 23, 2011, by and between Goodman Networks Incorporated and Jefferies & Company, Inc. (the predecessor to Jefferies LLC), as Representative of the Initial Purchasers named therein.	S-4	333-186684	4.3	February 14, 2013

4.4	Intercreditor Agreement, dated as of June 23, 2011, by and among Goodman Networks Incorporated, PNC Bank, National Association, as Administrative Agent, and U.S. Bank National Association, as Collateral Trustee.	S-4	333-186684	4.4	February 14, 2013

4.5	Collateral Trust Agreement, dated as of June 23, 2011, by and among Goodman Networks Incorporated as Guarantors, Wells Fargo Bank, National Association, as Indenture Trustee, and U.S. Bank National Association, as Collateral Trustee.	S-4	333-186684	4.5	February 14, 2013

4.6	Pledge and Security Agreement, dated as of June 23, 2011, by and between Goodman Networks Incorporated as Grantor, and U.S. Bank National Association, as Collateral Trustee.	S-4	333-186684	4.6	February 14, 2013

4.7	Trademark Security Agreement, dated as of June 23, 2011, by and between Goodman Networks Incorporated, as Grantor, and U.S. Bank National Association as Collateral Trustee.	S-4	333-186684	4.7	February 14, 2013

4.8	First Supplemental Indenture, dated as of May 22, 2013, by and between Goodman Networks Incorporated and Wells Fargo Bank, National Association, as Trustee.	S-4	333-186684	4.8	June 11, 2013

4.9	First Amendment to Intercreditor Agreement, dated as of May 22, 2013, by and among Goodman Networks Incorporated, PNC Bank, National Association, as Administrative Agent, and U.S. Bank, National Association, as Collateral Trustee.	S-4	333-186684	4.9	June 11, 2013

4.10	Registration Rights Agreement, dated as of June 13, 2013, by and among Goodman Networks Incorporated, GNET Escrow Corp. and Jefferies LLC, as Initial Purchaser.	S-4	333-186684	4.10	October 24, 2013

4.11	Second Supplemental Indenture, dated as of September 30, 2013, by and among Goodman Networks Incorporated, Minnesota Digital Universe, Inc., Multiband Corporation, Multiband EWM, Inc., Multiband EWS, Inc., Multiband Field Services, Incorporated, Multiband MDU Incorporated, Multiband Special Purpose, LLC, Multiband Subscriber Services, Inc. and Wells Fargo Bank, National Association, as Trustee.	S-4	333-193125	4.11	December 30, 2013

4.12*	Form of Common Stock Certificate.

5.1**	Opinion of Haynes and Boone, LLP.

10.1†	Turf Program Agreement, dated as of December 16, 2011, by and between Goodman Networks Incorporated and AT&T Mobility LLC.	S-4	333-186684	10.1	April 26, 2013

10.2†	Amendment No. 1 to Turf Program Agreement, dated as of January 24, 2012, by and between Goodman Networks Incorporated and AT&T Mobility LLC.	S-4	333-186684	10.2	April 26, 2013

10.3	Amendment No. 2 to Turf Program Agreement, dated October 30, 2012, by and between Goodman Networks Incorporated and AT&T Mobility LLC.	S-4	333-186684	10.3	February 14, 2013

10.4†	Master Services Agreement, dated as of October 22, 2009, by and between Goodman Networks Incorporated and Alcatel-Lucent USA Inc.	S-4	333-186684	10.4	June 11, 2013

10.5	Amendment No. 1 to Master Services Agreement, dated as of November 2, 2009, by and between Goodman Networks Incorporated and Alcatel-Lucent USA Inc.	S-4	333-186684	10.5	February 14, 2013

10.6†	Amendment No. 2 to Master Services Agreement, effective as of January 1, 2011, by and between Goodman Networks Incorporated and Alcatel-Lucent USA Inc.	S-4	333-186684	10.6	April 26, 2013

10.7†	Amendment No. 3 to Master Services Agreement, effective as of January 1, 2012, by and between Goodman Networks Incorporated and Alcatel-Lucent USA Inc.	S-4	333-186684	10.7	April 26, 2013

10.8†	Customer Service Division Subcontract Agreement, dated as of September 30, 2001, by and between Goodman Networks Incorporated and ALCATEL USA Marketing, Inc.	S-4	333-186684	10.8	April 26, 2013

10.9†	Amendment No. 1 to Customer Service Division Subcontract Agreement, by and between Goodman Networks Incorporated and ALCATEL USA Marketing, Inc.	S-4	333-186684	10.9	April 26, 2013

10.10†	Amendment No. 2 to Customer Service Division Subcontract Agreement, dated as of March 8, 2002, by and between Goodman Networks Incorporated and ALCATEL USA Marketing, Inc.	S-4	333-186684	10.10	April 26, 2013

10.11†	Amendment No. 3 to Customer Service Division Subcontract Agreement, dated as of June 11, 2002, by and between Goodman Networks Incorporated and ALCATEL USA Marketing, Inc.	S-4	333-186684	10.11	April 26, 2013

10.12	Amendment No. 4 to Customer Service Division Subcontract Agreement, dated as of June 14, 2002, by and between Goodman Networks Incorporated and ALCATEL USA Marketing, Inc.	S-4	333-186684	10.12	April 26, 2013

10.13†	Amendment No. 5 to Customer Service Division Subcontract Agreement, dated as of August 19, 2002, by and between Goodman Networks Incorporated and ALCATEL USA Marketing, Inc.	S-4	333-186684	10.13	April 26, 2013

10.14†	Amendment No. 6 to Customer Service Division Subcontract Agreement, dated as of September 27, 2002, by and between Goodman Networks Incorporated and ALCATEL USA Marketing, Inc.	S-4	333-186684	10.14	April 26, 2013

10.15†	Amendment No. 7 to Customer Service Division Subcontract Agreement, dated as of November 26, 2002, by and between Goodman Networks Incorporated and ALCATEL USA Marketing, Inc.	S-4	333-186684	10.15	April 26, 2013

10.16†	Amendment No. 8 to Customer Service Division Subcontract Agreement, dated as of April 19, 2004, by and between Goodman Networks Incorporated and ALCATEL USA Marketing, Inc.	S-4	333-186684	10.16	April 26, 2013

10.17†	Amendment No. 9 to Customer Service Division Subcontract Agreement, dated as of June 28, 2004, by and between Goodman Networks Incorporated and ALCATEL USA Marketing, Inc.	S-4	333-186684	10.17	April 26, 2013

10.18†	Amendment No. 10 to Customer Service Division Subcontract Agreement, dated as of July 22, 2005, by and between Goodman Networks Incorporated and ALCATEL USA Marketing, Inc.	S-4	333-186684	10.18	April 26, 2013

10.19	Amended and Restated Revolving Credit and Security Agreement, dated as of June 23, 2011, by and between Goodman Networks Incorporated and PNC Bank, National Association, as Lender and Agent.	S-4	333-186684	10.19	February 14, 2013

10.20	Amended and Restated Revolving Credit Note, dated as of June 23, 2011, by and between Goodman Networks Incorporated and PNC Bank, National Association, as Agent.	S-4	333-186684	10.20	February 14, 2013

10.21	Amended and Restated Swing Note, dated as of June 23, 2011, by and between Goodman Networks Incorporated and Goodman Networks Incorporated and PNC Bank, National Association as Agent.	S-4	333-186684	10.21	February 14, 2013

10.22	Fifth Amended and Restated Shareholders’ Agreement, dated as of June 23, 2011, by and among Goodman Networks Incorporated and shareholders party thereto from time to time.	S-4	333-186684	10.22	February 14, 2013

10.23	First Amendment to Fifth Amended and Restated Shareholders’ Agreement, dated as of August 30, 2011, by and among Goodman Networks Incorporated and shareholders party thereto from time to time.	S-4	333-186684	10.23	February 14, 2013

10.24	Executive Employment Agreement, dated as of January 1, 2012, by and between Goodman Networks Incorporated and Randal S. Dumas.	S-4	333-186684	10.27	February 14, 2013

10.25	Amended and Restated Employment Agreement, dated as of February 1, 2013, by and between Goodman Networks Incorporated and Jason A. Goodman.	S-4	333-186684	10.28	February 14, 2013

10.26	Amended and Restated Employment Agreement, dated as of February 1, 2013, by and between Goodman Networks Incorporated and Joseph M. Goodman.	S-4	333-186684	10.29	February 14, 2013

10.27	Amended and Restated Employment Agreement, dated as of February 1, 2013, by and between Goodman Networks Incorporated and Jonathan E. Goodman.	S-4	333-186684	10.30	February 14, 2013

10.28	Executive Employment Agreement, dated as of January 1, 2007, by and between Goodman Networks Incorporated and James E. Goodman.	S-4	333-186684	10.32	February 14, 2013

10.29	First Amendment to Executive Employment Agreement, dated as of June 6, 2008, by and between Goodman Networks Incorporated and James E. Goodman.	S-4	333-186684	10.33	February 14, 2013

10.30	Second Amendment to Executive Employment Agreement, dated as of July 15, 2008, by and between Goodman Networks Incorporated and James E. Goodman.	S-4	333-186684	10.34	February 14, 2013

10.31	Third Amendment to Executive Employment Agreement, dated as of June 24, 2009, by and between Goodman Networks Incorporated and James E. Goodman.	S-4	333-186684	10.35	February 14, 2013

10.32	Goodman Networks, Incorporated 2000 Equity Incentive Plan, dated as of October 2, 2000.	S-4	333-186684	10.36	February 14, 2013

10.33	First Amendment to the Goodman Networks, Incorporated 2000 Equity Incentive Plan, dated as of June 24, 2009.	S-4	333-186684	10.37	February 14, 2013

10.34	Nonqualified Stock Option Agreement under the Goodman Networks, Incorporated 2000 Equity Incentive Plan, dated as of June 24, 2009, by and between Goodman Networks Incorporated and John A. Goodman.	S-4	333-186684	10.38	February 14, 2013

10.35	Nonqualified Stock Option Agreement under the Goodman Networks, Incorporated 2000 Equity Incentive Plan, dated as of July 31, 2008, by and between Goodman Networks Incorporated and Ron B. Hill.	S-4	333-186684	10.39	February 14, 2013

10.36	First Amendment to the Nonqualified Stock Option Agreement under the Goodman Networks, Incorporated 2000 Equity Incentive Plan, dated as of June 24, 2009, by and between Goodman Networks Incorporated and Ron B. Hill.	S-4	333-186684	10.40	February 14, 2013

10.37	Goodman Networks, Incorporated 2008 Long-Term Incentive Plan, dated as of December 29, 2008.	S-4	333-186684	10.41	February 14, 2013

10.38	First Amendment to the Goodman Networks, Incorporated 2008 Long-Term Incentive Plan, dated as of June 24, 2009.	S-4	333-186684	10.42	February 14, 2013

10.39	Second Amendment to the Goodman Networks, Incorporated 2008 Long-Term Incentive Plan, dated as of March 27, 2012.	S-4	333-186684	10.43	February 14, 2013

10.40	Third Amendment to the Goodman Networks, Incorporated 2008 Long-Term Incentive Plan, dated as of February 12, 2013.	S-4	333-186684	10.44	February 14, 2013
10.41	Form of Nonqualified Stock Option Agreement under the Goodman Networks, Incorporated 2008 Long-Term Incentive Plan.	S-4	333-186684	10.45	February 14, 2013

10.42	Employee Stock Award under the Goodman Networks, Incorporated 2008 Long-Term Incentive Plan, dated as of December 31, 2012, by and between Goodman Networks Incorporated and Ron B. Hill.	S-4	333-186684	10.46	February 14, 2013

10.43	Employee Stock Award under the Goodman Networks, Incorporated 2008 Long-Term Incentive Plan, dated as of January 7, 2013, by and between Goodman Networks Incorporated and Ron B. Hill.	S-4	333-186684	10.47	February 14, 2013

10.44	Amended and Restated Goodman Networks Incorporated Executive Management Bonus Plan, dated as of January 1, 2009.	S-4	333-186684	10.48	February 14, 2013

10.45	First Amendment to the Goodman Networks Incorporated Executive Management Bonus Plan, dated as of June 24, 2009.	S-4	333-186684	10.49	February 14, 2013

10.46	Form of Indemnification Agreement executed by Messrs. John Goodman, Ron Hill, Jason Goodman, Jonathan Goodman, Joseph Goodman, Randal Dumas, J. Samuel Crowley, Steven Elfman and Larry Haynes.	S-4	333-186684	10.50	February 14, 2013

10.47	Voting Agreement and Irrevocable Limited Proxy, dated as of June 24, 2009, by and among Goodman Networks Incorporated, John Goodman and William Darkwah.	S-4	333-186684	10.63	February 14, 2013

10.48	Form of Voting Agreement and Irrevocable Proxy by and among Goodman Networks Incorporated, John Goodman, and certain parties thereto.	S-4	333-193125	10.64	December 30, 2013

10.49	Ranch Lease, dated as of May 30, 2012, by and between Goodman Networks Incorporated and Goodman Brothers, LP.	S-4	333-186684	10.65	February 14, 2013

10.50	First Amendment to the Amended and Restated Revolving Credit and Security Agreement, dated as of October 11, 2012, by and between Goodman Networks Incorporated and PNC Bank, National Association, as Agent.	S-4	333-186684	10.66	February 14, 2013

10.51	Second Amendment to the Amended and Restated Revolving Credit and Security Agreement, dated as of November 30, 2012, by and between Goodman Networks Incorporated and PNC Bank, National Association, as Agent.	S-4	333-186684	10.67	February 14, 2013

10.52	Second Amendment to the Fifth Amended and Restated Shareholders’ Agreement, dated as of March 27, 2012, by and among Goodman Networks Incorporated and shareholders party thereto from time to time.	S-4	333-186684	10.68	February 14, 2013

10.53	Third Amendment to the Fifth Amended and Restated Shareholders’ Agreement, dated as of November 12, 2012, by and among Goodman Networks Incorporated and shareholders party thereto from time to time.	S-4	333-186684	10.69	February 14, 2013

10.54	Fourth Amendment to the Fifth Amended and Restated Shareholders’ Agreement, dated as of December 26, 2012, by and among Goodman Networks Incorporated and shareholders party thereto from time to time.	S-4	333-186684	10.70	February 14, 2013

10.55	Third Amendment to the Amended and Restated Revolving Credit and Security Agreement, dated as of March 1, 2013, by and between Goodman Networks Incorporated and PNC Bank, National Association, as Agent.	S-4	333-186684	10.71	April 26, 2013

10.56	Securities Purchase Agreement, dated as of March 4, 2013, by and between John A. Goodman, as Seller, and Goodman Networks Incorporated, as Purchaser.	S-4	333-186684	10.72	April 26, 2013

10.57	Securities Purchase Agreement, dated as of March 4, 2013, by and between James E. Goodman, as Seller, and Goodman Networks Incorporated, as Purchaser.	S-4	333-186684	10.73	April 26, 2013

10.58	Securities Purchase Agreement, dated as of March 4, 2013, by and between Joseph M. Goodman, as Seller, and Goodman Networks Incorporated, as Purchaser.	S-4	333-186684	10.74	April 26, 2013

10.59	Securities Purchase Agreement, dated as of March 4, 2013, by and between Scott E. Pickett, as Seller, and Goodman Networks Incorporated, as Purchaser.	S-4	333-186684	10.75	April 26, 2013

10.60	Fourth Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of September 6, 2013, by and among Goodman Networks Incorporated and PNC Bank, National Association, as Agent.	S-4	333-186684	10.76	October 24, 2013

10.61†	2012 Home Service Provider Agreement, dated as of October 15, 2012, by and between DIRECTV, LLC and Multiband Field Services, Inc.	10-K	333-186684	10.64	March 31, 2014

10.62†	First Amendment to that 2012 Home Services Provider Agreement, dated as of January 1, 2013, by and between DIRECTV, LLC and Multiband Field Services, Inc.	10-K	333-186684	10.65	March 31, 2014

10.63†	Second Amendment to that 2012 Home Services Provider Agreement, dated as of October 15, 2012, by and between DIRECTV, LLC and Multiband Field Services, Inc.	10-K	333-186684	10.66	March 31, 2014

10.64†	Third Amendment to that 2012 Home Services Provider Agreement, dated as of July 1, 2013, by and between DIRECTV, LLC and Multiband Field Services, Inc.	10-K	333-186684	10.67	March 31, 2014

10.65†	Fourth Amendment to that 2012 Home Services Provider Agreement, dated as of October 11, 2013, by and between DIRECTV, LLC and Multiband Field Services, Inc.	10-K	333-186684	10.68	March 31, 2014

10.66†	Fifth Amendment to that 2012 Home Services Provider Agreement, dated as of January 1, 2014, by and between DIRECTV, LLC and Multiband Field Services, Inc.	10-K	333-186684	10.69	March 31, 2014

10.67	Sixth Amendment to that 2012 Home Services Provider Agreement, dated as of January 1, 2014, by and between DIRECTV, LLC and Multiband Field Services, Inc.	10-K	333-186684	10.70	March 31, 2014

10.68	Executive Employment Agreement, dated as of February 18, 2013 by and between Goodman Networks Incorporated and Cari T. Shyiak.	10-K	333-186684	10.71	March 31, 2014

10.69*	Subcontractor Agreement, dated as of August 26, 2013, by and between Goodman Networks Incorporated and Genesis Networks Integration Services, LLC.

10.70*	Goodman Networks Incorporated 2014 Long-Term Incentive Plan, dated April 8, 2014.

10.71*	Form of Nonqualified Stock Option Agreement under the Goodman Networks Incorporated 2014 Long-Term Incentive Plan.

10.72*	Form of Restricted Stock Unit Award Agreement under the Goodman Networks Incorporated 2014 Long-Term Incentive Plan.

10.73*	Second Amended and Restated Executive Employment Agreement, dated April 11, 2014, by and between John A. Goodman and Goodman Networks Incorporated.

10.74*	Second Amended and Restated Executive Employment Agreement, dated April 11, 2014, by and between Ron B. Hill and Goodman Networks Incorporated.

10.75*	Amendment No. 1 to Amended and Restated Employment Agreement, dated April 11, 2014, by and between Jason A. Goodman and Goodman Networks Incorporated.

10.76*	Amendment No. 1 to Amended and Restated Employment Agreement, dated April 11, 2014, by and between Joseph M. Goodman and Goodman Networks Incorporated.

10.77*	Amendment No. 1 to Amended and Restated Employment Agreement, dated April 11, 2014, by and between Jonathan E. Goodman and Goodman Networks Incorporated.

10.78*	Amendment No. 1 to Executive Employment Agreement, dated April 11, 2014, by and between Cari T. Shyiak and Goodman Networks Incorporated.

10.79*	Letter Amendment to Amended and Restated Revolving Credit and Security Agreement, entered into on April 11, 2014 but dated effective as of April 9, 2014, by and between Goodman Networks Incorporated, as Borrower, and PNC Bank, as Agent.

10.80*	First Amendment to Executive Employment Agreement, dated April 9, 2014, by and between Randal S. Dumas and Goodman Networks Incorporated.

10.81	Fifth Amendment to the Fifth Amended and Restated Shareholders’ Agreement, dated as of March 31, 2014, by and among Goodman Networks Incorporated and shareholders party thereto from time to time.	10-Q	333-186684	10.14	May 15, 2014

10.82	Promissory Note, dated March 28, 2014, made by Multiband Special Purpose, LLC in favor of Commerce Bank.	10-Q	333-186684	10.15	May 15, 2014

10.83	Fifth Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of May 8, 2014, by and among Goodman Networks Incorporated and PNC Bank, National Association, as Agent.	S-4	333-193125	10.83	May 29, 2014

10.84	Supplier Agreement, dated January 14, 2014, by and between Goodman Networks Incorporated and Citibank, N.A.	S-4	333-193125	10.84	May 29, 2014

10.85	Lien Release and Acknowledgement Agreement, dated May 8, 2014, by and among Goodman Networks Incorporated, Citibank, N.A. and PNC Bank, N.A.	S-4	333-193125	10.85	May 29, 2014

10.86	Amendment No. 3 to Turf Program Agreement, dated May 27, 2014, by and between Goodman Networks Incorporated and AT&T Mobility LLC.	S-4	333-193125	10.86	June 6, 2014

10.87††	Master Services Agreement, dated July 15, 2014 but effective as of June 30, 2014, by and between Goodman Networks Incorporated and Alcatel-Lucent USA Inc.	10-Q	333-186684	10.5	August 14, 2014

10.88**	Construction Subordinate Agreement, dated September 1, 2014, by and between Goodman Networks Incorporated and AT&T Mobility LLC.

10.89**	Mobility Network General Agreement, dated January 14, 2014, by and between Goodman Networks Incorporated and AT&T Mobility LLC.

21.1	Subsidiaries of Goodman Networks Incorporated.	S-4	333-193125	21.1	May 29, 2014

23.1	Consent of KPMG LLP.					X

23.2	Consent of Ernst & Young LLP.					X

23.3	Consent of Baker Tilly Virchow Krause, LLP.					X

23.4**	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature pages on the registration statement filed on April 11, 2014).

24.2*	Power of Attorney.

101.INS**	XBRL Instance Document.

101.SCH**	XBRL Taxonomy Extension Schema Document.

101.CAL**	XBRL Taxonomy Calculation Linkbase Document.

101.LAB**	XBRL Taxonomy Label Linkbase Document.

101.PRE**	XBRL Taxonomy Presentation Linkbase Document.

101.DEF**	XBRL Taxonomy Definition Linkbase Document.

*	Previously filed.
**	To be filed by amendment.
†	Confidential treatment has been granted with respect to certain portions of this Exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.
††	Confidential treatment has been requested with respect to certain portions on this Exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.
#	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Goodman Networks Incorporated hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the Securities and Exchange Commission.